As filed with the Securities and Exchange Commission on February 17, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CB Richard Ellis Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6500	94-3391143
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

865 South Figueroa Street, Suite 3400

Los Angeles, CA 90017

(213) 438-4880

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth J. Kay

Chief Financial Officer

CB Richard Ellis Group, Inc.

(formerly known as CBRE Holding, Inc.)

865 South Figueroa Street, Suite 3400

Los Angeles, CA 90017

(213) 438-4880

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

William B. Brentani Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 (650) 251-5000 Fax: (650) 251-5002	Stephen L. Burns Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000 Fax: (212) 474-3700

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee

Class A common stock, $0.01 par value per share	$150,000,000	$19,005

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.
(2)	Including shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2004

             Shares

CB Richard Ellis Group, Inc.

Class A Common Stock

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock is expected to be between $             and $             per share. We expect to apply to list our Class A common stock on the New York Stock Exchange under the symbol “CBG.”

We are selling              shares of Class A common stock and the selling stockholders are selling              shares of Class A common stock. We will not receive any of the proceeds from the shares of Class A common stock sold by the selling stockholders.

The underwriters have an option to purchase a maximum of              additional shares of Class A common stock from the selling stockholders to cover over-allotments of shares.

Investing in our Class A common stock involves risks. See “ Risk Factors” beginning on page 10.

	Price to Public		Underwriting Discounts and Commissions		Proceeds to CB Richard Ellis Group		Proceeds to Selling Stockholders
Per Share		$		$		$		$
Total	$		$		$		$

Delivery of the shares of Class A common stock will be made on or about                          , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Citigroup

The date of this prospectus is                          , 2004.

CB Richard Ellis

Comprehensive Commercial Real Estate Services Worldwide

CBRE
CB RICHARD ELLIS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this prospectus.

“CB Richard Ellis” and the “CBRE CB Richard Ellis” corporate logo set forth on the cover of this prospectus are the registered trademarks of CB Richard Ellis Group, Inc. and its subsidiaries in the United States. All other trademarks or service marks are trademarks or service marks of the companies that use them.

Industry and market data used in this prospectus were obtained from our own research, publicly available studies conducted by third parties and publicly available industry and general publications published by third parties and, in some cases, are management estimates based on its industry and other knowledge. Neither we nor the underwriters have independently verified the publicly available industry and market data of third parties or make any representations as to the accuracy of such data. While we believe our own research and management estimates are reliable, they have not been verified by independent sources.

Some figures in this prospectus may not total due to rounding adjustments.

Dealer Prospectus Delivery Obligation

Until                          , 2004, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read this summary together with the entire prospectus, including the information presented under the heading “Risk Factors” and the more detailed information in the financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. Unless the context indicates otherwise, (1) references in this prospectus to “common stock” mean our Class A common stock and (2) information presented on a “pro forma basis” gives effect to our acquisition of Insignia Financial Group, Inc. on July 23, 2003 and the related transactions and financings described in this prospectus under the heading “Unaudited Pro Forma Financial Information.”

CB Richard Ellis Group, Inc.

We are the largest global commercial real estate services firm, based on 2002 revenue, offering a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets. As of December 31, 2003, we operate in 48 countries with over 13,500 employees in 220 offices providing commercial real estate services under the “CB Richard Ellis” brand name. Our business is focused on several service competencies, including strategic advice and execution assistance for property leasing and sales, forecasting, valuations, origination and servicing of commercial mortgage loans, facilities and project management and real estate investment management. We generate revenues both on a per project or transaction basis and from annual management fees. For the nine months ended September 30, 2003, on a pro forma basis, we generated revenue of $1.3 billion and operating income of $33.3 million.

We have a well-balanced, highly diversified base of clients that includes more than 60% of the Fortune 100. Many of our clients are consolidating their commercial real estate-related expenditures with fewer providers and, as a result, awarding their business to those providers that have a strong presence in important markets and the ability to provide a complete range of services worldwide. As a result of this trend and our ability to deliver comprehensive solutions for our clients’ needs across a wide range of markets, we believe we are well positioned to capture a growing percentage of our clients’ commercial real estate services expenditures.

Industry Overview

We estimate the U.S. commercial real estate services market generated approximately $27 billion in revenue in 2003, representing approximately one-third of the total global market for commercial real estate services. We also estimate that the U.S. commercial real estate services market grew at a compound annual growth rate of 3.4% from 1991 through 2003, and we expect this market to grow to approximately $32 billion in revenue by 2006, representing a compound annual growth rate of 5.8%.

During the next few years, we believe the key drivers of revenue growth for the largest commercial real estate services companies will be (1) the continued outsourcing of commercial real estate services, (2) the consolidation of clients’ activities with fewer providers and (3) the increasing institutional ownership of commercial real estate.

Outsourcing

Motivated by reduced costs, lower overhead, improved execution across markets, increased operational efficiency and a desire to focus on their core competencies, property owners and occupiers have increasingly contracted out for commercial real estate services, including transaction management, lease administration, portfolio management, property accounting and facilities management. According to an Ernst & Young study of major corporations published in the Fall of 2002, 57% of the subject corporations retained third-party service providers for transaction management services, 46% outsourced their lease administration functions and 37% outsourced their facilities management functions. We believe this represents an increase from historical outsourcing of these functions, and we expect this outsourcing trend to continue.

Consolidation

Despite recent consolidation, the commercial real estate services industry remains highly fragmented. Other than the limited number of national and international real estate services firms with whom we compete in a number of service competencies, most firms within the industry are local or regional firms that are substantially smaller than us on an overall basis, although in some cases have a larger local presence in certain competencies. We believe that major property owners and corporate users are motivated to consolidate their service provider relationships on a regional, national and global basis for a number of reasons, including obtaining more consistent execution across markets, achieving economies of scale and enhanced purchasing power and benefiting from streamlined management oversight and the efficiency of “single point of contact” service delivery. As a result, we believe large owners and occupiers are awarding a disproportionate share of this business to the larger real estate services providers, particularly those that provide a full suite of services across geographical boundaries.

Institutional Ownership of Real Estate

Institutional owners, such as REITs, pension funds, foreign institutions and other financial entities, increasingly are acquiring more real estate assets and financing them in the capital markets. Total U.S. real estate assets held by institutional investors increased to $423 billion in 2003 from $223 billion in 1994. REITs were the main drivers of this growth, with a portfolio increase of 400% over this time period. Pension fund assets also grew by 48% and foreign institutions augmented their U.S. real estate investments by 77%. We believe it is likely that institutional owners of commercial real estate assets will consolidate their use of commercial real estate services vendors and outsource management of their portfolios.

Our Regions of Operation and Principal Services

We have organized our business and report our results of operations through three geographically organized segments: (1) the Americas, (2) Europe, Middle East and Africa, or EMEA, and (3) Asia Pacific.

The Americas

The Americas is our largest segment of operations and provides a comprehensive range of services throughout the United States and in the largest metropolitan regions in Canada, Mexico and other selected parts of Latin America. We hold the leading commercial real estate services market position in nine of the top ten U.S. metropolitan statistical areas (as defined by the U.S. Census Bureau), including New York, Los Angeles, Chicago, Atlanta and Washington, D.C. Our Americas division accounted for 76.0% of our revenue for the nine months ended September 30, 2003.

Within our Americas segment, we organize our services into the following business areas:

Advisory Services.    Our advisory services business line accounted for 78.7% of our Americas revenue for the nine months ended September 30, 2003.

•

Real Estate Services.    We provide strategic advice and execution assistance to owners, investors and occupiers of real estate in connection with leasing, disposition and acquisition of property and related activities. Our real estate services business is built upon strong client relationships that frequently lead to recurring revenue opportunities over many years, and we further strengthen these relationships by offering proprietary research to clients through our Torto Wheaton Research unit, a leading provider of commercial real estate market information, forecasting and consulting services. During 2003, on a pro forma basis, we advised on nearly 23,000 lease transactions involving aggregate rents of approximately $27.3 billion and more than 4,700 real estate sales transactions with an aggregate value of approximately $27.5 billion.

•	Mortgage Loan Origination and Servicing. Our L.J. Melody & Company subsidiary originates and services commercial mortgage loans, without incurring principal risk. As part of its activities, L.J. Melody has established relationships with investment banking firms, national banks, credit companies, insurance companies, pension funds and government agencies. During 2003, L.J. Melody originated more than $11.1 billion in mortgage loans and serviced more than $61.0 billion in mortgage loans.

•	Valuation. We provide valuation services that include market value appraisals, litigation support, discounted cash flow analyses and feasibility and fairness opinions. We believe that our valuation business is one of the largest in our industry. During 2003, on a pro forma basis, we completed nearly 13,400 valuation, appraisal and advisory assignments.

Outsourcing Services.    Our outsourcing services business line accounted for 17.5% of our Americas revenue for the nine months ended September 30, 2003. As of December 31, 2003, this business line managed approximately 422.8 million square feet of commercial space for property owners and occupiers, which we believe represents one of the largest portfolios in the Americas.

•	Asset Services. We provide property management, construction management, marketing, leasing, accounting and financial services on a contractual basis for income-producing office, industrial and retail properties owned by local, regional and institutional investors. We believe our contractual relationships with these clients put us in an advantageous position to provide other services for them, including refinancing, disposition and appraisal.

•	Corporate Services. We provide a comprehensive set of portfolio management, transaction management, project management, strategic consulting, facilities management and other corporate real estate services to leading global companies and public sector institutions with large, geographically-diverse real estate portfolios. We enter into long-term, contractual relationships with these organizations with the goal of ensuring that their real estate strategies support their overall business strategies around the world.

Investment Management.    Our investment management business line accounted for 3.8% of our Americas revenue for the nine months ended September 30, 2003.

•	CBRE Investors. Our wholly owned subsidiary, CB Richard Ellis Investors, L.L.C., provides investment management services to clients that include pension plans, investment funds, insurance companies and other organizations seeking to generate returns and diversification through investment in real estate. CBRE Investors also sponsors funds and investment programs that span the risk/return spectrum. CBRE Investors closed over $1.2 billion of new acquisitions in the Americas in each of 2002 and 2003 and increased its assets under management in the Americas from $3.5 billion in 1998 to $5.7 billion in 2003, representing a 10.2% compound annual growth rate.

Europe, Middle East and Africa

Our EMEA segment has offices in 28 countries, with its largest operations located in the United Kingdom, France, Spain, the Netherlands and Germany. Operations within the EMEA countries generally include brokerage, investment properties, corporate services, valuation/appraisal services, asset management services, facilities management and other services similar to our Americas segment. We hold strong commercial real estate services market positions in a number of European metropolitan areas, including the leading market position in London. The EMEA segment accounted for 16.6% of our revenue for the nine months ended September 30, 2003.

Asia Pacific

Our Asia Pacific segment has offices in 11 countries, with our principal operations located in China (including Hong Kong), Singapore, South Korea, Japan, Australia and New Zealand. The services we provide in our Asia Pacific segment generally are similar to those provided by our Americas and EMEA segments. We believe we are one of only a few companies that can provide a full range of commercial real estate services to large corporations throughout the Asia Pacific region. The Asia Pacific segment accounted for 7.4% of our revenue for the nine months ended September 30, 2003.

Our Competitive Strengths

We believe we possess several competitive strengths that position us to capitalize on the positive outsourcing, consolidation and globalization trends in the commercial real estate services industry. Our strengths include the following:

•	Global Brand and Market Leading Positions. For nearly a century, we and our predecessors have built the CB Richard Ellis brand into the largest commercial real estate services provider in the world, based on 2002 revenue. As a result of our global brand recognition and geographic reach, large corporations, institutional owners and users of real estate recognize us as a leading provider of world-class, comprehensive real estate services. Operating under the global CB Richard Ellis brand, we are the leader in many of the local markets in which we operate, including New York, Los Angeles, Chicago and London.

•	Full Service Capabilities. We provide a full range of commercial real estate services to meet the needs of our clients, and we believe this suite of services represents a broader range globally than those of many of our competitors. When combined with our extensive global reach and localized knowledge, this full range of real estate services enables us to provide world-class service to our multi-regional and multi-national clients, as well as to maximize our revenue per client.

•	Strong Client Relationships and Client-tailored Service. We have forged long-term relationships with many of our clients. Our clients include more than 60% of the Fortune 100, with nearly half of these clients purchasing more than one service from us. In order to better satisfy the needs of our largest clients and to capture cross-selling opportunities, we have organized fully integrated client coverage teams comprised of senior management, a global relationship manager and regional and product specialists. We believe that this client-tailored approach contributed significantly to our 38.6% increase in revenues from the 50 largest clients of our U.S. investment sales group within our real estate services line of business during the period from 1998 to 2003.

•	Attractive Business Model.

•	Diversified Client Base. Our global operations, multiple service lines and extensive client relationships provide us with a diversified revenue base. For 2003, on a pro forma basis, we estimate that corporations accounted for 25% of our global revenues, insurance companies and banks accounted for 23% of revenues, pension funds and their advisors accounted for 14% of revenues, individuals and partnerships accounted for 11% of revenues, REITs accounted for 10% of revenues and other types of clients accounted for the remainder of our revenues. In addition, during 2002, no single client accounted for more than 1% of our revenue and our top 20 clients accounted for only 8% of our revenue.

•	Recurring Revenue Streams. We generate recurring revenue through the turnover of leases and properties for which we have previously acted as transaction manager, as well as from our contractual, annual fee-for-services businesses.

•	Variable Cost Structure. Our sales and leasing professionals are generally paid on a commission and bonus basis, which correlates with our revenue performance. This flexible cost structure mitigates the negative effect on our operating margins during difficult market conditions.

•	Low Capital Requirements. Our business model is structured to provide value-added services with low capital intensity. During 2002, our net capital expenditures were 1.2% of our revenue.

•	Strong Cash Flow Generation. Our strong brand, full-service capabilities, and global presence enable us to generate significant revenues which, when combined with our flexible cost structure and low capital requirements, have allowed us historically to generate strong cash flow in a variety of economic conditions.

•	Strong Management Team and Workforce. Our most important asset is our people. We have recruited a talented and motivated workforce of over 13,500 employees worldwide. Our employees are supported by a strong and deep senior management team consisting of a number of highly-respected executives, most of whom have over 20 years of broad experience in the real estate industry.

Our Growth Strategy

We believe we have built an integrated, global services platform that is unparalleled in our industry. Our primary business objective is to use this platform to garner a disproportionate share of industry revenues relative to our competitors. We believe this will enable us to maximize and sustain our long-term cash flow and increase long-term stockholder value. Our strategy to achieve these business objectives consists of several elements:

•	Increase Revenue from Large Clients. We plan to capitalize on our client management strategy for our large clients, which is designed to provide them with a full range of services globally while maximizing revenue per client. We deliver these services through relationship management teams consisting of a global relationship manager, members of senior management and regional and product specialists. The global relationship manager is a highly seasoned professional who is focused on maximizing revenue per client and compensated with salary and a performance-based bonus. We believe this approach to client management will lead to stronger client relationships and enable us to maximize cross-selling opportunities and capture a larger share of our clients’ commercial real estate services expenditures.

•	Capitalize on Cross-selling Opportunities. Because we believe cross-selling represents a large growth opportunity within the commercial real estate services industry, we are committed to emphasizing this opportunity across all of our clients, services and regions. We have dedicated substantial resources and implemented several management initiatives to better enable our workforce to capitalize on these opportunities among our various lines of business.

•	Continue to Grow our Investment Management Business. Our growing investment management business provides us with an attractive revenue source through fees on assets under management and gains on the sale of assets. We also expect to achieve strong growth in this business by continuing to harness the vast resources of the entire CB Richard Ellis organization for the benefit of our investment management clients. CBRE Investors’ independent structure creates an alignment of interests with its investors, while permitting its portfolio companies to use the broad range of services provided by our other business lines. As a result, we historically have received significant revenue from the provision of services on an arm’s length basis to these portfolio companies and we believe this will continue in the future.

•	Focus on Best Practices to Improve Operating Efficiency. In 2001, we launched a best practices initiative, branded “People, Platform & Performance,” and we believe the process and operational improvements associated with this initiative contributed to operating cost reductions. We believe our focus on best practices has enabled us to generate industry-leading operating margins. We remain keenly focused on this strategic initiative and continue to strive for efficiency improvements and cost savings in order to maximize our operating margins and cash flow.

We were incorporated in Delaware on February 20, 2001. Our principal executive offices are located at 865 South Figueroa Street, Suite 3400, Los Angeles, California 90017 and our telephone number is (213) 438-4880. Our website address is www.cbre.com. The information contained on, or accessible through, our website is not part of this prospectus.

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares (or shares if the underwriters exercise the over-allotment option in full)

Common stock to be outstanding after the offering	shares

Proposed New York Stock Exchange symbol	CBG

Use of proceeds

We estimate that our net proceeds from the offering will be $             million, based on an initial public offering price of $             per share, which is the mid-point of the range set forth on the cover page of this prospectus. We intend to use these net proceeds of the offering to redeem all of our outstanding 16% senior notes due 2010 and for other general corporate purposes, including repayment of other indebtedness. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Dividend Policy	Following the consummation of the offering, we do not expect to pay any dividends on our common stock for the foreseeable future.

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” and all other information set forth in this prospectus before deciding to invest in shares of our common stock.

The number of shares shown to be outstanding after the offering is based upon 21,861,431 shares outstanding as of January 31, 2004, reflects the automatic conversion at a one-to-one ratio of all outstanding shares of our Class B common stock into shares of Class A common stock in connection with the completion of the offering and excludes:

•	2,493,561 shares subject to options issued under our 2001 stock incentive plan at a weighted average exercise price of $16.00 per share;

•	1,129,236 shares underlying outstanding stock fund units under our deferred compensation plan, which shares are issuable in connection with future distributions under the plan pursuant to the elections made by plan participants prior to our acquisition of CB Richard Ellis Services in 2001; and

•	3,564,283 additional shares available for future issuance under our 2001 stock incentive plan.

The number of shares shown to be outstanding after the offering includes              shares that will be issued by us in connection with the automatic “cashless exercise” of outstanding warrants to acquire 255,477 shares of our common stock at an exercise price of $30.00 per share as a result of the completion of the offering. For additional information regarding these warrants, including the “cashless exercise” terms, you should read the description of these warrants under the heading “Description of Capital Stock—Warrants.”

Except as otherwise indicated, all information in this prospectus assumes:

•	the filing of our amended and restated certificate of incorporation immediately prior to the completion of this offering; and

•	no exercise by the underwriters of their option to purchase up to additional shares from the selling stockholders to cover over-allotments of shares.

Summary Historical and Pro Forma Financial Data

The following table is a summary of our historical consolidated financial data as of and for the periods presented, as well as pro forma financial data giving effect to our acquisition of Insignia Financial Group, Inc., the related transactions and financings for such acquisition and the offering for the periods presented. On July 20, 2001, we acquired CB Richard Ellis Services, Inc. Except as otherwise indicated below, the statement of operations data, other data and balance sheet data for the dates and periods ended prior to July 20, 2001 are derived from the consolidated financial statements of CB Richard Ellis Services, our “predecessor company.” You should read this data along with the information included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Information” and the financial statements and related notes included elsewhere in this prospectus. The pro forma statement of operations data do not purport to represent what our results of operations would have been if the Insignia acquisition, the related transactions and financings and the offering had occurred as of the date indicated or what our results will be for future periods.

	Predecessor Company				CB Richard Ellis Group
	Year Ended December 31,			Period From January 1 to July 20,	Period from February 20 (inception) to December 31,	Year Ended December 31,	Nine Months Ended September 30,		Pro Forma
									Year Ended December 31,	Nine Months Ended September 30,
	1998(1)	1999	2000	2001	2001(2)	2002	2002	2003(3)	2002	2003
	(Dollars in thousands, except share data)
Statement of Operations Data:
Revenue	$1,034,503	$1,213,039	$1,323,604	$607,934	$562,828	$1,170,277	$793,811	$1,008,817	$1,744,162	$1,327,570
Operating income (loss)	78,476	76,899	107,285	(14,174)	62,732	106,062	53,894	15,876	69,436	33,257
Interest expense, net	27,993	37,438	39,146	18,736	27,290	57,229	43,668	55,955	71,815	57,870
Net income (loss)	24,557	23,282	33,388	(34,020)	17,426	18,727	3,630	(24,620)	(11,631)	(16,459)
EPS (4):
Basic	(0.38)	1.11	1.60	(1.60)	2.22	1.25	0.24	(1.45)
Diluted	(0.38)	1.10	1.58	(1.60)	2.20	1.23	0.24	(1.45)
Weighted average shares (5):
Basic	20,136,117	20,998,097	20,931,111	21,306,584	7,845,004	15,025,308	15,033,640	16,957,494
Diluted	20,136,117	21,072,436	21,097,240	21,306,584	7,909,797	15,222,111	15,216,740	16,957,494

Statements of Cash Flow Data:
Net cash provided by (used in) operating activities	$76,005	$70,340	$80,859	$(120,230)	$91,334	$64,882	$(18,970)	$(70,714)
Net cash used in investing activities	(222,911)	(23,096)	(32,469)	(12,139)	(261,393)	(24,130)	(16,462)	(252,684)
Net cash provided by (used in) financing activities	119,438	(37,721)	(53,523)	126,230	213,831	(17,838)	(2,065)	328,498

Other Data:
EBITDA (6)	110,661	117,369	150,484	11,482	74,930	130,676	72,001	69,447	170,228	73,393

	Predecessor Company			CB Richard Ellis Group
	As of December 31,					As of September 30, 2003
	1998(1)	1999	2000	2001	2002	Actual	Pro Forma
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$19,551	$27,844	$20,854	$57,450	$79,701	$85,494	$102,337
Total assets	856,892	929,483	963,105	1,354,512	1,324,876	1,967,024	1,983,638
Long-term debt, including current portion	391,050	364,637	304,949	532,286	521,844	831,153	767,737
Total liabilities	660,175	715,874	724,018	1,097,693	1,067,920	1,611,622	1,584,206
Total stockholders’ equity	190,842	209,737	235,339	252,523	251,341	348,696	428,726

(footnotes on following page)

(footnotes from previous page)

(1)	The results for the year ended December 31, 1998 include the activities of REI, Ltd. from April 17, 1998 and CB Hillier Parker Limited from July 7, 1998, the dates of their respective acquisitions by CB Richard Ellis Services. Additionally, the basic and diluted loss per share calculations for the year ended December 31, 1998 include a deemed dividend of $32.3 million on the repurchase of CB Richard Ellis Services’ preferred stock.

(2)	The results for the period from February 20, 2001 (inception) through December 31, 2001 include the activities of CB Richard Ellis Services from July 20, 2001, the date CB Richard Ellis Services was acquired by CB Richard Ellis Group.

(3)	The results for the nine months ended September 30, 2003 include the activities of Insignia Financial Group from July 23, 2003, the date Insignia Financial Group was acquired by our wholly owned subsidiary, CB Richard Ellis Services.

(4)	EPS represents earnings (loss) per share. See earnings per share information in note 16 to our audited consolidated financial statements and note 14 to our unaudited consolidated financial statements, each of which is included elsewhere in this prospectus.

(5)	For the period from February 20, 2001 (inception) through December 31, 2001, the 7,845,004 and the 7,909,797 shares indicated represent the weighted average shares outstanding for basic and diluted earnings per share, respectively. These balances take into consideration the lower number of shares outstanding prior to our acquisition of CB Richard Ellis Services in 2001.

(6)	EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe that the presentation of EBITDA will enhance an investor’s understanding of our operating performance. EBITDA is also a measure used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as our use of EBITDA as a significant component when measuring performance under our employee incentive programs. EBITDA should not be considered as an alternative to (a) operating income determined in accordance with accounting principles generally accepted in the United States or (b) operating cash flow determined in accordance with accounting principles generally accepted in the United States. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA is calculated as follows:

	Predecessor Company				CB Richard Ellis Group
	Year Ended December 31,			Period From January 1 to July 20,	Period From February 20 (inception) to December 31,	Year Ended December 31,	Nine Months Ended September 30,		Pro Forma
									Year Ended December 31,	Nine Months Ended September 30,

	1998(1)	1999	2000	2001	2001(2)	2002	2002	2003	2002	2003
	(In thousands)
Operating income (loss)	$78,476	$76,899	$107,285	$(14,174)	$62,732	$106,062	$53,894	$15,876	$69,436	$33,257
Add: Depreciation and amortization	32,185	40,470	43,199	25,656	12,198	24,614	18,107	53,571	100,792	40,136

EBITDA	$110,661	$117,369	$150,484	$11,482	$74,930	$130,676	$72,001	$69,447	$170,228	$73,393

RISK FACTORS

Investing in our common stock involves risks. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks described below are those that we believe are the material risks we face. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed in the event of an economic slowdown or recession.

Periods of economic slowdown or recession in the United States and in other countries, rising interest rates, a declining demand for real estate or the public perception that any of these events may occur, can harm many of our business lines. These economic conditions could result in a general decline in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales and leases. In addition, these conditions could lead to a decline in sales prices as well as a decline in demand for funds invested in commercial real estate and related assets. A further or continued economic downturn or a significant increase in interest rates also may reduce the amount of loan originations and related servicing by the commercial mortgage banking business. If the brokerage and mortgage banking businesses are negatively impacted, it is likely that the other lines of business would also suffer due to the relationship among the various business lines. Further, as a result of our debt level and the terms of our existing debt instruments, our exposure to adverse general economic conditions is heightened.

As an example of this risk, during 2001 and 2002, we were adversely affected by the slowdown in the global economy, which negatively impacted the commercial real estate market. This caused a decline in our leasing activities within the United States, which was only partially offset by improved overall revenues in Europe and Asia. Moreover, in part because of the terrorist attacks on September 11, 2001 and the subsequent outbreak of hostilities, as well as the conflict with Iraq, the economic climate in the United States became very uncertain, which had an adverse effect on commercial real estate market conditions and, in turn, our operating results.

If the properties that we manage fail to perform, then our financial condition and results of operations could be harmed.

The revenue we generate from our asset services and facilities management lines of business is generally a percentage of aggregate rent collections from properties, although many management agreements provide for a specified minimum management fee. Accordingly, our success partially depends upon the performance of the properties we manage. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

•	our ability to attract and retain creditworthy tenants;

•	the magnitude of defaults by tenants under their respective leases;

•	our ability to control operating expenses;

•	governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;

•	various uninsurable risks;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the real estate market generally.

We have numerous significant competitors, some of which may have greater financial resources than we do.

We compete across a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate services, construction and development management, property management, agency leasing, valuation and mortgage banking. In general, with respect to each of our business disciplines, we cannot assure you that we will be able to continue to compete effectively or maintain our current fee arrangements or margin levels or that we will not encounter increased competition. Each of the business disciplines in which we compete is highly competitive on an international, national, regional and local level. Although we are the largest commercial real estate services firm in the world in terms of 2002 revenue, our relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, we face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms, some of which may have greater financial resources than we do. Many of our competitors are local or regional firms. Although substantially smaller than we are, some of these competitors are larger on a local or regional basis. We are also subject to competition from other large national and multi-national firms.

Our international operations subject us to social, political and economic risks of doing business in foreign countries.

We conduct a significant portion of our business and employ a substantial number of people outside of the United States. During the year ended December 31, 2002 and the nine-month period ended September 30, 2003, we generated approximately 27.4% and 27.9%, respectively, of our revenue from operations outside the United States. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include, but are not limited to, the following factors:

•	difficulties and costs of staffing and managing international operations;

•	currency restrictions, which may prevent the transfer of capital and profits to the United States;

•	unexpected changes in regulatory requirements;

•	potentially adverse tax consequences;

•	the responsibility of complying with multiple and potentially conflicting laws;

•	the impact of regional or country-specific business cycles and economic instability;

•	the geographic, time zone, language and cultural differences among personnel in different areas of the world;

•	greater difficulty in collecting accounts receivable in some geographic regions such as Asia, where many countries have underdeveloped insolvency laws and clients are often slow to pay, and in some European countries, where clients also tend to delay payments;

•	political instability; and

•	foreign ownership restrictions with respect to operations in countries such as China.

We have committed additional resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies that successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, financial condition or results of operations could be harmed.

In addition, our international operations and, specifically, the ability of our non-U.S. subsidiaries to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected by limitations on imports, currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

Our revenue and earnings may be adversely affected by foreign currency fluctuations.

Our revenue from non-U.S. operations has been denominated primarily in the local currency where the associated revenue was earned. During the year ended December 31, 2002 and the nine months ended September 30, 2003, approximately 27.4% and 27.9%, respectively, of our business was transacted in currencies of foreign countries, the majority of which included the Euro, the British Pound Sterling, the Hong Kong dollar, the Singapore dollar and the Australian dollar. During the nine months ended September 30, 2003, the U.S. dollar has dropped against many of the currencies in which we conduct business. Thus, we may experience fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates.

We have made significant acquisitions of non-U.S. companies and may acquire additional foreign companies in the future. As we increase our foreign operations, fluctuations in the value of the U.S. dollar relative to the other currencies in which we may generate earnings could adversely affect our business, operating results and financial condition. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations.

From time to time, our management uses currency hedging instruments, including foreign currency forward and option contracts and borrows in foreign currencies. Economic risks associated with these hedging instruments include unexpected fluctuations in inflation rates, which impact cash flow relative to paying down debt, and unexpected changes in the underlying net asset position. These hedging activities also may not be effective.

Our growth has depended significantly upon acquisitions, which may not be available in the future.

A significant component of our growth has occurred through acquisitions, including our acquisition of Insignia Financial Group on July 23, 2003. Although we currently have no specific acquisition plans, any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

If we make future acquisitions, we may experience integration problems and the acquired business may not perform as we expect.

We have had, and may continue to experience, difficulties in integrating operations and accounting systems acquired from other companies. These difficulties include the diversion of management’s attention from other business concerns and the potential loss of our key employees or those of the acquired operations. We believe that most acquisitions will initially have an adverse impact on operating and net income. For example, we have experienced these difficulties in integrating Insignia Financial Group’s business into our existing business lines. Acquisitions also frequently involve significant costs related to integrating information technology, accounting and management services and rationalizing personnel levels. In connection with the Insignia acquisition, we recorded significant charges during 2003 relating to integration costs.

In addition, we have several different accounting systems as a result of acquisitions we have made, including the accounting systems of Insignia Financial Group. If we are unable to fully integrate the accounting and other systems of the businesses we own, we may not be able to effectively manage our acquired businesses. Moreover, the integration process itself may be disruptive to our business as it requires coordination of geographically diverse organizations and implementation of new accounting and information technology systems.

A significant portion of our operations are concentrated in California and New York, and our business could be harmed if the economic downturn continues in the California or New York real estate markets.

During 2003, a significant amount of our revenue was generated from transactions originating in California and the greater New York metropolitan area. As a result of the geographic concentrations in California and New York, any future economic downturn in the California and New York commercial real estate markets and in the local economies in San Diego, Los Angeles, Orange County or the greater New York metropolitan area could further harm our results of operations.

Our results of operations vary significantly among quarters, which makes comparison of our quarterly results difficult.

A significant portion of our revenue is seasonal. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end. This has historically resulted in lower profits or a loss in the first and second quarters, with profits growing (or losses decreasing) in each subsequent quarter.

Our substantial leverage and debt service obligations could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt, including the notes.

We are highly leveraged and have significant debt service obligations. For the year ended December 31, 2002 and the nine months ended September 30, 2003, on a pro forma basis, our interest expense was $79.0 million and $63.0 million, respectively. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Our substantial debt could have other important consequences, which include, but are not limited to, the following:

•	We could be required to use a substantial portion, if not all, of our cash flow from operations to pay principal and interest on our debt.

•	Our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements.

•	Our interest expense could increase if interest rates increase because all of our debt under the amended and restated credit agreement governing our senior secured credit facilities, including $300.0 million in term loans and a revolving credit facility of up to $90.0 million, bears interest at floating rates, generally between LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%. The alternate base rate is the higher of (1) Credit Suisse First Boston’s prime rate and (2) the federal funds effective rate plus 0.50%.

•	Our substantial leverage could increase our vulnerability to general economic downturns and adverse competitive and industry conditions, placing us at a disadvantage compared to those of our competitors that are less leveraged.

•	Our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the real estate services industry.

•	Our failure to comply with the financial and other restrictive covenants in the documents governing our indebtedness, which, among others, require us to maintain specified financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our filing for bankruptcy.

We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

We will be able to incur more indebtedness, which may intensify the risks associated with our substantial leverage, including our ability to service our indebtedness.

The amended and restated credit agreement governing our senior secured credit facilities and the indentures relating to our 9¾% senior notes due 2010 and our 11¼% senior subordinated notes due 2011 permit us, subject to specified conditions, to incur a significant amount of additional indebtedness, including additional indebtedness under our $90.0 million revolving credit facility. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Our debt instruments impose significant operating and financial restrictions on us, and in the event of a default, all of our borrowings would become immediately due and payable.

The indentures governing our 9¾% senior notes due 2010 and our 11¼% senior subordinated notes due 2011 impose, and the terms of any future debt may impose, operating and other restrictions on us and many of our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit, our ability and our restricted subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	repurchase equity interests;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell stock of subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale/leaseback transactions; and

•	enter into mergers or consolidations.

In addition, the amended and restated credit agreement governing our senior secured credit facilities includes other and more restrictive covenants and prohibits us from prepaying most of our other debt while debt under our senior secured credit facilities is outstanding. The amended and restated credit agreement governing our senior secured credit facilities also requires us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in our debt instruments could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance ongoing operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or the inability to comply with the required financial ratios could result in a default under our debt instruments. If any such default occurs, the lenders under the senior secured credit facilities and the holders of our 9¾% senior notes due 2010 and our 11¼% senior subordinated notes due 2011, pursuant to the respective indentures, may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable. The lenders under our senior secured credit facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash. If the debt under the senior secured credit facilities, our 9¾% senior notes due 2010 and our 11¼% senior subordinated notes due 2011 were to be accelerated, we cannot assure you that our assets would be sufficient to repay our debt.

If we fail to meet our payment or other obligations under the senior secured credit facilities, the lenders under the senior secured credit facilities could foreclose on, and acquire control of, substantially all of our assets.

In connection with the incurrence of indebtedness under our senior secured credit facilities and the completion of the Insignia acquisition, the lenders under our senior secured credit facilities received a pledge of all of our equity interests in our significant domestic subsidiaries, including CB Richard Ellis Services, Inc., CB Richard Ellis Investors, L.L.C., L.J. Melody & Company, Insignia Financial Group, Inc. and Insignia/ESG, Inc., which was subsequently renamed CB Richard Ellis Real Estate Services, Inc., and 65% of the voting stock of CB Richard Ellis Group’s foreign subsidiaries that is held directly by CB Richard Ellis Group or its domestic subsidiaries. Additionally, these lenders generally have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired material property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the senior secured credit facilities, the lenders under the senior secured credit facilities will be entitled to foreclose on substantially all of our assets and liquidate these assets.

Our co-investment activities subject us to real estate investment risks which could cause fluctuations in earnings and cash flow.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. As of September 30, 2003, we had committed $21.4 million to fund future co-investments. In addition to required future capital contributions, some of the co-investment entities may request additional capital from us and our subsidiaries holding investments in those assets and the failure to provide these contributions could have adverse consequences to our interests in these investments. Although our debt instruments contain restrictions that will limit our ability to provide capital to the entities holding direct or indirect interests in co-investments, we may provide this capital in some instances.

Participation in real estate transactions through co-investment activity could increase fluctuations in earnings and cash flow. Other risks associated with these activities include, but are not limited to, the following:

•	losses from investments;

•	difficulties associated with international co-investments described in “—Our international operations subject us to social, political and economic risks of doing business in foreign countries” and “—Our revenue and earnings may be adversely affected by foreign currency fluctuations;” and

•	potential lack of control over the disposition of any co-investments and the timing of the recognition of gains, losses or potential incentive participation fees.

Our joint venture activities involve unique risks that are often outside of our control which, if realized, could harm our business.

We have utilized joint ventures for commercial investments and local brokerage and other partnerships both in the United States and internationally, and we may acquire minority interests in other joint ventures in the future. In many of these joint ventures, we may not have the right or power to direct the management and policies of the joint ventures and other participants may take action contrary to our instructions or requests and against our policies and objectives. In addition, the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with ours. If a joint venture participant acts contrary to our interest, it could harm our business, results of operations and financial condition.

Our success depends upon the retention of our senior management, as well as our ability to attract and retain qualified and experienced employees.

Our continued success is highly dependent upon the efforts of our executive officers and other key employees, including Ray Wirta, our Chief Executive Officer; Brett White, our President; Kenneth J. Kay, our Chief Financial Officer; Stephen Siegel, our Chairman, Global Brokerage; Mitchell Rudin, our President, U.S. Brokerage Services; and Alan Froggatt, our Chief Executive Officer, EMEA. In addition, Messrs. Wirta and White currently are not parties to employment agreements with us. If any of our key employees leave and we are unable to quickly hire and integrate a qualified replacement, our business, financial condition and results of operations may suffer. In addition, the growth of our business is largely dependent upon our ability to attract and retain qualified personnel in all areas of our business, including brokerage and property management personnel. If we are unable to attract and retain these qualified personnel, our growth may be limited and our business and operating results could suffer.

If we fail to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other of our business lines, we may incur significant financial penalties.

Due to the broad geographic scope of our operations and the numerous forms of real estate services performed, we are subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines or return commissions received or have licenses suspended. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to our business, both in the United States and in foreign countries, also may change in ways that materially increase the costs of compliance.

We may have liabilities in connection with real estate brokerage and property management activities.

As a licensed real estate broker, we and our licensed employees are subject to statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties we or they brokered or managed. We could become subject to claims by participants in real estate sales claiming that we did not fulfill our statutory obligations as a broker.

In addition, in our property management business, we hire and supervise third-party contractors to provide construction and engineering services for our managed properties. While our role is limited to that of a supervisor, we may be subjected to claims for construction defects or other similar actions. Adverse outcomes of property management litigation could negatively impact our business, financial condition or results of operations.

We agreed to retain contingent liabilities in connection with Insignia’s sale of substantially all of its real estate investment assets in 2003.

Immediately prior to the completion of our acquisition of Insignia Financial Group on July 23, 2003, Insignia completed the sale of substantially all of its real estate investment assets to Island Fund I, LLC. Under the terms of the purchase agreement, we agreed to retain some contingent liabilities related to these real estate investment assets, including approximately $10.2 million of letters of credit support and a guarantee of approximately a $1.3 million repayment obligation. Island Fund is obligated to reimburse us for only 50% of any future draws against these letters of credit or the repayment guarantee, and there can be no assurance that Island Fund will be able to satisfy any future requests for reimbursement.

Also in connection with the sale to Island Fund, we agreed to indemnify Island Fund against any losses resulting from the ownership, use or operation of the real estate investment assets prior to the closing of the sale. Although this indemnification obligation to Island Fund is subject to a number of exceptions and limitations, future claims against us pursuant to this indemnification obligation may be material.

In addition, a number of the real estate investment assets that we agreed to sell to Island Fund required the consent of one or more third parties in order to transfer such assets to Island Fund, and some of these third party consents were not obtained prior to the closing. As a result, we continue to hold these real estate investment assets pending the receipt of these third party consents. While we continue to hold these assets, we generally have agreed to provide Island Fund with the economic benefits from these assets, and Island Fund generally has agreed to indemnify us with respect to any losses incurred in connection with our continuing to hold these assets. There can be no assurance, however, that Island Fund actually will be able to provide such indemnification if required to do so at any future date.

Risks Relating to the Offering and Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock could fluctuate significantly, in which case you may not be able to resell your shares at or above the initial public offering price. Fluctuations may occur in response to the risk factors listed in this prospectus and for many other reasons, including:

•	our financial performance or the performance of our competitors and similar companies;

•	changes in estimates of our performance or recommendations by securities analysts;

•	failure to meet financial projections for each fiscal quarter;

•	technological innovations or other trends in our industry;

•	the introduction of new services by us or our competitors;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors; and

•	market conditions in the industry, the financial markets and the economy as a whole.

In addition, the stock market, in general, has historically experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. When the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

There is no existing market for our common stock and we do not know if one will develop to provide you with adequate liquidity.

There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the shares will be determined by negotiations among us, the selling stockholders and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

Future sales of common stock by our existing stockholders could cause our stock price to decline.

If our current stockholders sell substantial amounts of common stock in the public market, including shares we may issue upon the exercise of outstanding options, the market price of our common stock could decline significantly. The perception among investors that these sales may occur could produce the same effect. After the offering, shares owned by our current stockholders, holders of options and warrants to acquire our common stock and participants in our deferred compensation plan who have stock fund units, assuming the exercise of all options and warrants and the distribution of shares underlying all stock fund units, including those of our directors and executive officers, are expected to constitute approximately             % of our total outstanding common stock, or             % if the underwriters’ over-allotment option is exercised in full. Following the expiration of a 180-day lock-up period to which approximately             % of the shares held by our current stockholders will be subject, these shares of common stock may become available in the public market.

After the offering, the holders of approximately              shares of our common stock, including shares that will be issuable upon the automatic exercise of outstanding warrants in connection with the completion of the offering, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file. By exercising these registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. Furthermore, if we were to include their shares in a registration statement, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

See the information under the heading “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sales upon completion of the offering.

For so long as affiliates of Blum Capital Partners, L.P. continue to own a significant percentage of our common stock they will have significant influence over our affairs and policies, and their interests may be different from yours.

After the completion of the offering, affiliates of Blum Capital Partners will beneficially own approximately             % of our outstanding common stock, or approximately             % if the underwriters exercise in full their over-allotment option to purchase additional shares. In addition, pursuant to a securityholders’ agreement, these affiliates of Blum Capital Partners, following the offering and subject to the applicable listing rules of the New York Stock Exchange, are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Also pursuant to this agreement, some of our other stockholders will be obligated to vote their shares in favor of the directors nominated by these affiliates of Blum Capital Partners. These other stockholders, collectively, will beneficially own approximately             % of our outstanding common stock, or approximately             % if the underwriters exercise in full their over-allotment option to purchase additional shares. There are no restrictions in the securityholders’ agreement on the ability of these affiliates of Blum Capital Partners to sell their shares to any third party or to assign their rights under the securityholders’ agreement in connection with a sale of a majority of their shares to a third party.

For so long as these affiliates of Blum Capital Partners continue to beneficially own a significant portion of our outstanding common stock, they will continue to have significant influence over matters submitted to our stockholders for approval and to exercise significant control over our business policies and affairs, including the following:

•	the composition of our board of directors and, as a result, any determinations of our board with respect to our business direction and policy, including the appointment and removal of our officers;

•	any determinations with respect to mergers and other business combinations, including those that may result in a change of control;

•	sales and dispositions of our assets; and

•	the amount of debt financing that we incur.

In addition, as a result of supermajority requirements under our amended and restated certificate of incorporation and bylaws, these affiliates of Blum Capital Partners will be able to prevent removal of our directors and amendments to our certificate of incorporation and bylaws by our stockholders for so long as these affiliates of Blum Capital Partners beneficially own over 33 1/3% of the outstanding shares of Class A common stock.

The significant ownership position of the affiliates of Blum Capital Partners could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our other stockholders. In addition, we cannot assure you that the interests of the affiliates of Blum Capital Partners will not conflict with yours. For additional information regarding the share ownership of, and our relationships with, these affiliates of Blum Capital Partners, you should read the information under the headings “Principal and Selling Stockholders” and “Related Party Transactions.”

Delaware law and provisions of our amended and restated certificate of incorporation and bylaws have provisions that could delay, deter or prevent a change of control.

The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. Although we are not currently subject to the Delaware anti-takeover provisions, we expect to take action to become subject to these provisions prior to completion of the offering. Additionally, our amended and restated certificate of incorporation and bylaws that we expect to file immediately prior to the completion of the offering contain provisions that might enable our management to resist a proposed takeover of our company. These provisions could discourage, delay or prevent a change of control of our company or an acquisition of our company at a price that our stockholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. The provisions include:

•	limitations on the ability to remove our directors;

•	a requirement that special meetings of our stockholders may be called only by our board of directors and the chairman of the board;

•	removal of the ability of our stockholders to act by written consent in lieu of a meeting;

•	advance notice requirements for stockholder proposals and nominations;

•	supermajority requirements for the amendment of a number of provisions in our certificate of incorporation and bylaws; and

•	the authority of our board to issue, without stockholder approval, preferred stock with such terms as our board may determine.

For additional information regarding these provisions, you should read the information under the heading titled “Description of Capital Stock—Anti-Takeover Provisions in our Amended and Restated Certificate of Incorporation and Bylaws” and “—Delaware Anti-takeover Statute.”

You will suffer immediate and substantial dilution because the net tangible book value of shares purchased in the offering will be substantially lower than the initial public offering price.

The net tangible book value per share of our common stock, adjusted to reflect the net proceeds we receive from the offering, will be substantially below the initial public offering price. You will therefore incur immediate and substantial dilution of $             per share at an initial public offering price of $             per share, which is the mid-point of the initial offering price range per share set forth on the cover page of this prospectus. In addition, as of January 31, 2004, we had options outstanding to acquire 2,493,561 shares of our common stock with a weighted average exercise price of $16.00 per share, warrants outstanding to acquire 255,477 shares of common stock with an exercise price of $30.00 per share and stock units under our deferred compensation plan with 1,129,236 underlying shares of our common stock. To the extent these securities are exercised, you will incur further dilution. As a result, if we are liquidated, you may not receive the full amount of your investment. See the heading titled “Dilution” for a more complete description of the dilution you will incur.

We have broad discretion in how we use a portion of the net proceeds of the offering, and we may not use these proceeds in a manner desired by our stockholders.

We plan to use a portion of the net proceeds from the offering to redeem the remaining $38.3 million aggregate principal amount of our 16% senior notes due 2011. We do not currently have a specific plan with respect to the use of the other net proceeds we receive from the offering and have not committed these proceeds to any particular purpose. Accordingly, our management will have broad discretion with respect to the use of those net proceeds and investors will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment in our common stock, to influence the manner in which the net proceeds of the offering are used. Our management could spend these proceeds in ways which our stockholders may not desire or that do not yield a favorable return. In addition, our financial performance may differ from our current expectations or our business needs may change as our business evolves. As a result, a substantial portion of the proceeds we receive in the offering may be used in a manner significantly different from our current expectations.

Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited.

On April 23, 2002, at the recommendation of our audit committee, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Deloitte & Touche LLP to serve as our independent public accountants for fiscal year 2002. The audited consolidated financial statements of CB Richard Ellis Group as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the audited consolidated financial statements of CB Richard Ellis Services for the period from January 1, 2001 through July 20, 2001 and for the year ended December 31, 2000, which are included in this prospectus, have been audited by Arthur Andersen, our former independent public accountants, as set forth in their report, but Arthur Andersen has not consented to our use of their report in this prospectus.

Arthur Andersen completed its audit of our consolidated financial statements for the year ended December 31, 2001 and issued its report relating to these consolidated financial statements on February 26, 2002. Subsequently, Arthur Andersen was convicted of obstruction of justice for the activities relating to its previous work for another of its audit clients and has ceased to audit publicly-held companies. We are unable to predict the impact of this conviction or whether other adverse actions may be taken by governmental or private entities against Arthur Andersen. If Arthur Andersen has no assets available for creditors, you may not be able to recover against Arthur Andersen for any claims you may have under securities or other laws as a result of Arthur Andersen’s previous role as our independent public accountants and as author of the audit report for some of the audited financial statements included in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus to identify forward-looking statements. The forward-looking statements in this prospectus include, but are not limited to, statements under the captions “Prospectus Summary,” “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” regarding our future financial condition, prospects, developments and business strategies. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	changes in general economic and business conditions;

•	the failure of properties managed by us to perform as anticipated;

•	competition;

•	changes in social, political and economic conditions in the foreign countries in which we operate;

•	foreign currency fluctuations;

•	future acquisitions;

•	integration issues relating to acquired businesses;

•	an economic downturn in the California and New York real estate markets;

•	significant variability in our results of operations among quarters;

•	our substantial leverage and debt service obligations;

•	our ability to incur additional indebtedness;

•	our ability to generate a sufficient amount of cash to service our existing and future indebtedness;

•	the success of our co-investment and joint venture activities;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to comply with the laws and regulations applicable to real estate brokerage and mortgage transactions;

•	our exposure to liabilities in connection with real estate brokerage and property management activities;

•	the significant influence of our largest stockholders; and

•	the other factors described under the heading “Risk Factors.”

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

The net proceeds from the sale of the              shares of common stock offered by us will be approximately $             million, based on an estimated initial public offering price of $             per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of the shares to be sold by the selling stockholders.

The primary purposes of the offering are to create a public market for our common stock, obtain additional equity capital and facilitate future access to public markets. We expect to use our net proceeds from the offering to redeem the remaining $38.3 million aggregate principal amount of our 16% senior notes due 2011. The amended and restated credit agreement governing our senior secured credit facilities currently would limit our ability to complete a portion of this redemption. We expect to enter into an amendment to such agreement prior to the completion of the offering in order to permit the full redemption to be completed. We will use the remainder of our net proceeds from the offering for other general corporate purposes, including repayment of other debt.

We will have significant discretion in the use of a significant portion of the net proceeds we receive from the offering. Investors will be relying on the judgment of our management regarding the application of those net proceeds. In addition, any investments, capital expenditures or other application of our proceeds may not produce the anticipated results. Pending use of these proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing investment-grade obligations.

DIVIDEND POLICY

We have not declared or paid any dividends on any class of our common stock since our inception on February 20, 2001, and we do not anticipate declaring or paying any dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings to finance future growth. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors deems relevant. In addition, our ability to declare and pay dividends after the offering will be restricted by the amended and restated credit agreement governing our senior secured credit facilities and the indentures relating to our 9 3/4% senior notes due 2010 and our 11 1/4% senior subordinated notes due 2011. As a result, you will need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2003:

•	on an actual basis; and

•	on an as adjusted basis, giving effect to:

•	the conversion at a one-to-one ratio of all outstanding shares of our Class B common stock into shares of Class A common stock in connection with the completion of the offering;

•	our sale of shares of our common stock in the offering at an initial public offering price of $ per share, the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and estimated expenses payable by us; and

•	the redemption by us of the remaining $38.3 million aggregate principal amount of our 16% senior notes due 2011.

This table should be read in conjunction with our financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Information” contained elsewhere in this prospectus.

	As of September 30, 2003
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$85,494	$

Long-term debt, including current portion:
CB Richard Ellis Group:
16% senior notes due 2011 (1)	$63,416	$
CB Richard Ellis Services:
Revolving credit facility (2)	—
Senior secured term loans (2)	288,463
9¾% senior notes due 2010	200,000
11¼% senior subordinated notes due 2011 (3)	226,114
Other long-term debt	53,160

Total long-term debt, including current portion	831,153

Stockholders’ equity:
Class A common stock; $0.01 par value; 75,000,000 shares authorized; 2,698,441 shares issued and outstanding (including treasury shares), actual; and shares issued and outstanding, as adjusted (4)(5)	27
Class B common stock; $0.01 par value; 25,000,000 authorized; 19,271,948 shares issued and outstanding, actual; and no shares issued and outstanding, as adjusted	193
Additional paid-in capital	361,400
Notes receivable from sale of stock	(4,705)
Accumulated earnings (deficit)	11,533
Accumulated other comprehensive loss	(17,724)
Treasury stock at cost, 128,684 shares	(2,028)

Total stockholders’ equity	348,696

Total capitalization	$1,179,849	$

(1)	The amount shown for our actual capitalization is net of unamortized discount of $4.9 million associated with the issuance of our 16% senior notes dues 2011. On October 27, 2003 and December 29, 2003, we redeemed $20.0 million and $10.0 million, respectively, in aggregate principal amount of our 16% senior notes due 2011. We paid $2.9 million of premiums in connection with these redemptions.

(2)	As of September 30, 2003, there were no borrowings outstanding under our revolving credit facility. Borrowings of up to $90.0 million are available at any one time for general corporate purposes under our revolving credit facility. On October 14, 2003, we refinanced our senior secured term loans, which among other things resulted in an increase in our outstanding senior secured term loans to $300.0 million as of that date and the drawing of $10.8 million of outstanding letters of credit under our revolving credit facility. For additional information regarding the refinancing of the senior secured term loans, see the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-Term Indebtedness.”

(3)	The amount shown for our actual and as adjusted capitalization is net of unamortized discount of $2.9 million associated with the issuance of our 11¼% senior subordinated notes due 2011.

(4)	The number of shares of Class A common stock outstanding after the offering excludes:

•	2,424,528 shares subject to options issued under our 2001 stock incentive plan at a weighted average exercise price of $16.00 per share;

•	1,136,379 shares underlying outstanding stock fund units under our deferred compensation plan, which shares are issuable in connection with future distributions under the plan pursuant to the elections made by the plan participants; and

•	3,633,317 additional shares available for future issuance under our 2001 stock incentive plan.

(5)	The number of shares of Class A common stock outstanding on an as adjusted basis includes shares that will be issued by us in connection with the automatic “cashless exercise” of outstanding warrants to acquire 255,477 shares of our common stock at an exercise price of $30.00 per share in connection with the offering. For additional information regarding these warrants, including the “cashless exercise” terms, you should read the description of these warrants under the heading “Description of Capital Stock—Warrants.”

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after the offering. Dilution results from the fact that the per share offering price of the common stock is in excess of the book value per share attributable to the existing stockholders for the presently outstanding common stock

Our net tangible book deficit as of September 30, 2003 was $729.4 million, or $33.20 per share of common stock. Net tangible book deficit per share before the offering is equal to the total book value of tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2003. After giving effect to the sale of              shares of our common stock in the offering at the initial public offering price of $             per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and giving effect to the other transactions described under the heading “Use of Proceeds,” the pro forma net tangible book value as of September 30, 2003 would have been $             million, or $             per share. This represents an immediate increase in pro forma net tangible book value per share of $             to existing stockholders and dilution in net tangible book value per share of $             to new investors purchasing shares in the offering. The following table summarizes this per share dilution:

Assumed initial public offering price per share		$
Net tangible book value (deficit) per share as of September 30, 2003	$
Increase in pro forma net tangible book value per share attributable to the offering

Pro forma net tangible book value per share after the offering

Dilution in net tangible book value per share to new investors		$

The following table summarizes, on a pro forma basis as of September 30, 2003, the differences between our existing stockholders and new investors with respect to the number of shares of common stock issued by us, the total consideration paid and the average price per share paid before deducting underwriting discounts and commissions and our estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(In thousands)		(In thousands)
Existing stockholders	21,842%		$349,467%		$16.00
New investors

Total		100.0%		$100.0%

If the underwriters exercise their over-allotment option in full, (1) the number of shares of common stock held by existing stockholders will decrease to approximately             % of the total number of shares of common stock outstanding; and (2) the number of newly issued shares of common stock held by new investors will increase to             , or approximately             % of the total number of shares of our common stock outstanding after the offering.

As of September 30, 2003, there was an aggregate of (1) 2,424,528 shares of common stock issuable upon the exercise of outstanding options granted under our 2001 stock incentive plan at a weighted average exercise price of $16.00 per share, of which options to purchase 552,427 shares were then exercisable; (2) 255,477 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $30.00 per share; (3) 3,633,317 additional shares of common stock reserved for future issuance under our 2001 stock incentive plan; and (4) 1,136,379 shares underlying outstanding stock fund units under our deferred compensation plan, which shares are issuable in connection with future distributions under the plan pursuant to the elections made by participants, of which stock units with 702,679 underlying shares were then vested.

The following table adjusts the information set forth in the table above to reflect the assumed exercise of options and warrants and the distribution of shares underlying stock fund units, in each case outstanding as of September 30, 2003, that are described in the preceding paragraph:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(In thousands)		(In thousands)
Existing stockholders	21,842%		$349,467%		$16.00
Option and warrant holders	2,680		46,457		17.33
Stock fund unit holders	1,136		18,182		16.00
New investors

Total		100.0%		$100.0%

Assuming the exercise of the foregoing outstanding options and warrants and the distribution of shares underlying the foregoing stock fund units, dilution to new investors in net tangible book value per share would be $            .

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information is based on the historical financial statements of CB Richard Ellis Group and Insignia Financial Group included elsewhere in this prospectus. The unaudited pro forma statements of operations for the twelve months ended December 31, 2002 and the nine months ended September 30, 2003 give effect to the following transactions, which we refer to in this section of the prospectus as “the Insignia acquisition and related transactions,” as if they had occurred on January 1, 2002:

•	the acquisition of Insignia Financial Group by our wholly owned subsidiary, CB Richard Ellis Services, Inc., which occurred pursuant to the merger of Apple Acquisition Corp., a wholly-owned subsidiary of CB Richard Ellis Services, with and into Insignia Financial Group on July 23, 2003;

•	the receipt of an aggregate of $120.0 million of equity contributions by CB Richard Ellis Group on July 23, 2003 from some of its existing stockholders;

•	the issuance on May 22, 2003 by CBRE Escrow, Inc., a wholly owned subsidiary of CB Richard Ellis Services, of $200.0 million aggregate principal amount of 9¾% senior notes due 2010, which notes were assumed by CB Richard Ellis Services on July 23, 2003 in connection with the merger of CBRE Escrow with and into CB Richard Ellis Services on the same day;

•	the term loan borrowing by CB Richard Ellis Services of $75.0 million on July 23, 2003 pursuant to our amended and restated credit agreement dated May 22, 2003; and

•	fees and expenses related to each of the transactions and financings described in the bullet points above.

Additionally, such unaudited pro forma statements of operations are further adjusted to give effect to the following:

•	the disposition by Insignia Financial Group to Island Fund immediately prior to the completion of such merger on July 23, 2003, for aggregate cash consideration of $36.9 million, of Insignia’s real estate investment assets, which consisted of Insignia subsidiaries and joint ventures that held (1) minority investments in office, retail, industrial, apartment and hotel properties, (2) minority investments in office development projects and a related undeveloped parcel of land, (3) wholly owned or consolidated investments in Norman, Oklahoma, New York City and the U.S. Virgin Islands and (4) investments in private equity funds that invest in mortgage-backed debt securities and other real estate-related assets;

•	the redemptions on October 27, 2003 and December 29, 2003 of $20.0 million and $10.0 million, respectively, in aggregate principal amount of our 16% senior notes due 2011 and related fees and expenses; and

•	the offering and the application of net proceeds of the offering to the redemption of the remaining $38.3 million outstanding principal amount of our 16% senior notes due 2011 and related fees and expenses.

The following unaudited pro forma balance sheet as of September 30, 2003 only gives effect to the following as if they had occurred on September 30, 2003:

•	the redemptions on October 27, 2003 and December 29, 2003 of $20.0 million and $10.0 million, respectively, in aggregate principal amount of our 16% senior notes due 2011, and the payment of premiums of $2.9 million in connection with such redemptions; and

•	the offering and the application of net proceeds of the offering to the redemption of the remaining $38.3 million outstanding principal amount of our 16% senior notes due 2011, including payment of a $3.7 million premium in connection with such redemption.

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations or financial position actually would have been had the Insignia acquisition and related transactions and the offering in fact occurred on the dates specified, nor does the information purport to project our results of operations for any future period or at any future date.

All pro forma adjustments with respect to the Insignia acquisition and related transactions are based on preliminary estimates and assumptions and are subject to revision upon finalization of purchase accounting. Once we have completed the valuation studies necessary to finalize the required purchase price allocations in connection with the Insignia acquisition and related transactions, the unaudited pro forma financial information will be subject to adjustment and there can be no assurance that such adjustments will not be material.

The unaudited pro forma financial information should be read in conjunction with the other information contained in this prospectus under the headings “Prospectus Summary—Summary Historical and Pro Forma Financial Data,” “Capitalization,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the respective financial statements of CB Richard Ellis Group and Insignia Financial Group and the related notes included elsewhere in this prospectus.

CB RICHARD ELLIS GROUP, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2002

(In thousands, except share data)

	Historical		Pro Forma Adjustments					Pro Forma As Adjusted
	CB Richard Ellis Group	Insignia	Disposition of Real Estate Investment Assets by Insignia (a)	Insignia Acquisition and Related Transactions		The Offering
Revenue	$1,170,277	$587,532	$(13,647)	$—		$—			$1,744,162
Costs and expenses:
Cost of services	547,093	—	—	—		—			547,093
Operating, administrative and other	501,798	—	—	—		—			501,798
Cost and expenses—Insignia	—	547,684	(16,268)	2,917	(b)	—			534,333
Depreciation and amortization	24,614	20,241	(1,993)	57,930	(c)	—			100,792
Equity income from unconsolidated subsidiaries	(9,326)	(3,482)	3,482	—		—			(9,326)
Merger-related charges	36	—	—	—		—			36

	1,064,215	564,443	(14,779)	60,847		—			1,674,726

Operating income	106,062	23,089	1,132	(60,847)		—			69,436
Interest income	3,272	3,936	(29)	—		—			7,179
Interest expense	60,501	10,976	(2,122)	20,983	(d)	(11,344	)(f)		78,994

Income (loss) from continuing operations before provision for income taxes	48,833	16,049	3,225	(81,830)		11,344			(2,379)
Provision for income taxes	30,106	7,012	1,604	(32,732	)(e)	3,262	(g)		9,252

Income (loss) from continuing operations	$18,727	$9,037	$1,621	$(49,098)		$8,082			$(11,631)

Basic earnings (loss) per share from continuing operations	$1.25							$

Weighted average shares outstanding for basic earnings (loss) per share	15,025,308								(h )

Diluted earnings (loss) per share from continuing operations	$1.23							$

Weighted average shares outstanding for diluted earnings (loss) per share	15,222,111								(h )

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Statements of Operations

For the Twelve Months Ended December 31, 2002

(a)	Reflects the elimination of the historical results of the real estate investment assets that were sold by Insignia to Island Fund I, LLC immediately prior to the closing of the Insignia acquisition. For purposes of the unaudited pro forma combined statement of operations, these dispositions were assumed to have occurred prior to January 1, 2002.

(b)	This adjustment mainly represents pro forma broker draw expense as a result of conforming the accounting for historical draws to CB Richard Ellis Group’s policy. Additionally, the adjustment includes incremental pro forma deferred rent expense resulting from the recalculation of deferred rent expense from the Insignia acquisition, assumed to have closed on January 1, 2002.

(c)	This increase is comprised of pro forma amortization expense primarily as a result of net revenue backlog acquired as part of the Insignia acquisition. The net revenue backlog consists of net commissions receivable on Insignia’s revenue producing transactions which were at various stages of completion prior to the Insignia acquisition. The net revenue backlog is amortized as cash is received or upon final closing of these pending transactions, a large portion of which is expected to occur within twelve months after the date of the Insignia acquisition. In addition, depreciation expense was adjusted as a result of fair value adjustments to property and equipment.

(d)	The increase in pro forma interest expense as a result of the Insignia acquisition is summarized as follows:

(In thousands)
Interest on $200.0 million in aggregate principal amount senior notes at 9¾% per annum	$19,500
Interest on $75.0 million in additional tranche B term loan borrowings at LIBOR plus 4.25% (1)	4,573
Additional 0.50% interest rate margin on existing senior secured term loan facilities	1,249
Incremental revolving credit facility loans at LIBOR plus 3.75% (1) (2)	1,092
Amortization of deferred financing costs over the term of each respective debt instrument	2,995
Incremental commitment and administration fees	231

Subtotal	29,640
Less: historical interest expense of Insignia	(5,760)
Less: historical amortization of deferred financing costs of CB Richard Ellis Group (credit facility in effect prior to Insignia acquisition)	(1,711)
Less: historical amortization of deferred financing costs of Insignia	(1,186)

Subtotal	(8,657)

Net increase in interest expense	$20,983

(1)	For purposes of the calculations above, LIBOR is based on the average three-month LIBOR rate for fiscal year 2002.

(2)	The incremental revolving credit facility loans reflect the difference between Insignia’s outstanding revolving credit facility balance as of December 31, 2002 of $95.0 million and the amounts outstanding in excess of $95.0 million during 2002. Such excess was assumed to be financed at LIBOR plus 3.75% under the amended and restated credit agreement we entered into in connection with the closing of the Insignia acquisition.

(e)	Represents the tax effect of the pro forma adjustments included in notes (b) through (d) above at the respective statutory rates.

(f)	The decrease in pro forma interest expense as a result of the public equity offering is summarized as follows:

(In thousands)
Historical interest expense on our 16% senior notes	$(10,540)
Historical amortization of deferred financing costs related to our 16% senior notes	(567)
Historical amortization of discount related to our 16% senior notes	(237)

Net decrease in interest expense	$(11,344)

(g)	Represents the tax effect of the pro forma adjustments included in note (f) above at the respective statutory rates, excluding some items that are permanently non-deductible for tax purposes.

(h)	Reflects the pro forma number of weighted average shares giving effect to the 852,865 shares of Class A common stock of CB Richard Ellis Group and the 6,647,135 shares of Class B common stock of CB Richard Ellis Group issued in connection with the Insignia acquisition and the shares of Class A common stock of CB Richard Ellis Group issued in connection with the offering. In connection with the offering, all outstanding shares of our Class B common stock will be converted into shares of Class A common stock at a one-to-one ratio.

CB RICHARD ELLIS GROUP, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003

(In thousands, except share data)

	Historical		Pro Forma Adjustments					Pro Forma As Adjusted
	CB Richard Ellis Group	Insignia from January 1, 2003 to July 23, 2003	Disposition of Real Estate Investment Assets by Insignia (a)	Insignia Acquisition and Related Transactions		The Offering
Revenue	$1,008,817	$325,600	$(6,847)	$—		$—			$1,327,570
Costs and expenses:
Cost of services	484,863	—	—	—		—			484,863
Operating, administrative and other	443,894	—	—	—		—			443,894
Cost and expenses—Insignia	—	320,319	(8,039)	2,527	(b)	—			314,807
Depreciation and amortization	53,571	10,148	(792)	(22,791	)(c)	—			40,136
Equity (income) loss from unconsolidated subsidiaries	(9,182)	4,439	(4,439)	—		—			(9,182)
Merger-related charges	19,795	21,627	(12,832)	(8,795	)(d)	—			19,795

	992,941	356,533	(26,102)	(29,059)		—			1,294,313

Operating income (loss)	15,876	(30,933)	19,255	29,059		—			33,257
Interest income	3,564	1,924	—	(399	)(e)	—			5,089
Interest expense	59,519	6,045	(841)	7,036	(f)	(8,800	)(h)		62,959

(Loss) income before (benefit) provision for income taxes	(40,079)	(35,054)	20,096	21,624		8,800			(24,613)
(Benefit) provision for income taxes	(15,459)	(12,104)	8,239	8,650	(g)	2,520	(i)		(8,154)

Net (loss) income	$(24,620)	$(22,950)	$11,857	$12,974		$6,280			$(16,459)

Basic (loss) income per share	$(1.45)							$

Weighted average shares outstanding for basic (loss) income per share	16,957,494								(j)

Diluted (loss) income per share from continuing operations	$(1.45)							$

Weighted average shares outstanding for diluted (loss) income per share	16,957,494								(j)

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Statements of Operations

for the Nine Months Ended September 30, 2003

(a)	Reflects the elimination of the historical results of the real estate investment assets that were sold by Insignia to Island Fund I LLC immediately prior to the closing of the Insignia acquisition. For purposes of the unaudited pro forma combined statement of operations, these dispositions were assumed to have occurred prior to January 1, 2002.

(b)	This adjustment mainly represents pro forma broker draw expense as a result of conforming the accounting for historical draws to CB Richard Ellis Group’s policy. Additionally, the adjustment includes incremental pro forma deferred rent expense resulting from the recalculation of deferred rent expense from the Insignia acquisition, assumed to have closed on January 1, 2002.

(c)	This decrease is primarily due to the reversal of amortization expense relating to net revenue backlog acquired as part of the Insignia acquisition, which is included in the CB Richard Ellis Group’s historical results. The net revenue backlog consists of net commissions receivable on Insignia’s revenue producing transactions which were at various stages of completion prior to the Insignia acquisition. The net revenue backlog is amortized as cash is received or upon final closing of these pending transactions, a large portion of which is expected to occur within twelve months after the date of the Insignia acquisition. For purposes of the unaudited pro forma combined statement of operations, the acquisition is assumed to have occurred on January 1, 2002. Accordingly, for pro forma purposes, a large portion of the net revenue backlog would have been fully amortized in 2002.

(d)	Per Rule 11-02 of Regulation S-X, pro forma combined statements of operations are required to disclose income (loss) from continuing operations before nonrecurring charges or credits directly attributable to the transaction. Accordingly, this adjustment removes such charges for the pro forma statement of operations. Insignia’s historical merger costs primarily include the loss on the sale of the real estate investment assets to Island Fund prior to the closing of the Insignia acquisition and legal fees incurred related to the Insignia acquisition.

(e)	Represents the reversal of historical interest income earned by us on the net proceeds from the $200.0 million in aggregate principal amount of 9¾% senior notes held in escrow from May 22, 2003 through July 23, 2003, the date of the closing of the Insignia acquisition. The net proceeds held in escrow were released to us upon consummation of the Insignia acquisition.

(f)	The increase in pro forma interest expense as a result of the pro forma transactions is summarized as follows:

(In thousands)
Interest on $200.0 million in aggregate principal amount senior notes at 9¾% per annum	$14,624
Interest on $75.0 million in additional tranche B term loan borrowings at LIBOR plus 4.25% (1)	2,355
Additional 0.50% interest rate margin on existing senior secured term loan facilities	649
Amortization of deferred financing costs over the term of each respective debt instrument	1,688
Incremental commitment and administration fees	196

Subtotal	19,512
Less: historical interest expense of CB Richard Ellis Group for $200.0 million in aggregate principal amount 9¾% senior notes	(7,042)
Less: historical interest expense of Insignia	(1,978)
Less: historical amortization of deferred financing costs of CB Richard Ellis Group (credit facility in effect prior to Insignia acquisition and 9¾% senior notes)	(1,110)
Less: amortization of deferred financing costs of Insignia	(2,346)

Subtotal	(12,476)

Net increase in interest expense	$7,036

(1)	For purposes of the calculations above, LIBOR is based on the average three-month LIBOR rate for the nine months ended September 30, 2003.

(g)	Represents the tax effect of the pro forma adjustments included in notes (b) through (f) above at the respective statutory rates.

(h)	The decrease in pro forma interest expense as a result of the public equity offering is summarized as follows:

(In thousands)
Historical interest expense on our 16% senior notes	$(8,185)
Historical amortization of deferred financing costs related to our 16% senior notes	(408)
Historical amortization of discount associated with our 16% senior notes	(207)

Net decrease in interest expense	$(8,800)

(i)	Represents the tax effect of the pro forma adjustments included in note (h) above at the respective statutory rates, excluding some items that are permanently non-deductible for tax purposes.

(j)	Reflects the pro forma number of weighted average shares giving effect to the 852,865 shares of Class A common stock of CB Richard Ellis Group and the 6,647,135 shares of Class B common stock of CB Richard Ellis Group issued in connection with the Insignia acquisition and the shares of Class A common stock of CB Richard Ellis Group issued in connection the offering. In connection with the offering, all outstanding shares of our Class B common stock will be converted into shares of Class A common stock at a one-to-one ratio.

CB RICHARD ELLIS GROUP, INC.

UNAUDITED PRO FORMA BALANCE SHEET

As of September 30, 2003

(In thousands, except share data)

	Historical	Pro Forma Adjustments for the Offering		Pro Forma As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$85,494	$16,843	(a)(b)(c)	$102,337
Restricted cash	17,912	—		17,912
Receivables, less allowance for doubtful accounts of $17,720	250,608	—		250,608
Warehouse receivable	135,820	—		135,820
Prepaid expenses	25,222	—		25,222
Deferred tax assets, net	74,748	4,247	(d)	78,995
Other current assets	17,731	—		17,731

Total current assets	607,535	21,090		628,625
Property and equipment, net	110,705	—		110,705
Goodwill	793,251	—		793,251
Other intangible assets, net of accumulated amortization of $42,756	153,790	—		153,790
Deferred compensation assets	70,077	—		70,077
Investments in and advances to unconsolidated subsidiaries	64,482	—		64,482
Deferred tax assets, net	26,227	—		26,227
Other assets	140,957	(4,476	)(e)	136,481

Total assets	$1,967,024	$16,614		$1,983,638

The accompanying notes are an integral part of these financial statements.

	Historical	Pro Forma Adjustments for the Offering		Pro Forma As Adjusted
LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$137,295	$—		$137,295
Compensation and employee benefits payable	152,408	—		152,408
Accrued bonus and profit sharing	101,842	—		101,842
Short-term borrowings:
Warehouse line of credit	135,820	—		135,820
Other	27,914	—		27,914

Total short-term borrowings	163,734	—		163,734
Current maturities of long-term debt	11,777	—		11,777

Total current liabilities	567,056	—		567,056
Long-term Debt:
Senior secured term loans	277,113	—		277,113
9¾% senior notes	200,000	—		200,000
11¼% senior subordinated notes, net of unamortized discount of $2,886	226,114	—		226,114
16% senior notes, net of unamortized discount of $4,900	63,416	(63,416	)(a)(b)(f)	—
Other long-term debt	52,733	—		52,733

Total long-term debt	819,376	(63,416)		755,960
Deferred compensation liability	125,465	—		125,465
Other liabilities	99,725	—		99,725

Total liabilities	1,611,622	(63,416)		1,548,206
Minority interest	6,706	—		6,706
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value; 75,000,000 shares authorized, 2,698,441 shares issued and outstanding (including treasury shares), actual; and shares issued and outstanding (including treasury shares), pro forma as adjusted	27	193	(g)	220
Class B common stock; $0.01 par value; 25,000,000 shares authorized; 19,271,948 shares issued and outstanding, actual; and no shares issued or outstanding, pro forma as adjusted	193	(193	)(g)	—
Additional paid-in capital	361,400	91,700	(a)	453,100
Notes receivable from sale of stock	(4,705)	—		(4,705)
Accumulated earnings (deficit)	11,533	(11,670	)(b)(c)(d)(e)(f)	(137)
Accumulated other comprehensive loss	(17,724)	—		(17,724)
Treasury stock at cost, 128,684 shares	(2,028)	—		(2,028)

Total stockholders’ equity	348,696	80,030		428,726

Total liabilities and stockholders’ equity	$1,967,024	$16,614		$1,983,638

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Balance Sheet

as of September 30, 2003

(a)	Reflects the net proceeds received from the offering, as well as the application of the net proceeds from the offering to the full repayment of our 16% senior notes.

(b)	Reflects the redemption of $20.0 million and $10.0 million in aggregate principal amounts of our 16% senior notes on October 27, 2003 and December 29, 2003, respectively. We paid $2.9 million in premiums in connection with these redemptions.

(c)	Includes $3.7 million of premium payments in connection with the full redemption of the 16% senior notes using the net proceeds from the offering.

(d)	Represents the tax effect of the pro forma adjustments at the respective statutory rates, excluding some items that are permanently non-deductible for tax purposes.

(e)	Represents the write-off of unamortized deferred financing costs in connection with the October 27, 2003 and December 29, 2003 redemptions of our 16% senior notes, as well as the write-off of unamortized deferred financing costs associated with the redemption of the remaining outstanding principal amount of our 16% senior notes with proceeds from the offering.

(f)	Represents the write-off of unamortized discount in connection with the October 27, 2003 and December 29, 2003 redemptions of our 16% senior notes, as well as the write-off of unamortized discount associated with the redemption of the remaining outstanding principal amount of our 16% senior notes with proceeds from the offering.

(g)	In connection with the offering, all outstanding shares of our Class B common stock will be converted into shares of Class A common stock at a one-to-one ratio.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected historical consolidated financial information for each of the five years in the period ended December 31, 2002 and for the nine-month periods ended September 30, 2002 and 2003. The statement of operations and other data for the nine-month periods ended September 30, 2002 and 2003 and the balance sheet data as of September 30, 2003 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. On July 20, 2001, we acquired CB Richard Ellis Services, Inc. Except as otherwise indicated below, the selected historical financial data for the dates and periods ended prior to July 20, 2001 are derived from the consolidated financial statements of CB Richard Ellis Services, our “predecessor company.” The statement of operations and other data for the twelve months ended December 31, 2000, the period from January 1, 2001 through July 20, 2001, the period from February 20, 2001 (inception) through December 31, 2001 and for the twelve months ended December 31, 2002 and the balance sheet data as of December 31, 2001 and 2002 were derived from our or our predecessor’s audited consolidated financial statements included elsewhere in this prospectus. The statement of operations and other data for the twelve months ended December 31, 1998 and December 31, 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 were derived from our predecessor’s audited consolidated financial statements that are not included in this prospectus.

The selected financial data presented below are not necessarily indicative of results of future operations and should be read in conjunction with our consolidated financial statements and the information included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

	Predecessor Company				CB Richard Ellis Group
	Year Ended December 31,			Period From January 1 to July 20,	Period From February 20 (inception) to December 31,	Year Ended December 31,	Nine Months Ended September 30,
	1998(1)	1999	2000	2001	2001(2)	2002	2002	2003(3)
	(Dollars in thousands, except share data)
Statement of Operations Data:
Revenue	$1,034,503	$1,213,039	$1,323,604	$607,934	$562,828	$1,170,277	$793,811	$1,008,817
Operating income (loss)	78,476	76,899	107,285	(14,174)	62,732	106,062	53,894	15,876
Interest expense, net	27,993	37,438	39,146	18,736	27,290	57,229	43,668	55,955
Net income (loss)	24,557	23,282	33,388	(34,020)	17,426	18,727	3,630	(24,620)
EPS (4):
Basic	(0.38)	1.11	1.60	(1.60)	2.22	1.25	0.24	(1.45)
Diluted	(0.38)	1.10	1.58	(1.60)	2.20	1.23	0.24	(1.45)
Weighted average shares (5):
Basic	20,136,117	20,998,097	20,931,111	21,306,584	7,845,004	15,025,308	15,033,640	16,957,494
Diluted	20,136,117	21,072,436	21,097,240	21,306,584	7,909,797	15,222,111	15,216,740	16,957,494
Statements of Cash Flow Data:
Net cash provided by (used in) operating activities	$76,005	$70,340	$80,859	$(120,230)	$91,334	$64,882	$(18,970)	$(70,714)
Net cash used in investing activities	(222,911)	(23,096)	(32,469)	(12,139)	(261,393)	(24,130)	(16,462)	(252,684)
Net cash provided by (used in) financing activities	119,438	(37,721)	(53,523)	126,230	213,831	(17,838)	(2,065)	328,498
Other Data:
EBITDA (6)	110,661	117,369	150,484	11,482	74,930	130,676	72,001	69,447

	Predecessor Company			CB Richard Ellis Group
	As of December 31,					As of September 30,
	1998(1)	1999	2000	2001	2002	2003
	(In thousands, except share data)
Balance Sheet Data:
Cash and cash equivalents	$19,551	$27,844	$20,854	$57,450	$79,701	$85,494
Total assets	856,892	929,483	963,105	1,354,512	1,324,876	1,967,024
Long-term debt, including current portion	391,050	364,637	304,949	532,286	521,844	831,153
Total liabilities	660,175	715,874	724,018	1,097,693	1,067,920	1,611,622
Total stockholders’ equity	190,842	209,737	235,339	252,523	251,341	348,696

(footnotes on following page)

(footnotes from previous page)

Note:	We and our predecessor have not declared any cash dividends on common stock for the periods shown.

(1)	The results for the year ended December 31, 1998 include the activities of REI, Ltd. from April 17, 1998 and CB Hillier Parker Limited from July 7, 1998, the dates of their respective acquisitions by CB Richard Ellis Services. Additionally, the basic and diluted loss per share calculations for the year ended December 31, 1998 include a deemed dividend of $32.3 million on the repurchase of CB Richard Ellis Services company’s preferred stock.

(2)	The results for the period from February 20, 2001 (inception) through December 31, 2001 include the activities of CB Richard Ellis Services from July 20, 2001, the date CB Richard Ellis Services was acquired by CB Richard Ellis Group.

(3)	The results for the nine months ended September 30, 2003 include the activities of Insignia Financial Group from July 23, 2003, the date Insignia Financial Group was acquired by our wholly owned subsidiary, CB Richard Ellis Services.

(4)	EPS represents earnings (loss) per share. See earnings per share information in note 16 to our audited consolidated financial statements and note 14 to our unaudited consolidated financial statements, each of which is included elsewhere in this prospectus.

(5)	For the period from February 20, 2001 (inception) through December 31, 2001, the 7,845,004 and the 7,909,797 shares indicated represent the weighted average shares outstanding for basic and diluted earnings per share, respectively. These balances take into consideration the lower number of shares outstanding prior to our acquisition of CB Richard Ellis Services in 2001.

(6)	EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe that the presentation of EBITDA will enhance an investor’s understanding of our operating performance. EBITDA is also a measure used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as our use of EBITDA as a significant component when measuring performance under our employee incentive programs. EBITDA should not be considered as an alternative to (a) operating income determined in accordance with accounting principles generally accepted in the United States or (b) operating cash flow determined in accordance with accounting principles generally accepted in the United States. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA is calculated as follows:

	Predecessor Company				CB Richard Ellis Group
	Year Ended December 31,			Period From January 1 to July 20,	Period From February 20 (inception) to December 31,	Year Ended December 31,	Nine Months Ended September 30,
	1998(1)	1999	2000	2001	2001(2)	2002	2002	2003
	(In thousands)
Operating income (loss)	$78,476	$76,899	$107,285	$(14,174)	$62,732	$106,062	$53,894	$15,876
Add: Depreciation and amortization	32,185	40,470	43,199	25,656	12,198	24,614	18,107	53,571

EBITDA	$110,661	$117,369	$150,484	$11,482	$74,930	$130,676	$72,001	$69,447

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described under the heading “Risk Factors” and elsewhere in this prospectus. You should read the following discussion in conjunction with the information included under the headings “Unaudited Pro Forma Financial Information” and “Selected Historical Financial Data” and the financial statements and related notes included elsewhere in this prospectus.

Overview

We are the largest global commercial real estate services firm, based on 2002 revenue, offering a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets. As of December 31, 2003, we operate in 48 countries with over 13,500 employees in 220 offices providing commercial real estate services under the “CB Richard Ellis” brand name. Our business is focused on several service competencies, including strategic advice and execution assistance for property leasing and sales, forecasting, valuations, origination and servicing of commercial mortgage loans, facilities and project management and real estate investment management. We generate revenues both on a per project or transaction basis and from annual management fees.

When you read our financial statements and the information included in this section, you should consider that we have experienced, and continue to experience, several material trends and uncertainties that have affected our financial condition and results of operations and make it challenging to predict our future performance based on our historical results. We believe that the following material trends and uncertainties are most crucial to an understanding of the variability in our historical earnings and cash flows and the potential for such variances in the future:

Macroeconomic Conditions

Our operations are directly affected by actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions and the impact of tax laws affecting real estate. Periods of economic slowdown or recession, rising interest rates, a declining demand for real estate or the public perception that any of these events may occur, can harm many of our business lines. These economic conditions could result in a general decline in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales and leases. In addition, these conditions could lead to a decline in sales prices as well as a decline in demand for funds invested in commercial real estate and related assets. A further or continued economic downturn or a significant increase in interest rates also may reduce the amount of loan originations and related servicing by the commercial mortgage banking business. If the brokerage and mortgage banking businesses are negatively impacted, it is likely that our other lines of business would also suffer due to the relationship among the various business lines. Further, as a result of our debt level and the terms of our existing debt instruments, our exposure to adverse general economic conditions is heightened.

During 2001 and 2002, we were adversely affected by the slowdown in the global economy, which negatively impacted the commercial real estate market generally. This caused a decline in our leasing activities within the United States, which was only partially offset by improved overall revenues in Europe and Asia. Moreover, in part because of the terrorist attacks on September 11, 2001 and the subsequent conflict with Iraq, the economic climate in the United States became very uncertain, which had an adverse effect on commercial real estate market conditions and, in turn, affected our operating results from 2001 through 2003.

Effects of Prior Acquisitions

A significant component of our historical revenue growth has occurred through acquisitions, including our acquisition of Insignia Financial Group on July 23, 2003. Our management believes that most acquisitions will initially have an adverse impact on our operating and net income, both as a result of transaction-related expenses and charges and the difficulties of integrating the acquired business and its financial and accounting systems into our own. For example, we experienced a significant number of transaction-related expenses in connection with both our acquisition of Insignia in 2003 and our acquisition of CB Richard Ellis Services in 2001 and we have incurred costs in connection with the integration of Insignia’s business lines and financial and accounting reporting systems into our own.

International Operations

We have made significant acquisitions of non-U.S. companies and may acquire additional foreign companies in the future. As we increase our foreign operations, fluctuations in the value of the U.S. dollar relative to the other currencies in which we may generate earnings could adversely affect our business, operating results and financial condition. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations. Lastly, our international operations are subject to, among other things, political instability and changing regulatory environments, which may adversely affect our future financial condition and results of operations.

Basis of Presentation

Recent Significant Acquisitions and Dispositions

On July 20, 2001, we acquired CB Richard Ellis Services, Inc. pursuant to an amended and restated agreement and plan of merger, dated as of May 31, 2001, among CB Richard Ellis Group (formerly known as CBRE Holding, Inc.), CB Richard Ellis Services and Blum CB Corp., a wholly owned subsidiary of CB Richard Ellis Group. Blum CB was merged with and into CB Richard Ellis Services, with CB Richard Ellis Services being the surviving corporation. At the effective time of such merger, CB Richard Ellis Services became a wholly owned subsidiary of CB Richard Ellis Group.

Our results of operations, including our segment operations and cash flows, for the year ended December 31, 2001 have been derived by combining the results of operations and cash flows of CB Richard Ellis Group for the period from February 20, 2001 (inception) to December 31, 2001 with the results of operations and cash flows of CB Richard Ellis Services, our “predecessor,” prior to the merger with Blum CB in 2001, from January 1, 2001 through July 20, 2001, the date of the merger. The results of operations and cash flows of our predecessor prior to the merger incorporated in the following discussion are the historical results and cash flows of our predecessor. These results of our predecessor do not reflect any purchase accounting adjustments, which are included in our results subsequent to the merger. Due to the effects of purchase accounting applied as a result of the merger and the additional interest expense associated with the debt incurred to finance the merger, our results of operations may not be comparable in all respects to the results of operations for our predecessor prior to the merger. However, our management believes a discussion of our 2001 operations is more meaningful by combining our results with the results of our predecessor.

On July 23, 2003, pursuant to an amended and restated agreement and plan of merger, dated as of May 28, 2003, by and among CB Richard Ellis Services, CB Richard Ellis Group, Apple Acquisition Corp., a Delaware corporation and wholly owned subsidiary of CB Richard Ellis Services, and Insignia Financial Group, Inc., Apple Acquisition was merged with and into Insignia Financial Group. Insignia Financial Group was the surviving corporation in the merger and at the effective time of the merger became a wholly owned subsidiary of CB Richard Ellis Services. Also on July 23, 2003, immediately prior to the completion of the merger, Insignia

Financial Group completed the sale of its real estate investment assets to Island Fund I LLC for cash consideration of $36.9 million pursuant to a purchase agreement, dated as of May 28, 2003, among CB Richard Ellis Group, CB Richard Ellis Services, Apple Acquisition, Insignia Financial Group and Island Fund. These real estate investment assets consisted of Insignia Financial Group subsidiaries and joint ventures that held (1) minority investments in office, retail, industrial, apartment and hotel properties, (2) minority investments in office development projects and a related undeveloped parcel of land, (3) wholly owned or consolidated investments in Norman, Oklahoma, New York City and the U.S. Virgin Islands and (4) investments in private equity funds that invest in mortgage-backed debt securities and other real estate-related assets.

Segment Reporting

In the third quarter of 2001, we reorganized our business segments as part of our efforts to reduce costs and streamline our operations. Accordingly, we report our operations through three geographically organized segments: (1) Americas, (2) Europe, the Middle East and Africa, or EMEA, and (3) Asia Pacific. The Americas consists of operations located in the United States, Canada, Mexico and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand.

Results of Operations

The following tables set forth items derived from the consolidated statements of operations for the nine months ended September 30, 2002 and 2003 and for the years ended December 31, 2000, 2001 and 2002, presented in dollars and as a percentage of revenue:

	Nine Months Ended September 30,
	2002		2003
	(Dollars in thousands)
Revenue	$793,811	100.0%	$1,008,817	100.0%
Costs and expenses:
Cost of services	363,506	45.8	484,863	48.1
Operating, administrative and other	364,676	45.9	443,894	44.0
Depreciation and amortization	18,107	2.3	53,571	5.3
Equity income from unconsolidated subsidiaries	(6,422)	(0.8)	(9,182)	(0.9)
Merger-related and other nonrecurring charges	50	—	19,795	2.0

Operating income	53,894	6.8	15,876	1.6
Interest income	2,673	0.3	3,564	0.4
Interest expense	46,341	5.8	59,519	5.9

Income before provision (benefit) for income taxes	10,226	1.3	(40,079)	(4.0)
Provision (benefit) for income taxes	6,596	0.8	(15,459)	(1.5)

Net income (loss)	$3,630	0.5%	$(24,620)	(2.4)%

EBITDA	$72,001	9.1%	$69,447	6.9%

	Year Ended December 31,
	2000		2001		2002
	(Dollars in thousands)
Revenue	$1,323,604	100.0%	$1,170,762	100.0%	$1,170,277	100.0%
Costs and expenses:
Cost of services	628,097	47.4	547,577	46.8	554,942	47.4
Operating, administrative and other	551,528	41.7	512,632	43.8	493,949	42.2
Depreciation and amortization	43,199	3.3	37,854	3.2	24,614	2.1
Equity income from unconsolidated subsidiaries	(6,505)	(0.5)	(4,428)	(0.4)	(9,326)	(0.8)
Merger-related and other nonrecurring charges	—	—	28,569	2.5	36	—

Operating income	107,285	8.1	48,558	4.1	106,062	9.1
Interest income	2,554	0.2	3,994	0.4	3,272	0.3
Interest expense	41,700	3.2	50,020	4.3	60,501	5.2

Income before provision for income taxes	68,139	5.1	2,532	0.2	48,833	4.2
Provision for income taxes	34,751	2.6	19,126	1.6	30,106	2.6

Net income (loss)	$33,388	2.5%	$(16,594)	(1.4)%	$18,727	1.6%

EBITDA	$150,484	11.4%	$86,412	7.4%	$130,676	11.2%

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe that the presentation of EBITDA will enhance an investor’s understanding of our operating performance. EBITDA is also a measure used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as our use of EBITDA as a significant component when measuring performance under our employee incentive programs. EBITDA should not be considered as an alternative to (1) operating income determined in accordance with accounting principles generally accepted in the United States or (2) operating cash flow determined in accordance with accounting principles generally accepted in the United States. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA is calculated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
	(In thousands)
Operating income	$107,285	$48,558	$106,062	$53,894	$15,876
Add: Depreciation and amortization	43,199	37,854	24,614	18,107	53,571

EBITDA	$150,484	$86,412	$130,676	$72,001	$69,447

Nine Months Ended September 30, 2003 Compared to the Nine Months Ended September 30, 2002

We reported a consolidated net loss of $24.6 million for the nine months ended September 30, 2003 on revenue of $1.0 billion as compared to consolidated net income of $3.6 million on revenue of $793.8 million for the nine months ended September 30, 2002.

Our revenue on a consolidated basis increased $215.0 million, or 27.1%, during the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. The increase was driven by higher revenue as a result of the Insignia acquisition, significantly higher worldwide sales transaction revenue as well as increased worldwide appraisal fees and lease transaction revenue. Additionally, foreign currency translation had a $28.6 million positive impact on total revenue during the nine months ended September 30, 2003.

Our cost of services on a consolidated basis totaled $484.9 million, an increase of $121.4 million, or 33.4%, from the nine months ended September 30, 2002. This increase was mainly due to higher commission expense as a result of the Insignia acquisition, as well as increased worldwide sales and lease transaction revenue. Increased worldwide payroll related costs, primarily insurance, also contributed to the variance. Additionally, foreign currency translation had a $12.5 million negative impact on cost of services during the current year period. As a result, cost of services as a percentage of revenue increased from 45.8% for the nine months ended September 30, 2002 to 48.1% for the nine months ended September 30, 2003.

Our operating, administrative and other expenses on a consolidated basis were $443.9 million, an increase of $79.2 million, or 21.7%, for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. The increase was primarily driven by higher costs as a result of the Insignia acquisition, including $1.2 million of integration costs, as well as increased worldwide bonuses, payroll related expenses and consulting expenses, principally in the Americas and Europe. Included in the 2003 bonus amount was an accrual for a one-time performance award approximately $6.9 million. In addition, occupancy expense was higher in the United Kingdom as a result of our relocation to a new facility. Lastly, foreign currency translation had a $13.7 million negative impact on total operating expenses during the nine months ended September 30, 2003. These increases were partially offset by net foreign currency transaction gains resulting from the weaker U.S. dollar.

Our depreciation and amortization expense on a consolidated basis increased by $35.5 million, or 195.9%, mainly due to an increase in amortization expense primarily as a result of net revenue backlog acquired as part of the Insignia acquisition. The increase in amortization expense was also due to a one-time reduction of amortization expense recorded in the prior year, which arose from the adjustment of certain intangible assets to their estimated fair values as of their acquisition date as determined by independent third party appraisers in connection with our acquisition of CB Richard Ellis Services in 2001.

Our equity income from unconsolidated subsidiaries on a consolidated basis increased $2.8 million or 43.0% for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 primarily due to a gain on sale of owned units in an investment fund.

Our merger-related charges on a consolidated basis were $19.8 million for the nine months ended September 30, 2003. These charges primarily consisted of lease termination costs associated with vacated spaces, change of control payments, consulting costs and severance costs, all of which were attributable to the Insignia acquisition.

Our consolidated interest expense was $59.5 million for the nine months ended September 30, 2003, an increase of $13.2 million, or 28.4%, as compared to the nine months ended September 30, 2002. This increase was primarily driven by a $6.8 million write-off of unamortized deferred financing fees associated with the prior credit facility as well as higher interest expense as a result of the additional debt issued in connection with the Insignia acquisition.

Our benefit for income tax on a consolidated basis was $15.5 million for the nine months ended September 30, 2003 as compared to provision for income tax of $6.6 million for the nine months ended September 30, 2002. The income tax (benefit) provision and effective tax rate were not comparable between periods due to the effects of the Insignia acquisition. Additionally, non-taxable gains associated with our deferred compensation plan in the current year versus the non-deductible losses experienced in the prior year contributed to a lower effective tax rate in the current year.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

We reported consolidated net income of $18.7 million for the year ended December 31, 2002 on revenue of $1,170.3 million as compared to a consolidated net loss of $16.6 million on revenue of $1,170.8 million for the year ended December 31, 2001.

Our revenue on a consolidated basis for the year ended December 31, 2002 was comparable to the year ended December 31, 2001. Declines in lease transaction revenue, principally in the Americas and Asia Pacific, combined with a nonrecurring prior year sale of mortgage fund contracts of $5.6 million, was mostly offset by higher worldwide sales transaction revenue, consulting fees, investment management fees and loan fees.

Our cost of services on a consolidated basis totaled $554.9 million for the year ended December 31, 2002, an increase of $7.4 million, or 1.3%, from the year ended December 31, 2001. Cost of services as a percentage of revenue increased slightly to 47.4% for the year ended December 31, 2002 as compared to 46.8% for the year ended December 31, 2001. This increase was primarily due to higher producer compensation within our international operations associated with expanded international activities. These increases were partially offset by lower variable commissions, principally in the Americas, driven by lower lease transaction revenue.

Our operating, administrative and other expenses on a consolidated basis were $493.9 million for the year ended December 31, 2002, a decrease of $18.7 million, or 3.6%, as compared to the year ended December 31, 2001. This decrease was primarily driven by cost cutting measures and operational efficiencies from programs initiated in May 2001, as well as foreign currency transaction and settlement gains resulting from the weaker U.S. dollar. These reductions were partially offset by an increase in bonuses and other incentives, primarily within our international operations, due to higher results.

Our depreciation and amortization expense on a consolidated basis decreased by $13.2 million, or 35.0%, mainly due to the discontinuation of goodwill amortization after our acquisition of CB Richard Ellis Services in 2001 in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142, and lower depreciation expense, principally due to lower capital expenditures for the year ended December 31, 2002. The year ended December 31, 2002 also included a one-time reduction of amortization expense of $2.0 million arising from the adjustment of certain intangible assets to their estimated fair values as of the acquisition date as determined by independent third party appraisers in 2002.

Our equity income from unconsolidated subsidiaries increased by $4.9 million, or 110.6%, for the year ended December 31, 2002 as compared to the prior year, primarily due to improved performance from several domestic joint ventures.

The year ended December 31, 2001 included merger-related and other nonrecurring charges on a consolidated basis of $28.6 million. These costs primarily consisted of merger-related costs of $18.3 million, the write-off of assets, which were primarily e-business investments, of $7.2 million, as well as severance costs of $3.1 million related to our cost reduction program instituted in May 2001.

Our consolidated interest expense was $60.5 million, an increase of $10.5 million, or 21.0%, over the year ended December 31, 2001. This was primarily attributable to our change in debt structure in connection with our acquisition of CB Richard Ellis Services in 2001.

Our income tax expense on a consolidated basis was $30.1 million for the year ended December 31, 2002, as compared to $19.1 million for the year ended December 31, 2001. The income tax provision and effective tax rate were not comparable between periods due to effects of our acquisition of CB Richard Ellis Services in 2001 and the adoption of SFAS No. 142, which resulted in the elimination of the amortization of goodwill. In addition, the decline in the market value of assets associated with the deferred compensation plan, for which no tax benefit was realized, contributed to an increased effective tax rate.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

We reported a consolidated net loss of $16.6 million for the year ended December 31, 2001 on revenue of $1,170.8 million compared to a consolidated net income of $33.4 million on revenue of $1,323.6 million for the year ended December 31, 2000. The 2001 results include a nonrecurring sale of mortgage fund management contracts of $5.6 million. The 2000 results include a nonrecurring sale of certain non-strategic assets of $4.7 million.

Our revenue on a consolidated basis decreased by $152.8 million, or 11.5%, during the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was mainly driven by a $98.2 million decrease in lease transaction revenue and a $62.8 million decline in sales transaction revenue during 2001. The lower revenue was primarily attributable to our North American operation. However, our European and Asian operations also experienced lower sales and lease transaction revenue as compared to 2000. These decreases were slightly offset by a $6.4 million, or 11.0%, increase in loan origination and servicing fees as well as $6.0 million, or 8.1%, increase in appraisal fees driven by increased refinancing activities due to a decline in interest rates in the United States and increased fees in the European operation.

Our cost of services on a consolidated basis totaled $547.6 million, a decrease of $80.5 million, or 12.8%, for the year ended December 31, 2001 as compared to the prior year. This decrease was primarily due to the lower sales and lease transaction revenue within North America. This decline in revenue also resulted in lower variable commissions expense within this region as compared to 2000. This was slightly offset by producer compensation within the international operations, which is typically fixed in nature and does not decrease as a result of lower revenue. Accordingly, cost of services as a percentage of revenue decreased slightly to 46.8% for 2001 as compared to 47.4% for 2000.

Our operating, administrative and other expenses on a consolidated basis were $512.6 million, a decrease of $38.9 million, or 7.1%, for the year ended December 31, 2001 as compared to the prior year. The decrease was due to cost cutting measures and operational efficiencies from programs initiated in May 2001. An organizational restructure was also implemented after our acquisition of CB Richard Ellis Services in 2001 that included the reduction of administrative staff in corporate and divisional headquarters and the scaling back of unprofitable operations. In addition, bonus incentives and profit share declined due to our lower results.

Our depreciation and amortization expense on a consolidated basis decreased by $5.3 million, or 12.4%, primarily due to the discontinuation of goodwill amortization after our acquisition of CB Richard Ellis Services in 2001 in accordance with SFAS No. 142.

Our equity income from unconsolidated subsidiaries on a consolidated basis decreased by $2.1 million or 31.9% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily due to decreased results from several domestic joint ventures.

Our merger-related and other nonrecurring charges on a consolidated basis were $28.6 million for the year ended December 31, 2001. This included merger-related costs associated with the 2001 acquisition of CB Richard Ellis Services in 2001 of $18.3 million, the write-off of assets, primarily e-business investments, of $7.2 million and severance costs of $3.1 million attributable to our cost reduction program instituted in May 2001.

Our consolidated interest expense was $50.0 million, an increase of $8.3 million or 20.0% for the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was attributable to increased debt as a result of the 2001 acquisition of CB Richard Ellis Services.

Our provision for income taxes on a consolidated basis was $19.1 million for the year ended December 31, 2001 as compared to a provision for income taxes of $34.8 million for the year ended December 31, 2000. Our income tax provision and effective tax rate were not comparable between periods due to the 2001 acquisition of

CB Richard Ellis Services. In addition, we adopted SFAS No. 142, which resulted in the elimination of the amortization of goodwill.

Segment Operations

The following table summarizes our revenue, costs and expenses and operating income (loss) by our Americas, EMEA and Asia Pacific operating segments for the nine months ended September 30, 2002 and 2003 and years ended December 31, 2000, 2001 and 2002. Our Americas results for the nine months ended September 30, 2003 include merger-related charges of $15.9 million attributable to our acquisition of Insignia Financial Group. Our Americas 2001 results include a nonrecurring sale of mortgage fund contracts of $5.6 million, as well as costs related to our acquisition of CB Richard Ellis Services in 2001 and other nonrecurring charges of $26.9 million. Our Americas 2000 results include a nonrecurring sale of certain non-strategic assets of $4.7 million. Our EMEA results for the nine months ended September 30, 2003 include merger-related charges of $3.9 million associated with our acquisition of Insignia. Our Asia Pacific 2001 results include costs related to the 2001 acquisition of CB Richard Ellis Services in 2001 and other nonrecurring charges of $1.2 million.

	Nine Months Ended September 30,
	2002		2003
	(Dollars in thousands)
Americas
Revenue	$618,709	100.0%	$766,995	100.0%
Costs and expenses:
Cost of services	291,173	47.1	380,942	49.7
Operating, administrative and other	271,803	43.9	316,352	41.2
Depreciation and amortization	12,561	2.0	47,703	6.2
Equity income from unconsolidated subsidiaries	(5,557)	(0.9)	(9,379)	(1.2)
Merger-related charges	50	—	15,891	2.1

Operating income	$48,679	7.9%	$15,486	2.0%

EBITDA	$61,240	9.9%	$63,189	8.2%

EMEA
Revenue	$111,632	100.0%	$167,020	100.0%
Costs and expenses:
Cost of services	45,344	40.6	71,160	42.6
Operating, administrative and other	61,319	54.9	91,237	54.6
Depreciation and amortization	3,194	2.9	3,430	2.1
Equity income from unconsolidated subsidiaries	(16)	—	361	0.2
Merger-related charges	—	—	3,904	2.3

Operating income (loss)	$1,791	1.6%	$(3,072)	(1.8)%

EBITDA	$4,985	4.5%	$358	0.2%

Asia Pacific
Revenue	$63,470	100.0%	$74,802	100.0%
Costs and expenses:
Cost of services	26,989	42.5	32,761	43.8
Operating, administrative and other	31,554	49.7	36,305	48.5
Depreciation and amortization	2,352	3.7	2,438	3.3
Equity income from unconsolidated subsidiaries	(849)	(1.3)	(164)	(0.2)

Operating income	$3,424	5.4%	$3,462	4.6%

EBITDA	$5,776	9.1%	$5,900	7.9%

	Year Ended December 31,
	2000		2001		2002
	(Dollars in thousands)
Americas
Revenue	$1,074,080	100.0%	$928,799	100.0%	$896,064	100.0%
Costs and expenses:
Cost of services	530,284	49.3	448,813	48.4	438,842	48.9
Operating, administrative and other	422,698	39.4	388,645	41.8	367,312	41.0
Depreciation and amortization	28,600	2.7	27,452	3.0	16,958	1.9
Equity income from unconsolidated subsidiaries	(5,553)	(0.5)	(3,808)	(0.4)	(8,425)	(0.9)
Merger-related and other nonrecurring charges	—	—	26,923	2.8	36	—

Operating income	$98,051	9.1%	$40,774	4.4%	$81,341	9.1%

EBITDA	$126,651	11.8%	$68,226	7.3%	$98,299	10.9%

EMEA
Revenue	$164,539	100.0%	$161,306	100.0%	$182,222	100.0%
Costs and expenses:
Cost of services	61,194	37.1	63,343	39.3	75,475	41.4
Operating, administrative and other	84,172	51.2	81,728	50.6	84,963	46.6
Depreciation and amortization	9,837	6.0	6,492	4.0	4,579	2.5
Equity income from unconsolidated subsidiaries	(3)	—	(2)	—	(82)	—
Merger-related and other nonrecurring charges	—	—	451	0.3	—	—

Operating income	$9,339	5.7%	$9,294	5.8%	$17,287	9.5%

EBITDA	$19,176	11.7%	$15,786	9.7%	$21,866	12.0%

Asia Pacific
Revenue	$84,985	100.0%	$80,657	100.0%	$91,991	100.0%
Costs and expenses:
Cost of services	36,619	43.1	35,421	43.9	40,625	44.2
Operating, administrative and other	44,658	52.5	42,259	52.4	41,674	45.3
Depreciation and amortization	4,762	5.6	3,910	4.9	3,077	3.3
Equity income from unconsolidated subsidiaries	(949)	(1.1)	(618)	(0.8)	(819)	(0.9)
Merger-related and other nonrecurring charges	—	—	1,195	1.5	—	—

Operating (loss) income	(105)	(0.1)%	$(1,510)	(1.9)%	$7,434	8.1%

EBITDA	$4,657	5.5%	$2,400	2.9%	$10,511	11.4%

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe that the presentation of EBITDA will enhance an investor’s understanding of our operating performance. EBITDA is also a measure used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as our use of EBITDA as a significant component when measuring performance under our employee incentive programs. EBITDA should not be considered as an alternative to (1) operating income determined in accordance with accounting principles generally accepted in the United States or (2) operating cash flow determined in accordance with accounting principles generally accepted in the United States. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA is calculated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
	(In thousands)
Americas
Operating income	$98,051	$40,774	$81,341	$48,679	$15,486
Add: Depreciation and amortization	28,600	27,452	16,958	12,561	47,703

EBITDA	$126,651	$68,226	$98,299	$61,240	$63,189

EMEA
Operating income	$9,339	$9,294	$17,287	$1,791	$(3,072)
Add: Depreciation and amortization	9,837	6,492	4,579	3,194	3,430

EBITDA	$19,176	$15,786	$21,866	$4,985	$358

Asia Pacific
Operating (loss) income	$(105)	$(1,510)	$7,434	$3,424	$3,462
Add: Depreciation and amortization	4,762	3,910	3,077	2,352	2,438

EBITDA	$4,657	$2,400	$10,511	$5,776	$5,900

Nine Months Ended September 30, 2003 Compared to the Nine Months Ended September 30, 2002

Americas

Revenue increased by $148.3 million, or 24.0%, for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. This was primarily driven by the Insignia acquisition as well as significantly higher sales transaction revenue due to an increased number of transactions and a higher average value per transaction. Cost of services increased by $89.8 million, or 30.8%, for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 due to increased revenue as a result of the Insignia acquisition and higher sales transaction revenue, as well as increased payroll related costs, primarily insurance. As a result, cost of services as a percentage of revenue increased from 47.1% for the nine months ended September 30, 2002 to 49.7% for the nine months ended September 30, 2003. Operating, administrative and other expenses increased $44.5 million, or 16.4%, mainly caused by higher costs as a result of the Insignia acquisition, including integration expenses of $1.2 million, as well as increased bonuses and payroll related costs. Included in the 2003 bonus amount was an accrual for a one-time performance award of approximately $6.9 million. These increases were partially offset by net foreign currency transaction gains resulting from the weakened U.S. dollar.

EMEA

Revenue increased by $55.4 million, or 49.6%, for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. This was mainly driven by increased revenue as a result of the

Insignia acquisition as well as higher sales and lease transaction revenue across Europe. Additionally, foreign currency translation had a $18.0 million positive impact on total revenue during the nine months ended September 30, 2003. Cost of services increased $25.8 million, or 56.9%, as a result of higher producer compensation expense and increased payroll related costs, including pension and insurance expenses, partially due to the Insignia acquisition and new hires. Additionally, foreign currency translation had a $7.9 million negative impact on cost of services during the current year period. Operating, administrative and other expenses increased by $29.9 million, or 48.8%, mainly driven by increased costs as a result of the Insignia acquisition as well as higher bonus, payroll related and consulting expenses. In addition, occupancy expense was higher in the United Kingdom as a result of our relocation to a new facility. Lastly, foreign currency translation had a $8.7 million negative impact on total operating expenses during the nine months ended September 30, 2003.

Asia Pacific

Revenue increased by $11.3 million, or 17.9%, for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. The increase was primarily driven by an overall increase in revenue in Australia and New Zealand. Additionally, foreign currency translation had a $7.1 million positive impact on total revenue during the current year period. These revenue increases were partially offset by reduced revenue in our Japanese investment management business. Cost of services increased by $5.8 million, or 21.4%, mainly attributable to increased transaction revenue as well as higher producer compensation expense due to increased headcount in Australia and New Zealand. Additionally, foreign currency translation had a $3.3 million negative impact on cost of services for the nine months ended September 30, 2003. Operating, administrative and other expenses increased by $4.8 million, or 15.1%, primarily due to an increased accrual for a long-term incentives in Australia and New Zealand. Foreign currency translation also had a $3.1 million negative impact on total operating expenses during the nine months ended September 30, 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Americas

Revenue decreased by $32.7 million, or 3.5%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001, primarily driven by lower lease transaction revenue, partially offset by an increase in sales transaction revenue and loan fees. The lease transaction revenue decrease was primarily due to a lower average value per transaction partially offset by a higher number of transactions. The sales transaction revenue increase was driven by a higher number of transactions, as well as a higher average value per transaction. Loan fees also increased compared to the prior year principally due to an increase in the number of transactions. Cost of services decreased by $10.0 million, or 2.2%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001, caused primarily by lower variable commissions due to lower lease transaction revenue. Cost of services as a percentage of revenue were relatively flat when compared to the prior year at approximately 48.9%. Operating, administrative and other expenses decreased by $21.3 million, or 5.5%, as a result of cost reduction and efficiency measures, the organizational restructuring implemented after our acquisition of CB Richard Ellis Services in 2001 and foreign currency transaction and settlement gains resulting from the weaker U.S. dollar.

EMEA

Revenue increased by $20.9 million, or 13.0%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This was mainly driven by higher sales transaction revenue across Europe as well as higher lease transaction revenue and investment management fees in France. Cost of services increased by $12.1 million or 19.2% due to higher producer compensation as a result of increased revenue arising from expanded activities in the United Kingdom, France, Germany, Italy and Spain. Operating, administrative and other expenses increased by $3.2 million, or 4.0%, mainly attributable to higher incentives due to increased results, higher occupancy costs and consulting fees.

Asia Pacific

Revenue increased by $11.3 million, or 14.1%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This increase was primarily driven by higher investment management fees in Japan and an increase in overall revenue in Australia and New Zealand, partially offset by lower revenues as a result of conversions of small, wholly-owned offices to affiliate offices elsewhere in Asia. Cost of services increased by $5.2 million, or 14.7%, primarily driven by higher producer compensation expense due to increased personnel requirements in Australia, China and New Zealand, slightly offset by lower commissions due to conversions to affiliate offices elsewhere in Asia. Operating, administrative and other expenses decreased by $0.6 million, or 1.4%, primarily as a result of conversions to affiliate offices. This decrease was mostly offset by an increased accrual for bonuses due to higher results in Australia and New Zealand.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Americas

Revenue decreased by $145.3 million, or 13.5%, for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily driven by the softening global economy as well as the tragic events of September 11, 2001. Lease transaction revenue decreased by $85.3 million and sales transaction revenue declined by $55.5 million due to a lower number of transactions completed as well as a lower average value per transaction during 2001 as compared to 2000. Consulting and referral fees also decreased by $12.1 million, or 20.0%, as compared to 2000. These declines were slightly offset by an increase in loan origination and servicing fees of $6.4 million as well as higher appraisal fees of $4.4 million driven by increased refinancing activities due to the low interest rate environment in North America. Cost of services decreased by $81.5 million, or 15.4%, for the year ended December 31, 2001 as compared to the year ended December 31, 2000, caused primarily by the lower lease transaction and sales transaction revenue. The decline in revenue also resulted in lower variable commissions expense. As a result, cost of services as a percentage of revenue decreased from 49.3% in 2000 to 48.4% in 2001. Operating, administrative and other expenses decreased by $34.1 million, or 8.1%, as a result of cost reduction and efficiency measures initiated in May 2001 as well as the organizational restructure implemented after the acquisition of CB Richard Ellis Services in 2001. Key executive bonuses and profit share also declined due to the lower results.

EMEA

Revenue decreased by $3.2 million, or 2.0%, for the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was mainly driven by lower sales transaction and lease transaction revenue due to the overall weakness in the European economy, particularly in France and Germany. This was slightly offset by higher consulting and referral fees in the United Kingdom as well as an overall increase in appraisal fees throughout Europe. Cost of services increased by $2.1 million, or 3.5%, for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily due to a higher number of producers, mainly in the United Kingdom. Producer compensation in EMEA is typically fixed in nature and does not decrease with a decline in revenue. Operating, administrative and other expenses decreased by $2.4 million, or 2.9%, for the year ended December 31, 2001 as compared to the year ended December 31, 2000, mainly attributable to decreased bonuses and other incentives due to lower 2001 results.

Asia Pacific

Revenue decreased by $4.3 million, or 5.1%, for the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was primarily driven by lower lease transaction revenue due to the weak economy in China and Singapore. Operating, administrative and other expenses decreased by $2.4 million, or 5.4%, for the year ended December 31, 2001 as compared to the year ended December 31. 2000. The decrease was primarily due to lower personnel requirements and other cost containment measures put in place during May 2001 as well as the organizational restructure implemented after the acquisition of CB Richard Ellis Services in 2001.

Liquidity and Capital Resources

We believe we can satisfy our non-acquisition obligations, as well as our working capital requirements and funding of investments, with internally generated cash flow and borrowings under our revolving credit facility described below. In the near term, further material acquisitions, if any, that necessitate cash will require new sources of capital such as an expansion of our revolving credit facility or the issuance of additional debt or equity. We anticipate that our existing sources of liquidity, including cash flow from operations, will be sufficient to meet our anticipated non-acquisition cash requirements for the foreseeable future, but at a minimum for the next twelve months.

Summary of Contractual Obligations and Other Commitments

The following is a summary of our various contractual obligations and other commitments as of September 30, 2003, except for operating leases which are as of December 31, 2002:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Contractual Obligations	(In thousands)
Total debt (1) (2)	$994,887	$175,511	$22,774	$296,842	$499,760
Operating leases (3)	694,391	98,839	167,097	126,913	301,542
Deferred compensation plan liability (4)	125,465	—	—	—	125,465
Pension liability (4)	31,559	—	—	—	31,559

Total Contractual Obligations	$1,846,302	$274,350	$189,871	$423,755	$958,326

	Amount of Commitments Expiration
	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
Other Commitments	(In thousands)
Letters of credit (5)	$27,797	$27,797	$—	$—	$—
Guarantees (5)	10,506	10,506	—	—	—
Co-investment commitments (5)	21,370	15,462	5,908	—	—

Total Commitments	$59,673	$53,765	$5,908	$—	$—

(1)	Includes capital lease obligations.

(2)	As described in greater detail in note 19 to our unaudited consolidated financial statements included elsewhere in this prospectus, (a) on October 14, 2003, we refinanced our senior secured credit facilities, which, among other things, increased the amount of outstanding term loans and changed the amortization schedule for the term loans and (b) on October 27, 2003 and December 29, 2003, we redeemed $20.0 million and $10.0 million, respectively, in aggregate principal of our 16% senior notes due 2011.

(3)	Includes our outstanding operating lease obligations as of December 31, 2002, as well as Insignia’s outstanding operating lease obligations as December 31, 2002 reported on their annual report on Form 10-K for the year ended December 31, 2002.

(4)	An undeterminable portion of this amount will be paid in years one through five.

(5)	See note 12 to our unaudited consolidated financial statements included elsewhere in this prospectus.

Historical Cash Flows

Net cash used in operating activities totaled $70.7 million for the nine months ended September 30, 2003, an increase of $51.7 million compared to the nine months ended September 30, 2002. This increase was primarily attributable to merger-related expenses paid in the current period in connection with our acquisition of Insignia, as well as the timing of payments to vendors and taxing authorities.

Net cash used in investing activities totaled $252.7 million for the nine months ended September 30, 2003, an increase of $236.2 million compared to the same period of the prior year. This increase was primarily due to costs incurred in 2003 associated with the Insignia acquisition.

Net cash provided by financing activities totaled $328.5 million for the nine months ended September 30, 2003 compared to net cash used in financing activities of $2.1 million for the nine months ended September 30, 2002. This increase was mainly attributable to the additional net debt and equity financing resulting from the Insignia acquisition in July 2003.

Net cash provided by operating activities totaled $64.9 million for the year ended December 31, 2002, an increase of $93.8 million compared to the year ended December 31, 2001. This increase was primarily due to the improved 2002 earnings, as well as lower payments made in the year ended December 31, 2002 for 2001 bonus and profit sharing as compared to the 2000 bonus and profit sharing payments made in the year ended December 31, 2001.

We utilized $24.1 million in investing activities during the year ended December 31, 2002, a decrease of $249.4 million compared to the year ended December 31, 2001. This decrease was primarily due to the prior year payment of the purchase price and related expenses associated with our acquisition of CB Richard Ellis Services in 2001. Capital expenditures of $14.3 million during the year ended December 31, 2002, net of concessions received, were lower than 2001 by $7.0 million, driven primarily by efforts to reduce spending and improve cash flows. Capital expenditures for 2002 and 2001 consisted primarily of purchases of computer hardware and software and furniture and fixtures.

Net cash used in financing activities totaled $17.8 million for the year ended December 31, 2002 compared to cash provided by financing activities of $340.1 million for the year ended December 31, 2001. This decrease was mainly attributable to the debt and equity financing required by our acquisition of CB Richard Ellis Services in 2001.

Long-Term Indebtedness

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase. For additional information regarding the terms of certain of our long-term indebtedness, see the information under the heading “Description of Certain Long-Term Indebtedness.”

In connection with our acquisition of Insignia, CB Richard Ellis Services entered into an amended and restated credit agreement with Credit Suisse First Boston, or “CSFB,” and other lenders. On October 14, 2003, we refinanced all of the outstanding loans under that agreement. As part of this refinancing, we entered into a new amended and restated credit agreement. The existing amended and restated credit agreement includes the following: (1) a term loan facility of $300.0 million, which was fully drawn on October 14, 2003, requires quarterly principal payments of $2.5 million through September 30, 2008 and matures on December 31, 2008; and (2) a $90.0 million revolving credit facility, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. The revolving credit facility requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by us. Borrowings under the term loan facility bear interest at varying rates based, at our option, on either LIBOR plus 3.25% or the alternate base rate plus 2.25%. Borrowings under the revolving credit facility bear interest at varying rates based on our option, at either the applicable LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA, which are defined in the amended and restated credit agreement. The alternate base rate is the higher of (A) CSFB’s prime rate or (B) the Federal Funds Effective Rate plus one-half of one percent. In addition, we are required to pay a revolving credit facility fee based on the total amount of the unused commitment. The borrowings under the amended and restated credit agreement are jointly and severally guaranteed by CB Richard Ellis Group and each of CB Richard Ellis Services’ domestic subsidiaries and are secured by a pledge of substantially all of our assets. As of October 14, 2003, the total outstanding balance under the term loan facility was $300.0 million and the total outstanding balance under the revolving credit facility was $10.8 million, which consisted entirely of outstanding letters of credit.

On May 22, 2003, CBRE Escrow, Inc., a wholly owned subsidiary of CB Richard Ellis Services, issued $200.0 million in aggregate principal amount of 9¾% senior notes due May 15, 2010. The proceeds of this issuance were placed in escrow pending the completion of our acquisition of Insignia Financial Group on July 23, 2003, on which date the proceeds were released from escrow in order to partially fund the acquisition, CBRE Escrow merged with and into CB Richard Ellis Services and CB Richard Ellis Services assumed all obligations with respect to the 9¾% senior notes. The 9¾% senior notes are unsecured obligations of CB Richard Ellis Services, senior to all of its current and future unsecured indebtedness, but subordinated to all of CB Richard Ellis Services’ current and future secured indebtedness. The 9¾% senior notes are jointly and severally guaranteed on a senior basis by CB Richard Ellis Group and its domestic subsidiaries. Interest accrues at a rate of 9¾% per year and is payable semi-annually in arrears on May 15 and November 15. The 9¾% senior notes are redeemable at our option, in whole or in part, on or after May 15, 2007 at 104.875% of par on that date and at declining prices thereafter. In addition, before May 15, 2006, we may redeem up to 35.0% of the originally issued amount of the 9¾% senior notes at 109¾% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, we are obligated to make an offer to purchase the 9¾% senior notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 9¾% senior notes included in the accompanying consolidated balance sheets included elsewhere in this prospectus was $200.0 million as of September 30, 2003.

In order to partially finance our acquisition of CB Richard Ellis Services in 2001, Blum CB Corp. issued $229.0 million in aggregate principal amount of 11¼% senior subordinated notes due June 15, 2011 for approximately $225.6 million, net of discount, on June 7, 2001. CB Richard Ellis Services assumed all obligations with respect to the 11¼% senior subordinated notes due 2011 in connection with the merger of Blum CB Corp. with and into CB Richard Ellis Services on July 20, 2001. The 11¼% senior subordinated notes due 2011 are jointly and severally guaranteed on a senior subordinated basis by CB Richard Ellis Group and each of CB Richard Ellis Services’ domestic subsidiaries. The 11¼% senior subordinated notes require semi-annual payments of interest in arrears on June 15 and December 15 and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, we may redeem up to 35.0% of the originally issued amount of the notes at 111¼% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, we are obligated to make an offer to purchase the 11¼% senior subordinated notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 11 1/4% senior subordinated notes included in the accompanying consolidated balance sheets included elsewhere in this prospectus, net of unamortized discount, was $226.1 million as of September 30, 2003.

Also in connection with our acquisition of CB Richard Ellis Services in 2001, CB Richard Ellis Group issued $65.0 million in aggregate principal amount of 16% senior notes due July 20, 2011. The 16% senior notes are unsecured obligations, senior to all current and future unsecured indebtedness of CB Richard Ellis Group, but subordinated to all of our current and future secured indebtedness. Interest accrues at a rate of 16.0% per year and is payable quarterly in arrears. Interest may be paid in kind to the extent our ability to pay cash dividends is restricted by the terms of our senior secured credit facilities. Additionally, interest in excess of 12.0% may, at our option, be paid in kind through July 2006. We elected to pay in kind interest in excess of 12.0%, or 4.0%, that was payable on April 20, 2002, July 20, 2002, October 20, 2002, January 20, 2003 and April 20, 2003. The 16% senior notes are redeemable at our option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. On October 27, 2003 and December 29, 2003, we redeemed $20.0 million and $10.0 million, respectively, in aggregate principal amount of our 16% senior notes and paid $2.9 million of premiums in connection with these redemptions. In the event of a change in control, we are obligated to make an offer to purchase all of our outstanding 16% senior notes at 101.0% of par. The amount of the 16% senior notes included in the accompanying consolidated balance sheets included elsewhere in this prospectus, net of unamortized discount, was $63.4 million as of September 30, 2003. We expect to use our net proceeds from the offering to redeem the remaining $38.3 million aggregate principal amount of our 16% senior notes due 2011.

Each of our amended and restated credit agreement and the indentures governing our 16% senior notes, our 9¾% senior notes and our 11¼% senior subordinated notes contains numerous restrictive covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. Our amended and restated credit agreement also currently requires us to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior secured leverage ratio of EBITDA to funded debt.

From time to time, Moody’s Investor Service and Standard and Poor’s Ratings Service rate our outstanding senior secured term loans, our 9 3/4% senior notes and our 11 1/4% senior subordinated notes. Although neither the Moody’s nor the Standard and Poor’s ratings impact our ability to borrow or affect our interest rates for our senior secured term loans, they may impact our ability to borrow under new agreements in the future and the interest rates of any such future borrowings.

One of our subsidiaries has had a credit agreement with Residential Funding Corporation, or “RFC,” since 2001 for the purpose of funding mortgage loans that will be resold. The agreement provides for a revolving line of credit of up to $200.0 million, bears interest at one-month LIBOR plus 1.0% and expires on August 31, 2004. During the quarter ended September 30, 2003, we had a maximum of $272.5 million revolving line of credit principal outstanding with RFC. At September 30, 2003, we had a $135.8 million warehouse line of credit outstanding representing funded mortgage loans that had not yet been purchased, which is included in short-term borrowings in the consolidated balance sheet included elsewhere in this prospectus. Additionally, we had a $135.8 million warehouse receivable representing obligations of third parties to purchase funded mortgage loans as of September 30, 2003, which is also included in the consolidated balance sheet included elsewhere in this prospectus.

One of our subsidiaries has a credit agreement with JP Morgan Chase. The credit agreement provides for a revolving line of credit of up to $20.0 million, bears interest at 1.0% in excess of the bank’s cost of funds and expires on May 28, 2004. At September 30, 2003, no amounts were outstanding under this line of credit.

During 2001, a joint venture that we consolidate for financial reporting purposes incurred $37.2 million of non-recourse mortgage debt secured by a real estate investment. During the third quarter of 2003, the maturity date on this debt was extended to July 31, 2008. In our accompanying balance sheets, this debt comprised $40.4 million of our other long-term debt at September 30, 2003 and $40.0 million of our other short-term borrowings at December 31, 2002. Additionally, during the third quarter of 2003, this joint venture incurred an additional $1.9 million of non-recourse mortgage debt with a maturity date of June 15, 2004. At September 30, 2003, this $1.9 million of non-recourse debt is included in short-term borrowings in the accompanying consolidated balance sheets.

Insignia Financial Group, which we acquired in July 2003, issued $13.8 million of acquisition loan notes in connection with acquisitions of businesses in the United Kingdom. The acquisition loan notes are payable to the sellers of the previously acquired U.K. businesses and are secured by restricted cash deposits in approximately the same amount. The acquisition loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. At September 30, 2003, $13.9 million of the acquisition loan notes were outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets.

Deferred Compensation Plan Obligations

Each participant in our deferred compensation plan, or DCP, is allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least three years after the deferral election date. The investment alternatives available to participants include two interest index funds and an insurance fund in which gains or losses on deferrals are measured by one or more of approximately 30 mutual funds. In addition, prior to our acquisition of CB Richard Ellis Services in 2001, participants were entitled to invest their deferrals in stock fund units that entitled the participants to receive future distributions of shares of CB Richard Ellis Services common stock. Except for the stock funds units, all deferrals under the DCP represent obligations to make future cash payments. Effective January 1, 2004, we closed the DCP to new participants. During 2004, the DCP will continue to accept compensation deferrals from participants who currently have a balance, meet the eligibility requirements and elect to participate, up to a maximum annual contribution amount of $250,000 per participant. However, the DCP will cease accepting compensation deferrals from current participants effective January 1, 2005.

Because a substantial majority of the deferrals under the DCP have a distribution date based upon the end of the relevant participant’s employment with us, we have an ongoing obligation to make distributions to these participants as they leave our employment. Because the level of employee departures is not predictable, the timing of these obligations also is not predictable. Accordingly, we may face significant unexpected cash funding obligations in the future if a larger number of our employees leave our employment than we expect.

Pension Liability

Our subsidiaries based in the United Kingdom maintain two defined benefit pension plans to provide retirement benefits to existing and former employees participating in the plans. With respect to these plans, our historical policy has been to contribute annually an amount to fund pension cost as actuarially determined by an independent pension consulting firm and as required by applicable laws and regulations. Our contributions to these plans are invested and, if these investments do not perform in the future as well as we expect, we will be required to provide additional funding to cover the shortfall.

Other Obligations and Commitments

In connection with the sale of real estate investment assets by Insignia to Island Fund on July 23, 2003, Insignia agreed to maintain letter of credit support for real estate investment assets that were subject to the purchase agreement until the earlier of (1) the third anniversary of the completion of the sale, (2) the date on which the letter of credit is no longer required pursuant to the applicable real estate investment asset agreement or (3) the completion of a sale of the relevant underlying real estate investment asset. As of September 30, 2003, an aggregate of approximately $10.7 million of this letter of credit support remained outstanding under the purchase agreement. Also in connection with the sale, Insignia agreed to maintain a $1.3 million guarantee of a repayment obligation with respect to one of the real estate investment assets. Island Fund agreed to reimburse us for 50% of any draws against these letters of credit or the repayment guarantee while they are outstanding and delivered a letter of credit to us in the amount of approximately $2.9 million as security for Island Fund’s reimbursement obligation. As a result of this reimbursement obligation, we effectively retain potential liability for 50% of any future draws against these letters of credit and the repayment guarantee. However, there can be no assurance that Island Fund will be able to reimburse us in the event of any draws against the letters of credit or the repayment guarantee or that Island Fund’s future reimbursement obligations will not exceed the amount of the letter of credit provided to us by Island Fund.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. As of September 30, 2003, we had committed $21.4 million to fund future co-investments. In addition to required future capital contributions, some of the co- investment entities may request additional capital from us and our subsidiaries holding investments in those assets and the failure to provide these contributions could have adverse consequences to our interests in these investments.

As a result of the completion of the offering, we will incur compensation expenses relating to bonus payments to be made to some of our employees.

Derivatives and Hedging Activities

We apply Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” when accounting for derivatives. In the normal course of business, we sometimes utilize derivative financial instruments in the form of foreign currency exchange forward contracts to mitigate foreign currency exchange exposure resulting from intercompany loans. We do not engage in any speculative activities with respect to foreign currency. At September 30, 2003, we had foreign currency exchange forward contracts with an aggregate notional amount of $26.5 million, which matured on various dates through December 31, 2003. The net impact on our earnings for the nine months ending September 30, 2003 resulting from the unrealized gains and/or losses on these foreign currency exchange forward contracts was not significant.

Seasonality

A significant portion of our revenue is seasonal, which affects your ability to compare our financial condition and results of operations on a quarter-by-quarter basis. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end. This has historically resulted in lower profits or a loss in the first and second quarters, with profits growing or losses decreasing in each subsequent quarter.

Inflation

To date, we do not believe that general inflation has had a material impact upon our operations. Revenue, commissions and other variable costs related to revenue are primarily affected by real estate market supply and demand rather than general inflation.

Application of Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect reported amounts. The estimates and assumptions are based on historical experience and on other factors that management believes to be reasonable. Actual results may differ from those estimates under different assumptions or conditions. We believe that the following critical accounting policies represent the areas where more significant judgments and estimates are used in the preparation of our consolidated financial statements:

Revenue Recognition

We record real estate commissions on sales upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income once we satisfy all obligations under the commission agreement. A typical commission agreement provides that we earn a portion of the lease commission upon the execution of the lease agreement by the tenant, while the remaining portion(s) of the lease commission is earned at a later date, usually upon tenant occupancy. The existence of any significant future contingencies will result in the delay of recognition of revenue until such contingencies are satisfied. For example, if we do not earn all or a portion of the lease commission until the tenant pays its first month’s rent, and the lease agreement provides the tenant with a free rent period, we delay revenue recognition until cash rent is paid by the tenant. Investment management and property management fees are recognized when earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and we have no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded to revenue as monthly principal and interest payments are collected from mortgagors. Other commissions, consulting fees and referral fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

In establishing the appropriate provisions for trade receivables, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these individual assessments, in general, outstanding trade accounts receivable amounts that are more than 180 days overdue are fully provided for.

Principles of Consolidation

Our consolidated financial statements included elsewhere in this prospectus include the accounts of CB Richard Ellis Group and majority owned and controlled subsidiaries. Additionally, our consolidated financial statements included elsewhere in this prospectus include our accounts prior to our acquisition of CB Richard Ellis Services in 2001, as CB Richard Ellis Services is considered our predecessor for purposes of Regulation S-X. The equity attributable to minority shareholders’ interests in subsidiaries is shown separately in our consolidated balance sheets included elsewhere in this prospectus. All significant intercompany accounts and transactions have been eliminated in consolidation.

Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, are accounted for under the equity method. Accordingly, our share of the earnings of these equity-method basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any impairment in value.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price paid by us over the fair value of the tangible and intangible assets and liabilities acquired in our acquisition of CB Richard Ellis in 2001 and in our acquisition of Insignia Financial Group in 2003. Other intangible assets include a trademark, which was separately identified as a result of our acquisition of CB Richard Ellis in 2001, as well as a trade name separately identified as a result of the Insignia acquisition representing the Richard Ellis trade name in the United Kingdom that was owned by Insignia prior to the Insignia acquisition. Both the trademark and the trade name are not being amortized and have indefinite estimated useful lives. Other intangible assets also include backlog, which represents the fair value of Insignia’s net revenue backlog as of July 23, 2003 that was acquired as part of the Insignia acquisition. The net revenue backlog consists of the net commission receivable on Insignia’s revenue producing transactions, which were at various stages of completion prior to the Insignia acquisition. Net revenue backlog is being amortized as cash is received or upon final closing of these pending transactions. The remaining other intangible assets primarily include management contracts, loan servicing rights, producer employment contracts, franchise agreements and a trade name, which are all being amortized on a straight-line basis over estimated useful lives ranging up to ten years.

We fully adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. This statement requires us to perform at least annually an assessment of impairment of goodwill and other intangible assets deemed to have indefinite useful lives based on assumptions and estimates of fair value and future cash flow information. We engage a third-party valuation firm to perform an annual assessment of our goodwill and other intangible assets deemed to have indefinite lives for impairment as of the beginning of the fourth quarter of each year. We also assess goodwill and other intangible assets deemed to have indefinite useful lives for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows. We completed our required annual impairment test as of October 1, 2002 and determined that no impairment existed. We are in the process of completing our annual impairment test as of October 1, 2003.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No., or FIN, 46, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” This interpretation addresses consolidation of entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. The objective of this interpretation is to provide guidance on how to identify a variable interest entity, or “VIE,” and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be consolidated with its primary beneficiary. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns or if the VIE does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. For VIEs in which a significant, but not majority, variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. It applies in the first fiscal year or interim period ending after December 15, 2003 to variable interest entities considered to be a special purchase entity, or SPE, in which an enterprise holds a variable interest that it acquired before February 1, 2003. For non-SPE variable interest entities acquired after February 1, 2003, the interpretation must be adopted no later than the first interim or annual reporting period ending after March 15, 2004. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The adoption of this interpretation is not expected to have a material impact on our financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of this statement is not expected to have a material impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for the classification and measurement of financial instruments with characteristics of both liabilities and equity. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to our existing financial instruments effective July 1, 2003. On October 29, 2003, the FASB deferred indefinitely the provisions of paragraphs 9 and 10 and related guidance in the appendices of this pronouncement as they apply to mandatorily redeemable noncontrolling interests. The adoption of the effective provisions of SFAS No. 150 have not had a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk consists of foreign currency exchange rate fluctuations related to our international operations and changes in interest rates on debt obligations.

Approximately 27.9% of our business was transacted in local currencies of foreign countries for the nine months ended September 30, 2003. We attempt to manage our exposure primarily by balancing monetary assets and liabilities, and maintaining cash positions only at levels necessary for operating purposes. We routinely monitor our transaction exposure to currency exchange rate changes and sometimes enter into foreign currency exchange forward and option contracts to limit our exposure, as appropriate. We do not engage in any speculative activities with respect to foreign currency. At September 30, 2003, we had foreign currency exchange forward contracts with an aggregate notional amount of $26.5 million, which matured on various dates through December 31, 2003. The net impact on our earnings for the nine months ended September 30, 2003 resulting from the unrealized gains and/or losses on these foreign currency exchange forward contracts was not significant.

We manage our interest expense by using a combination of fixed and variable rate debt. Our fixed and variable rate long-term debt at September 30, 2003 consisted of the following:

Year of Maturity	Fixed Rate	One-Month Yen LIBOR +3.5%	One-Month LIBOR +1.0%	Three- Month LIBOR +3.25%	Three- Month LIBOR +3.75%	Six-Month GBP LIBOR –1.0%	Interest Rate Range of 1.0% to 6.25%	Total
	(Dollars in thousands)
2003	$467	$—	$135,820	$2,188	$650	$13,881	$12,102	$165,108
2004	1,948	—	—	8,750	2,600	—	—	13,298
2005	17	—	—	8,750	2,600	—	—	11,367
2006	17	—	—	8,750	2,600	—	—	11,367
2007	17	—	—	4,375	2,600	—	—	6,992
2008	2,023	40,389	—	—	2,600	—	—	45,012
Thereafter (1)	499,743	—	—	—	242,000	—	—	741,743

Total	$504,232	$40,389	$135,820	$32,813	$255,650	$13,881	$12,102	$994,887

Weighted Average Interest Rate	11.2%	3.9%	2.1%	4.4%	4.9%	1.5%	6.0%	7.6%

(1)	Primarily includes the 11¼% senior subordinated notes, the 9¾% senior notes, the 16% senior notes and the term loans under our senior secured credit facilities.

We utilize sensitivity analyses to assess the potential effect of our variable rate debt. If interest rates were to increase by 40 basis points, which represents approximately 10% of our weighted average variable rate at September 30, 2003, the net impact would be a decrease of $1.5 million on pre-tax income and cash provided by operating activities for the nine months ended September 30, 2003.

Based on dealers’ quotes at September 30, 2003, the estimated fair value of the 9¾% senior notes and the 11¼% senior subordinated notes were $216.0 million and $244.2 million, respectively. There was no trading activity for the 16% senior notes, which have an effective interest rate of 17.8% and are due in 2011. The carrying value of the 16% senior notes as of September 30, 2003 totaled $63.4 million. Estimated fair values for the term loans under the senior secured credit facilities and the remaining long-term debt are not presented because we believe that they are not materially different from book value, primarily because the majority of the remaining debt is based on variable rates that approximate terms that could be obtained at September 30, 2003.

As described in greater detail in “Liquidity and Capital Resources,” on October 14, 2003 we refinanced our senior secured credit facilities, which included an increase in the amount of outstanding term loans, as well as changes to the amortization schedules, maturities and interest rates of the term loans. In addition, on October 27, 2003 and December 29, 2003, we redeemed $20.0 million and $10.0 million, respectively, in aggregate principal amount of our 16% senior notes due 2011.

BUSINESS

Overview

We are the largest global commercial real estate services firm, based on 2002 revenue, offering a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets. As of December 31, 2003 we operate in 48 countries with over 13,500 employees in 220 offices providing commercial real estate services under the “CB Richard Ellis” brand name. Our business is focused on several service competencies, including strategic advice and execution assistance for property leasing and sales, forecasting, valuations, origination and servicing of commercial mortgage loans, facilities and project management and real estate investment management. We generate revenues both on a per project or transaction basis and from annual management fees. For the nine months ended September 30, 2003, on a pro forma basis, we generated revenue of $1.3 billion and operating income of $33.3 million.

We have a well-balanced, highly diversified base of clients that includes more than 60% of the Fortune 100. Many of our clients are consolidating their commercial real estate-related expenditures with fewer providers and, as a result, awarding their business to those providers that have a strong presence in important markets and the ability to provide a complete range of services worldwide. As a result of this trend and our ability to deliver comprehensive solutions for our clients’ needs across a wide range of markets, we believe we are well positioned to capture a growing percentage of our clients’ commercial real estate services expenditures.

Our History

We trace our roots to a San Francisco-based firm formed in 1906 that grew to become one of the largest commercial real estate services companies in the western United States during the 1940s. In the 1960s and 70s, the company expanded both its service portfolio and geographic coverage to become a full-service provider with a growing presence throughout the United States.

In 1989, employees and third-party investors acquired the company’s operations to form CB Commercial. Throughout the 1990s, CB Commercial moved aggressively to accelerate growth and cultivate global capabilities to meet client demands. The company acquired leading firms in investment management (Westmark Realty Advisors – now CBRE Investors, in 1995), mortgage banking (L.J. Melody & Company, in 1996) and property and corporate facilities management, as well as capital markets and investment management (Koll Real Estate Services, in 1997).

In 1998, the company, then known as CB Commercial Real Estate Services Group, achieved significant global expansion with the acquisition of REI Limited. REI Limited, which traces its roots to London in 1773, was the holding company for all “Richard Ellis” operations outside of the United Kingdom. Following the REI Limited acquisition, the company changed its name to CB Richard Ellis Services and, later in 1998, acquired London-based Hillier Parker May & Rowden, one of the top property services firms operating in the United Kingdom. With this development, we believe we became the first real estate services firm with a platform to deliver integrated real estate services—through one commonly-owned, commonly-managed company—across the world’s major business capitals.

In July 2001, CB Richard Ellis Group, then known as CBRE Holding, acquired all of the outstanding stock of CB Richard Ellis Services in a transaction involving our senior management and affiliates of Blum Capital Partners, L.P. and affiliates of Freeman Spogli & Co. Incorporated. In July 2003, our global position was further solidified as CB Richard Ellis Services and Insignia Financial Group were brought together to form a premier, worldwide, full-service real estate company. As a result of the Insignia acquisition, we now operate globally under the “CB Richard Ellis” brand name, which we believe is a well-recognized brand in virtually all of the world’s key business centers.

Industry Overview

We estimate the U.S. commercial real estate services market generated approximately $27 billion in revenue in 2003, representing approximately one-third of the total global market for commercial real estate services. We also estimate that the U.S. commercial real estate services market grew at a compound annual growth rate of 3.4% from 1991 through 2003, and we expect this market to grow to approximately $32 billion in revenue by 2006, representing a compound annual growth rate of 5.8%. Within the U.S. commercial real estate services market, there are three primary categories of clients:

•	financial owners, which consist of real estate investment trusts, or REITs, private funds, banks and developers and which we estimate represented approximately 60% of the U.S. market as measured by 2003 revenue;

•	corporations, which consist of both owners and occupiers for whom real estate is a requirement for business operations and which we estimate represented approximately 25% of the U.S. market as measured by 2003 revenue; and

•	passive investors, which consist of pensions funds and private investors who deploy capital in commercial real estate assets but do not take an active role in managing those assets and which we estimate represented approximately 15% of the U.S. market as measured by 2003 revenue.

During the next few years, we believe the key drivers of revenue growth for the largest commercial real estate services companies will be (1) the continued outsourcing of commercial real estate services, (2) the consolidation of clients’ activities with fewer providers and (3) the increasing institutional ownership of commercial real estate.

Outsourcing

Motivated by reduced costs, lower overhead, improved execution across markets, increased operational efficiency and a desire to focus on their core competencies, property owners and occupiers have increasingly contracted out for commercial real estate services, including transaction management, lease administration, portfolio management, property accounting and facilities management. According to an Ernst & Young study of major corporations published in the Fall of 2002, 57% of the subject corporations retained third-party service providers for transaction management services, 46% outsourced their lease administration functions and 37% outsourced their facilities management functions. We believe this represents an increase from historical outsourcing of these functions, and we expect this outsourcing trend to continue.

Consolidation

Despite recent consolidation, the commercial real estate services industry remains highly fragmented. Other than the limited number of national and international real estate services firms with whom we compete in a number of service competencies, most firms within the industry are local or regional firms that are substantially smaller than us on an overall basis, although in some cases have a larger local presence in certain competencies. We believe that major property owners and corporate users are motivated to consolidate their service provider relationships on a regional, national and global basis for a number of reasons, including obtaining more consistent execution across markets, achieving economies of scale and enhanced purchasing power and benefiting from streamlined management oversight and the efficiency of “single point of contact” service delivery. As a result, we believe large owners and occupiers are awarding a disproportionate share of this business to the larger real estate services providers, particularly those that provide a full suite of services across geographical boundaries.

Institutional Ownership of Real Estate

Institutional owners, such as REITs, pension funds, foreign institutions and other financial entities, increasingly are acquiring more real estate assets and financing them in the capital markets. Total U.S. real estate assets held by institutional investors increased to $423 billion in 2003 from $223 billion in 1994. REITs were the main drivers of this growth, with a portfolio increase of 400% over this time period. Pension fund assets also grew by 48% and foreign institutions augmented their U.S. real estate investments by 77%. We believe it is likely that institutional owners of commercial real estate assets will consolidate their use of commercial real estate services vendors and outsource management of their portfolios.

Our Regions of Operation and Principal Services

We report through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa, or EMEA, and (3) Asia Pacific. Within our Americas segment, we further organize our full range of services into the following business areas in order to maximize synergies and cross-selling opportunities among our clients: (a) advisory services, (b) outsourcing services and (c) investment management.

Information regarding revenue and operating income or loss, attributable to each of our segments, is included in “Segment Operations” within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus and within note 21 to our consolidated financial statements included elsewhere in this prospectus. Information concerning the identifiable assets of each of our business segments is set forth in note 21 to our consolidated financial statements included elsewhere in this prospectus.

The Americas

The Americas is our largest segment of operations and provides a comprehensive range of services throughout the United States and in the largest metropolitan regions in Canada, Mexico and other selected parts of Latin America. Our Americas division accounted for 76.0% of our revenue for the nine months ended September 30, 2003.

Advisory Services

Corporations, institutions and other users of real estate services have been increasingly consolidating their relationships with fewer service providers that have depth of resources, full array of services and broad geographic reach. We believe our advisory services businesses have been at the vanguard of this trend, offering occupier/tenant and investor/owner services that meet the full spectrum of marketplace needs, including (1) real estate services, (2) mortgage loan origination and servicing and (3) valuation. Our advisory services business line accounted for 78.7% of our Americas revenue for the nine months ended September 30, 2003.

Within advisory services, our major business lines are the following:

•	Real Estate Services. We provide strategic advice and execution assistance to owners, investors and occupiers of real estate in connection with leasing, disposition and acquisition of property and related activities. These businesses are built upon strong client relationships that frequently lead to recurring revenue opportunities over many years. Our real estate services professionals are particularly adept at aligning real estate strategies with client business objectives, serving as an advisor as well as transaction executor. During 2003, on a pro forma basis, we advised on nearly 23,000 lease transactions involving aggregate rents of approximately $27.3 billion and more than 4,700 real estate sales transactions with an aggregate value of approximately $27.5 billion. We believe we have especially strong market positions in the major U.S. business centers, with leading commercial real estate services market positions in nine of the top ten metropolitan statistical areas in the United States, including New York, Los Angeles, Chicago, Atlanta and Washington D.C.

Our advice and execution assistance professionals are compensated primarily through commission-based programs, which are payable upon completion of the assignment. Therefore, as compensation is one of our largest expenses, this flexible cost structure permits us to mitigate the negative effect on our operating margins during difficult market conditions. Due to the low barriers to entry and significant competition for quality employees, we strive to retain top professionals through an attractive compensation program tied to productivity.

We further strengthen our relationships with our real estate services clients by offering proprietary research to clients through our Torto Wheaton Research unit, a leading provider of commercial real estate market information, forecasting and consulting services. Torto Wheaton Research provides data and analysis to its clients in various formats, including TWR Outlook reports for office, industrial, hotel, retail and multi-housing sectors covering 53 U.S. metropolitan areas and TWR Select office and industrial database access including 245,000 commercial properties.

•	Mortgage Loan Origination and Servicing. Our L.J. Melody & Company subsidiary originates and services commercial mortgage loans, without incurring principal risk. As part of its activities, L.J. Melody has established relationships with investment banking firms, national banks, credit companies, insurance companies, pension funds and government agencies. During 2003, L.J. Melody originated more than $11.1 billion in mortgage loans and serviced more than $61.0 billion in mortgage loans.

•	Valuation. We provide valuation services that include market value appraisals, litigation support, discounted cash flow analyses and feasibility and fairness opinions. Our valuation business has developed proprietary technology for preparing and delivering valuation reports to its clients, which we believe provides it with a competitive advantage over its rivals. We believe that our valuation business is one of the largest in our industry. During 2003, on a pro forma basis, we completed nearly 13,400 valuation, appraisal and advisory assignments.

Outsourcing Services

Outsourcing is a long-term trend in commercial real estate, with corporations, institutions and others seeking to achieve improved efficiency, better execution and lower costs by relying on the expertise of third-party real estate specialists. Our outsourcing services business includes two business lines that seek to capitalize on this trend: (1) asset services and (2) corporate services. As of December 31, 2003, this business line managed approximately 422.8 million square feet of commercial space for property owners and occupiers, which we believe represents one of the largest portfolios in the Americas. Our outsourcing services business line accounted for 17.5% of our Americas revenue for the nine months ended September 30, 2003.

•	Asset Services. We provide property management, construction management, marketing, leasing, accounting and financial services on a contractual basis for income-producing office, industrial and retail properties owned by local, regional and institutional investors. We believe our contractual relationships with these clients put us in an advantageous position to provide other services for them, including refinancing, disposition and appraisal.

•	Corporate Services. We provide a comprehensive set of portfolio management, transaction management, project management, strategic consulting, facilities management and other corporate real estate services to leading global organizations. Corporate facilities under management in the Americas region include headquarters buildings, regional offices, administrative offices and manufacturing and distribution facilities. Corporate services’ clients are typically companies or public sector institutions with large, distributed real estate portfolios. We enter into long-term, contractual relationships with these organizations with the goal of ensuring that our clients’ real estate strategies support their overall business strategies.

Investment Management

Our wholly owned subsidiary, CB Richard Ellis Investors, L.L.C., provides investment management services to clients that include pension plans, investment funds, insurance companies and other organizations seeking to generate returns and diversification through investment in real estate. CBRE Investors also sponsors funds and investment programs that span the risk/return spectrum. In higher yield strategies, CBRE Investors “co-invests” with its clients/partners. Our investment management business line accounted for 3.8% of our Americas revenue for the nine months ended September 30, 2003.

CBRE Investors is organized into three general client-focused groups according to investment strategy, which include managed accounts group (low risk), strategic partners (value added funds) and special situations (higher yield and highly focused strategies). Operationally, a dedicated investment team with the requisite skill sets executes each investment strategy, with the team’s compensation being driven largely by the investment performance of its particular strategy/fund. This organizational structure is designed to align the interests of team members with those of the firm and its investor clients/partners and to enhance accountability and performance. Dedicated teams share resources such as accounting, financial controls, information technology, investor services and research. In addition to the research provided by our advisory services group, which focuses primarily on market conditions and forecasts, CBRE Investors has an in-house team of research professionals who focus on investment strategy and underwriting.

CBRE Investors closed over $1.2 billion of new acquisitions in the Americas in each of 2002 and 2003 and it has increased its assets under management in the Americas from $3.5 billion in 1998 to $5.7 billion in 2003, representing a 10.2% compound annual growth rate.

Europe, Middle East and Africa

Our EMEA segment has offices in 28 countries, with its largest operations located in the United Kingdom, France, Spain, the Netherlands and Germany. Operations within the EMEA countries generally include brokerage, investment properties, corporate services, valuation/appraisal services, asset management services, facilities management and other services similar to our Americas segment. The EMEA segment accounted for 16.6% of our revenue for the nine months ended September 30, 2003.

We are one of the leading commercial real estate services companies in the United Kingdom. We hold the leading market position in London and provide a broad range of commercial property real estate services to investment, commercial and corporate clients located in London. We also have four regional offices in Birmingham, Manchester, Edinburgh and Glasgow. In France, we are a market leader in Paris, including holding the market leading position in central Paris, and provide a complete range of services to the commercial property sector, as well as some services to the residential property market. In Spain, we hold the leading market position in Madrid, as well as provide expansive coverage operating through our other offices in Barcelona, Valencia, Malaga, Marbella and Palma de Mallorca. Our Netherlands business is based in Amsterdam, while our German operations are located in Frankfurt, Munich, Berlin and Hamburg. Our operations in these countries generally provide a full range of services to the commercial property sector, along with some residential property services.

Asia Pacific

Our Asia Pacific division has offices located in 11 countries. We believe that we are one of only a few companies that can provide a full range of real estate services to large corporations throughout the region, including the similar broad range of services provided by our Americas and EMEA segments. Our principal operations in Asia are located in China (including Hong Kong), Singapore, South Korea and Japan. The Pacific region includes Australia and New Zealand, with principal offices located in Brisbane, Melbourne, Syndey, Perth, Auckland and Wellington. The Asia Pacific segment accounted for 7.4% of our revenue for the nine months ended September 30, 2003.

Our Competitive Strengths

We believe we possess several competitive strengths that position us to capitalize on the positive outsourcing, consolidation and globalization trends in the commercial real estate services industry. Our strengths include the following:

•

Global Brand and Market Leading Positions.    For nearly a century, we and our predecessors have built the CB Richard Ellis brand into the largest commercial real estate services provider in the world, based on 2002 revenue, and one of only two commercial real estate services companies with a global brand. As a result of our global brand recognition and geographic reach, large corporations, institutional owners and users of real estate recognize us as a leading provider of world-class, comprehensive real estate services. Operating under the global CB Richard Ellis brand, we are the leader in many of the local markets in which we operate, including New York, Los Angeles, Chicago and London.

•	Full Service Capabilities. We provide a full range of commercial real estate services to meet the needs of our clients, and we believe this suite of services represents a broader range globally than those of many of our competitors. When combined with our extensive global reach and localized knowledge, this full range of real estate services enables us to provide world-class service to our multi-regional and multi-national clients, as well as to maximize our revenue per client.

•	Strong Client Relationships and Client-tailored Service. We have forged long-term relationships with many of our clients. Our clients include more than 60% of the Fortune 100, with nearly half of these clients purchasing more than one service from us. In order to better satisfy the needs of our largest clients and to capture cross-selling opportunities, we have organized fully integrated client coverage teams comprised of senior management, a global relationship manager and regional and product specialists. We believe that this client-tailored approach contributed significantly to our 38.6% increase in revenues from the 50 largest clients of our U.S. investment sales group within our real estate services line of business during the period from 1998 to 2003.

•	Attractive Business Model. Our business model features a diversified client base, recurring revenue streams, a variable cost structure, low capital requirements and strong cash flow generation.

•	Diversified Client Base. Our global operations, multiple service lines and extensive client relationships provide us with a diversified revenue base. For 2003, on a pro forma basis, we estimate that corporations accounted for 25% of our global revenues, insurance companies and banks accounted for 23% of revenues, pension funds and their advisors accounted for 14% of revenues, individuals and partnerships accounted for 11% of revenues, REITs accounted for 10% of revenues and other types of clients accounted for the remainder of our revenues. In addition, during 2002, no single client accounted for more than 1% of our revenue and our top 20 clients accounted for only 8% of our revenue.

•	Recurring Revenue Streams. Our years of strong local market presence have allowed us to develop significant repeat client relationships, which are responsible for a large part of our business. We also generate recurring revenue through the turnover of leases and properties for which we have previously acted as transaction manager, as well as from our contractual, annual fee-for-services businesses.

•	Variable Cost Structure. Compensation is one of our largest expenses, and our sales and leasing professionals are generally paid on a commission and bonus basis, which correlates with our revenue performance. This flexible cost structure mitigates the negative effect on our operating margins during difficult market conditions.

•	Low Capital Requirements. Our business model is structured to provide value-added services with low capital intensity. During 2002, our net capital expenditures were 1.2% of our revenue.

•	Strong Cash Flow Generation. Our strong brand, full-service capabilities, and global presence enable us to generate significant revenues which, when combined with our flexible cost structure and low capital requirements, have allowed us historically to generate significant cash flow in a variety of economic conditions.

•

Strong Senior Management Team and Workforce.    Our most important asset is our people. We have recruited a talented and motivated work force of over 13,500 employees worldwide. Our employees are supported by a strong and deep senior management team consisting of a number of highly-respected executives, most of whom have over 20 years of broad experience in the real estate industry. In addition, we use equity compensation to align the interests of our senior management team with the interests of our stockholders. Our senior management team beneficially owned approximately 12.1% of our outstanding common stock as of January 31, 2004, and our employees, as a group, owned 18.2% of our outstanding common stock on the same date. After giving effect to the offering, our senior management team will own approximately             % and our employees as a group will own approximately             % of our outstanding common stock.

Our Growth Strategy

We believe we have built the premier integrated global services platform in our industry. In developing this integrated global platform, we acquired such entities as The Koll Company, TCW Advisors, L.J. Melody, Richard Ellis International and Hillier Parker May & Rowden during the 1990s and, in 2003, we acquired Insignia Financial Group. Today, we believe we offer the commercial real estate services industry’s most complete suite of service offerings and the leadership position in most of the top 25 business centers around the world. Our primary business objective is to leverage this platform in order to garner an increasing share of industry revenues relative to our competitors. We believe this will enable us to maximize and sustain our long-term cash flow and increase long-term stockholder value. Our strategy to achieve these business objectives consists of several elements:

•	Increase Revenue from Large Clients. We plan to capitalize on our client management strategy for our large clients, which is designed to provide them with a full range of services globally while maximizing revenue per client. We deliver these services through relationship management teams that are charged with thoroughly understanding our customer’s business and real estate strategies and matching our services to the customers’ requirements. The global relationship manager is a highly seasoned professional who is focused on maximizing revenue per client and compensated with salary and a performance-based bonus and is supported by salaried professionals with specialized expertise, such as marketing, financial analysis and construction. The team leader also taps into our field-level transaction professionals, as necessary, for execution of client strategies. We believe this approach to client management will lead to stronger client relationships and enable us to maximize cross-selling opportunities and capture a larger share of our clients’ commercial real estate services expenditures. For example:

•	we generated repeat business in 2003 from approximately 60% of our U.S. real estate sales and leasing clients;

•	more than 40% of our corporate services clients today purchase more than one service and, in many cases, more than two;

•	the square footage we manage for our 15 largest asset services clients has grown by 55% in three years; and

•	the 50 largest clients of the investment sales group within our real estate services line of business generated $52.6 million in revenues in 2003—up 38.6% from $37.9 million for these same 50 clients five years earlier.

•	Capitalize on Cross-selling Opportunities. Because we believe cross-selling represents a large growth opportunity within the commercial real estate services industry, we are committed to emphasizing this opportunity across all of our clients, services and regions. We have dedicated substantial resources and implemented several management initiatives to better enable our workforce to capitalize on these opportunities among our various lines of business, including our “ESG University” outside Chicago that provides intensive training for sales and management professionals, a customer relationship management database and sales management principles and incentives designed to improve individual productivity. We believe the combination of these initiatives will enable us to further penetrate local markets and better capitalize on our worldwide platform.

•	Continue to Grow our Investment Management Business. Our growing investment management business provides us with an attractive revenue source through fees on assets under management and gains on the sale of assets. We also expect to achieve strong growth in this business by continuing to harness the vast resources of the entire CB Richard Ellis organization for the benefit of our investment management clients. CBRE Investors’ independent structure creates an alignment of interests with its investors, while permitting its portfolio companies to use the broad range of services provided by our other business lines. As a result, we historically have received significant revenue from the provision of services on an arm’s length basis to these portfolio companies, and we believe this will continue in the future.

•	Focus on Best Practices to Improve Operating Efficiency. In 2001, we launched a best practices initiative, branded “People, Platform & Performance,” and we believe the process and operational improvements associated with this initiative contributed to operating cost reductions. We believe our focus on best practices has enabled us to generate industry-leading operating margins. We remain keenly focused on this strategic initiative and continue to strive for efficiency improvements and cost savings in order to maximize our operating margins and cash flow.

Competition

We compete across a variety of business disciplines within the commercial real estate services industry, including investment management, tenant representation, corporate services, construction and development management, property management, agency leasing, valuation and mortgage banking. Each of the business disciplines in which we compete is highly competitive on an international, national, regional and local level. Although we are the largest commercial real estate services firm in the world in terms of 2002 revenue, our relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, we face competition from other commercial real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms, some of which may have greater financial resources than we do. Many of our competitors are local or regional firms. Although substantially smaller than we are, some of these competitors are larger on a local or regional basis. We are also subject to competition from other large national and multi-national firms that have similar service competencies to ours, including Cushman & Wakefield, Grubb & Ellis, Jones Lang LaSalle and Trammell Crow.

Seasonality

A significant portion of our revenue is seasonal. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions by year-end.

Employees

At December 31, 2003, we had approximately 13,500 employees worldwide. At February 6, 2004, approximately 240 of our employees were subject to collective bargaining agreements, the substantial majority of whom are employees in our asset services business in the New York/New Jersey area. We believe that relations with our employees are satisfactory.

Facilities

We leased the following offices as of December 31, 2003:

Location	Sales Offices	Corporate Offices	Total
Americas	139	2	141
Europe, Middle East and Africa	52	1	53
Asia Pacific	25	1	26

Total	216	4	220

In general, our leased offices are fully utilized. In addition, we believe there is adequate alternative office space available at acceptable rental rates to meet our needs, although rental rates in some markets may negatively affect our profits in those markets. We do not own any offices, which is consistent with our strategy to lease instead of own.

Legal Proceedings

We are party to a number of pending or threatened lawsuits arising out of, or incident to, our ordinary course of business. Our management believes that any liability imposed on us that may result from disposition of these lawsuits will not have a material effect on our consolidated financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of February 13, 2004:

Name	Age	Position
Ray Wirta	59	Chief Executive Officer and Director
Brett White	44	President and Director
Kenneth J. Kay	48	Chief Financial Officer
Richard C. Blum	68	Chairman of the Board of Directors
Jeffrey A. Cozad	39	Director
Patrice Marie Daniels	43	Director
Bradford M. Freeman	61	Director
Michael Kantor	64	Director
Frederic V. Malek	67	Director
Jeffrey S. Pion	42	Director
Gary L. Wilson	64	Director

Ray Wirta.    Mr. Wirta has been Chief Executive Officer of CB Richard Ellis Group since July 2001 and a director of CB Richard Ellis Group since September 2001. He has been Chief Executive Officer of CB Richard Ellis Services since May 1999. He served as its Chief Operating Officer from May 1998 to May 1999. Mr. Wirta holds a B.A. from California State University, Long Beach and an M.B.A. in International Management from Golden Gate University.

Brett White.    Mr. White has been President and a director of CB Richard Ellis Group since September 2001. He was Chairman of the Americas of CB Richard Ellis Services from May 1999 to September 2001 and was its President of Brokerage Services from August 1997 to May 1999. Previously, he was its Executive Vice President from March 1994 to July 1997 and Managing Officer of its Newport Beach, California office from May 1993 to March 1994. Mr. White is a member of the board of directors of Mossimo, Inc. Mr. White received his B.A. from the University of California, Santa Barbara.

Kenneth J. Kay.    Mr. Kay has been Chief Financial Officer of CB Richard Ellis Group since July 2002. He previously served as Vice President and Chief Financial Officer of Dole Food Company, Inc. from December 1999 to June 2002. Mr. Kay served as Executive Vice President and Chief Financial Officer for the consumer products group of Universal Studios, Inc. from December 1997 to December 1999. Mr. Kay is a certified public accountant in the State of California and holds a B.A. and an M.B.A. from the University of Southern California.

Richard C. Blum.    Mr. Blum has been Chairman of the Board of Directors of CB Richard Ellis Group since September 2001 and a director of CB Richard Ellis Group since July 2001. He is the Chairman and President of Blum Capital Partners, L.P., a merchant banking firm he founded in 1975. Mr. Blum is a member of the boards of directors of Northwest Airlines Corporation, Glenborough Realty, URS Corporation and Playtex Products, Inc. Mr. Blum also serves as Vice Chairman of URS Corporation. Mr. Blum holds a B.A. from the University of California, Berkeley, a graduate degree from the University of Vienna and an M.B.A. from the University of California, Berkeley.

Jeffrey A. Cozad.    Mr. Cozad has been a director of CB Richard Ellis Group since September 2001. Mr. Cozad has been a partner of Blum Capital Partners, L.P. since 2000. Prior to joining Blum Capital Partners, Mr. Cozad was a managing director of Security Capital Group Incorporated, a global real estate research, investment and operating management company. Mr. Cozad holds a B.A. from DePauw University and an M.B.A. from the University of Chicago Graduate School of Business.

Patrice Marie Daniels.    Ms. Daniels has been a director of CB Richard Ellis Group since February 2004. Ms. Daniels is a founding partner of Onyx Capital Ventures, L.P., a private equity investment firm, which was founded in October 2001. She previously served as Managing Director, Corporate and Leveraged Finance for CIBC World Markets, an investment banking firm, from March 1997 to October 2001. Ms. Daniels holds a B.S. from the University of California, Berkeley and an M.B.A. from the University of Chicago Graduate School of Business.

Bradford M. Freeman.    Mr. Freeman has been a director of CB Richard Ellis Group since July 2001. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company founded in 1983. Mr. Freeman is also a member of the board of directors of Edison International. Mr. Freeman holds a B.A. from Stanford University and an M.B.A. from Harvard Business School.

Michael Kantor.    Mr. Kantor has been a director of CB Richard Ellis Group since February 2004. Mr. Kantor has been a partner with the law firm of Mayer, Brown, Rowe & Maw LLP since March 1997. From 1993 to 1996, he served as the U.S. Trade Representative and from 1996 to 1997 as U.S. Secretary of Commerce. Mr. Kantor holds a B.A. from Vanderbilt University and a J.D. from Georgetown University.

Frederic V. Malek.    Mr. Malek has been a director of CB Richard Ellis Group since September 2001. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993. He also serves on the boards of directors of American Management Systems, Inc., Automatic Data Processing Corp., Fannie Mae, FPL Group, Inc., Manor Care, Inc., Northwest Airlines Corporation, UBS Brinson and Aegis Communications Co., Inc. Mr. Malek holds a B.S. degree from the United States Military Academy at West Point and an M.B.A. from Harvard Business School.

Jeffrey S. Pion.    Mr. Pion has been a director of CB Richard Ellis Group since October 2003. Mr. Pion has been an Executive Vice President of CB Richard Ellis Group since January 2003. For the last 18 years, Mr. Pion has been a broker at our subsidiary CB Richard Ellis, Inc., focusing on the sale and leasing of office and commercial properties. Prior to joining CB Richard Ellis, Inc., Mr. Pion worked at Central Real Estate Corp., a real estate development and investment company based in Los Angeles. Mr. Pion holds a B.A. degree from the University of California, Santa Barbara.

Gary L. Wilson.    Mr. Wilson has been a director of CB Richard Ellis Group and our company since September 2001. He previously served as a director of our company from 1989 to July 2001. Since April 1997, Mr. Wilson has been Chairman of Northwest Airlines Corporation, for which he served as Co-Chairman from January 1991 to April 1997. Mr. Wilson also serves on the boards of directors of The Walt Disney Company, On Command Corporation, Veritas Holdings GmbH and Yahoo! Inc. Mr. Wilson holds a B.A. from Duke University and an M.B.A. from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

Each executive officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Structure

Our board of directors currently consists of ten directors. Prior to the completion of the offering, our board of directors will determine which of our directors will be designated as “independent”, as defined under and required by the federal securities laws and the rules of the New York Stock Exchange. By the first anniversary of the completion of the offering, we expect a majority of our directors to be “independent.”

All of our directors will stand for election at each annual meeting of our stockholders.

As described in greater detail under the heading “Related Party Transactions—Securityholders’ Agreement,” pursuant to a securityholders’ agreement, our stockholders affiliated with Blum Capital Partners,

L.P. are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Accordingly, these affiliates of Blum Capital Partners have nominated Messrs. Blum and Cozad to our board of directors. Also pursuant to the securityholders’ agreement, our stockholders affiliated with Freeman Spogli & Co. Incorporated are entitled to nominate one of our directors, and they have nominated Mr. Freeman.

Committees of the Board

We expect that, prior to the offering, the standing committees of our board of directors will consist of an audit committee, a corporate governance and nominating committee, a compensation committee and an executive committee.

Audit Committee

We expect that the principal duties of our audit committee will be as follows:

•	to retain, compensate, oversee and terminate any registered public accounting firm in connection with the preparation or issuance of an audit report, and to approve all audit services and any permissible non-audit services provided by the independent auditors;

•	to receive the direct reports from any registered public accounting firm engaged to prepare or issue an audit report;

•	to review and discuss annual audited and quarterly unaudited financial statements with management and the independent auditors;

•	to review with the independent auditor any audit problems and management’s response;

•	to discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	to periodically meet separately with management, internal auditors and the independent auditors;

•	to establish procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;

•	to obtain and review, at least annually, an independent auditors’ report describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities;

•	to set hiring policies for employees or former employees of the independent auditors;

•	to retain independent counselor and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and

•	to report regularly to our full board of directors with respect to any issues raised by the foregoing.

Prior to the completion of the offering, our board of directors will determine who the members of our audit committee will be and whether each of these persons will be designated as “independent,” as defined under and required by the federal securities laws and the rules of the New York Stock Exchange, including Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as well as whether any of these persons qualifies as an “audit committee financial expert” under the federal securities laws. Upon completion of the offering, at least one member of the audit committee will be “independent” and one member will be the “audit committee financial expert.” We expect that a majority of the members of the committee will be “independent” within three months following the close of the offering and that all of the members will be independent by the first anniversary of the offering.

Our board of directors will adopt a written charter for the audit committee which will be available on our website.

Corporate Governance and Nominating Committee

We expect that the principal duties of the corporate governance and nominating committee will be as follows:

•	subject to the provisions of the securityholders’ agreement described in further detail under the heading “Related Party Transactions—Securityholders’ Agreement,” to recommend to the board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between stockholder meetings; and

•	to make recommendations to the board of directors regarding corporate governance matters and practices.

Prior to the completion of the offering, our board of directors will determine who the members of our corporate governance and nominating committee will be and whether each of these persons will be designated as “independent,” as defined under and required by the federal securities laws and the rules of the New York Stock Exchange. Upon completion of the offering, at least one member of the corporate governance and nominating committee will be “independent.” We expect that a majority of the members of the committee will be “independent” within three months following the close of the offering and that all of the members will be independent by the first anniversary of the offering.

Our board of directors will adopt a written charter for the corporate governance and nominating committee which will be available on our website.

Compensation Committee

We expect that the principal duties of the compensation committee will be as follows:

•	to review key employee compensation policies, plans and programs;

•	to review and approve the compensation of our chief executive officer and the other executive officers of the company and its subsidiaries;

•	to review and approve any employment contracts or similar arrangement between the company and any executive officer of the company;

•	to review and consult with our chief executive officer concerning selection of officers, management succession planning, performance of individual executives and related matters; and

•	to administer our stock plans, incentive compensation plans and any such plans that the board may from time to time adopt and to exercise all the powers, duties and responsibilities of the board of directors with respect to such plans.

Prior to the completion of the offering, our board of directors will determine who the members of our compensation committee will be and whether each of these persons will be designated as “independent,” as defined under and required by the federal securities laws and the rules of the New York Stock Exchange. Upon completion of the offering, at least one member of the compensation committee will be “independent.” We expect that a majority of the members of the committee will be “independent” within three months following the close of the offering and that all of the members will be independent by the first anniversary of the offering.

Our board of directors will adopt a written charter for the compensation committee which will be available on our website.

Executive Committee

Our board of directors has delegated to the executive committee the authority to act for the board on most matters during intervals between board meetings, except with respect to issuances of stock, declarations of dividends and other matters that, under Delaware law, may not be delegated to a committee of the board of directors. The principal duties of the executive committee are as follows:

•	to develop and implement our Company’s policies, plans and strategies; and

•	to approve, modify or reject certain acquisitions or investments.

The executive committee currently is composed of Messrs. Wirta, White and Blum.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Codes of Conduct and Ethics

We expect that prior to the completion of the offering our board of directors will adopt (1) a code of conduct applicable to our officers and employees, (2) a code of ethics applicable to our chief executive officer, chief financial officer and other senior financial officers and (3) a code of ethics applicable to our directors, in accordance with applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, or NYSE.

Corporate Governance Guidelines

We expect that our board of directors will adopt a set of corporate governance guidelines that meets the standards established by the NYSE within the time period prescribed by the NYSE.

Compensation of Directors

Prior to the offering, we expect to adopt a director compensation policy pursuant to which each non-employee director will receive the following annual compensation in amounts to be determined:

•	an annual cash retainer;

•	a grant of unrestricted shares of our common stock;

•	a stock option grant; and

•	a restricted stock grant.

Our directors also will receive an additional payment per meeting attended in an amount to be determined. The chairman of the audit committee will receive an additional annual cash retainer in an amount to be determined, and the chairmen of all other committees will receive additional annual cash retainers in an amount to be determined.

We also reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. Our employee directors do not receive any fees for attendance at meetings or for their service on our board of directors.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth information concerning the compensation of our chief executive officer and our three other executive officers for the years ended December 31, 2002, 2001, and 2000:

Name and Principal Position	Annual Compensation					Long-Term Compensation
	Year	Salary	Bonus (1)		Other Annual Compensation (2) (3)	Restricted Stock Awards (3)		Security Underlying Stock Options		All Other Compensation (4)
Ray Wirta Chief Executive Officer	2002 2001 2000	$518,511 518,510 500,000	$	— — 972,000	$27,359 8,092 20,251	$	— — 30,000	$	— 176,153 35,000	$	— 489,375 —

Brett White President	2002 2001 2000	450,501 415,883 375,000		— — 714,601	71,897 62,552 49,692		— 20,000 —		— 141,782 20,000		— 408,500 —

Kenneth J. Kay (5) Current Senior Executive Vice President and Chief Financial Officer	2002	207,692		77,295	—		—		—		300,000	(6)

James H. Leonetti (7) Former Senior Executive Vice President and Chief Financial Officer	2002 2001 2000	147,138 254,458 72,115		— — 82,500	— — —		— — —		— — 25,000		170,000 453,500 —	(8)

(1)	Bonuses for each year are paid in the first quarter of the following year pursuant to our Annual Management Bonus Plan. For example, the bonus shown for 2000 was paid in March of 2001.

(2)	With respect to “Other Annual Compensation” paid in 2000, the amounts listed include a $12,000 automobile allowance. For Messrs. Wirta and White, such amounts also include interest accrued and forgiven under the promissory notes delivered by them pursuant to the CB Richard Ellis Services 1996 Equity Incentive Plan.

(3)

Pursuant to the CB Richard Ellis Services 1996 Equity Incentive Plan, or “EIP,” Mr. White purchased 25,000 shares of CB Richard Ellis Services common stock in 1998 for a purchase price of $38.50 per share and 20,000 shares of CB Richard Ellis Services common stock in 2000 for a purchase price of $12.875 per share. These purchases were paid for by the delivery of full-recourse promissory notes. A First Amendment to Mr. White’s 1998 Promissory Note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of us or our subsidiaries on November 16, 2002 and the fair market value of our common stock was at least $38.50 per share on November 16, 2002. Mr. White’s Promissory Note was subsequently amended, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $38.50 to $16.00. The 25,000 shares held as security for the Second Amended Promissory Note were tendered as full payment for this note. The remaining note delivered by Mr. White bears interest at 7.40%. As part of our acquisition of CB Richard Ellis Services in 2001, the 20,000 shares of CB Richard Ellis Services common stock purchased by Mr. White were exchanged for 20,000 shares of our Class B common stock, which shares were substituted for CB Richard Ellis Services shares as security for the note. Pursuant to the EIP, Mr. Wirta purchased 30,000 shares of CB Richard Ellis Services common stock in 2000 at a purchase price of $12.875 paid for by the delivery of a full-recourse promissory note bearing interest at 7.40%. As part of our acquisition of CB Richard Ellis Services in 2001, the 30,000 shares of CB Richard Ellis Services common stock were exchanged for 30,000 shares of our Class B common stock, which shares were substituted for our shares as security for the note. All interest charged on the outstanding promissory note balances for any year is forgiven if the executive’s performance produces a high enough level of bonus, with approximately $7,500 of interest forgiven for each $10,000 of bonus. As a result of bonuses paid in 2001, all interest on Mr. White’s and Mr. Wirta’s promissory notes for 2000 was forgiven. In 2003, our board of directors forgave all 2002 interest on Mr. White’s and Mr. Wirta’s notes.

(4)	In connection with our acquisition of CB Richard Ellis Services in 2001, we awarded cash retention bonuses to Messrs. Wirta, White and Leonetti to provide an incentive and reward for continued service up to and including the acquisition. At the effective time of the acquisition, Messrs. Wirta, White and Leonetti also received for each of their options to purchase shares of our common stock the greater of (A) the amount by which $16.00 exceeded the exercise price of the option, if any, and (B) $1.00. In connection with our acquisition of CB Richard Ellis Services in 2001, Mr. Leonetti also received payments pursuant to his employment agreement.

(5)	Mr. Kay joined us effective June 13, 2002.

(6)	Pursuant to Mr. Kay’s employment agreement, he received a sign-on bonus of $300,000.

(7)	Mr. Leonetti ceased to be an officer and an employee of us on July 19, 2002.

(8)	Pursuant to Mr. Leonetti’s leaving us, he received a severance payment of $170,000.

Option Grants Table

The following table sets forth information concerning stock option grants during the year ended December 31, 2002 to the persons named in the preceding table.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2002	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Kenneth J. Kay (1)	62,000	50.1%	$16.00	7/20/12	$623,863	$1,580,993

(1)	The options vest 20% per year beginning July 2003.

Aggregated Options Table

The following table sets forth information concerning unexercised options held as of December 31, 2002 by the persons named in the table under “Summary Compensation Table.” No options were exercised by the named executive officers during fiscal year 2002.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In- the-Money Options at December 31, 2002
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ray Wirta	—	—	35,231	140,922	—	—
Brett White	—	—	28,356	113,426	—	—
Kenneth J. Kay	—	—	—	62,000	—	—

As of July 23, 2003, each of the persons named in the “Summary Compensation Table” above, other than Mr. Leonetti, received a grant of options under our 2001 stock incentive plan to purchase shares of our Class A common stock. Mr. Wirta received options to acquire 84,000 shares, Mr. White received options to acquire 84,000 shares and Mr. Kay received options to acquire 36,000 shares. The exercise price of each of these options is $16.00 per share, the options vest in 20% increments on each of the first five anniversaries of their grants and they expire on July 23, 2013.

Incentive Plans

2001 Stock Incentive Plan

Our 2001 stock incentive plan was adopted by our board of directors on June 7, 2001. The stock incentive plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or independent contractors. A total of 6,500,000 shares of Class A common stock have been reserved for issuance under the stock incentive plan, and 3,564,283 shares remained available for future issuance as of January 31, 2004. The number of shares issued or reserved pursuant to the stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our Class A common stock. Class A common stock covered by awards that expire, terminate or lapse will again be available for option or grant under the stock incentive plan. No award may be granted under the stock incentive plan after June 7, 2011, but awards granted prior to June 7, 2011 may extend beyond that date.

The stock incentive plan is administered by our board of directors, which may delegate its duties and powers in whole or in part to any committee of the board of directors. The board of directors has the sole discretion to determine the employees, directors and independent contractors to whom awards may be granted under the stock incentive plan and the manner in which the awards will vest. Options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards will be granted by the board of directors to employees, directors and independent contractors in the numbers and at the times during the term of the stock incentive plan as the board of directors determines.

Unless otherwise determined by our board of directors, awards granted under the stock incentive plan are not transferable other than by will or by the laws of descent and distribution. In the event of a change of control, which is defined in the stock incentive plan, (1) any outstanding awards then held by participants which are unvested or otherwise unexercisable will automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to the change of control and (2) our board of directors may (A) provide for a cash payment to the holder of an award in consideration for the cancellation of the award and/or (B) provide for substitute or adjusted awards.

Deferred Compensation Plan

Our deferred compensation plan, or DCP, historically has permitted a select group of management employees, as well as other highly compensated employees, to elect, immediately prior to the beginning of each calendar year, to defer receipt of some or all of their compensation for the next year until a future distribution date and have it credited to one or more of several funds in the DCP. The investment alternatives available to participants in connection with their deferrals include two interest index funds and an insurance fund in which gains or losses on deferrals are measured by one or more of approximately 30 mutual funds. In addition, prior to our acquisition of CB Richard Ellis Services in 2001, participants were entitled to invest their deferrals in stock fund units that entitled the participants to receive future distributions of shares of CB Richard Ellis Services common stock, which stock fund units now represent the right to receive future distributions of shares of CB Richard Ellis Group common stock. The deferred compensation plan permits participants to elect in-service distributions, which may not begin less than three years following the election and post-employment distributions. There is a limited flexibility to change distribution elections once made. A participant may elect to receive a distribution of his or her vested accounts at any time subject to a charge equal to 7.5% of the amount to be distributed.

Effective January 1, 2004, we closed the DCP to new participants. During 2004, the DCP will continue to accept compensation deferrals from participants who currently have a balance, meet the eligibility requirements and elect to participate, up to a maximum annual contribution amount of $250,000 per participant. However, the DCP will cease accepting compensation deferrals from current participants effective January 1, 2005.

Capital Accumulation Plan

We maintain a Capital Accumulation Plan, which is a tax qualified 401(k) retirement plan. Generally, our employees are eligible to participate in the plan if they are at least 21 years old. The plan provides for participant contributions, as well as discretionary contributions by us. A participant is allowed to contribute to the plan from 1% to 15% of his or her compensation, subject to limits imposed by applicable law. Each year, we determine an amount of employer contributions, if any, we will contribute to the plan based on the performance and profitability of our consolidated U.S. operations. Our contributions for a year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant’s pre-tax contributions for that year, up to 5% of the participant’s compensation.

In connection with our acquisition of CB Richard Ellis Services in 2001, participants were entitled to make a one-time election to invest in shares of our common stock to be credited to their account balance within the plan, which shares continue to be held in the plan. Since the acquisition, participants have not been entitled to purchase additional shares of our common stock for allocation to their account balance.

A participant may elect to receive a distribution from the plan in a single lump sum payment of his or her account balance following termination of the participant’s employment with us. However, if the participant has an account balance in our common stock fund, the participant may receive all or a portion of his or her balance in that fund either in shares or in cash.

Employment Agreements with Executive Officers

On June 13, 2002, Mr. Kay entered into a two-year employment agreement with us to serve as our chief financial officer. Pursuant to Mr. Kay’s employment agreement, he received a sign-on bonus of $300,000 and he receives an annual base salary of $450,000 and is eligible for an annual bonus of up to 66 2/3% of his base salary based upon the achievement of performance goals established by our board of directors. Additionally, Mr. Kay was granted options to purchase 62,000 shares of our stock at a $16.00 per share exercise price, which vest 20% per year on the anniversary date of the grant over the next five years. On July 23, 2003, we granted to Mr. Kay additional options to acquire an additional 36,000 shares of our Class A common stock. These options have an exercise price of $16.00 per share and vest in 20% increments on each of the first five anniversaries of their grant. Pursuant to the terms of the our 2001 stock incentive plan, all unvested options held by Mr. Kay will automatically vest if there is a change of control, as defined in the plan.

If prior to the second anniversary of the agreement we terminate Mr. Kay’s employment for any reason, he is entitled to receive a severance payment equal to 100% of one year’s base salary. If Mr. Kay voluntarily resigns from his employment within the first 24 months of employment, he will not be eligible to receive this severance payment. In the event that Mr. Kay’s employment is terminated as a result of a change of control, he is eligible to receive 150% of one year’s base salary as a severance payment in lieu of any other severance payment to which he would otherwise be entitled. Mr. Kay’s employment agreement also contains a customary provision regarding confidentiality following his termination of employment with us.

RELATED PARTY TRANSACTIONS

Securityholders’ Agreement

In connection with the closing of our acquisition of CB Richard Ellis Services in 2001, we and CB Richard Ellis Services entered into a securityholders’ agreement with our stockholders listed below:

•	our stockholders affiliated with Blum Capital Partners, L.P.;

•	our stockholders affiliated with Freeman Spogli & Co. Incorporated;

•	Ray Wirta, who is our Chief Executive Officer;

•	Brett White, who is our President;

•	Frederic V. Malek, who is one of our directors;

•	The Koll Holding Company;

•	California Public Employees Retirement System, or CalPERS; and

•	Credit Suisse First Boston, or CSFB, and our stockholders that purchased 339,820 shares of our Class A common stock in connection with the issuance on July 20, 2001 of our 16% senior notes due 2011.

The securityholders’ agreement defines various rights of the stockholders that are parties to the agreement related to their ownership of common stock. Many of these rights will terminate as a result of the completion of the offering.

Prior to Completion of the Offering

Each of the following provisions apply prior to the completion of the offering but will terminate simultaneously with the completion of the offering:

Designation of Directors and Board Observers.    The agreement provides that, prior to the offering, the parties to the agreement that owns shares of our Class B common stock, which consist of the stockholders in the first six bullet points above, will vote all of the shares of our voting capital stock they own to elect to our board of directors individuals designated as follows:

•	five directors designed by our stockholders affiliated with Blum Capital Partners;

•	one director designated by our stockholders affiliated with Freeman Spogli;

•	Ray Wirta; and

•	Brett White.

In addition, the following stockholders are entitled to the following numbers of non-voting observers at each of the meetings of our board of directors prior to the completion of the offering:

•	for so long as our stockholders affiliated with Freeman Spogli collectively own at least 7.5% of our outstanding common stock, they are entitled to have two non-voting observers at meetings;

•	for so long as our stockholders that purchased their shares in connection with the 2001 offering of our 16% senior notes, collectively, own at least 1.0% of our outstanding common stock or a majority in principal amount of the 16% senior notes, they generally are entitled to have one observer at meetings and

•	for so long as CalPERS owns any shares of our outstanding common stock, it is entitled to have one observer at meetings.

Voting and Transfer Restrictions.    Subject to limited exceptions, each of the parties to the agreement that owns shares of our Class B common stock agreed to vote all the shares of our voting capital stock it or he beneficially owns on matters to be decided by our stockholders in the same manner as our stockholders affiliated with Blum Capital Partners vote the shares that they beneficially own. As a result, prior to the completion of the offering, on most matters to be decided by our stockholders, our stockholders affiliated with Blum Capital Partners are able to control the outcome. The agreement also provides that the consent of our director designated by the stockholders affiliated with Freeman Spogli is required before we are able to take certain actions, including, subject to exceptions, incurring certain indebtedness, consummating certain acquisitions or dispositions and issuing stock or options to its employees.

Also prior to completion of the offering, the securityholders’ agreement includes restrictions on transfers of shares by the stockholder parties to the agreement, as well as provisions regarding a right of first offer for potential sales of shares, co-sale and required sale rights applicable in connection with sale transactions involving our shares and participation rights regarding future issuances of our shares of common stock.

Other Rights.    Prior to the offering, each of our stockholders that is a party to this agreement generally has the right to receive specified annual, quarterly and monthly financial information about us and is able to inspect our books, records and properties and to discuss our affairs, finances and accounts with our officers and independent auditor.

After Completion of the Offering

Each of the following provisions will apply after the completion of the offering, subject to termination pursuant to the terms of the securityholders’ agreement:

Nomination of Directors and Voting.    Following the completion of the offering, our stockholders affiliated with Blum Capital Partners will be entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Also following the offering, our stockholders affiliated with Freeman Spogli will be entitled to nominate one person to our board of directors for so long as these stockholders, collectively, beneficially own at least 7.5% of our outstanding common stock. The stockholders that are parties to the securityholders’ agreement that currently own shares of our Class B common stock will be obligated to vote their shares after the offering in favor of the directors nominated by these affiliates of Blum Capital Partners and Freeman Spogli. Immediately after completion of the offering, these stockholders, collectively, will beneficially own approximately             % of our outstanding common stock, or approximately             % if the underwriters exercise in full their over-allotment option to purchase additional shares.

Registration Rights.    Each of the stockholders that are parties to this agreement has registration rights, which are described in further detail under the heading “Description of Capital Stock—Registration Rights.”

Indemnification

Both before and after the offering, we are obligated to indemnify the stockholders that are parties to the securityholders’ agreement and each of their respective affiliates, controlling persons, directors, officers, employees and agents from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including all reasonable attorneys’ fees and expenses but excluding special or consequential damages, arising from, relating to or otherwise in respect of, any governmental or other third party claim against these indemnified persons that arises from, relates to or is otherwise in respect of (1) our business, operations, liabilities or obligations or (2) the ownership by the stockholders or any of their respective affiliates of any of our equity securities, except to the extent these losses and expenses (x) arise from any claim that the indemnified person’s investment decision relating to the purchase or sale of these equity securities violated a duty or other obligation of the indemnified person to the claimant or (y) are finally determined in a judicial action by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the stockholder or its affiliates.

Loans to Our Executive Officers

Currently Outstanding Loans and Commitments

Loan Related to Acquisition of Common Stock by Ray Wirta.    At the time of our acquisition of CB Richard Ellis Services in 2001, Mr. Wirta delivered a full-recourse note in the amount of $512,504 as payment for a portion of our shares of Class A common stock purchased in connection with an offering of shares of our Class A common stock to our employees in 2001. This note bears interest at 10.0% per year. During 2002 and the nine months ended September 30, 2003, Mr. Wirta paid down his loan amount by $40,004 and $70,597, respectively. As of September 30, 2003, Mr. Wirta has an outstanding loan of $401,903, which is included in notes receivable from sale of common stock in our consolidated balance sheet included elsewhere in this prospectus.

1996 Equity Incentive Plan Loans to Ray Wirta and Brett White.    Each of Mr. Wirta and Mr. White has an outstanding loan pursuant to CB Richard Ellis Services’ 1996 Equity Incentive Plan, which loans are described in further detail under the heading “Management—Compensation of Executive Officers.”

Commitment to Provide Loan to Ray Wirta.    In the event that our common stock is not freely tradable on a national securities exchange or an over-the-counter market by June 2004, we agreed in 2001 to loan Mr. Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by The Koll Holding Company if Mr. Wirta is employed by us at the time of exercise, was terminated without cause or resigned for good reason. This loan will become repayable upon the earliest to occur of the following: (1) 90 days following termination of his employment, other than by us without cause or by him for good reason, (2) seven months following the date our common stock becomes freely tradable as described above and (3) the receipt of proceeds from the sale of the pledged shares. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by Mr. Wirta upon the sale of any shares of our common stock. Mr. Wirta is required to pledge the shares received upon exercise of the option as security for the loan.

Previously Outstanding Loans

Retention and Recruitment Award Loans.    In the past we have made loans to our employees that represent prepaid retention and recruitment awards at varying principal amounts, bearing interest at rates up to 10.0% per annum and maturing on various dates through 2007. These loans and related interest are typically forgiven over time, assuming that the relevant employee is still employed by, and is in good standing with, our company. As of September 30, 2003, the outstanding employee loan balances included a $0.3 million loan to Ray Wirta and a $0.2 million loan to Brett White. These non-interest-bearing loans to Mr. Wirta and Mr. White were issued during 2002 and were due and payable on December 31, 2003. On November 26, 2003, the compensation committee of our board of directors foregave these loans to Messrs. Wirta and White in full.

Loans Related to Acquisitions of Common Stock.    In the past, we have made recourse loans to employees, officers and certain of our stockholders for the purchase of shares of our commons stock. These loans are secured by shares or our common stock that are owned by the borrowers. As of December 31, 2001 and 2002 and September 30, 2003, Mr. White had an outstanding loan of $164,832, $164,832 and $179,886, respectively, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets included elsewhere in this prospectus. This loan relates to the acquisition of 12,500 shares of CB Richard Ellis Services’ common stock prior to our acquisition of CB Richard Ellis Services in 2001. Subsequent to the 2001 acquisition, these shares were converted into shares of our common stock and the related loan amount was carried forward. As amended, this loan accrued interest at 6.0% and the principal and all accrued interest was payable on or before April 23, 2010. Mr. White repaid this loan in full on February 10, 2004.

At the time of our acquisition of CB Richard Ellis Services in 2001, Mr. Wirta delivered to us an $80,000 promissory note as payment for the purchase of 5,000 shares of our Class B common stock. Mr. Wirta repaid this promissory note in full in April of 2002. Additionally, Mr. White delivered a full-recourse note in the amount of $209,734 as payment for a portion of our shares of Class A common stock purchased in connection with an offering of shares of our Class A common stock to our employees in 2001. This note bears interest at 10.0% per year. During 2002, Mr. White paid off his note in its entirety.

1996 Equity Incentive Plan Loans to Ray Wirta and Brett White.    In addition to the currently outstanding loan referenced above, Mr. White had an outstanding loan pursuant to CB Richard Ellis Services’ 1996 Equity Incentive Plan that was repaid in full, which loan is described in further detail under the heading “Management—Compensation of Executive Officers.”

Transactions Related to Our Acquisition of CB Richard Ellis Services in 2001

Purchases of Common Stock and Grants of Stock Options.    In connection with our acquisition of CB Richard Ellis Services in 2001, our stockholders that currently own shares of our Class B common stock, collectively, contributed 7,967,774 shares of CB Richard Ellis Services common stock to us in exchange for an equal number of shares of our Class B common stock. Also in connection with the acquisition, our stockholders affiliated with Blum Capital Partners made aggregate cash contributions to us of approximately $71.0 million in exchange for an aggregate of 4,435,154 shares of our Class B common stock and CalPERS made a cash contribution of $10.0 million in exchange for 625,000 shares of our Class A common stock.

Also in connection with the acquisition, we offered and sold shares of our Class A common stock to certain of our employees at the time that were designated by our board of directors in consultation with Ray Wirta and Brett White. If each of these designated employees subscribed for a specified number of shares that was determined by our board of directors, they were entitled to receive a grant of options to acquire our Class A common stock. These options have an exercise price of $16.00 per share and a term of 10 years, with 20% of the options vesting on each of the first five anniversaries of the completion of the 2001 acquisition and all vesting if there is a change in control of us. In connection with this offering, Ray Wirta purchased 64,063 shares of our Class A common stock and received a grant of 176,153 options to acquire Class A common stock and Brett White purchased 26,563 shares of our Class A common stock and received a grant of 141,782 shares of our Class A common stock. As described in greater detail above, Mr. Wirta delivered a full-recourse note to us in the aggregate principal amount of $512,504 as payment for a portion of his shares and Mr. White delivered a full-recourse note in the aggregate principal amount of $209,734 as payment for a portion of his shares. Each of Mr. Wirta and Mr. White pledged as security for his full-recourse note a number of shares having an offering price equal to 200% of the amount of his note.

Transaction Fees.    In connection with advisory services related to our acquisition of CB Richard Ellis Services in 2001, we paid a fee of $3.0 million to an affiliate of Blum Capital Partners and $2.0 million to an affiliate of Freeman Spogli. We also reimbursed certain expenses of our stockholders affiliated with Blum Capital Partners and Freeman Spogli.

Treatment of Warrants to Acquire Shares of CB Richard Ellis Services Common Stock.    Pursuant to an agreement entered into in connection with the acquisition of CB Richard Ellis Services by us in 2001, we issued to our stockholders affiliated with Freeman Spogli a warrant to acquire 255,477 shares of our Class B common stock at an exercise price of $30.00 per share in exchange for the cancellation of previously outstanding warrants to acquire 364,884 shares of CB Richard Ellis Services common stock. These warrants will automatically be exercised on a “cashless” basis in connection with the completion of the offering. For additional information regarding these warrants, see the heading titled “Description of Capital Stock—Warrants.”

Also pursuant to the same agreement, previously outstanding warrants to acquire 84,988 shares of CB Richard Ellis Services common stock beneficially owned by Ray Wirta and The Koll Holding Company were cancelled and Mr. Wirta and The Koll Holding Company received $1.00 per share underlying these warrants in connection with the closing of the 2001 acquisition.

Transactions Related to Our Acquisition of Insignia Financial Group in 2003

In connection with our acquisition of Insignia Financial Group on July 23, 2003, our stockholders affiliated with Blum Capital Partners made aggregate cash contributions to us of $105,394,160 in exchange for an aggregate of 6,587,135 shares of our Class B common stock, CalPERS made a cash contribution to us of $10 million in exchange for 625,000 shares of our Class A common stock, some of our stockholders affiliated with CSFB made aggregate cash contributions to us of $3,645,840 in exchange for an aggregate of 227,865 shares of our Class A common stock and Frederic V. Malek made a cash contribution to us of $960,000 in exchange for 60,000 shares of our Class B common stock.

Debt Financing and Other Fees Paid to CSFB and its Affiliates

In connection with our acquisition of Insignia Financial Group in 2003, Credit Suisse First Boston and its affiliates received customary fees and reimbursement of expenses with respect to the amendment and restatement of our senior secured credit facilities in May 2003 and October 2003, the offering and initial purchase of our 9¾% senior notes due 2010 in May 2003 and the performance of mergers and acquisitions advisory services.

Credit Suisse First Boston and its affiliates also received customary fees and reimbursements of expenses in connection with our acquisition of CB Richard Ellis Services in July 2001 with respect to the senior secured credit facilities, the offering and initial purchase of our 11¼% senior subordinated notes due 2011 and our 16% senior notes due 2011 and the tender offer and consent solicitation for the formerly outstanding 8 7/8% senior subordinated notes of CB Richard Ellis Services.

Co-Investment with CalPERS

In March 2001, CBRE Investors entered into a joint venture with California Public Employees Retirement System, or CalPERS. This joint venture, Global Innovation Partners, targets real estate and private equity investments and expected opportunities created by the convergence of technology and real estate. The managing member of the joint venture is 50% owned by one of our subsidiaries. In connection with formation of the joint venture, CBRE Investors, CalPERS and some of our employees entered into an aggregate of $526 million of capital commitments to Global Innovations Partners, of which CalPERS committed an aggregate of $500 million.

PRINCIPAL AND SELLING STOCKHOLDERS

The table below sets forth the number of shares of our Class A common stock and Class B common stock beneficially owned, and the percentage ownership of our common stock, as of January 31, 2004 for the following persons:

•	each person that beneficially owns 5% or more of our Class A common stock or our Class B common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

All outstanding shares of Class B common stock will convert at a one-to-one ratio into shares of Class A common stock in connection with the completion of the offering. For additional information regarding our common stock, see the heading titled “Description of Capital Stock—Common Stock.”

Except as otherwise noted below, the address for each person listed on the table is c/o CB Richard Ellis Group, Inc., 865 South Figueroa Street, Suite 3400, Los Angeles, California 90017. Beneficial ownership is determined in accordance with the federal securities rules that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants held by that person that are or will become exercisable within 60 days are deemed outstanding, although the shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Shares Beneficially Owned Prior to the Offering (1)		Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering
	Number	Percent		Number	Percent (2)
Greater than 5% Stockholders:
Blum Strategic Partners, L.P.
Blum Strategic Partners II, L.P.
Blum Strategic Partners II GmbH & Co. KG (3)(4)	14,688,060	67.2%			%
FS Equity Partners III, L.P.
FS Equity Partners International, L.P. (3)(5)	3,402,463	15.6
California Public Employees’ Retirement System (6)	1,250,000	5.7
Credit Suisse First Boston (7)	718,344	3.3

Executive Officers and Directors:
Ray Wirta (3)(8)	691,113	3.2
Brett White (3)(9)	115,776	*
Kenneth J. Kay (10)	12,400	*
Richard C. Blum (3)(4)	14,688,060	67.2
Jeffrey A. Cozad (3)(4)	14,688,060	67.2
Patrice Marie Daniels	—	—
Bradford M. Freeman (3)(5)	3,402,463	15.6
Michael Kantor	—	—
Frederic V. Malek (3)	457,873	2.1
Jeffrey S. Pion	—	—
Gary L. Wilson	—	—
All directors and executive officers as a group	19,367,685	88.6

Other Selling Stockholders:
(11)

(footnotes on the following page)

(footnote from previous page)

*	less than 1.0%

(1)	Our outstanding common stock as of January 31, 2003 includes 2,589,483 shares of our Class A common stock and 19,271,948 shares of our Class B common stock. All shares of outstanding common stock indicated as beneficially owned by Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, FS Equity Partners III, L.P., FS Equity Partners International, L.P. and Frederic V. Malek are Class B common stock. Among the shares of outstanding common stock indicated as beneficially owned by Ray Wirta and Brett White, 35,000 of Mr. Wirta’s shares are Class B common stock and 32,500 of Mr. White’s shares are Class B common stock. All other shares of outstanding common stock are Class A common stock.

(2)	Percentage ownership is based on the number of outstanding shares described in footnote (1) above and the sale of shares of Class A common stock by the selling stockholders and the issuance and sale of shares of Class A common stock by us in the offering. If the underwriters exercise in full their over-allotment option, the selling stockholders would sell additional shares of Class A common stock, which sale is not reflected in the table above.

(3)	As a result of the voting provisions set forth in the securityholders’ agreement described in greater detail in this prospectus under the heading “Related Party Transactions—Securityholders’ Agreement,” this stockholder, together with our other stockholders that own shares of Class B common stock prior to the offering, may be deemed to constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Accordingly, the group formed by these stockholders may be deemed to beneficially own 20,011,337 shares of our Class B common stock and Class A common stock prior to the offering and shares of our Class A common stock after the offering.

(4)	Prior to the offering, consists of 6,720,494 shares of our Class B common stock owned by Blum Strategic Partners, L.P., 7,806,606 shares of our Class B common stock owned by Blum Strategic Partners II, L.P. and 160,960 shares of our Class B common stock owned by Blum Strategic Partners II GmbH & Co. KG. The sole general partner of Blum Strategic Partners, L.P. is Blum Strategic GP, L.L.C., and the sole general partner of Blum Strategic Partners II, L.P. and the managing limited partner of Blum Strategic Partners II GmbH & Co. KG is Blum Strategic GP II, L.L.C. Each of Richard C. Blum and Jeffrey A. Cozad is a managing member of Blum Strategic GP, L.L.C. and Blum Strategic GP II, L.L.C. Except as to any pecuniary interest, each of Messrs. Blum and Cozad disclaims beneficial interest in all of these shares. The business address of Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, Blum Strategic GP, L.L.C., Blum Strategic GP II, L.L.C., Richard C. Blum and Jeffrey A. Cozad is 909 Montgomery Street, Suite 400, San Francisco, California 94133. As a result of the securityholders’ agreement, Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG share voting power over the indicated shares with our other stockholders that own shares of Class B common stock prior to the offering.

(5)

Prior to the offering, consists of 3,278,447 shares of our Class B common stock held by FS Equity Partners III, L.P., or FSEP III, and 124,016 shares of our Class B common stock held by FS Equity Partners International, L.P. or FSEP International. Shares beneficially owned after the offering reflects the “cashless exercise” of warrants to acquire shares of our Class A common stock in connection with the merger, which will result in the issuance of              shares to FSEP III and              shares to FSEP International. As general partner of FS Capital Partners, L.P., which is the general partner of FSEP III, FS Holdings, Inc. has power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P., which is the general partner of FSEP International, FS International Holdings Limited has the power to vote and dispose of the shares owned by FSEP International. Bradford Freeman, who is one of our directors, Ronald Spogli, Frederick Simmons, William Wardlaw, John Roth and Charles Rullman, Jr. are the directors, officers and shareholders of FS Holdings, Inc. and FS International Holdings Limited, and may be deemed to be the beneficial owners of the shares of common stock, and rights to acquire common stock, owned by FSEP III and FSEP International. The business address of FSEP III, FS Capital Partners, L.P. and FS

Holdings and their directors, officers and beneficial owners is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FSEP International, FS&Co. International and FS International Holdings, Limited is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies. As a result of the securityholders’ agreement, FSEP III and FSEP International share voting power over the indicated shares with our other stockholders that own shares of Class B common stock prior to the offering.

(6)	The business address of CalPERS is 400 P Street, Suite 3492, Sacramento, California 95814.

(7)	The shares of Class A common stock beneficially owned by Credit Suisse First Boston, or CSFB, are 31.1% of our Class A common stock as of January 31, 2004. CSFB reports beneficial ownership on behalf of itself and its affiliates to the extent that they constitute part of the CSFB business unit. The CSFB business unit is engaged in the worldwide corporate and investment banking, trading, including equity, fixed income and foreign exchange, and private equity investment and derivatives businesses. CSFB and its affiliates engage in other separately managed activities, most of which constitute the independently operated Credit Suisse Asset Management business unit. The Credit Suisse Asset Management business unit provides asset management and investment advisory services to institutional investors worldwide. The indicated shares are held by one or more indirect subsidiaries of the CSFB business unit. The business address of CSFB and the CSFB business unit is 11 Madison Avenue, New York, New York 10010.

The ultimate parent company of CSFB is Credit Suisse Group, or CSG, which is a corporation formed under the laws of Switzerland. The principal business of CSG is acting as a holding company for a global financial services group with five distinct specialized business units that are independently operated. In addition to the two business units referred to above, CSG and its consolidated subsidiaries, other than CSFB and its subsidiaries, are comprised of (1) the Credit Suisse Private Bank business unit that engages in the global private banking business, (2) the Credit Suisse business unit that engages in the Swiss domestic banking business and (3) the Winterthur business unit that engages in the global insurance business. CSG’s business address is Paradeplatz 8, Postfach 1, CH-8070, Zurich, Switzerland.

CSG, for purposes of federal securities laws, may be deemed ultimately to control the Credit Suisse Private Bank business unit. CSG, its executive officers and directors, and its direct and indirect subsidiaries, including all of the business units except the CSFB business unit, may beneficially own securities issued by CB Richard Ellis Group or related derivative securities, and any such securities are not publicly reported by CSG. Due to the separate management and independent operation of its business units, CSG disclaims beneficial ownership of any such securities beneficially owned by its direct and indirect subsidiaries, including the CSFB business unit. The CSFB business unit disclaims beneficial ownership of any such securities beneficially owned by CSG and any of CSG’s and CSFB’s other business units.

The CSFB business unit disclaims beneficial ownership of securities held directly by any entity described in this footnote except with respect to the CSFB business unit’s proportionate interest in or ownership of such entity.

(8)	Includes 272,457 shares of Class B common stock held by The Koll Holding Company that Mr. Wirta has the right to acquire under an option agreement. Also includes 70,461 shares of Class A common stock subject to options that are exercisable or are exercisable within 60 days. As a result of the securityholders’ agreement, Mr. Wirta shares voting power over 620,652 of the indicated shares with our other stockholders that own shares of Class B common stock prior to the offering.

(9)	Includes 56,713 shares of Class A common stock subject to options that are exercisable or are exercisable within 60 days. As a result of the securityholders’ agreement, Mr. White shares voting power over 34,063 of the indicated shares with our other stockholders that own shares of Class B common stock prior to the offering.

(10)	Includes 12,400 shares of Class A common stock subject to options that are exercisable or are exercisable within 60 days.

(11)	To be filed by amendment.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions, of the Delaware General Corporation Law, and our restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Generally.    Prior to the offering, we have a dual class common stock structure. We are authorized to issue an aggregate of 100,000,000 shares of common stock consisting of 75,000,000 shares of Class A common stock, $0.01 par value per share, and 25,000,000 shares of Class B common stock, $0.01 par value per share. Except with respect to voting as described below, the holders of Class A common stock and Class B common stock have the same rights. Pursuant to the automatic conversion provision described below, all outstanding shares of Class B common stock will convert at a one-to-one ratio into shares of Class A common stock in connection with the completion of the offering. As a result, after the offering, no shares of Class B common stock will be outstanding, and none may be issued by us, after the offering.

Voting Rights.    Each share of Class A common stock entitles the holder to one vote in all matters submitted to a vote of our stockholders. Each share of Class B common stock entitles the holder to ten votes in all matters submitted to a vote of stockholders. There is no cumulative voting. Except as required by applicable law, the holders of Class A common stock and the holders of Class B common stock vote together on all matters submitted to a vote of our stockholders. In the event that any amendment to the certificate of incorporation is proposed that would alter or change the powers, preferences or special rights of either class of our common stock so as to affect them adversely, we must obtain the approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of the class affected by the proposed amendment. In addition, the number of authorized shares of Class A common stock or Class B common stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority in voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors.

Dividends.    Holders of Class A common stock and Class B common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event that a dividend or distribution is paid or distributed with respect to one class of common stock, a simultaneous dividend or distribution must be paid or distributed on the other class and in the same proportion. However, in the case of dividends or other distributions payable in common stock, only shares of Class A common stock would be paid or distributed with respect to Class A common stock and only shares of Class B common stock would be paid or distributed with respect to Class B common stock. We may not subdivide or combine shares of either class of our common stock without at the same time proportionally subdividing or combining shares of the other class.

Changes in Capitalization.    In the event there is an increase or decrease in the number of issued shares of common stock resulting from any stock split, stock dividend, reverse stock split, combination or reclassification of our common stock, or any other similar event resulting in an increase or decrease in the number of outstanding shares of common stock, the outstanding shares of Class A common stock and the outstanding shares of Class B common stock must be adjusted in the same manner.

Optional Conversion.    As long as shares of Class B common stock are outstanding, a holder of Class B common stock may at any time convert any shares of Class A common stock the holder owns, in whole or in part, on a share for share basis into the same number of shares of Class B common stock. A holder of Class B common stock may at any time convert any shares of Class B common stock it owns, in whole or in part, on a share for share basis into the same number of shares of Class A common stock. In the event of a transfer of shares of Class B common stock to any person or entity other than a permitted transferee, each share of Class B common stock so transferred will be converted automatically into one share of Class A common stock. For the purposes of a transfer of capital stock, the permitted transferees include affiliates of Blum Capital Partners, any person or entity that owned Class B common stock at the effective time of our acquisition of CB Richard Ellis Services and any single person or entity to which a current Class B common stock holder transfers its right to be a permitted holder and all of its Class B common stock.

Automatic Conversion.    Each share of Class B common stock converts automatically into one share of Class A common stock upon completion of the offering.

Mergers and Other Business Combinations.    Subject to the next sentence, unless otherwise approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A common stock and the outstanding shares of Class B common stock, each voting separately as a class, all shares of Class A common stock and Class B common stock are entitled to receive equally on a per share basis the same kind and amount of consideration in the event of any merger, reorganization or consolidation of us with any company. In the event that one or more of the other corporations or entities that is a party to a merger or similar transaction with us deems it necessary for the merger to be treated as a recapitalization for financial accounting purposes and for us to no longer be subject to the reporting requirements of Section 14 of the Exchange Act after the closing date of the merger, then, solely to the extent deemed necessary by the other corporation or entity to satisfy these requirements, the kind of consideration that a holder of a share of Class A common stock would be entitled to receive may be different than the kind of consideration that a holder of a share of Class B common stock would be entitled to receive.

Liquidation.    In the event of liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after the payment of liabilities.

Preferred Stock

In the amended and restated certificate of incorporation that we expect to file in connection with the completion of the offering, our board of directors will be authorized, subject to any limitations imposed by law, without the approval of our stockholders, to issue from time to time up to a total of 25,000,000 shares of our preferred stock, in one or more series, with each such series having rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors may determine. The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Warrants

In connection with our acquisition of CB Richard Ellis Services in 2001, we issued to our stockholders affiliated with Freeman Spogli a warrant to acquire, subject to customary anti-dilution provisions, 255,477 shares of our Class B common stock at an exercise price of $30.00 per share in exchange for the cancellation of previously outstanding warrants to acquire 364,884 shares of CB Richard Ellis Services common stock. These warrants may be exercised at the option of the holders on August 26 and 27, 2007 either by delivery of the exercise price in cash or by a “cashless exercise.” These warrants are exercised automatically on a “cashless” basis in connection with specified triggering events, one of which is the completion of an underwritten initial public offering of our common stock that results in our common stock being listed on either the New York Stock Exchange or the Nasdaq National Market. In connection with any “cashless exercise,” instead of payment of the exercise price in cash, the stockholders affiliated with Freeman Spogli surrender their warrant certificates and receive a net amount of shares of our common stock based on the fair market value of our common stock at the time of the exercise of the warrants, after deducting the aggregate exercise price. Accordingly, in connection with

the completion of the offering, these warrants will automatically be exercised and we will issue an aggregate of              shares to our stockholders affiliated with Freeman Spogli.

Registration Rights

Pursuant to a securityholders’ agreement, the other terms of which are described under the heading “Related Party Transactions—Securityholders’ Agreement,” we have granted registration rights to our stockholders that are parties to that agreement.

Demand Registrations.    As a result of these registration rights, after we have completed this offering and upon the expiration or earlier waiver of the lock-up period imposed by the underwriters, we can be required by some of our stockholders to effect additional registration statements, or “demand registrations,” registering the securities held by the stockholder for sale under the Securities Act of 1933. Under this agreement, our stockholders affiliated with Blum Capital Partners may request six demand registrations, our stockholders affiliated with Freeman Spogli may request three demand registrations and our stockholders that acquired their shares in connection with the offering of our 16% senior notes due 2011 may request one demand registration. If a demand registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that the stockholder initiating the demand registration receives first priority.

Piggyback Registrations.    In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our stockholders that is party to the securityholders’ agreement the opportunity to participate, or “piggyback,” in the registration. These piggyback registration rights apply in the offering because affiliates of Blum Capital Partners are selling shares in the offering. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that we receive first priority with respect to the shares we are issuing and selling.

Other Registration Provisions.    The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with both demand and piggyback registrations. A stockholder’s registration rights will terminate if we have completed an initial public offering of our common stock, the stockholder holds less than 2% of our outstanding common stock and the stockholder is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act. For additional information regarding sales under Rule 144, see the description under the heading “Shares Eligible for Future Sale—Sale of Restricted Shares.”

Anti-Dilution Agreement

In connection with the 2001 issuance and sale of our 16% senior notes due 2011, we issued an aggregate of 339,820 shares of our Class A common stock to the purchasers of the senior notes. We also entered into an anti-dilution agreement pursuant to which these stockholders have the right to purchase additional shares of our Class A common stock for $0.01 per share upon the occurrence of specified events.

These specified events include any issuance of shares of our common stock or options, warrants or other securities convertible into, or exchangeable or exercisable for, shares of our common stock, in each case, at a price that is less than the “current market price” per share of our common stock. The “current market price” per share of any class of our common stock at any date generally is the average of the quoted price of our common stock on a securities exchange for 30 consecutive trading days commencing 45 trading days before the date in question. If our shares are not listed on a securities exchange on the date in question, then the “current market price” would be determined by our board of directors, which determination in some cases must based upon a valuation by an unaffiliated nationally-recognized investment banking or appraisal firm. With respect to issuances of stock options by us, the “current market price” (1) prior to an initial public offering of our common stock may be determined by our board of directors in good faith and (2) after an initial public offering is determined based upon the quoted price of our common stock on the trading day immediately preceding the date of grant of the option.

The right of these stockholders to purchase additional shares of our Class A common stock pursuant to the anti-dilution agreement is subject to important exceptions, which include issuances of common stock pursuant to bona fide public offerings and issuances of common stock pursuant to certain employee stock purchase programs.

If we consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and in connection with such transaction the holders receive common stock of another entity or option, warrants or other securities convertible into or exchange for common stock of another entity, then upon consummation of such transaction, the right to purchase additional shares of our common stock under this agreement will automatically become applicable to the common stock of the other entity.

No adjustment in the number of shares held by these stockholders is required to be made unless the adjustment would require an increase or decrease of at least 1% in the number of shares held by these stockholders. Any such adjustments that are not made are carried forward and taken into account in determining any subsequent adjustments.

The anti-dilution agreement terminates on July 20, 2011 and, with respect to each of the shares of our Class A common stock subject to such agreement, the agreement also terminates at such time as such share has been transferred pursuant to a registration statement filed with the SEC or pursuant to Rule 144 of the rules and regulations promulgated by the SEC under the Securities Act of 1933.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of our amended and restated certificate of incorporation and bylaws, which we expect to be adopted immediately prior to the completion of the offering, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and bylaws will provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation and bylaws also will provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our amended and restated certificate of incorporation will prohibit stockholder action by written consent. It also will provide that special meetings of our stockholders may be called only by the chairman of our board or our corporate secretary at the direction of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws will provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice will need to be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our bylaws also will specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

Delaware law generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation will provide that the following provisions in our certificate of incorporation and bylaws may be amended only by a vote of at least 66 2/3% of the voting power of all of the outstanding shares of our stock entitled to vote:

•	the removal of directors and filling board of director vacancies;

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in our board of directors and the chairman of our board;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

In addition, our amended and restated certificate of incorporation will grant our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which generally applies to unlawful dividends; or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent authorized by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affective to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Delaware Anti-takeover Statute

Pursuant to our current certificate of incorporation, we have “opted out” of the protections of Section 203 of the Delaware General Corporation Law. We expect to “opt in” as part of our amended and restated certificate of incorporation that will be filed immediately prior to the consummation of the offering. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in control attempts. However, in connection with our expected “opt in,” our stockholders that currently own 15% or more of our outstanding voting stock, including affiliates of Blum Capital Partners and affiliates of Freeman Spogli & Co. Incorporated, will not be considered “interested stockholders” under Section 203.

Transfer Agent

The transfer agent for our Class A common stock is The Bank of New York located at 101 Barclay Street, New York, New York, 10286 and its telephone number is (212) 815-3776.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no market for our common stock. We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that those sales may occur, could adversely affect prevailing market prices and impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

Sale of Restricted Shares

Upon completion of the offering, we will have              shares of common stock outstanding, or              shares outstanding if the underwriters exercise in full their over-allotment option. In addition,              shares of common stock are issuable upon the exercise of outstanding stock options and warrants. All shares to be outstanding after the offering will be freely tradable without restriction under the Securities Act of 1933, subject in certain cases to the lock-up agreements described below and the manner of sale provision of Rule 144, and except for any shares which may be held or acquired by an “affiliate” of our company, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below.

In general, under Rule 144 as currently in effect, an affiliate of our company will be entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock on the New York Stock Exchange during the four calendar weeks preceding the sale. The holder may sell those shares only through “brokers’ transactions” or in the transactions directly with a “market maker,” as those terms are defined in Rule 144. Sales under Rule 144 are also subject to requirements regarding providing notice of those sales and the availability of current public information concerning us.

Registrations on Form S-8

We intend to file registration statements on Form S-8 under the Securities Act of 1933 to register shares of common stock issuable under our stock incentive plan and our deferred compensation plan. These registration statements are expected to be filed following the effective date of the registration statement of which this prospectus forms a part and will be effective upon filing. As a result, after the effective date of these Form S-8 registration statements, shares issued under stock incentive plans, including upon the exercise of stock options, and shares issued in connection with distributions from the deferred compensation plan will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.

Lock-Up Agreements

For a description of the lock-up agreements with the underwriters that restrict sales of shares by us, our directors and executive officers and certain of our stockholders, see the information under the heading “Underwriting.”

Registration Rights

For a description of registration rights with respect to our common stock, see the information under the heading “Description of Capital Stock—Registration Rights.”

DESCRIPTION OF CERTAIN LONG-TERM INDEBTEDNESS

CB Richard Ellis Services’ Senior Secured Credit Facilities

In connection with our acquisition of CB Richard Ellis Services in 2001, CB Richard Ellis Services entered into a credit agreement for which Credit Suisse First Boston, or CSFB, serves as the administrative agent and collateral agent. The credit agreement was amended as of the closing of the offering of our 9¾% senior notes on May 22, 2003 to permit the issuance of these notes and was amended and restated upon the consummation of the Insignia acquisition on July 23, 2003. On October 14, 2003, CB Richard Ellis Services amended and restated the credit agreement a second time. CB Richard Ellis Services’ senior secured credit facilities, as set forth in the current amended and restated credit agreement, consist of the following:

•	a term facility of $300.0 million, which was fully drawn on October 14, 2003; and

•	a revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan subfacility, $10.8 million of which was drawn on October 14, 2003, which amount consisted solely of outstanding letters of credit.

The senior secured credit facilities are jointly and severally guaranteed by CB Richard Ellis Group and certain of CB Richard Ellis Services’ domestic subsidiaries, including future domestic subsidiaries. The senior secured credit facilities are secured by a pledge of all of the equity interests of CB Richard Ellis Services and its significant domestic subsidiaries, including CB Richard Ellis, Inc., CBRE Investors, L.L.C., L.J. Melody & Company, Insignia Financial Group, Inc. and Insignia/ESG, Inc., which was renamed CB Richard Ellis Real Estate Services, Inc., and 65% of the voting stock of its foreign subsidiaries that are held directly by it or its domestic subsidiaries. Additionally, these lenders generally have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired property.

The term facility matures on December 31, 2008 and amortizes in equal quarterly installments of $2.5 million through September 30, 2008, with the balance payable on the maturity date. The revolving line of credit terminates on July 20, 2007.

Borrowings under the senior secured credit facilities bear interest at varying rates based, at CB Richard Ellis Services’ option, on either LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%, in the case of the revolving facility (in each case determined by reference to our ratio of total debt less available cash to “EBITDA,” as such term is defined in the credit agreement), and LIBOR plus 3.25% or the alternate base rate plus 2.25%, in the case of the term loan facility. The alternate base rate is the higher of (1) CSFB’s prime rate or (2) the effective rate for federal funds plus 0.50%.

We are required to pay to the lenders under the senior secured credit facilities a commitment fee on the unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. We are also required to apply certain proceeds of sales of assets, issuances of equity, incurrences of debt and excess cash flow to the prepayment of the term loans.

The amended and restated credit agreement for the senior secured credit facilities contains customary restrictive covenants, including, among others, limitations on the ability of us and our subsidiaries to pay dividends on, redeem and repurchase capital stock; prepay, redeem and repurchase debt; incur liens; enter into sale/leaseback transactions; make loans and investments; incur indebtedness; enter into mergers, acquisitions and asset sales; enter into transactions with affiliates; change lines of business; and make capital expenditures.

In addition, the amended and restated credit agreement contains covenants that require us to maintain specified financial ratios, which include the following ratios: total debt less available cash to EBITDA; total senior secured debt less available cash to EBITDA; EBITDA to interest expense plus expense associated with dividends paid to us to pay amounts due under the 16% senior notes due 2011; and EBITDA less capital expenditures and co-investments to interest expense plus expense associated with dividends paid to us to pay amounts due under the 16% senior notes due 2011.

The amended and restated credit agreement also includes customary events of default, including nonpayment of principal, interest, fees or reimbursement obligations with respect to letters of credit, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default and cross-acceleration to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgments under ERISA and change of control. The occurrence of any of the events of default could result in acceleration of our obligations under the amended and restated credit agreement and foreclosure on the collateral securing the obligations.

This summary of the material provisions of the amended and restated credit agreement is qualified in its entirety by reference to all of the provisions of the amended and restated credit agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

CB Richard Ellis Services’ 9¾% Senior Notes Due 2010

On May 22, 2003, CBRE Escrow, Inc. issued $200.0 million in aggregate principal amount of 9¾% senior notes due 2010 for $200.0 million. In connection with our acquisition of Insignia Financial Group in 2003, CBRE Escrow merged into CB Richard Ellis Services, Inc., which assumed the 9¾% senior notes and we and certain of our subsidiaries guaranteed the 9¾% senior notes. CB Richard Ellis Services’ 9¾% senior notes are its unsecured senior obligations and rank equally in right of payment with any of our existing and future senior unsecured indebtedness but are effectively subordinated to all of our secured debt to the extent of the value of the assets securing such debt. They are also structurally subordinated to all of the existing and future liabilities of CB Richard Ellis Services’ subsidiaries that do not guarantee the notes. The 9¾% senior notes are governed by an indenture among CB Richard Ellis Services, the guarantors and U.S. Bank National Association, as trustee.

Interest accrues at a rate of 9¾% per year and is payable semiannually in arrears. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. There are no mandatory sinking fund payments for our 9¾% senior notes. We may at any time and from time to time purchase our 9¾% senior notes in the open market or otherwise. We and certain of our subsidiaries guaranteed our 9¾% senior notes on a senior unsecured basis. These guarantees by the guarantors of the notes are pari passu to all existing and future indebtedness.

Until May 15, 2006, our 9¾% senior notes may be redeemed on one or more occasions in an amount not to exceed 35% of the principal amount of all issued 9¾% senior notes at a redemption price of 109¾%, plus accrued and unpaid interest to the redemption date, with cash proceeds raised in certain public equity offerings, as long as:

•	at least 65% of the aggregate principal amount of our 9¾% senior notes, including any additional 9¾% senior notes, remains outstanding after each redemption;

•	if the money is raised in an equity offering by us, then we contribute to CB Richard Ellis Services an amount sufficient to redeem the 9¾% senior notes; and

•	the 9¾% senior subordinated notes are redeemed within 90 days after the completion of the related equity offering.

On and after May 15, 2007, all or a portion of our 9¾% senior notes will be redeemable at our option upon not less than 30 nor more than 60 days notice. The notes are redeemable at the redemption prices, expressed as a percentage of the principal amount on the redemption date, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing May 15 of the years below:

Year	Percentage
2007	104.875%
2008	102.438
2009 and thereafter	100.000

In the event of a change of control, which is defined in the indenture governing the 9¾% senior notes, we will be obligated to make an offer to purchase all outstanding 9¾% senior notes at a redemption price of 101% of the principal amount plus accrued interest, subject to certain conditions.

The indenture governing our 9¾% senior notes contains customary restrictive covenants for high yield securities, including, among others, limitations on our ability and the ability of our subsidiaries to incur or guarantee additional indebtedness; pay dividends or distributions on capital stock or redeem or repurchase capital stock; make investments; create restrictions on the payment of dividends or other amounts to us; sell stock of our subsidiaries; transfer or sell assets; enter into transactions with affiliates; and enter into mergers and consolidations.

This summary of the material provisions of our 9¾% senior notes is qualified in its entirety by reference to all of the provisions of the indenture governing our 9¾% senior notes, which is filed as an exhibit to the registration statement of which this prospectus is a part.

CB Richard Ellis Services’ 11¼% Senior Subordinated Notes Due 2011

On June 7, 2001, Blum CB Corp. issued $229.0 million in aggregate principal amount of 11¼% senior subordinated notes due 2011 for $225.6 million. In connection with our acquisition of CB Richard Ellis Services in 2001, CB Richard Ellis Services assumed the 11¼% senior subordinated notes and we and certain of our subsidiaries guaranteed the 11¼% senior subordinated notes. CB Richard Ellis Services’ 11¼% senior subordinated notes are our unsecured senior subordinated obligations and rank equally in right of payment with any of our existing and future senior subordinated unsecured indebtedness but are subordinated to any of our existing and future senior indebtedness. CB Richard Ellis Services’ 11¼% senior subordinated notes are governed by an indenture among CB Richard Ellis Group, CB Richard Ellis Services, the other guarantors and U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), as trustee.

Interest accrues at a rate of 11¼% per year and is payable semiannually in arrears. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. There are no mandatory sinking fund payments for our 11¼% senior subordinated notes. We may at any time and from time to time purchase our 11¼% senior subordinated notes in the open market or otherwise. CB Richard Ellis Group and certain of CB Richard Ellis Services’ subsidiaries guaranteed the 11¼% senior subordinated notes on a senior subordinated basis. These guarantees are subordinated to all of such guarantors’ existing and future senior indebtedness, including guarantees by them of the senior secured credit facilities.

Until June 15, 2004, our 11¼% senior subordinated notes may be redeemed on one or more occasions in an amount not to exceed 35% of the principal amount of all issued 11¼% senior subordinated notes at a redemption price of 111¼%, plus accrued and unpaid interest to the redemption date, with cash proceeds raised in certain public equity offerings, as long as:

•	at least 65% of the aggregate principal amount of the 11¼% senior subordinated notes, including any additional 11¼% senior subordinated notes, remains outstanding after each redemption;

•	if the money is raised in an equity offering by us, then we contribute to CB Richard Ellis Services an amount sufficient to redeem the 11¼% senior subordinated notes; and

•	the 11¼% senior subordinated notes are redeemed within 90 days after the completion of the related equity offering.

On and after June 15, 2006, all or a portion of our 11¼% senior subordinated notes will be redeemable at our option upon not less than 30 nor more than 60 days notice. The notes are redeemable at the redemption prices, expressed as a percentage of the principal amount on the redemption date, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing June 15 of the years below:

Year	Percentage
2006	105.625%
2007	103.750
2008	101.875
2009 and thereafter	100.000

In the event of a change of control, which is defined in the indenture governing the 11¼% senior subordinated notes, we will be obligated to make an offer to purchase all outstanding 11¼% senior subordinated notes at a redemption price of 101% of the principal amount plus accrued interest.

The indenture governing our 11¼% senior subordinated notes contains customary restrictive covenants for high yield securities, which covenants are substantially the same as the covenants in the indenture governing our 9¾% senior notes.

This summary of the material provisions of our 11¼% senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing our 11¼% senior subordinated notes, which is filed as an exhibit to the registration statement of which this prospectus is a part.

CB Richard Ellis Group’s 16% Senior Notes Due 2011

In connection with our acquisition of CB Richard Ellis Services in 2001, CB Richard Ellis Group issued an aggregate of 65,000 units, which consisted in the aggregate of $65.0 million in aggregate principal amount of 16% senior notes due July 20, 2011 and 339,820 shares of our Class A common stock. The 16% senior notes are unsecured obligations, senior to all of our existing and future unsecured indebtedness but effectively subordinated to all of our existing and future indebtedness. The net proceeds from the units were contributed by CB Richard Ellis Group to CB Richard Ellis Services as equity. The 16% senior notes are governed by an indenture between CB Richard Ellis Group and U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), as trustee, and will mature on July 20, 2011. On October 27, 2003 and December 29, 2003, we redeemed $20.0 million and $10.0 million, respectively, in aggregate principal amount of the 16% senior notes. We paid $2.9 million of premiums in connection with these redemptions. We expect to use the net proceeds that we receive from the offering to redeem all of the remaining outstanding principal amount of the 16% senior notes.

Interest accrues on the 16% senior notes at a rate of 16% per year and is payable quarterly in cash in arrears. However, until the fifth anniversary of the issuance of the 16% senior notes, interest in excess of 12% for the 16% senior notes may be paid in kind and, at any time, interest may be paid in kind to the extent that CB Richard Ellis Services’ ability to pay cash dividends to us is restricted by the terms of the senior secured credit facilities, which are described above. There are no mandatory sinking fund payments for the 16% senior notes.

The 16% senior notes are redeemable at our option, in whole at any time or in part from time to time upon not less than 30 nor more than 60 days notice. The notes are redeemable at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing July 20 of the years below:

Year	Percentage
2003	109.6%
2004	106.4
2005	103.2
2006 and thereafter	100.0

In the event of a change of control, which is defined in the indenture governing the 16% senior notes, we are obligated to make an offer to purchase all outstanding 16% senior notes at a purchase price equal to 101% of the principal amount of the 16% senior notes, plus accrued and unpaid interest, subject to various conditions.

The indenture governing our 16% senior notes contains customary restrictive covenants for high yield securities, which covenants are substantially the same as the covenants in the indenture governing our 9¾% senior notes.

This summary of the material provisions of our 16% senior notes is qualified in its entirety by reference to all of the provisions of the indenture governing the 16% senior notes, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes the material U.S. federal income and estate tax consequences of the ownership of our Class A common stock by a “non-U.S. holder,” as defined below, as of the date of this prospectus. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to non-U.S. holders in light of their personal circumstances. Special rules may apply to certain non-U.S. holders, such as U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, which we refer to as the “Code.” These non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions under the Code as of the date of this prospectus, and these authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Persons considering the ownership of our Class A common stock should consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our Class A common stock should consult their tax advisors.

As used in this section of the prospectus, a “non-U.S. holder” of our Class A common stock means a beneficial owner, other than an entity treated as a partnership, that is not any of the following for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision of the United States,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends, will be required to (a) complete Internal Revenue Service Form W-8BEN or other applicable form and certify under penalty of perjury that such holder is not a U.S. person or (b) if the Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Our Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our Class A common stock unless one of the following applies:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder,

•	in the case of a non-U.S. holder who is an individual and holds the Class A common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through U.S.-related financial intermediaries unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated             , 2004, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Citigroup Global Markets Inc. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse First Boston LLC
Citigroup Global Markets Inc.
Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional outstanding shares from them at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $     per share. The underwriters and selling group members may allow a discount of $     per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$
Expenses payable by the selling stockholders.	$	$	$	$

Because Credit Suisse First Boston LLC is an underwriter and its affiliates may receive more than 10% of the entire net proceeds in this offering, they may be deemed to have a “conflict of interest” under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the National Association of Securities Dealers, Inc. Citigroup Global Markets Inc. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC and Citigroup Global Markets Inc. for a period of 180 days after the date of this prospectus.

Our officers, directors and the current holders of approximately             % of our outstanding Class A and Class B common stock have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC and Citigroup Global Markets Inc. for a period of 180 days after the date of this prospectus.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We intend to apply to list the shares of common stock on the New York Stock Exchange under the symbol “CBG.”

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for which they received, or will receive, customary fees and expenses. In particular, Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, serves as the administrative agent and collateral agent for, and is a lender under, our senior secured credit facilities. See “Description of Certain Long-term Indebtedness.” In addition, Credit Suisse First Boston is the beneficial owner of 718,344 shares, or approximately 3.3%, of our outstanding common stock prior to the offering. After the offering, Credit Suisse First Boston will beneficially own approximately     % of our common stock. See the information under the heading “Principal and Selling Stockholders.” As of February 4, 2004, affiliates of Credit Suisse First Boston also own $34,778,596 in aggregate principal amount of our 16% senior notes due 2011, all of which we expect to redeem with the net proceeds we receive from the offering.

Prior to the offering, there has been no market for our common stock. The initial public offering price will be determined by negotiation among us, the selling stockholders and the underwriters and will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

•	the information presented in this prospectus and otherwise available to the underwriters;

•	the history of and the prospects for the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•	the general condition of the securities markets at the time of the offering.

We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active trading market for the common stock will develop and continue after the offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

LEGAL MATTERS

The validity of the shares of common stock being offered by us and the selling stockholders in the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Selected legal matters in connection with the offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule of CB Richard Ellis Group, Inc. as of and for twelve months ended December 31, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 142 effective January 1, 2002 and concerning the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP expressed no opinion or other form of assurance other than with respect to such disclosures), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CB Richard Ellis Group, Inc. as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the financial statements of CB Richard Ellis Services, Inc. for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 included in this prospectus were audited by Arthur Andersen LLP, independent public accountants. See “Risk Factors—Risks Relating to the Offering and Ownership of Our Common Stock—Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited.”

The consolidated financial statements of Insignia Financial Group, Inc. as of and for the year ended December 31, 2002 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, which report refers to changes in accounting principles relating to the adoption of the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 and the adoption of the accounting principles set forth in Statements of Financial Accounting Standards Nos. 141 and 142 effective January 1, 2002, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Insignia Financial Group, Inc. as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 appearing in this prospectus and the registration statement to which it forms a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On April 23, 2002, we dismissed our independent auditors, Arthur Andersen LLP, and engaged the services of Deloitte & Touche LLP as our new independent auditors for the fiscal year ended December 31, 2002. Our board of directors and our audit committee authorized the dismissal of Arthur Andersen LLP and the engagement of Deloitte & Touche LLP.

Arthur Andersen LLP’s reports on CB Richard Ellis Group’s consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 and for the period from CB Richard Ellis Group’s inception through the date of Arthur Andersen LLP’s dismissal did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from CB Richard Ellis Group’s inception through the date of Arthur Andersen’s dismissal, there were no (1) disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on CB Richard Ellis Group’s consolidated financial statements or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On April 8, 2002, Ernst & Young was dismissed as Insignia’s principal independent accountant and, effective April 11, 2002, KPMG was retained as its principal independent accountant. The reports of Ernst & Young on Insignia’s financial statements for the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by Insignia’s audit committee and approved by Insignia’s board of directors.

During the years ended December 31, 2001 and December 31, 2000 and through April 8, 2002, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference thereto in its reports on the financial statements for such periods.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act of 1933 and the rules and regulations under the Securities Act, for the registration of the common stock being offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement.

We currently file reports and other information with the SEC as a result of requirements under the indentures governing our 9¾% senior notes due 2010, our 11¼% senior subordinated notes due 2011 and our 16% senior notes due 2011. The registration statements and other reports or information can be inspected, and copies may be obtained, at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information that we have filed electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CB Richard Ellis Group, Inc.

Consolidated Balance Sheets as of September 30, 2003 (Unaudited) and December 31, 2002	F-2

Consolidated Statements of Operations for the three months and the nine months ended September 30, 2003 and 2002 (Unaudited)	F-3

Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and 2002 (Unaudited)	F-4

Notes to Consolidated Financial Statements (Unaudited)	F-6

Independent Auditors’ Report	F-30

Report of Independent Public Accountants	F-32

Consolidated Balance Sheets at December 31, 2002 and 2001	F-33

Consolidated Statements of Operations for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000

F-34

Consolidated Statements of Cash Flows for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000

F-35

Consolidated Statements of Stockholders’ Equity for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000

F-36

Consolidated Statements of Comprehensive (Loss) Income for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000

F-38

Notes to Consolidated Financial Statements	F-39

Quarterly Results of Operations (Unaudited)	F-82

Schedule II—Valuation and Qualifying Accounts	F-83

Insignia Financial Group, Inc.

Consolidated Balance Sheet at June 30, 2003 (Unaudited)	F-84

Consolidated Statements of Operations for the six months ended June 30, 2003 and 2002 (Unaudited)	F-85

Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002 (Unaudited)	F-86

Notes to Consolidated Financial Statements (Unaudited)	F-87

Independent Auditors’ Report	F-100

Report of Independent Auditors	F-101

Consolidated Balance Sheets—December 31, 2002 and 2001	F-102

Consolidated Statements of Operations—Years ended December 31, 2002, 2001 and 2000	F-103

Consolidated Statements of Stockholders’ Equity—Years ended December 31, 2002, 2001 and 2000	F-105

Consolidated Statements of Cash Flows—Years ended December 31, 2002, 2001 and 2000	F-107

Notes to Consolidated Financial Statements	F-109

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	September 30, 2003 (Unaudited)	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$85,494	$79,701
Restricted cash	17,912	—
Receivables, less allowance for doubtful accounts of $17,720 and $10,892 at September 30, 2003 and December 31, 2002, respectively	250,608	166,213
Warehouse receivable	135,820	63,140
Prepaid expenses	25,222	9,748
Deferred tax assets, net	74,748	18,723
Other current assets	17,731	8,415

Total current assets	607,535	345,940
Property and equipment, net	110,705	66,634
Goodwill	793,251	577,137
Other intangible assets, net of accumulated amortization of $42,756 and $7,739 at September 30, 2003 and December 31, 2002, respectively	153,790	91,082
Deferred compensation assets	70,077	63,642
Investments in and advances to unconsolidated subsidiaries	64,482	50,208
Deferred tax assets, net	26,227	36,376
Other assets	140,957	93,857

Total assets	$1,967,024	$1,324,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$137,295	$102,415
Compensation and employee benefits payable	152,408	63,734
Accrued bonus and profit sharing	101,842	103,858
Income taxes payable	—	15,451
Short-term borrowings:
Warehouse line of credit	135,820	63,140
Other	27,914	47,925

Total short-term borrowings	163,734	111,065
Current maturities of long-term debt	11,777	10,711

Total current liabilities	567,056	407,234
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount of $2,886 and $3,057 at September 30, 2003 and December 31, 2002, respectively	226,114	225,943
Senior secured term loans	277,113	211,000
9 3/4% senior notes	200,000	—
16% senior notes, net of unamortized discount of $4,899 and $5,107 at September 30, 2003 and December 31, 2002, respectively	63,416	61,863
Other long-term debt	52,733	12,327

Total long-term debt	819,376	511,133
Deferred compensation liability	125,465	106,252
Other liabilities	99,725	43,301

Total liabilities	1,611,622	1,067,920
Minority interest	6,706	5,615
Commitments and contingencies
Stockholders’ Equity:
Class A common stock; $0.01 par value; 75,000,000 shares authorized; 2,698,441 and 1,793,254 shares issued and outstanding (including treasury shares) at September 30, 2003 and December 31, 2002, respectively	27	17
Class B common stock; $0.01 par value; 25,000,000 shares authorized; 19,271,948 and 12,624,813 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	193	127
Additional paid-in capital	361,400	240,574
Notes receivable from sale of stock	(4,705)	(4,800)
Accumulated earnings	11,533	36,153
Accumulated other comprehensive loss	(17,724)	(18,998)
Treasury stock at cost, 128,684 and 110,174 shares at September 30, 2003 and December 31, 2002, respectively	(2,028)	(1,732)

Total stockholders’ equity	348,696	251,341

Total liabilities and stockholders’ equity	$1,967,024	$1,324,876

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$423,376	$284,928	$1,008,817	$793,811
Costs and expenses:
Cost of services	208,198	135,670	484,863	363,506
Operating, administrative and other	180,298	124,470	443,894	364,676
Depreciation and amortization	41,071	6,404	53,571	18,107
Equity income from unconsolidated subsidiaries	(2,318)	(2,778)	(9,182)	(6,422)
Merger-related charges	16,485	—	19,795	50

Operating (loss) income	(20,358)	21,162	15,876	53,894
Interest income	1,788	1,275	3,564	2,673
Interest expense	28,255	15,420	59,519	46,341

(Loss) income before (benefit) provision for income taxes	(46,825)	7,017	(40,079)	10,226
(Benefit) provision for income taxes	(18,380)	5,136	(15,459)	6,596

Net (loss) income	$(28,445)	$1,881	$(24,620)	$3,630

Basic (loss) income per share	$(1.37)	$0.13	$(1.45)	$0.24

Weighted average shares outstanding for basic (loss) income per share	20,743,011	15,016,044	16,957,494	15,033,640

Diluted (loss) income per share	$(1.37)	$0.12	$(1.45)	$0.24

Weighted average shares outstanding for diluted (loss) income per share	20,743,011	15,225,788	16,957,494	15,216,740

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(24,620)	$3,630
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	53,571	18,107
Amortization of deferred financing costs	3,336	2,499
Deferred compensation plan deferrals	7,836	9,224
Gain on sale of servicing rights and other assets	(3,417)	(5,026)
Equity income from unconsolidated subsidiaries	(9,182)	(6,422)
Provision for doubtful accounts	3,598	2,923
Decrease in receivables	23,253	20,020
(Increase) decrease in deferred compensation plan assets	(6,435)	9,919
Increase in prepaid expenses and other assets	(14,237)	(9,142)
Decrease in compensation and employee benefits and accrued bonus and profit sharing	(45,269)	(40,481)
(Decrease) increase in accounts payable and accrued expenses	(22,089)	2,679
Decrease in income taxes payable	(29,134)	(10,250)
Decrease in other liabilities	(1,540)	(19,409)
Other operating activities, net	(6,385)	2,759

Net cash used in operating activities	(70,714)	(18,970)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	(8,185)	(8,281)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	(243,847)	(14,529)
Other investing activities, net	(652)	6,348

Net cash used in investing activities	(252,684)	(16,462)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	152,850	214,250
Repayment of revolver and swingline credit facility	(152,850)	(207,250)
Proceeds from senior secured term loans	75,000	—
Repayment of senior secured term loans	(7,513)	(7,014)
Repayment of notes payable	(43,000)	—
Proceeds from 9 3/4% senior notes	200,000	—
Proceeds from (repayment of) senior notes and other loans, net	3,732	(1,376)
Proceeds from issuance of common stock	120,580	180
Payment of deferred financing fees	(19,774)	(443)
Other financing activities, net	(527)	(412)

Net cash provided by (used in) financing activities	328,498	(2,065)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,100	(37,497)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	79,701	57,450
Effect of currency exchange rate changes on cash	693	(1,469)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$85,494	$18,484

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amount capitalized)	$31,694	$33,961

Income taxes, net of refunds	$25,533	$16,481

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands, except share data)

	Class A common stock	Class B common stock	Additional paid-in capital	Notes receivable from sale of stock	Accumulated earnings	Accumulated other comprehensive (loss) income		Treasury stock	Total
						Minimum pension liability	Foreign currency translation
Balance, December 31, 2002	$17	$127	$240,574	$(4,800)	$36,153	$(17,039)	$(1,959)	$(1,732)	$251,341
Net loss	—	—	—	—	(24,620)	—	—	—	(24,620)
Issuance of Class A common stock	10	—	14,297	(76)	—	—	—	—	14,231
Issuance of Class B common stock	—	66	106,287	—	—	—	—	—	106,353
Issuance of deferred compensation stock fund units, net of cancellations	—	—	242	—	—	—	—	—	242
Net collection on notes receivable from sale of stock	—	—	—	171	—	—	—	—	171
Purchase of common stock	—	—	—	—	—	—	—	(296)	(296)
Foreign currency translation gain	—	—	—	—	—	—	1,274	—	1,274

Balance, September 30, 2003	$27	$193	$361,400	$(4,705)	$11,533	$(17,039)	$(685)	$(2,028)	$348,696

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Nature of Operations

CB Richard Ellis Group, Inc., a Delaware corporation, was incorporated on February 20, 2001 as Blum CB Holding Corporation. On March 26, 2001, Blum CB Holding Corporation changed its name to CBRE Holding, Inc. and, subsequently, CBRE Holding, Inc. changed its name to CB Richard Ellis Group, Inc. (the Company). The Company and its former wholly owned subsidiary, Blum CB Corporation (Blum CB), a Delaware corporation, were created to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm. Prior to July 20, 2001, the Company was a wholly owned subsidiary of Blum Strategic Partners, L.P. (Blum Strategic), formerly known as RCBA Strategic Partners, LP, which is an affiliate of Richard C. Blum, a director of the Company and CBRE.

On July 20, 2001, the Company acquired CBRE pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among the Company, CBRE and Blum CB. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation (the 2001 Merger). The operations of the Company after the 2001 Merger are substantially the same as the operations of CBRE prior to the 2001 Merger. In addition, the Company has no substantive operations other than its investment in CBRE.

2.    Insignia Acquisition

On July 23, 2003, pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 28, 2003 (the Insignia Acquisition Agreement), by and among the Company, CBRE, Apple Acquisition Corp. (Apple Acquisition), a Delaware corporation and wholly owned subsidiary of CBRE, and Insignia Financial Group, Inc. (Insignia), Apple Acquisition was merged with and into Insignia (the Insignia Acquisition). Insignia was the surviving corporation in the Insignia Acquisition and at the effective time of the Insignia Acquisition became a wholly owned subsidiary of CBRE. The Company acquired Insignia to solidify its position as the market leader in the commercial real estate services industry.

In conjunction with and immediately prior to the Insignia Acquisition, Island Fund I LLC (Island), a Delaware limited liability company, which is affiliated with Andrew L. Farkas, Insignia’s former Chairman and Chief Executive Officer, and some of Insignia’s other former officers, completed the purchase of specified real estate investment assets of Insignia, pursuant to a Purchase Agreement, dated May 28, 2003 (the Island Purchase Agreement), by and among Insignia, the Company, CBRE, Apple Acquisition and Island. A number of the real estate investment assets that were sold to Island required the consent of one or more third parties in order to transfer such assets. Some of these third party consents were not obtained prior to the closing of the Insignia Acquisition. As a result, the Company continues to hold these real estate investment assets pending the receipt of these third party consents. While the Company holds these assets, it has generally agreed to provide Island with the economic benefits from these assets and Island generally has agreed to indemnify the Company with respect to any losses incurred in connection with continuing to hold these assets.

Pursuant to the terms of the Insignia Acquisition Agreement, (1) each issued and outstanding share of Insignia Common Stock (other than treasury shares), par value $0.01 per share, was converted into the right to receive $11.156 in cash, without interest (the Insignia Common Stock Merger Consideration), (2) each issued and outstanding share of Insignia’s Series A Preferred Stock, par value $0.01 per share, and Series B Preferred Stock, par value $0.01 per share, was converted into the right to receive $100.00 per share, plus accrued and unpaid dividends, (3) all outstanding warrants and options to acquire Insignia common stock other than as described below, whether vested or unvested, were canceled and represented the right to receive a cash payment, without interest, equal to the excess, if any, of the Insignia Common Stock Merger Consideration over the per share exercise price of the option or warrant, multiplied by the number of shares of Insignia Common Stock

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

subject to the option or warrant less any applicable withholding taxes and (4) outstanding options to purchase Insignia Common Stock granted pursuant to Insignia’s 1998 Stock Investment Plan, whether vested or unvested, were canceled and represented the right to receive a cash payment, without interest, equal to the excess, if any, of (a) the higher of (x) the Insignia Common Stock Merger Consideration, or (y) the highest final sale price per share of the Insignia Common Stock as reported on the New York Stock Exchange (NYSE) at any time during the 60-day period preceding the closing of the Insignia Acquisition (which was $11.20), over (b) the exercise price of the options, multiplied by the number of shares of Insignia Common Stock subject to the options, less any applicable withholding taxes. Following the Insignia Acquisition, the Insignia Common Stock was delisted from the NYSE and deregistered under the Securities Exchange Act of 1934.

The funding to complete the Insignia Acquisition, as well as the refinancing of substantially all of the outstanding indebtedness of Insignia, was obtained through (a) the sale of 6,587,135 shares of the Company’s Class B Common Stock, par value $0.01 per share, to Blum Strategic Partners, L.P., a Delaware limited partnership, Blum Strategic Partners II, L.P., a Delaware limited partnership and Blum Strategic Partners II GmbH & Co. KG, a German limited partnership, for an aggregate cash purchase price of $105,394,160, (b) the sale of 227,865 shares of the Company’s Class A Common Stock, par value $.01 per share, to DLJ Investment Partners, L.P., a Delaware limited partnership, DLJ Investment Partners II, L.P., a Delaware limited partnership and DLJIP II Holdings, L.P., a Delaware limited partnership, for an aggregate cash purchase price of $3,645,840, (c) the sale of 625,000 shares of the Company’s Class A Common Stock to California Public Employees’ Retirement System for an aggregate cash purchase price of $10,000,000, (d) the sale of 60,000 shares of the Company’s Class B Common Stock to Frederic V. Malek for an aggregate cash purchase price of $960,000, (e) the release from escrow of the net proceeds from the offering by CBRE Escrow, Inc. (CBRE Escrow), a wholly owned subsidiary of CBRE that merged with and into CBRE in connection with the Insignia Acquisition, of $200.0 million of the 9 3/4% Senior Notes due May 15, 2010 (see Note 11), which Senior Notes had been issued and sold by CBRE Escrow on May 22, 2003, (f) $75.0 million of term loan borrowings under the Amended and Restated Credit Agreement (see Notes 11 and 19), dated as of May 22, 2003, by and among CBRE, Credit Suisse First Boston (CSFB) as Administrative Agent and Collateral Agent, the other lenders named in the credit agreement, the Company and the guarantors named in the credit agreement and (g) $36,870,229.61 of cash proceeds from the completion of the sale to Island.

3.    Purchase Accounting

The aggregate preliminary purchase price for the acquisition of Insignia was approximately $325.9 million, which includes: (1) cash paid for shares of Insignia’s outstanding common stock, valued at $11.156 per share, (2) $100.00 per share plus accrued and unpaid dividends paid to the owners of Insignia’s outstanding Series A preferred stock and Series B preferred stock, (3) cash payments to holders of Insignia’s vested and unvested warrants and options and (4) direct costs incurred in connection with the acquisition.

The preliminary purchase accounting adjustments related to the Insignia Acquisition have been recorded in the accompanying consolidated financial statements as of, and for periods subsequent to, July 23, 2003. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition. The Company is in the process of obtaining third party valuations of certain intangible assets as well as finalizing the fair value of all other assets and liabilities as of the acquisition date.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Fair Value of Assets Acquired and Liabilities Assumed

At July 23, 2003

(Dollars in thousands)

Current assets	$297,780
Property and equipment, net	41,589
Goodwill	211,996
Other intangible assets, net	93,971
Other assets	33,011

Total assets acquired	678,347

Current liabilities	176,546
Liabilities assumed in connection with the Insignia Acquisition	74,586
Notes payable	43,000
Noncurrent deferred tax liabilities, net	23,690
All other liabilities	34,604

Total liabilities assumed	352,426

Net assets acquired	$325,921

The Insignia Acquisition gave rise to the consolidation and elimination of some Insignia duplicate facilities and Insignia redundant employees as well as the termination of certain contracts as a result of a change of control of Insignia. As a result, the Company has accrued certain liabilities in accordance with Emerging Issues Task Force No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” These liabilities assumed in connection with the Insignia Acquisition consist of the following (dollars in thousands):

	2003 Charge to Goodwill	Utilized to Date	To be Utilized
Lease termination costs	$26,488	$—	$26,488
Severance	29,363	6,454	22,909
Change of control payments	10,451	10,451	—
Costs associated with exiting contracts	8,284	7,259	1,025

	$74,586	$24,164	$50,422

4.    Basis of Preparation

The accompanying consolidated balance sheet as of September 30, 2003, the consolidated statements of operations for the three and nine months ended September 30, 2003 and the consolidated statement of cash flows for the nine months ended September 30, 2003 include the consolidated financial statements of Insignia from July 23, 2003, the date of the Insignia Acquisition, including all material adjustments required under the purchase method of accounting. As such, the consolidated financial statements of the Company after the Insignia Acquisition are not directly comparable to the financial statements prior to the Insignia Acquisition.

Pro forma results of the Company, assuming the Insignia Acquisition had occurred as of January 1, 2002, are presented below. These pro forma results have been prepared for comparative purposes only and include certain adjustments, such as increased amortization expense as a result of intangible assets acquired in the Insignia Acquisition as well as higher interest expense as a result of debt acquired to finance the Insignia

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Acquisition. These pro forma results do not purport to be indicative of what operating results would have been, and may not be indicative of future operating results (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$462,004	$434,827	$1,327,570	$1,197,508
Operating income	$8,795	$22,965	$36,300	$7,051
Net loss	$(11,586)	$(1,072)	$(20,913)	$(36,371)
Basic and diluted loss per share	$(0.51)	$(0.05)	$(0.93)	$(1.61)

The accompanying consolidated financial statements have been prepared in accordance with the rules applicable to Form 10-Q and include all information and footnotes required for interim financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ materially from those estimates. All significant inter-company transactions and balances have been eliminated, and certain reclassifications have been made to prior periods’ consolidated financial statements to conform with the current period presentation. The results of operations for the three and nine months ended September 30, 2003 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2003. The consolidated financial statements and notes to the consolidated financial statements should be read in conjunction with the Company’s filing on form 10-K, which contains the latest available audited consolidated financial statements and notes thereto, as of and for the year ended December 31, 2002.

5.    New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” This interpretation addresses consolidation of entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be consolidated with its primary beneficiary. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns or if the VIE does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. Initially, the consolidation requirements applied to existing VIEs in the first fiscal year or interim period beginning after June 15, 2003. On October 9, 2003, the effective date of FIN 46 was deferred until the end of the first interim or annual period ending after December 15, 2003 for VIEs created on or before January 31, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of this interpretation has not had and is not expected to have a material impact on the Company’s financial position or results of operations.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

In April 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of this statement has not had a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to the Company’s existing financial instruments effective July 1, 2003. On October 29, 2003, the FASB deferred indefinitely the provisions of paragraphs 9 and 10 and related guidance in the appendices of this pronouncement as they apply to mandatorily redeemable noncontrolling interests. The adoption of the effective provisions of SFAS No. 150 have not had a material impact on the Company’s financial position or results of operations.

6.    Stock-Based Compensation

The Company continues to account for stock-based compensation under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25 and has not voluntarily changed to the fair value based method of accounting for stock-based compensation. In accordance with APB No. 25, the Company does not recognize compensation expense for options that were granted at or above the market price of the underlying stock on the date of grant. Had compensation expense been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation” the Company’s net (loss) income and per share information would have been as follows on a pro-forma basis (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net (loss) income as reported	$(28,445)	$1,881	$(24,620)	$3,630
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(166)	(131)	(498)	(392)

Pro forma net (loss) income	$(28,611)	$1,750	$(25,118)	$3,238

Basic EPS:
As Reported	$(1.37)	$0.13	$(1.45)	$0.24

Pro Forma	$(1.38)	$0.12	$(1.48)	$0.22

Diluted EPS:
As Reported	$(1.37)	$0.12	$(1.45)	$0.24

Pro Forma	$(1.38)	$0.11	$(1.48)	$0.21

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

These pro forma amounts may not be representative of future pro forma results.

The weighted average fair value of options granted was $1.47 and $2.19 for the three months ended September 30, 2003 and 2002, respectively, and $1.62 and $2.33 for the nine months ended September 30, 2003 and 2002, respectively. Dividend yield is excluded from the calculation since it is the present intention of the Company to retain all earnings. The fair value of each option grant and warrant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Risk-free interest rate	2.74%	3.85%	3.03%	4.06%
Expected volatility	0.00%	0.00%	0.00%	0.00%
Expected life	5 years	5 years	5 years	5 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

7.    Restricted Cash

Included in the accompanying consolidated balance sheet as of September 30, 2003, is restricted cash of $17.9 million, which primarily consists of cash pledged to secure the guarantee of notes issued in connection with previous acquisitions by Insignia in the United Kingdom (UK). The acquisitions include the 1999 acquisition of St. Quintin Holdings Limited and the 1998 acquisition of Richard Ellis Group Limited.

8.    Goodwill and Other Intangible Assets

The Company engages a third-party valuation firm to perform an annual assessment of its goodwill and other intangible assets deemed to have indefinite lives for impairment as of the beginning of the fourth quarter of each year. The Company also assesses its goodwill and other intangible assets deemed to have indefinite useful lives for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows. The Company is in the process of completing its annual impairment test as of October 1, 2003.

The changes in the carrying amount of goodwill for the nine months ended September 30, 2003 are as follows (dollars in thousands):

	Americas	EMEA	Asia Pacific	Total
Balance at January 1, 2003	$467,668	$106,063	$3,406	$577,137
Purchase accounting adjustments related to acquisitions	216,114	—	—	216,114

Balance at September 30, 2003	$683,782	$106,063	$3,406	$793,251

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

In accordance with SFAS No. 142, “Goodwill and Other Intangibles” all goodwill acquired in an acquisition should be assigned to reporting units as of the date of the acquisition. In connection with the Insignia Acquisition, the Company is currently evaluating the fair value of the acquired reporting units and the applicable goodwill to be assigned. As a result, the changes in the carrying amount of goodwill for the nine months ended September 30, 2003 do not reflect the allocation of goodwill based upon the fair value of Insignia’s acquired reporting units.

Other intangible assets totaled $153.8 million and $91.1 million, net of accumulated amortization of $42.6 million and $7.7 million, as of September 30, 2003 and December 31, 2002, respectively, and are comprised of the following (dollars in thousands):

	As of September 30, 2003		As of December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Unamortizable intangible assets
Trademark	$63,700		$63,700
Trade name	19,445		—

Total	$83,145		$63,700

Amortizable intangible assets
Backlog	$64,543	$30,985	$—	$—
Management contracts	23,737	8,060	18,887	5,605
Loan servicing rights	17,071	3,361	16,234	2,134
Other	8,050	350	—	—

Total	$113,401	$42,756	$35,121	$7,739

In accordance with SFAS No. 141, “Business Combinations,” a $63.7 million trademark was separately identified as a result of the 2001 Merger. As a result of the Insignia Acquisition, a $19.4 million trade name was separately identified, which represents the Richard Ellis trade name in the UK that was owned by Insignia prior to the Insignia Acquisition. Both the trademark and the trade name have indefinite useful lives and accordingly are not being amortized.

Backlog represents the fair value of Insignia’s net revenue backlog as of July 23, 2003, which was acquired as part of the Insignia Acquisition. The backlog consists of the net commissions receivable on Insignia’s revenue producing transactions, which were at various stages of completion prior to the Insignia Acquisition. This intangible asset is being amortized as cash is received or upon final closing of these pending transactions.

Management contracts are primarily comprised of property management contracts in the United States (US), the UK, France and other European operations, as well as valuation services and fund management contracts in the UK. These management contracts are being amortized over estimated useful lives of up to ten years.

Loan servicing rights represent the fair value of servicing assets in the Company’s mortgage banking line of business in the US that were acquired as part of the 2001 Merger. The loan servicing rights are being amortized over estimated useful lives of up to ten years.

Other amortizable intangible assets include producer employment contracts in the US, UK, France and other European operations as well as franchise agreements and a trade name in France. These other intangible assets are being amortized over estimated useful lives of up to ten years.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Amortization expense related to intangible assets was $32.5 million and $34.4 million for the three and nine months ended September 30, 2003, respectively. The estimated amortization expense for the five years ending December 31, 2007 approximates $59.0 million, $17.5 million, $6.2 million, $5.4 million and $5.3 million, respectively.

9.    Investments in and Advances to Unconsolidated Subsidiaries

Combined condensed financial information for the entities accounted for using the equity method is as follows (dollars in thousands):

Condensed Balance Sheets Information:

	September 30, 2003	December 31, 2002
Current assets	$144,801	$127,635
Noncurrent assets	$1,973,473	$1,552,546
Current liabilities	$239,388	$108,463
Noncurrent liabilities	$828,133	$664,241
Minority interest	$4,310	$3,938

Condensed Statements of Operations Information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenue	$116,516	$83,435	$319,328	$252,341
Operating income	$31,296	$17,786	$87,046	$58,335
Net income	$31,135	$24,579	$78,922	$34,035

The Company’s investment management business involves investing the Company’s own capital in certain real estate investments together with clients, including its equity investments in CB Richard Ellis Strategic Partners, L.P., Global Innovation Partners, L.L.C. and other co-investments included in the table above. The Company has provided investment management, property management, brokerage, appraisal and other professional services to these equity investees.

10.    Employee Benefit Plans

On July 23, 2003, the Company issued 876,000 options to acquire Class A common stock at an exercise price of $16.00 per share to employees. These options vest and are exercisable in 20% increments over a five-year period ending July 23, 2008. All of the options will become fully vested and exercisable upon a change in control of the Company.

In connection with the Insignia Acquisition, the Company assumed Insignia’s existing employee benefit plans including a 401(k) Retirement Savings Plan, a 401(k) Restoration Plan and two defined benefit plans.

The 401(k) Retirement Savings Plan covers substantially all Insignia employees in the U.S. Insignia made contributions equal to 25% of the employees’ contribution up to a maximum of 6% of the employees’ compensation and participants fully vest in employer contributions after 5 years. All contributions to the 401(k)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Savings Plan were expensed in earnings. Insignia’s contribution was discontinued on July 23, 2003. Upon the close of the Insignia Acquisition, participants in the Insignia 401(k) Savings Plan were required to join the Company’s Capital Accumulation Plan (the Cap Plan). Currently, only loan payments are being accepted into the former Insignia 401(k) Savings Plan until the Company receives IRS approval to terminate the plan and transfer plan balances into the Cap Plan.

The 401(k) Restoration Plan allows designated executives of Insignia and certain participating affiliated employees in the Insignia 401(k) Retirement Savings Plan to defer the receipt of a portion of their compensation in excess of the amount of compensation that is permitted to be contributed to the 401(k) Retirement Savings Plan. The Plan is intended to constitute an unfunded “top hat” plan described in Section 201(2), 302(a0(3) and 401(a)1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). This plan ceased to accept deferrals on July 23, 2003.

Insignia maintains two defined benefit plans for some of its employees. The plans provide benefits based upon the final salary of participating employees. The funding policy is to contribute annually an amount to fund pension cost as actuarially determined by an independent pension consulting firm.

11.    Debt

The Company issued $200.0 million in aggregate principal amount of 9 3/4% Senior Notes due May 15, 2010 (the 9 3/4% Senior Notes) on May 22, 2003. The 9 3/4% Senior Notes are unsecured obligations and rank equal in right of payment with existing and future senior indebtedness and senior in right of payment to any existing and future subordinated indebtedness of the Company. The 9 3/4% Senior Notes are jointly and severally guaranteed on a senior basis by the Company and its domestic subsidiaries. Interest accrues at a rate of 9 3/4% per year and is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2003. The 9 3/4% Senior Notes are redeemable at the Company’s option, in whole or in part, on or after May 15, 2007 at 104.875% of par on that date and at declining prices thereafter. In addition, before May 15, 2006, the Company may redeem up to 35.0% of the originally issued amount of the 9 3/4% Senior Notes at 109 3/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, the Company is obligated to make an offer to purchase the 9 3/4% Senior Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 9 3/4% Senior Notes included in the accompanying consolidated balance sheets was $200.0 million as of September 30, 2003.

In accordance with the terms of the offering of the 9 3/4% Senior Notes, the proceeds from the sale of the 9 3/4% Senior Notes were placed in escrow on May 22, 2003. The proceeds were released from this escrow account on July 23, 2003, the date of the Insignia Acquisition.

In connection with the Insignia Acquisition, the Company entered into an amended and restated credit agreement with CSFB and other lenders (the Credit Facility). The Credit Facility was, and the amended and restated Credit Facility continues to be, jointly and severally guaranteed by the Company and its domestic subsidiaries and secured by substantially all of their assets. The amended and restated Credit Facility includes a Tranche A term facility of $50.0 million (which was fully drawn in connection with the 2001 Merger), maturing on July 20, 2007; a Tranche B term facility of $260.0 million ($185.0 million of which was drawn in connection with the 2001 Merger and $75.0 million of which was drawn in connection with the Insignia Acquisition), maturing on July 18, 2008; and a revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. After the amendment and restatement, borrowings under the Tranche A and revolving facility bear interest at varying rates based on the Company’s option, at either the applicable LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%, in

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

both cases as determined by reference to the Company’s ratio of total debt less available cash to EBITDA, which is defined in the amended and restated credit agreement. The alternate base rate is the higher of (1) CSFB’s prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent. After the amendment and restatement, borrowings under the Tranche B facility bear interest at varying rates based on the Company’s option at either the applicable LIBOR plus 4.25% or the alternate base rate plus 3.25%.

The Tranche A facility will be repaid by July 20, 2007 through quarterly principal payments over six years, which total $7.5 million each year through June 30, 2003 and $8.75 million each year thereafter through July 20, 2007. The Tranche B facility required quarterly principal payments of approximately $0.5 million, and after the amendment and restatement requires quarterly principal payments of approximately $0.65 million, with the remaining outstanding principal due on July 18, 2008. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by the Company. The Company repaid its revolving credit facility as of November 5, 2002 and at September 30, 2003 had no line of credit borrowings outstanding. The total amount outstanding under the Credit Facility included in senior secured term loans and current maturities of long-term debt in the accompanying consolidated balance sheets was $288.5 million and $221.0 million as of September 30, 2003 and December 31, 2002, respectively.

The Company issued $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 (the 11 1/4% Senior Subordinated Notes), for approximately $225.6 million, net of discount, on June 7, 2001. The 11 1/4% Senior Subordinated Notes are jointly and severally guaranteed on a senior subordinated basis by the Company and its domestic subsidiaries. The 11 1/4% Senior Subordinated Notes require semi-annual payments of interest in arrears on June 15 and December 15, having commenced on December 15, 2001, and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, the Company may redeem up to 35.0% of the originally issued amount of the 11 1/4% Senior Subordinated Notes at 111 1/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, the Company is obligated to make an offer to purchase the 11 1/4% Senior Subordinated Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 11 1/4% Senior Subordinated Notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $226.1 million and $225.9 million as of September 30, 2003 and December 31, 2002, respectively.

In connection with the 2001 Merger, the Company issued an aggregate principal amount of $65.0 million of 16% Senior Notes due on July 20, 2011 (the 16% Senior Notes). The 16% Senior Notes are unsecured obligations, senior to all current and future unsecured indebtedness, but subordinated to all current and future secured indebtedness of the Company. Interest accrues at a rate of 16.0% per year and is payable quarterly in arrears. Interest may be paid in kind to the extent CBRE’s ability to pay cash dividends is restricted by the terms of the Credit Facility. Additionally, interest in excess of 12.0% may, at the Company’s option, be paid in kind through July 2006. The Company elected to pay in kind interest in excess of 12.0%, or 4.0%, that was payable on April 20, 2002, July 20, 2002, October 20, 2002, January 20, 2003 and April 20, 2003. The 16% Senior Notes are redeemable at the Company’s option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. As of September 30, 2003, the redemption price was 109.6% of par. In the event of a change in control, the Company is obligated to make an offer to purchase all of the outstanding 16% Senior Notes at 101.0% of par. The total amount of the 16% Senior Notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $63.4 million and $61.9 million as of September 30, 2003 and December 31, 2002, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

The 16% Senior Notes are solely the Company’s obligation to repay. CBRE has neither guaranteed nor pledged any of its assets as collateral for the 16% Senior Notes, and is not obligated to provide cash flow to the Company for repayment of these 16% Senior Notes. However, the Company has no substantive assets or operations other than its investment in CBRE to meet any required principal and interest payments on the 16% Senior Notes. The Company will depend on CBRE’s cash flows to fund principal and interest payments as they come due.

The 9 3/4% Notes, the Credit Facility, the 11 1/4% Senior Subordinated Notes and the 16% Senior Notes all contain numerous restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The Credit Facility requires the Company to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior secured leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt. The Credit Facility also requires the Company to pay a facility fee based on the total amount of the unused commitment.

The Company had short-term borrowings of $163.7 million and $111.1 million with related weighted average interest rates of 2.5% and 3.9% as of September 30, 2003 and December 31, 2002, respectively.

A subsidiary of the Company has had a credit agreement with Residential Funding Corporation (RFC) since 2001 for the purpose of funding mortgage loans that will be resold. On December 16, 2002, the Company entered into a Third Amended and Restated Warehousing Credit and Security Agreement effective December 20, 2002. The agreement provided for a revolving line of credit of $200.0 million, bore interest at the lower of one-month LIBOR or 2.0% (RFC Base Rate) plus 1.0% and expired on August 31, 2003. On June 25, 2003, the agreement was modified to provide a temporary revolving line of credit increase of $200.0 million that resulted in a total line of credit equaling $400.0 million, which expired on August 30, 2003 and to change the RFC Base Rate to one-month LIBOR plus 1.0%. By amendment on August 29, 2003, the expiration date of the agreement was extended to September 25, 2003. On September 26, 2003, the Company entered into a Fourth Amended and Restated Warehousing Credit and Security Agreement. The agreement provides for a revolving line of credit of up to $200.0 million, bears interest at one-month LIBOR plus 1.0% and expires on August 31, 2004.

During the three months ended September 30, 2003, the Company had a maximum of $272.5 million revolving line of credit principal outstanding with RFC. At September 30, 2003 and December 31, 2002, respectively, the Company had a $135.8 million and a $63.1 million warehouse line of credit outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, the Company had a $135.8 million and a $63.1 million warehouse receivable, which are also included in the accompanying consolidated balance sheets as of September 30, 2003 and December 31, 2002, respectively.

In connection with the Insignia Acquisition, the Company assumed $13.8 million of acquisition loan notes that were issued in connection with previous acquisitions by Insignia in the UK. The acquisition loan notes are payable to sellers of the formerly acquired UK businesses and are secured by restricted cash deposits in approximately the same amount. The acquisition loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. At September 30, 2003, the Company had $13.9 million in acquisition loan notes outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets.

In connection with the Insignia Acquisition, on July 23, 2003 the Company assumed and immediately repaid Insignia’s outstanding revolving credit facility of $28.0 million and subordinated credit facility of $15.0 million.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

A subsidiary of the Company has a credit agreement with JP Morgan Chase. The credit agreement provides for a non-recourse revolving line of credit of up to $20.0 million, bears interest at 1.0% in excess of the bank’s cost of funds and expires on May 28, 2004. At September 30, 2003 and December 31, 2002 the Company had no revolving line of credit principal outstanding with JP Morgan Chase.

During 2001, the Company incurred $37.2 million of non-recourse debt through a joint venture. During the third quarter of 2003, the maturity date on this non-recourse debt was extended to July 31, 2008. At September 30, 2003 and December 31, 2002, respectively, the Company had $40.4 million of non-recourse debt outstanding included in other long-term debt and $40.0 million of non-recourse debt outstanding included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, during the third quarter of 2003, through this joint venture the Company incurred additional non-recourse debt of $1.9 million with a maturity date of June 15, 2004. At September 30, 2003, this $1.9 million of non-recourse debt is included in short-term borrowings in the accompanying consolidated balance sheets.

12.    Commitments and Contingencies

The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Management believes that any liability that may result from disposition of these lawsuits will not have a material effect on the Company’s consolidated financial position or results of operations.

A subsidiary of the Company previously executed an agreement with Fannie Mae to initially fund the purchase of a commercial mortgage loan portfolio using proceeds from its RFC line of credit. Subsequently a 100% participation in the loan portfolio was sold to Fannie Mae with the Company retaining the credit risk on the first 2% of losses incurred on the underlying portfolio of commercial mortgage loans. The current loan portfolio balance is $98.6 million and the Company has collateralized a portion of its obligations to cover the first 1% of losses through a letter of credit in favor of Fannie Mae for a total of approximately $1.0 million. The other 1% is covered in the form of a guarantee to Fannie Mae.

The Company had outstanding letters of credit totaling $27.8 million as of September 30, 2003 including approximately $10.2 million of letters of credit to partially secure construction loans which the Company assumed under the Island Purchase Agreement and the Fannie Mae letter of credit discussed in the preceding paragraph. The letters of credit expire at varying dates through August 31, 2004, although the Company is obligated to renew the letters of credit related to the Island Purchase until as late as July 23, 2006.

The Company had guarantees totaling $10.5 million as of September 30, 2003, which consisted primarily of guarantees of overdraft facilities, property debt and the obligations to Fannie Mae discussed above. Generally, the guarantees do not bear formal maturity dates and remain outstanding until certain conditions have been satisfied.

An important part of the strategy for the Company’s investment management business involves investing the Company’s own capital in certain real estate investments with its clients. These co-investments typically range from 2% to 5% of the equity in a particular fund. As of September 30, 2003, the Company had committed an additional $21.4 million to fund future co-investments.

13.    Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Accumulated other comprehensive loss consists of foreign currency translation adjustments and minimum

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

pension liability adjustments. Foreign currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-US subsidiaries are deemed to be reinvested for an indefinite period of time.

The following table provides a summary of comprehensive (loss) income (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30
	2003	2002	2003	2002
Net (loss) income	$(28,445)	$1,881	$(24,620)	$3,630
Foreign currency translation gain (loss)	4,548	(8,285)	1,274	2,027

Comprehensive (loss) income	$(23,897)	$(6,404)	$(23,346)	$5,657

14.    Per Share Information

For the three and nine months ended September 30, 2003, basic and diluted loss per share for the Company was computed by dividing the net loss by the weighted average number of common shares outstanding of 20,743,011 and 16,957,494, respectively. As a result of operating losses incurred, diluted weighted average shares outstanding did not give effect to common stock equivalents, as to do so would have been anti-dilutive.

For the three and nine months ended September 30, 2002, basic income per share for the Company was computed by dividing the net income by the weighted average number of common shares outstanding of 15,016,044 and 15,033,640, respectively. Diluted income per share included the dilutive effect of contingently issuable shares of 209,744 and 183,100 for the three and nine months ended September 30, 2002 respectively.

15.    Fiduciary Funds

The accompanying consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which amounted to $472.5 million and $414.6 million at September 30, 2003 and December 31, 2002, respectively.

16.    Merger-Related Charges

The Company recorded merger-related charges of $19.8 million for the nine months ended September 30, 2003 in connection with the Insignia Acquisition. The charges consisted of the following (dollars in thousands):

	2003 Charge	Utilized to Date	To be Utilized
Lease termination costs	$7,637	$383	$7,254
Change of control payments	4,687	4,687	—
Severance	3,824	3,824	—
Consulting costs	2,003	2,003	—
Other	1,644	1,644	—

Total merger-related charges	$19,795	$12,541	$7,254

17.    Guarantor and Nonguarantor Financial Statements

In connection with the Insignia Acquisition, CBRE issued an aggregate of $200.0 million in Senior Notes (the 9 3/4% Senior Notes) due May 15, 2010. These 9 3/4% Senior Notes are unsecured and rank equally in right of

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

payment with existing and future senior indebtedness and senior in right of payment to any existing and future subordinated indebtedness. The 9 3/4% Senior Notes are effectively subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not guarantors of the 9 3/4% Senior Notes. The 9 3/4% Senior Notes are guaranteed on a full, unconditional, joint and several and senior basis by the Company and CBRE’s domestic subsidiaries.

In connection with the 2001 Merger, CBRE issued an aggregate of $229.0 million in 11 1/4% Senior Subordinated Notes (the 11 1/4% Senior Subordinated Notes) due June 15, 2011. The 11 1/4% Senior Subordinated Notes are unsecured and rank equally in right of payment with any of the Company’s senior subordinated unsecured indebtedness. The 11 1/4% Senior Subordinated Notes are effectively subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not guarantors of the 11 1/4% Senior Subordinated Notes. The 11 1/4% Senior Subordinated Notes are guaranteed on a full, unconditional, joint and several and senior subordinated basis by the Company and CBRE’s domestic subsidiaries.

The following condensed consolidating financial information includes:

(1) Condensed consolidating balance sheets as of September 30, 2003 and December 31, 2002; condensed consolidating statements of operations for the three and nine months ended September 30, 2003 and 2002, and condensed consolidating statements of cash flows for the nine months ended September 30, 2003 and 2002, of (a) the Company, as the parent, (b) CBRE, which is the subsidiary issuer, (c) the guarantor subsidiaries, (d) the nonguarantor subsidiaries and (e) the Company on a consolidated basis; and

(2) Elimination entries necessary to consolidate the Company, as the parent, with CBRE and its guarantor and nonguarantor subsidiaries.

Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and inter-company balances and transactions. In accordance with SFAS No. 142, all goodwill acquired in an acquisition should be assigned to reporting units as of the date of the acquisition. In connection with the Insignia Acquisition, the Company is currently evaluating the fair value of the acquired reporting units and the applicable goodwill to be assigned. As a result, the condensed consolidating balance sheet as of September 30, 2003 does not reflect this allocation of goodwill based upon the fair value of Insignia’s acquired reporting units. In addition, the preliminary estimated fair value of other intangible assets acquired in the Insignia Acquisition, along with the related amortization expense, have been reported in the accompanying condensed financial information of the guarantor subsidiaries. Once the Company finalizes the purchase accounting related to the Insignia Acquisition, other intangible assets and the related amortization expense will be re-allocated to the non-guarantor subsidiaries.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Current Assets:
Cash and cash equivalents	$20,066	$20	$59,302	$6,106	$—	$85,494
Restricted cash	—	—	14,688	3,224	—	17,912
Receivables, less allowance for doubtful accounts	24	18	120,139	130,427	—	250,608
Warehouse receivable	—	—	135,820	—	—	135,820
Prepaid expenses and other current assets	75,307	23,389	17,297	23,438	(21,730)	117,701

Total current assets	95,397	23,427	347,246	163,195	(21,730)	607,535
Property and equipment, net	—	—	75,051	35,654	—	110,705
Goodwill	—	—	658,109	135,142	—	793,251
Other intangible assets, net	—	—	151,980	1,810	—	153,790
Deferred compensation assets	—	70,077	—	—	—	70,077
Investment in and advances to unconsolidated subsidiaries	—	4,896	49,123	10,463	—	64,482
Investment in consolidated subsidiaries	322,194	197,723	68,836	—	(588,753)	—
Inter-company loan receivable	—	858,277	—	—	(858,277)	—
Deferred tax assets, net	26,227	—	—	—	—	26,227
Other assets	4,476	26,135	55,117	55,229	—	140,957

Total assets	$448,294	$1,180,535	$1,405,462	$401,493	$(1,468,760)	$1,967,024

Current Liabilities:
Accounts payable and accrued expenses	$2,132	$18,299	$47,813	$69,051	$—	$137,295
Inter-company payable	21,730	—	—	—	(21,730)	—
Compensation and employee benefits payable	—	—	101,666	50,742	—	152,408
Accrued bonus and profit sharing	—	—	63,741	38,101	—	101,842
Short-term borrowings:
Warehouse line of credit	—	—	135,820	—	—	135,820
Other	—	—	14,757	13,157	—	27,914

Total short-term borrowings	—	—	150,577	13,157	—	163,734
Current maturities of long-term debt	—	11,350	—	427	—	11,777

Total current liabilities	23,862	29,649	363,797	171,478	(21,730)	567,056
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	226,114	—	—	—	226,114
Senior secured term loans	—	277,113	—	—	—	277,113
9 3/4% senior notes	—	200,000	—	—	—	200,000
16% senior notes, net of unamortized discount	63,416	—	—	—	—	63,416
Other long-term debt	—	—	12,129	40,604	—	52,733
Inter-company loan payable	—	—	790,638	67,639	(858,277)	—

Total long-term debt	63,416	703,227	802,767	108,243	(858,277)	819,376
Deferred compensation liability	—	125,465	—	—	—	125,465
Other liabilities	12,320	—	41,175	46,230	—	99,725

Total liabilities	99,598	858,341	1,207,739	325,951	(880,007)	1,611,622
Minority interest	—	—	—	6,706	—	6,706
Commitments and contingencies
Stockholders’ Equity	348,696	322,194	197,723	68,836	(588,753)	348,696

Total liabilities and stockholders’ equity	$448,294	$1,180,535	$1,405,462	$401,493	$(1,468,760)	$1,967,024

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total

Current Assets:
Cash and cash equivalents	$127	$54	$74,173	$5,347	$—	$79,701
Receivables, less allowance for doubtful accounts	—	40	61,624	104,549	—	166,213
Warehouse receivable	—	—	63,140	—	—	63,140
Prepaid and other current assets	18,723	22,201	8,432	7,729	(20,199)	36,886

Total current assets	18,850	22,295	207,369	117,625	(20,199)	345,940
Property and equipment, net	—	—	51,419	15,215	—	66,634
Goodwill	—	—	442,965	134,172	—	577,137
Other intangible assets, net	—	—	89,075	2,007	—	91,082
Deferred compensation assets	—	63,642	—	—	—	63,642
Investment in and advances to unconsolidated subsidiaries	—	4,782	39,205	6,221	—	50,208
Investment in consolidated subsidiaries	302,593	322,794	66,162	—	(691,549)	—
Inter-company loan receivable	—	429,396	—	—	(429,396)	—
Deferred tax assets, net	36,376	—	—	—	—	36,376
Other assets	4,896	17,464	20,453	51,044	—	93,857

Total assets	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

Current Liabilities:
Accounts payable and accrued expenses	$2,137	$4,610	$36,895	$58,773	$—	$102,415
Inter-company payable	20,199	—	—	—	(20,199)	—
Compensation and employee benefits payable	—	—	40,938	22,796	—	63,734
Accrued bonus and profit sharing	—	—	59,942	43,916	—	103,858
Income taxes payable	15,451	—	—	—	—	15,451
Short-term borrowings:
Warehouse line of credit	—	—	63,140	—	—	63,140
Other	—	—	16	47,909	—	47,925

Total short-term borrowings	—	—	63,156	47,909	—	111,065
Current maturities of long-term debt	—	9,975	—	736	—	10,711

Total current liabilities	37,787	14,585	200,931	174,130	(20,199)	407,234
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	225,943	—	—	—	225,943
Senior secured term loans	—	211,000	—	—	—	211,000
16% senior notes, net of unamortized discount	61,863	—	—	—	—	61,863
Other long-term debt	—	—	12,129	198	—	12,327
Inter-company loan payable	—	—	362,344	67,052	(429,396)	—

Total long-term debt	61,863	436,943	374,473	67,250	(429,396)	511,133
Deferred compensation liability	—	106,252	—	—	—	106,252
Other liabilities	11,724	—	18,450	13,127	—	43,301

Total liabilities	111,374	557,780	593,854	254,507	(449,595)	1,067,920
Minority interest	—	—	—	5,615	—	5,615
Commitments and contingencies
Stockholders’ Equity:	251,341	302,593	322,794	66,162	(691,549)	251,341

Total liabilities and stockholders’ equity	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$309,075	$114,301	$—	$423,376
Costs and expenses:
Cost of services	—	—	156,972	51,226	—	208,198
Operating, administrative and other	88	(1,994)	125,412	56,792	—	180,298
Depreciation and amortization	—	—	38,162	2,909	—	41,071
Equity (income) loss from unconsolidated subsidiaries	—	(60)	(2,539)	281	—	(2,318)
Merger-related charges	—	—	14,151	2,334	—	16,485

Operating (loss) income	(88)	2,054	(23,083)	759	—	(20,358)
Interest income	67	10,596	832	471	(10,178)	1,788
Interest expense	2,947	25,666	8,389	1,431	(10,178)	28,255
Equity (loss) income from consolidated subsidiaries	(26,924)	(20,315)	1,813	—	45,426	—

Loss before (benefit) provision for income taxes	(29,892)	(33,331)	(28,827)	(201)	45,426	(46,825)
Benefit for income taxes	(1,447)	(6,407)	(8,512)	(2,014)	—	(18,380)

Net (loss) income	$(28,445)	$(26,924)	$(20,315)	$1,813	$45,426	$(28,445)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$211,791	$73,137	$—	$284,928
Costs and expenses:
Cost of services	—	—	103,245	32,425	—	135,670
Operating, administrative and other	60	312	85,368	38,730	—	124,470
Depreciation and amortization	—	—	4,065	2,339	—	6,404
Equity income from unconsolidated subsidiaries	—	(226)	(2,440)	(112)	—	(2,778)
Merger-related charges	—	—	—	—	—	—

Operating (loss) income	(60)	(86)	21,553	(245)	—	21,162
Interest income	38	10,154	643	566	(10,126)	1,275
Interest expense	2,850	10,944	9,270	2,482	(10,126)	15,420
Equity income (loss) from consolidated subsidiaries	3,458	6,350	(661)	—	(9,147)	—

Income (loss) before (benefit) provision for income taxes	586	5,474	12,265	(2,161)	(9,147)	7,017
(Benefit) provision for income taxes	(1,295)	2,016	5,915	(1,500)	—	5,136

Net income (loss)	$1,881	$3,458	$6,350	$(661)	$(9,147)	$1,881

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$727,394	$281,423	$—	$1,008,817
Costs and expenses:
Cost of services	—	—	359,672	125,191	—	484,863
Operating, administrative and other	244	2,716	298,302	142,632	—	443,894
Depreciation and amortization	—	—	46,704	6,867	—	53,571
Equity (income) loss from unconsolidated subsidiaries	—	(84)	(9,461)	363	—	(9,182)
Merger-related charges	—	—	15,890	3,905	—	19,795

Operating (loss) income	(244)	(2,632)	16,287	2,465	—	15,876
Interest income	136	29,380	1,916	1,072	(28,940)	3,564
Interest expense	8,800	45,936	28,491	5,232	(28,940)	59,519
Equity loss from consolidated subsidiaries	(19,371)	(10,044)	(957)	—	30,372	—

Loss before benefit for income taxes	(28,279)	(29,232)	(11,245)	(1,695)	30,372	(40,079)
Benefit for income taxes	(3,659)	(9,861)	(1,201)	(738)	—	(15,459)

Net in loss	$(24,620)	$(19,371)	$(10,044)	$(957)	$30,372	$(24,620)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$585,402	$208,409	$—	$793,811
Costs and expenses:
Cost of services	—	—	272,678	90,828	—	363,506
Operating, administrative and other	300	3,900	253,492	106,984	—	364,676
Depreciation and amortization	—	—	11,712	6,395	—	18,107
Equity income from unconsolidated subsidiaries	—	(572)	(4,998)	(852)	—	(6,422)
Merger-related charges	—	50	—	—	—	50

Operating (loss) income	(300)	(3,378)	52,518	5,054	—	53,894
Interest income	123	33,219	1,643	820	(33,132)	2,673
Interest expense	8,465	32,354	30,904	7,750	(33,132)	46,341
Equity income (loss) from consolidated subsidiaries	8,301	15,779	(966)	—	(23,114)	—

(Loss) income before (benefit) provision for income taxes	(341)	13,266	22,291	(1,876)	(23,114)	10,226
(Benefit) provision for income taxes	(3,971)	4,965	6,512	(910)	—	6,596

Net income (loss)	$3,630	$8,301	$15,779	$(966)	$(23,114)	$3,630

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(46,824)	$28,930	$(31,706)	$(21,114)	$(70,714)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(9,163)	978	(8,185)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	—	(243,847)	—	(243,847)
Other investing activities, net	—	26	2,638	(3,316)	(652)

Net cash provided by (used in) investing activities	—	26	(250,372)	(2,338)	(252,684)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	152,850	—	—	152,850
Repayment of revolver and swingline credit facility	—	(152,850)	—	—	(152,850)
Proceeds from senior secured term loans	—	75,000	—	—	75,000
Repayment of senior secured term loans	—	(7,513)	—	—	(7,513)
Repayment of notes payable	—	(43,000)	—	—	(43,000)
Proceeds from 9 3/4% senior notes	—	200,000	—	—	200,000
Proceeds from short term borrowings and other loans, net	—	—	—	3,732	3,732
Proceeds from issuance of common stock	120,580	—	—	—	120,580
(Increase) decrease in intercompany receivables, net	(53,623)	(233,711)	267,207	20,127	—
Other financing activities, net	(194)	(19,766)	—	(341)	(20,301)

Net cash provided by (used in) financing activities	66,763	(28,990)	267,207	23,518	328,498

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,939	(34)	(14,871)	66	5,100
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	127	54	74,173	5,347	79,701
Effect of currency exchange rate changes on cash	—	—	—	693	693

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$20,066	$20	$59,302	$6,106	$85,494

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$4,038	$21,949	$1,371	$4,336	$31,694
Income taxes, net of refunds	$25,533	$—	$—	$—	$25,533

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	$557	$2,910	$(16,510)	$(5,927)	$(18,970)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(6,354)	(1,927)	(8,281)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	(11,760)	419	(3,188)	(14,529)
Other investing activities, net	—	44	3,973	2,331	6,348

Net cash used in investing activities	—	(11,716)	(1,962)	(2,784)	(16,462)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	214,250	—	—	214,250
Repayment of revolver and swingline credit facility	—	(207,250)	—	—	(207,250)
(Repayment of) proceeds from senior notes and other loans, net	—	(189)	(3,016)	1,829	(1,376)
Repayment of senior secured term loans	—	(7,014)	—	—	(7,014)
Decrease (increase) in intercompany receivables, net	—	8,405	(8,199)	(206)	—
Other financing activities, net	(539)	(172)	(94)	130	(675)

Net cash (used in) provided by financing activities	(539)	8,030	(11,309)	1,753	(2,065)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	18	(776)	(29,781)	(6,958)	(37,497)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	3	931	42,204	14,312	57,450
Effect of currency exchange rate changes on cash	—	—	—	(1,469)	(1,469)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$21	$155	$12,423	$5,885	$18,484

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$6,520	$22,691	$1,356	$3,394	$33,961
Income taxes, net of refunds	$16,481	$—	$—	$—	$16,481

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

18.    Industry Segments

The Company reports its operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consist of operations in the U.S., Canada, Mexico and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand. As discussed in notes 8 and 17, the Company has not yet finalized the purchase accounting for the Insignia Acquisition. As a result, goodwill and other intangible assets acquired in the Insignia Acquisition, along with the related amortization expense, have been included in the Americas segment. Upon finalization of the purchase accounting for the Insignia Acquisition, goodwill, other intangible assets and the related amortization expense will be re-allocated to the appropriate segments. The following table summarizes the revenue and operating income (loss) by operating segment (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue
Americas	$324,508	$224,188	$766,995	$618,709
EMEA	69,390	38,261	167,020	111,632
Asia Pacific	29,478	22,479	74,802	63,470

	$423,376	$284,928	$1,008,817	$793,811

Operating (loss) income
Americas	$(19,804)	$21,524	$15,486	$48,679
EMEA	(3,671)	(159)	(3,072)	1,791
Asia Pacific	3,117	(203)	3,462	3,424

	(20,358)	21,162	15,876	53,894
Interest income	1,788	1,275	3,564	2,673
Interest expense	28,255	15,420	59,519	46,341

(Loss) income before (benefit) provision for income taxes	$(46,825)	$7,017	$(40,079)	$10,226

	September 30, 2003	December 31, 2002

	(dollars in thousands)
Identifiable assets
Americas	$1,408,986	$868,990
EMEA	264,121	198,027
Asia Pacific	107,448	123,059
Corporate	186,469	134,800

	$1,967,024	$1,324,876

Identifiable assets by industry segment are those assets used in the Company’s operations in each segment. Corporate identifiable assets are primarily cash and cash equivalents and net deferred tax assets.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

19.    Subsequent Events

On October 14, 2003, the Company refinanced all of the outstanding loans under the Credit Facility it entered into in connection with the completion of the Insignia Acquisition. As part of this refinancing, the Company entered into a new amended and restated credit agreement. The prior Credit Facility was, and the new amended and restated credit facilities continue to be, jointly and severally guaranteed by the Company and its domestic subsidiaries and secured by substantially all of their assets.

In connection with the October 14, 2003 refinancing of the senior secured credit facilities and the signing of a new amended and restated credit agreement, the former Tranche A term facility and Tranche B term facility were combined into a new single term loan facility. The new term loan facility, of which $300.0 million was drawn on October 14, 2003, requires quarterly principal payments of $2.5 million through September 30, 2008 and matures on December 31, 2008. Borrowings under the new term loan facility bear interest at varying rates based, at the Company’s option, on either LIBOR plus 3.25% or the alternate base rate plus 2.25%. The maturity date and interest rate for borrowings under the revolving credit facility remain unchanged in the new amended and restated credit agreement. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by the Company.

On October 27, 2003, the Company redeemed $20.0 million in aggregate principal amount of its 16% Senior Notes. The Company paid a $1.9 million premium in connection with this redemption.

Early in the fourth quarter of 2003, the Company announced that effective January 1, 2004, it will close the Deferred Compensation Plan (DCP) to new participants. During 2004, the DCP will continue to accept compensation deferrals from participants who currently have a balance, meet the eligibility requirements and elect to participate, up to a maximum annual contribution amount of $250,000 per participant. However, the DCP will cease accepting compensation deferrals from current participants effective January 1, 2005.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of CB Richard Ellis Group, Inc.:

We have audited the accompanying consolidated balance sheet of CB Richard Ellis Group, Inc. (formerly CBRE Holding, Inc.), a Delaware corporation, and subsidiaries (the “Company”) as of December 31, 2002 and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income (loss) for the twelve months then ended. Our audit also included the 2002 financial statement schedule of CB Richard Ellis Group, Inc. listed in the Index to Consolidated Financial Statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the 2002 financial statements and the financial statement schedule based on our audit. The consolidated financial statements and the financial statement schedule of the Company as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the consolidated financial statements and financial statement schedules of CB Richard Ellis Services, Inc. (the “Predecessor”) for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements and stated that such 2001 and 2000 financial statement schedules, when considered in relation to the 2001 and 2000 basic financial statements taken as a whole, presented fairly, in all material respects, the information set forth therein, in their report dated February 26, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2002 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of their operations and their cash flows for the twelve months then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the 2002 financial statement schedule, when considered in relation to the basic consolidated financial statements, presents fairly in all material respects the information set forth therein.

As discussed in Note 8 to the Consolidated Financial Statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).

As discussed above, the consolidated financial statements of the Company as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the financial statements of the Predecessor for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 were audited by other auditors who have ceased operations. As described in Note 8, these consolidated financial statements have been revised to include the transitional disclosures required by SFAS 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 8 with respect to 2001 and 2000 included (i) comparing the previously reported net income (loss) to the previously issued consolidated financial statements and the adjustments to reported net income (loss) representing amortization expense (including any related tax effects) recognized in those periods relating to goodwill that is no longer being amortized as a result of applying SFAS 142 to the Company’s and the Predecessor’s underlying analysis obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net income (loss) to reported net income (loss) and the related earnings (loss)-per-share amounts. In our opinion, the disclosures for 2001 and 2000 in Note 8 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company and the Predecessor other than with respect to such disclosures, and accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 21, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of CBRE Holding, Inc.:

We have audited the accompanying consolidated balance sheet of CBRE Holding, Inc., a Delaware corporation, (the Company) as of December 31, 2001 and related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income for the period from February 20, 2001 (inception) through December 31, 2001. We have also audited the accompanying consolidated balance sheet of CB Richard Ellis Services, Inc. (Predecessor) as of December 31, 2000, and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive (loss) income for the period from January 1, 2001 to July 20, 2001, and the twelve months ended December 31, 2000 and 1999. These financial statements and the schedule referred to below are the responsibility of the Company’s and the Predecessor’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBRE Holding, Inc. as of December 31, 2001 and the results of their operations and their cash flows for the period from February 20, 2001 (inception) through December 31, 2001 and the financial position of CB Richard Ellis Services, Inc. (the Predecessor) as of December, 31 2000 and the results of their operations and their cash flows for the period from January 1, 2001 to July 20, 2001, and the twelve months ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Los Angeles, California

February 26, 2002

NOTE:    The report of Arthur Andersen LLP presented above is a copy of a previously issued Arthur Andersen LLP report. This report has not been reissued by Arthur Andersen LLP nor has Arthur Andersen LLP provided a consent to the inclusion of its report in this Form 10-K.

NOTE:    The consolidated financial statements as of December 31, 2000 and for the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (see Note 8). The report of Arthur Andersen LLP presented above does not extend to these changes.

NOTE:    On February 13, 2004, CBRE Holding, Inc. changed its name to CB Richard Ellis Group, Inc.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2002	2001
	(Dollars in thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$79,701	$57,450
Receivables, less allowance for doubtful accounts of $10,892 and $11,748 at December 31, 2002 and 2001, respectively	166,213	156,434
Warehouse receivable	63,140	106,790
Prepaid expenses	9,748	8,325
Deferred tax assets, net	18,723	32,155
Other current assets	8,415	8,493

Total current assets	345,940	369,647
Property and equipment, net	66,634	68,451
Goodwill	577,137	609,543
Other intangible assets, net of accumulated amortization of $7,739 and $3,153 at December 31, 2002 and 2001, respectively	91,082	38,117
Cash surrender value of insurance policies, deferred compensation plan	63,642	69,385
Investments in and advances to unconsolidated subsidiaries	50,208	42,535
Deferred tax assets, net	36,376	54,002
Other assets	93,857	102,832

Total assets	$1,324,876	$1,354,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$102,415	$82,982
Compensation and employee benefits payable	63,734	68,118
Accrued bonus and profit sharing	103,858	85,188
Income taxes payable	15,451	21,736
Short-term borrowings:
Warehouse line of credit	63,140	106,790
Other	47,925	48,828

Total short-term borrowings	111,065	155,618
Current maturities of long-term debt	10,711	10,223

Total current liabilities	407,234	423,865
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount of $3,057 and $3,263 at December 31, 2002 and 2001, respectively	225,943	225,737
Senior secured term loans	211,000	220,975
16% senior notes, net of unamortized discount of $5,107 and $5,344 at December 31, 2002 and 2001, respectively	61,863	59,656
Other long-term debt	12,327	15,695

Total long-term debt	511,133	522,063
Deferred compensation liability	106,252	105,104
Other liabilities	43,301	46,661

Total liabilities	1,067,920	1,097,693
Minority interest	5,615	4,296
Commitments and contingencies
Stockholders’ Equity:
Class A common stock; $0.01 par value; 75,000,000 shares authorized; 1,793,254 and 1,755,601 shares issued and outstanding (including treasury shares) at December 31, 2002 and 2001, respectively	17	17
Class B common stock; $0.01 par value; 25,000,000 shares authorized; 12,624,813 shares issued and outstanding at December 31, 2002 and 2001	127	127
Additional paid-in capital	240,574	240,541
Notes receivable from sale of stock	(4,800)	(5,884)
Accumulated earnings	36,153	17,426
Accumulated other comprehensive (loss) income	(18,998)	296
Treasury stock at cost, 110,174 shares at December 31, 2002	(1,732)	—

Total stockholders’ equity	251,341	252,523

Total liabilities and stockholders’ equity	$1,324,876	$1,354,512

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
	(Dollars in thousands, except share data)
Revenue	$1,170,277	$562,828	$607,934	$1,323,604
Costs and expenses:
Commissions, fees and other incentives	554,942	266,764	280,813	628,097
Operating, administrative and other	493,949	216,246	296,386	551,528
Depreciation and amortization	24,614	12,198	25,656	43,199
Equity income from unconsolidated subsidiaries	(9,326)	(1,554)	(2,874)	(6,505)
Merger-related and other nonrecurring charges	36	6,442	22,127	—

Operating income (loss)	106,062	62,732	(14,174)	107,285
Interest income	3,272	2,427	1,567	2,554
Interest expense	60,501	29,717	20,303	41,700

Income (loss) before provision for income taxes	48,833	35,442	(32,910)	68,139
Provision for income taxes	30,106	18,016	1,110	34,751

Net income (loss)	$18,727	$17,426	$(34,020)	$33,388

Basic earnings (loss) per share	$1.25	$2.22	$(1.60)	$1.60

Weighted average shares outstanding for basic earnings (loss) per share	15,025,308	7,845,004	21,306,584	20,931,111

Diluted earnings (loss) per share	$1.23	$2.20	$(1.60)	$1.58

Weighted average shares outstanding for diluted earnings (loss) per share	15,222,111	7,909,797	21,306,584	21,097,240

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$18,727	$17,426	$(34,020)	$33,388
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	24,614	12,198	25,656	43,199
Amortization of deferred financing costs	3,322	1,316	1,152	2,069
Deferred compensation deferrals	15,925	16,151	16,447	43,557
Gain on sale of properties, businesses and servicing rights	(6,287)	(2,868)	(10,009)	(10,184)
Equity income from unconsolidated subsidiaries	(9,326)	(1,554)	(2,874)	(6,505)
Provision for litigation, doubtful accounts and other	7,649	2,714	3,872	5,125
Deferred income tax provision (benefit)	5,158	(1,948)	(1,569)	(4,083)
(Increase) decrease in receivables	(4,770)	(18,379)	26,970	(12,545)
Decrease (increase) in cash surrender value of insurance policies, deferred compensation plan	5,743	(4,517)	(11,665)	(32,761)
Increase (decrease) in accounts payable and accrued expenses	3,678	(5,835)	(5,491)	(3,201)
Increase (decrease) in compensation and employee benefits payable and accrued bonus and profit sharing	17,541	64,677	(101,312)	24,418
Increase (decrease) in income taxes payable	3,225	13,578	(16,357)	11,074
Decrease in other liabilities	(15,203)	(9,260)	(11,305)	(12,806)
Other operating activities, net	(5,114)	7,635	275	114

Net cash provided by (used in) operating activities	64,882	91,334	(120,230)	80,859
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	(14,266)	(6,501)	(14,814)	(23,668)
Proceeds from sale of properties, businesses and servicing rights	6,378	2,108	9,544	17,495
Purchases of investments	(1,012)	(1,081)	(3,202)	(23,413)
Investment in property held for sale	—	(40,174)	(2,282)	—
Acquisition of businesses including net assets acquired, intangibles and goodwill	(14,811)	(214,702)	(1,924)	(6,561)
Other investing activities, net	(419)	(1,043)	539	3,678

Net cash used in investing activities	(24,130)	(261,393)	(12,139)	(32,469)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	238,000	113,750	—	—
Repayment of revolver and swingline credit facility	(238,000)	(113,750)	—	—
(Repayment of) proceeds from senior notes and other loans, net	(8,205)	(1,188)	446	588
Proceeds from senior secured term loans	—	235,000	—	—
Repayment of senior secured term loans	(9,351)	(4,675)	—	—
Proceeds from non-recourse debt related to property held for sale	—	37,179	—	—
Repayment of 87/8% senior subordinated notes	—	(175,000)	—	—
Proceeds from 111/4% senior subordinated notes	—	225,629	—	—
Proceeds from 16% senior notes	—	65,000	—	—
Proceeds from revolving credit facility	—	—	195,000	179,000
Repayment of revolving credit facility	—	(235,000)	(70,000)	(229,000)
Payment of deferred financing fees	(443)	(21,750)	(8)	(120)
Proceeds from issuance of common stock	180	92,156	—	—
Other financing activities, net	(19)	(3,520)	792	(3,991)

Net cash (used in) provided by financing activities	(17,838)	213,831	126,230	(53,523)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,914	43,772	(6,139)	(5,133)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	57,450	13,662	20,854	27,844
Effect of currency exchange rate changes on cash	(663)	16	(1,053)	(1,857)

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$79,701	$57,450	$13,662	$20,854

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for
Interest (net of amount capitalized)	$52,647	$26,126	$18,457	$38,352

Income taxes, net of refunds	$19,142	$5,061	$19,083	$27,607

Non-cash investing and financing activities
Fair value of assets acquired	$—	$(492,220)	$(105)	$(2,287)
Fair value of liabilities acquired	—	719,829	—	41
Issuance of stock	—	148,641	—	—
Goodwill	(14,811)	(590,952)	(1,819)	(4,315)

Net cash paid for acquisitions	$(14,811)	$(214,702)	$(1,924)	$(6,561)

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Company
	CB Richard Ellis Group, Inc.
				Notes receivable from sale of stock		Accumulated other comprehensive income (loss)
	Class A common stock	Class B common stock	Additional paid-in capital		Accumulated earnings	Minimum pension liability	Foreign currency translation	Treasury stock	Total
	(Dollars in thousands, except share data)
Balance, February 20, 2001	$—	$—	$—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	17,426	—	—	—	17,426
Contribution of deferred compensation plan stock fund units	—	—	18,771	—	—	—	—	—	18,771
Contribution of shares by certain shareholders of CB Richard Ellis Services, Inc	—	80	121,732	—	—	—	—	—	121,812
Net issuance of Class A common stock	17	—	27,672	—	—	—	—	—	27,689
Issuance of Class B common stock	—	47	72,366	—	—	—	—	—	72,413
Notes receivable from sale of stock	—	—	—	(5,884)	—	—	—	—	(5,884)
Foreign currency translation gain	—	—	—	—	—	—	296	—	296

Balance, December 31, 2001	17	127	240,541	(5,884)	17,426	—	296	—	252,523
Net income	—	—	—	—	18,727	—	—	—	18,727
Issuance of Class A common stock	—	—	460	(180)	—	—	—	—	280
Net cancellation of deferred compensation stock fund units	—	—	(427)	—	—	—	—	—	(427)
Net collection on notes receivable from sale of stock	—	—	—	1,264	—	—	—	—	1,264
Purchase of common stock	—	—	—	—	—	—	—	(1,732)	(1,732)
Minimum pension liability adjustment, net of tax	—	—	—	—	—	(17,039)	—	—	(17,039)
Foreign currency translation loss	—	—	—	—	—	—	(2,255)	—	(2,255)

Balance, December 31, 2002	$17	$127	$240,574	$(4,800)	$36,153	$(17,039)	$(1,959)	$(1,732)	$251,341

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(CONTINUED)

	Predecessor
	CB Richard Ellis Services, Inc.
	Common stock	Additional paid-in capital	Notes receivable from sale of stock	Accumulated (deficit) earnings	Accumulated other comprehensive loss	Treasury stock	Total
	(Dollars in thousands, except share data)
Balance, December 31, 1999	$213	$355,893	$(8,087)	$(122,485)	$(1,928)	$(13,869)	$209,737
Net income	—	—	—	33,388	—	—	33,388
Common stock issued for incentive plans	4	4,310	(4,310)	—	—	—	4
Contributions, deferred compensation plan	—	2,729	—	—	—	—	2,729
Deferred compensation plan co-match	—	907	—	—	—	—	907
Net collection on notes receivable from sale of stock	—	(550)	550	—	—	—	—
Amortization of cheap and restricted stock	—	342	—	—	—		342
Tax deduction from issuance of stock	—	580	—	—	—	—	580
Foreign currency translation loss	—	—	—	—	(10,330)	—	(10,330)
Purchase of common stock	—	(43)	—	—	—	(1,975)	(2,018)

Balance, December 31, 2000	217	364,168	(11,847)	(89,097)	(12,258)	(15,844)	235,339
Net loss	—	—	—	(34,020)	—	—	(34,020)
Common stock issued for incentive plans	—	360	—	—	—	—	360
Contributions, deferred compensation plan	—	1,004	—	—	—	—	1,004
Deferred compensation plan co-match	—	492	—	—	—	—	492
Net collection on notes receivable from sale of stock	—	(742)	1,001	—	—	—	259
Amortization of cheap and restricted stock	1	210	—	—	—	—	211
Tax deduction from issuance of stock	—	1,479	—	—	—	—	1,479
Foreign currency translation loss	—	—	—	—	(7,106)	—	(7,106)
Cancellation of common stock	—	(54)	—	—	—	—	(54)
Cancellation of common stock and elimination of historical equity due to the merger	(218)	(366,917)	10,846	123,117	19,364	15,844	(197,964)

Balance, July 20, 2001	$—	$—	$—	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
	(Dollars in thousands)
Net income (loss)	$18,727	$17,426	$(34,020)	$33,388
Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(2,255)	296	(7,106)	(10,330)
Minimum pension liability adjustment, net of tax	(17,039)	—	—	—

Total other comprehensive (loss) income	(19,294)	296	(7,106)	(10,330)

Comprehensive (loss) income	$(567)	$17,722	$(41,126)	$23,058

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations

CB Richard Ellis Group, Inc., a Delaware corporation, was incorporated on February 20, 2001 as Blum CB Holding Corporation. On March 26, 2001, Blum CB Holding Corporation changed its name to CBRE Holding, Inc. and, subsequently, CBRE Holding, Inc. changed its name to CB Richard Ellis Group, Inc. (the Company). The Company and its former wholly owned subsidiary, Blum CB Corporation (Blum CB), a Delaware corporation, were created to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm. Prior to July 20, 2001, the Company was a wholly owned subsidiary of RCBA Strategic Partners, LP (RCBA Strategic), which is an affiliate of Richard C. Blum, a director of the Company and CBRE.

On July 20, 2001, the Company acquired CBRE (the 2001 Merger) pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among the Company, CBRE and Blum CB. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation. The operations of the Company after the 2001 Merger are substantially the same as the operations of CBRE prior to the 2001 Merger. In addition, the Company has no substantive operations other than its investment in CBRE.

CB Richard Ellis Group, Inc. is a holding company that conducts its operations primarily through direct and indirect operating subsidiaries. In the United States (US), the Company operates through CB Richard Ellis, Inc. and L.J. Melody, in the United Kingdom (UK) through CB Hillier Parker and in Canada through CB Richard Ellis Limited. CB Richard Ellis Investors, LLC (CBRE Investors) and its foreign affiliates conduct business in the US, Europe and Asia. The Company operates in 47 countries through various subsidiaries and pursuant to cooperation agreements. Approximately 73% of the Company’s revenue is generated from the US and 27% is generated from the rest of the world.

2.    Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Additionally, the consolidated financial statements include the accounts of CBRE prior to the 2001 Merger as CBRE is considered the predecessor to the Company for purposes of Regulation S-X. The equity attributable to minority shareholders’ interests in subsidiaries is shown separately in the accompanying consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company’s investments in unconsolidated subsidiaries in which it has the ability to exercise significant influence over operating and financial policies, but does not control, are accounted for under the equity method. Accordingly, the Company’s share of the earnings of these equity-method basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any impairment in value.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results may differ from these estimates. Management believes that these estimates provide a reasonable basis for the fair presentation of its financial condition and results of operations.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents generally consist of cash and highly liquid investments with an original maturity of less than three months. The Company controls certain cash and cash equivalents as an agent for its investment and property management clients. These amounts are not included in the consolidated balance sheets (See Note 17).

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation, or in the case of capitalized leases, at the present value of the future minimum lease payments. Depreciation and amortization of property and equipment is computed primarily using the straight-line method over estimated useful lives ranging up to ten years. Leasehold improvements are amortized over the term of the respective leases, excluding options to renew. The Company capitalizes expenditures that materially increase the life of the related assets and expenses the cost of maintenance and repairs.

The Company periodically reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If any of the significant assumptions inherent in this assessment materially change due to market, economic, and/or other factors, the recoverability is assessed based on the revised assumptions. If this analysis indicates that such assets are considered to be impaired, the impairment is recognized in the period the changes occur and represents the amount by which the carrying value exceeds the fair value of the asset.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price paid by the Company over the fair value of the tangible and intangible assets and liabilities of CBRE at July 20, 2001, the date of the 2001 Merger. Other intangible assets include a trademark, which was separately identified as a result of the 2001 Merger, is not being amortized and has an indefinite estimated life. The remaining other intangible assets represent management contracts and loan servicing rights and are amortized on a straight-line basis over estimated useful lives ranging up to ten years.

The Company fully adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. This statement requires the Company to perform at least an annual assessment of impairment of goodwill and other intangible assets deemed to have indefinite useful lives based on assumptions and estimates of fair value and future cash flow information. In June 2002, the Company completed the first step of the transitional goodwill impairment test and determined that no impairment existed as of January 1, 2002. The Company also completed its required annual impairment test as of October 1, 2002 and determined that no impairment existed as of that date. An independent third-party valuation firm was engaged to perform all of the impairment tests (See Note 8).

Deferred Financing Costs

Costs incurred in connection with financing activities are deferred and amortized using the straight-line method over the terms of the related debt agreements ranging up to 10 years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. Total deferred costs, net of accumulated amortization, included in other assets in the accompanying consolidated balance sheets were $20.5 million and $23.3 million, as of December 31, 2002 and 2001, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Revenue Recognition

Real estate commissions on sales are recorded as income upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income once the Company satisfies all obligations under the commission agreement. A typical commission agreement provides that the Company earns a portion of the lease commission upon the execution of the lease agreement by the tenant, while the remaining portion(s) of the lease commission is earned at a later date, usually upon tenant occupancy. The existence of any significant future contingencies will result in the delay of recognition of revenue until such contingencies are satisfied. For example, if the Company does not earn all or a portion of the lease commission until the tenant pays their first month’s rent and the lease agreement provides the tenant with a free rent period, the Company delays revenue recognition until cash rent is paid by the tenant. Investment management and property management fees are recognized when earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and the Company has no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded to revenue as monthly principal and interest payments are collected from mortgagors. Other commissions, consulting fees and referral fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

In establishing the appropriate provisions for trade receivables, the Company makes assumptions with respect to their future collectibility. The Company’s assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these individual assessments, in general, outstanding trade accounts receivable amounts that are greater than 180 days are fully provided for.

Business Promotion and Advertising Costs

The costs of business promotion and advertising are expensed as incurred in accordance with Statement of Position 93-7, “Reporting on Advertising Costs.” Business promotion and advertising costs of $42.4 million, $17.0 million, $30.4 million and $57.0 million were included in operating, administrative and other expenses for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000.

Foreign Currencies

The financial statements of subsidiaries located outside the US are generally measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date and income and expenses are translated at the average monthly rate. The resulting translation adjustments are included in the accumulated other comprehensive (loss) income component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in the results of operations. The aggregate transaction gains and losses included in the accompanying consolidated statements of operations are a $6.4 million gain, a $0.2 million loss, a $0.3 million gain, and a $3.1 million loss for the twelve months ended December 31, 2002, the period February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net income (loss) and other comprehensive (loss) income. Accumulated other comprehensive (loss) income consists of foreign currency translation adjustments and a minimum pension liability adjustment. Foreign currency translation adjustments exclude income tax expense (benefit) given that earnings of non-US subsidiaries are deemed to be reinvested for an indefinite period of time. The income tax benefit associated with the minimum pension liability adjustment is $7.3 million for the twelve months ended December 31, 2002.

Accounting for Transfers and Servicing

The Company follows SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” in accounting for loan sales and acquisition of servicing rights. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred at fair value. Servicing assets are amortized over the period of estimated servicing income with write-off required when control is surrendered. The Company’s recording of servicing rights at their fair value resulted in gains, which have been reflected in the accompanying consolidated statements of operations. Corresponding servicing assets of approximately $2.1 million and $1.8 million, at December 31, 2002 and 2001, respectively, are included in other intangible assets reflected in the accompanying consolidated balance sheets.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the effect on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. For entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation, the transition and the disclosure provisions are effective for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for interim periods beginning after December 15, 2002. The Company will adopt the interim disclosure provisions of SFAS No. 148 for the quarter ended March 31, 2003.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

However, the Company continues to account for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25 and does not plan to voluntarily change to the fair value based method of accounting for stock-based compensation. Under this method, the Company does not recognize compensation expense for options that were granted at or above the market price of the underlying stock on the date of grant. Had compensation expense been determined consistent with SFAS No. 123, the Company’s net income (loss) and per share information would have been reduced to the following pro forma amounts (dollars in thousands, except per share data):

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Net Income (Loss):
As Reported	$18,727	$17,426	$(34,020)	$33,388
Pro Forma	18,204	17,154	(36,778)	30,393
Basic EPS:
As Reported	1.25	2.22	(1.60)	1.60
Pro Forma	1.21	2.19	(1.73)	1.45
Diluted EPS:
As Reported	1.23	2.20	(1.60)	1.58
Pro Forma	1.20	2.17	(1.73)	1.44

These pro forma amounts may not be representative of future pro forma results.

The weighted average fair value of options and warrants granted was $2.33 for the twelve months ended December 31, 2002, $1.86 for the period from February 20, 2001 (inception) through December 31, 2001 and $6.72 for the twelve months ended December 31, 2000. There were no stock options or warrants granted by CBRE for the period from January 1, 2001 through July 20, 2001. Dividend yield is excluded from the calculation since it is the present intention of the Company to retain all earnings. The fair value of each option grant and warrant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	Company	Company	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Twelve Months Ended December 31, 2000
Risk-free interest rate	4.06%	4.69%	6.52%
Expected volatility	0.00%	0.00%	58.06%
Expected life	5 years	5 years	5 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period. The computation of diluted earnings (loss) per share further assumes the dilutive effect of stock options, stock warrants, contingently issuable shares and other stock-based compensation programs. Contingently issuable shares represent unvested stock fund units in the deferred compensation plan. In accordance with SFAS No. 128, “Earnings Per Share” these shares are included in the dilutive earnings per share calculation under the treasury stock method (see Note 15).

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of its fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Adoption of this statement is not expected to have any material impact on the Company’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement rescinds the following pronouncements:

•	SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”

•	SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers”

•	SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”

SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The provisions of this statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this statement related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002. Adoption of this statement has not had and is not expected to have any material effect on the Company’s financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and supersedes Emerging Issues Task Force Issue No. 94.3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” SFAS No. 146 is to be applied prospectively to exit or disposal plan activities initiated after December 31, 2002. The Company will account for such costs, if any, under SFAS No. 146 on a prospective basis.

In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” an interpretation of SFAS No. 5, “Accounting for Contingencies,” SFAS No. 57, “Related Party Disclosures” and SFAS No. 107, “Disclosure about Fair Value of Financial Instruments.” This interpretation also rescinds FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others.” FIN 45 expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain guarantees. The disclosure requirements of FIN 45 are effective as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not had and is not expected to have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements.” This interpretation addresses consolidation of entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be consolidated with its primary beneficiary. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns, or if the VIE does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. The consolidation requirements apply to existing VIEs in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of this interpretation is not expected to have a material impact on the Company’s financial position or results of operations.

Reclassifications

Certain reclassifications, which do not have an effect on net income, have been made to the 2001 and 2000 financial statements to conform to the 2002 presentation.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

3.    2001 Merger

On July 20, 2001, the Company acquired CBRE (the 2001 Merger) pursuant to an Amended and Restated Agreement and Plan of Merger dated May 31, 2001 (the 2001 Merger Agreement) among the Company, CBRE and Blum CB. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation. The operations of the Company after the 2001 Merger are substantially the same as the operations of CBRE prior to the 2001 Merger. In addition, the Company has no substantive operations other than its investment in CBRE. As such, CBRE is considered the predecessor to the Company for purposes of Regulation S-X.

At the effective time of the 2001 Merger, CBRE became a wholly owned subsidiary of the Company. Pursuant to the terms of the 2001 Merger Agreement, each issued and outstanding share of common stock of CBRE was converted into the right to receive $16.00 in cash, except for: (i) shares of common stock of CBRE owned by the Company and Blum CB immediately prior to the 2001 Merger, totaling 7,967,774 shares, which were cancelled, (ii) treasury shares and shares of common stock of CBRE owned by any of its subsidiaries, which were cancelled and (iii) shares of CBRE held by stockholders who perfected appraisal rights for such shares in accordance with Delaware law. All shares of common stock of CBRE outstanding prior to the 2001 Merger were acquired by the Company and subsequently cancelled. Immediately prior to the 2001 Merger, the following, collectively referred to as the buying group, contributed to the Company all the shares of CBRE’s common stock that he or it directly owned in exchange for an equal number of shares of Class B common stock of the Company: Blum Strategic Partners, L.P. (Blum Strategic), formerly known as RCBA Strategic Partners, L.P., FS Equity Partners III, L.P. (FSEP III), a Delaware limited partnership, FS Equity Partners International, L.P. (FSEP International), a Delaware limited partnership, The Koll Holding Company, a California corporation, Frederic V. Malek, a director of the Company and CBRE, Raymond E. Wirta, the Chief Executive Officer and a director of the Company and CBRE, and Brett White, the President and a director of the Company and CBRE. Such shares of common stock of CBRE, which totaled 7,967,774 shares of common stock, were then cancelled. In addition, the Company offered to purchase for cash options outstanding to acquire common stock of CBRE at a purchase price per option equal to the greater of the amount by which $16.00 exceeded the exercise price of the option, if at all, or $1.00. In connection with the 2001 Merger, CBRE purchased its outstanding options on behalf of the Company, which were recorded as merger-related and other nonrecurring charges by CBRE in the period from January 1, 2001 to July 20, 2001.

The funding to complete the 2001 Merger, as well as the refinancing of substantially all of the outstanding indebtedness of CBRE, was obtained through: (i) the cash contribution of $74.8 million from the sale of Class B common stock of the Company for $16.00 per share, (ii) the sale of shares of Class A common stock of the Company for $16.00 per share to employees and independent contractors of CBRE, (iii) the sale of 625,000 shares of Class A common stock of the Company to the California Public Employees’ Retirement System for $16.00 per share, (iv) the issuance and sale by the Company of 65,000 units for $65.0 million to DLJ Investment Funding, Inc. and other purchasers, which units consist of $65.0 million in aggregate principal amount of 16% Senior Notes due July 20, 2011 and 339,820 shares of Class A common stock of the Company, (v) the issuance and sale by Blum CB of $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 for $225.6 million (which were assumed by CBRE in connection with the 2001 Merger) and (vi) borrowings by CBRE under a new $325.0 million senior credit facility with Credit Suisse First Boston (CSFB) and other lenders.

Following the 2001 Merger, the common stock of CBRE was delisted from the New York Stock Exchange. CBRE also successfully completed a tender offer and consent solicitation for all of the outstanding principal amount of its 8 7/8% Senior Subordinated Notes due 2006 (the Subordinated Notes). The Subordinated Notes were purchased at $1,079.14 for each $1,000 principal amount of Subordinated Notes, which included a consent payment of $30.00 per $1,000 principal amount of Subordinated Notes. The Company also repaid the

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

outstanding balance of CBRE’s existing revolving credit facility. The Company entered into the 2001 Merger in order to enhance the flexibility to operate CBRE’s existing businesses and to develop new ones.

4.    Purchase Accounting

The aggregate finalized purchase price for the acquisition of CBRE was approximately $399.5 million, which included: (1) shares of the Company’s Class B common stock, valued at $16.00 per share, and warrants to acquire share of the Company’s Class B common stock issued to members of the buying group in exchange for shares of common stock of CBRE contributed to the Company immediately prior to the 2001 Merger and the cancellation of warrants to acquire common stock of CBRE; (2) $16.00 per share in cash paid to owners of common stock of CBRE, excluding shares owned by members of the buying group discussed above; (3) allocations in CBRE’s deferred compensation plan (the DCP) from vested stock fund units, each of which was valued at $16.00 and which was entitled to one underlying share of CBRE common stock upon distribution from the DCP prior to the 2001 Merger, to other investments alternatives available under the DCP, in each case at the election of the applicable participant; (4) vested stock fund units held in the DCP, each of which was valued at $16.00 and which was converted to the right to receive one underlying share of the Company’s Class A common stock upon distribution from the DCP after the 2001 Merger, that participants elected to continue to hold after the 2001 Merger; (5) unvested stock fund units held in the DCP, each of which was valued at $16.00 and which were automatically converted to the right to receive one underlying share of the Company’s Class A common stock upon distribution from the DCP after the 2001 Merger and (6) direct costs incurred in connection with the 2001 Merger.

The 2001 Merger was accounted for as a purchase by the Company. Prior to the 2001 Merger, no single member of the buying group, nor any combination thereof, controlled CBRE. After the completion of the 2001 Merger, Blum Strategic has control of CBRE. The shares of common stock of CBRE directly owned by Blum Strategic prior to the 2001 Merger, which were included in the shares owned by the buying group contributed to the Company, were valued at Blum Strategic’s book value in the determination of the purchase price. All other shares of common stock of CBRE acquired by the Company were accounted for at a fair value of $16.00 per share in the determination of the purchase price. As such, the 2001 Merger was accounted for as a step purchase acquisition in accordance with SFAS No. 141, “Business Combinations,” and the net assets of CBRE acquired by the Company were adjusted to 86.5% of their estimated fair value.

The preliminary purchase accounting adjustments of the Company were recorded in 2001 in the accompanying consolidated financial statements as of and for any periods subsequent to July 20, 2001. During 2002, the Company finalized the purchase price allocation, which included finalizing the fair values of all assets acquired and liabilities assumed as of the 2001 Merger date. The excess of the purchase price paid by the Company over the finalized fair value of the assets and liabilities of CBRE at the date of the 2001 Merger was approximately $594.9 million and is included in goodwill in the accompanying consolidated balance sheet as of December 31, 2002. This represents a $28.3 million reduction to what was originally estimated and reported at December 31, 2001. This net decrease was mainly due to the adjustment, net of the related tax impact, of certain intangible assets to their estimated fair values as of the acquisition date, which were finalized based on independent third party appraisals during 2002 (See Note 8 for additional information).

5.    Basis of Preparation

The accompanying consolidated balance sheets as of December 31, 2002 and 2001, and the consolidated statements of operations, cash flows and stockholders’ equity for the twelve months ended December 31, 2002 and for the period from February 20, 2001 (inception) through December 31, 2001, reflect the consolidated

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

balance sheets, results of operations, cash flows and stockholders’ equity of the Company from inception and also include the consolidated financial statements of CBRE from the date of the 2001 Merger, including all material adjustments required under the purchase method of accounting. For purposes of Regulation S-X, CBRE is considered the predecessor to the Company. As such, the historical financial statements of CBRE prior to the 2001 Merger are included in the accompanying consolidated financial statements, including the consolidated statements of operations, cash flows and stockholders’ equity for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 (collectively “Predecessor financial statements”). The Predecessor financial statements have not been adjusted to reflect the acquisition of CBRE by the Company. As such, the consolidated financial statements of the Company after the 2001 Merger are not directly comparable to the Predecessor financial statements prior to the 2001 Merger.

Unaudited pro forma results of the Company, assuming the 2001 Merger had occurred as of January 1, 2001, are presented below. These pro forma results have been prepared for comparative purposes only and include certain adjustments, such as increased interest expense as a result of debt acquired to finance the 2001 Merger. The 2001 proforma information excludes $18.3 million of merger-related and other nonrecurring charges. These pro forma results do not purport to be indicative of what operating results would have been and may not be indicative of future operating results (dollars in thousands, except share data):

Twelve Months Ended December 31, 2001
Revenue	$1,170,762
Operating income	$76,496
Net loss	$(1,640)
Basic and diluted loss per share	$(0.11)
Weighted average shares outstanding for basic and diluted loss per share	15,025,308

6.    Acquisitions and Dispositions

During 2001, the Company acquired a professional real estate services firm in Mexico for an aggregate purchase price of approximately $1.7 million in cash. The Company also purchased the remaining ownership interests that it did not already own in CB Richard Ellis/Hampshire, L.L.C. for a purchase price of approximately $1.8 million in cash.

During 2000, the Company acquired five companies with an aggregate purchase price of approximately $3.4 million in cash, $0.7 million in notes, plus additional payments over the next five years based on acquisition earnout agreements. These payments will supplement the purchase price and be recorded as additional goodwill when paid, as applicable. The most significant acquisition in 2000 was the purchase of Boston Mortgage Capital Corporation (Boston Mortgage) by L.J. Melody for approximately $2.1 million, plus supplemental payments based on an acquisition earnout agreement. Boston Mortgage provides further mortgage banking penetration into the northeastern part of the US.

It services approximately $1.8 billion in loans covering roughly 175 commercial properties throughout New England, New York and New Jersey.

In February 2000, the Company sold certain non-strategic assets for cash proceeds of $8.4 million, resulting in a pre-tax gain of $4.7 million.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

7.    Property and Equipment

Property and equipment consists of the following (dollars in thousands):

	December 31
	2002	2001
Leasehold improvements	$20,000	$19,710
Furniture and equipment	116,268	126,864
Equipment under capital leases	13,925	27,541

	150,193	174,115
Accumulated depreciation and amortization	(83,559)	(105,664)

Property and equipment, net	$66,634	$68,451

Depreciation expense was $20.8 million for the twelve months ended December 31, 2002, $9.1 million for the period from February 20, 2001 (inception) through December 31, 2001, $12.6 million for the period from January 1, 2001 through July 20, 2001 and $19.2 million for the twelve months ended December 31, 2000.

8.    Goodwill and Other Intangible Assets

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 replaces APB Opinion No. 16, “Business Combinations,” and requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets. Under SFAS No. 142, goodwill and other intangible assets deemed to have indefinite useful lives are no longer amortized but are subject to impairment tests, on an annual basis, at a minimum, or whenever events or circumstances occur indicating goodwill might be impaired. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and be reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The Company adopted SFAS No. 141 for all business combinations completed after June 30, 2001 and fully adopted SFAS No. 142 effective January 1, 2002. The Company identified its reporting units and determined the carrying value of each reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to those units for purposes of performing the required transitional goodwill impairment assessment.

In June 2002, the Company completed the first step of the transitional goodwill impairment test which entailed comparing the fair value of each reporting unit to its carrying value. The Company determined that no impairment existed at the effective date of the implementation of the new standard. The Company also completed its required annual goodwill impairment test as of October 1, 2002 and determined that no impairment existed as of that date.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Had the Company accounted for goodwill consistent with the provisions of SFAS No. 142 in prior periods, the Company’s net income (loss) would have been affected as follows (dollars in thousands, except share data):

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Reported net income (loss)	$18,727	$17,426	$(34,020)	$33,388
Add back amortization of goodwill, net of taxes	—	—	7,701	14,054

Adjusted net income (loss)	$18,727	$17,426	$(26,319)	$47,442

Basic earnings (loss) per share:
Reported earnings (loss) per share	$1.25	$2.22	$(1.60)	$1.60
Add back goodwill amortization per share	—	—	0.36	0.67

Adjusted basic earnings (loss) per share	$1.25	$2.22	$(1.24)	$2.27

Diluted earnings (loss) per share:
Reported earnings (loss) per share	$1.23	$2.20	$(1.60)	$1.58
Add back goodwill amortization per share	—	—	0.36	0.67

Adjusted diluted earnings (loss) per share	$1.23	$2.20	$(1.24)	$2.25

The Company has finalized the fair value of all assets and liabilities as of the merger date. The resulting changes in the carrying amount of goodwill for the twelve months ended December 31, 2002, are as follows (dollars in thousands):

	Americas	EMEA	Asia Pacific	Total
Balance at January 1, 2002	$510,188	$96,637	$2,718	$609,543
Reclassed (to) from intangible assets	(57,841)	3,617	—	(54,224)
Purchase accounting adjustments related to prior acquisitions	15,321	5,809	688	21,818

Balance at December 31, 2002	$467,668	$106,063	$3,406	$577,137

Intangible assets totaled $91.1 million, net of accumulated amortization of $7.7 million, as of December 31, 2002 and are comprised of the following (dollars in thousands):

	As of December 31, 2002
	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets
Management contracts	$18,887	$5,605
Loan servicing rights	16,234	2,134

Total	$35,121	$7,739

Unamortizable intangible assets
Trademark	$63,700

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In accordance with SFAS No. 141, the trademark was separately identified as a result of the 2001 Merger and has an indefinite life. The management contracts are being amortized over their weighted average useful lives of approximately 8.6 years and the loan servicing rights are being amortized over their weighted average useful lives of approximately 10.0 years. Amortization expense related to these intangible assets was $3.8 million for the year ended December 31, 2002. The estimated amortization expense for the five years ending December 31, 2007 approximates $3.8 million, $3.7 million, $3.7 million, $3.4 million and $3.4 million, respectively.

9.    Investments in and Advances to Unconsolidated Subsidiaries

Investments in and advances to unconsolidated subsidiaries as of December 31, 2002 and 2001 are as follows (dollars in thousands):

	Interest	December 31
		2002	2001
CB Richard Ellis Strategic Partners, LP	2.9%	$10,690	$8,490
CB Commercial/Whittier Partners, LP	50.0%	8,816	10,159
Global Innovation Partners, LLC	4.9%	6,228	1,468
Strategic Partners II, LP.	3.4%	5,965	—
Ikoma CB Richard Ellis KK	20.0%	4,782	4,132
KB Opportunity Investors	45.0%	1,857	4,499
CB Richard Ellis/Pittsburgh, LP	50.0%	1,461	1,108
CB Richard Ellis Corporate Partners, LLC	9.1%	—	3,855
Other	*	10,409	8,824

Total		$50,208	$42,535

*	Various interests with varying ownership rates.

Combined condensed financial information for the entities accounted for using the equity method is as follows (dollars in thousands):

Condensed Balance Sheets Information:

	December 31
	2002	2001
Current assets	$127,635	$92,427
Noncurrent assets	1,552,546	866,224
Current liabilities	108,463	51,064
Noncurrent liabilities	664,241	392,357
Minority interest	3,938	265

Condensed Statements of Operations Information:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Net revenue	$349,121	$286,138	$241,902
Income from operations	78,171	60,259	59,936
Net income	81,498	30,098	50,183

Included in other current assets in the accompanying consolidated balance sheets is a note receivable from the Company’s equity investment in Investors 1031, LLC in the amount of $1.2 million as of December 31, 2002. This note was issued on June 20, 2002, bears interest at 20.0% per annum and is due for repayment on July 15, 2003.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Company’s investment management business involves investing the Company’s own capital in certain real estate investments with clients, including its equity investments in CB Richard Ellis Strategic Partners, LP, Global Innovation Partners, LLC and other co-investments included in the table above. The Company has provided investment management, property management, brokerage, appraisal and other professional services to these equity investees and earned revenues from these co-investments of $22.4 million, $15.4 million and $7.3 million during the years ended December 31, 2002, 2001 and 2000, respectively.

10.    Other Assets

The following table summarizes the items included in other assets (dollars in thousands):

	December 31
	2002	2001
Property held for sale	$45,883	$42,456
Deferred financing costs, net	20,467	23,346
Deposits	8,714	6,505
Cost investments	6,524	5,768
Notes receivable	4,943	4,895
Employee loans (1)	4,089	—
Deferred compensation assets	1,440	3,520
Prepaid pension costs	—	13,588
Miscellaneous	1,797	2,754

Total	$93,857	$102,832

(1)	See Note 22 for additional information.

11.    Employee Benefit Plans

CB Richard Ellis Group, Inc., the Company

Option Plans and Warrants.    As part of the 2001 Merger, the Company issued 255,477 warrants to purchase shares of Class B common stock with an exercise price of $30.00 per share. These warrants do not vest until August 26, 2007 and expire on August 27, 2007. The Company also issued 1,520,207 options to acquire Class A common stock at an exercise price of $16.00 per share. These options vest and are exercisable in 20% increments over a five-year period ending on July 20, 2006. All options and warrants will become fully vested and exercisable upon change in control of the Company.

CB Richard Ellis Services, Inc., the Predecessor

Option Plans and Warrants.    At the effective time of the 2001 Merger, each holder of an option to acquire CBRE’s common stock, whether or not vested, had the right to receive, in consideration for the cancellation of his or her options, an amount per share of common stock equal to the greater of (i) the amount by which $16.00 exceeded the exercise price of the option, if any, or (ii) $1.00 reduced in each case by applicable withholding taxes. Employees holding warrants to acquire shares of CBRE received $1.00 per share of common stock underlying the warrant. Warrants held by non-employees, other than FS Equity Partners III, L.P. and FS Equity Partners International, L.P. who received warrants to acquire shares of the Company’s Class B common stock, were cancelled and no payments were made to such shareholders. As of December 31, 2001, there were no options or warrants outstanding to acquire CBRE’s stock.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The options and warrants outstanding prior to the 2001 Merger were issued in connection with various acquisitions and employee stock-based compensation plans, had exercise prices that ranged from $10.00 to $36.75, with vesting periods that ranged up to 5 years and expired at various dates through August 2010.

A summary of the status of the Company’s and the Predecessor’s option plans and warrants is presented in the tables below:

	Company
	CB Richard Ellis Group, Inc.
	Shares	Weighted Average Exercise Price	Exercisable Shares	Weighted Average Exercise Price
Outstanding at February 20, 2001	—	$—		$—
Granted	1,775,684	18.01
Forfeited	(17,186)	16.00

Outstanding at December 31, 2001	1,758,498	18.03	—	—
Granted	123,873	16.00
Forfeited	(175,295)	16.00

Outstanding at December 31, 2002	1,707,076	$18.10	277,575	$16.00

	Predecessor
	CB Richard Ellis Services, Inc.
	Shares	Weighted Average Exercise Price	Exercisable Shares	Weighted Average Exercise Price
Outstanding at December 31, 1999	3,075,356	$20.71	770,756	$21.86
Granted	487,710	24.81
Forfeited/Expired	(223,056)	19.84

Outstanding at December 31, 2000	3,340,010	21.25	1,824,665	23.90
Exercised	(86,521)	12.89
Forfeited/Expired	(93,370)	20.27
Paid and/or cancelled as a result of the merger	(3,160,119)	21.50

Outstanding at July 20, 2001	—	$—	—	$—

Option plans and warrants outstanding at December 31, 2002 and their related weighted average price and life information is presented below:

	Outstanding Options and Warrants			Exercisable Options and Warrants
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractural Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$16.00	1,451,599	8.59	$16.00	277,575	$16.00
$30.00	255,477	4.66	30.00	—	—

	1,707,076		$18.10	277,575	$16.00

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Deferred Compensation Plan (the DCP).    In 1994, CBRE implemented the DCP. Under the DCP, a select group of management and highly compensated employees can defer the payment of all or a portion of their compensation (including any bonus). The DCP permits participating employees to make an irrevocable election at the beginning of each year to receive at some future date these deferred amounts invested in interest bearing accounts, which are an unsecured liability of the Company, in shares of common stock of the Company, where elections are recorded to additional paid-in capital or in insurance products which function like mutual funds. The Company has elected to fund a portion of its obligation for deferrals in these insurance products, but is not obligated to do so in the future.

As part of the 2001 Merger, the DCP was amended so that each stock fund unit was converted to the right to receive one share of Class A common stock of the Company. Each participant in the DCP who was a US employee or an independent contractor in specified states and had vested stock fund units prior to the 2001 Merger was permitted to make one of the following elections: (i) convert the value of his or her vested stock fund units, based upon the value of $16.00 per stock unit, into any of the insurance mutual fund alternatives or the Interest Index Fund II provided under the DCP, (ii) continue to hold the vested stock fund units in his or her account under the DCP or (iii) transfer amounts invested in insurance mutual fund alternatives into DCP stock fund units. In accordance with a change in control provision included in the terms of the DCP, stock fund units associated with the 1999 Company matching contribution, which were unvested prior to the 2001 Merger, became vested upon completion of the 2001 Merger, but remained as stock fund units.

Each stock fund unit that was unvested prior to the 2001 Merger remained in participants’ accounts, but after the 2001 Merger was converted to the right to receive one share of Class A common stock of the Company. These unvested stock fund units have been accounted for as a deferred compensation asset. The deferred compensation asset will be amortized as compensation expense over the remaining vesting period for such stock fund units in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” with $1.8 million charged to compensation expense for the twelve months ended December 31, 2002 and $0.9 million charged to compensation expense for the period from February 20, 2001 (inception) through December 31, 2001. The accompanying consolidated balance sheets include the unamortized balances totaling $1.9 million and $1.4 million in other current assets and other assets, respectively, as of December 31, 2002. Subsequent to the 2001 Merger, no new deferrals are allowed in stock fund units.

In 2001, the Company announced a match for the Plan Year 2000, effective July 2001, in the amount of $8.0 million to be invested in an interest bearing account on behalf of participants. The 2000 Company Match vests at 20% per year, and will be fully vested by December 2005. The related compensation expense will be amortized over the vesting period. The amounts charged to expense for the 2000 Company match were $1.7 million for the twelve months ended December 31, 2002, $0.7 million for the period from February 20, 2001 (inception) through December 31, 2001 and $0.2 million for the period from January 1, 2001 through July 20, 2001.

Included in the Company’s accompanying consolidated balance sheets is the accumulated non-stock liability of $106.3 million and $105.1 million at December 31, 2002 and 2001, respectively, and the assets (in the form of insurance) set aside to cover the liability of $63.6 million and $69.4 million as of December 31, 2002 and 2001, respectively. In addition, the Company’s deferred stock liability, included in additional paid-in capital, totaled $18.2 million and $18.8 million at December 31, 2002 and 2001, respectively.

Stock Purchase Plans.    Prior to the 2001 Merger, CBRE had restricted stock purchase plans covering select key executives including senior management. A total of 500,000 and 550,000 shares of common stock were reserved for issuance under CBRE’s 1999 and 1996 Equity Incentive Plans, respectively. The shares were issued to senior executives for a purchase price equal to the greater of $18.00 and $10.00 per share or fair market value, respectively. The purchase price for these shares was paid either in cash or by delivery of a full recourse

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

promissory note. All promissory notes related to the 1999 Equity Incentive Plan were repaid as part of the 2001 Merger. The majority of the notes related to the 1996 Equity Incentive Plan were also repaid, with the remaining unpaid outstanding balances of $0.6 million and $1.0 million as of December 31, 2002 and 2001, respectively, included in notes receivable from sale of stock in the accompanying consolidated statements of stockholders’ equity. As part of the 2001 Merger, the CBRE shares related to these outstanding promissory notes were exchanged for shares of Class B common stock of the Company.

Bonuses.    The Company has bonus programs covering select key employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. The amounts charged to expense for bonuses were $40.2 million for the twelve months ended December 31, 2002, $18.0 million for the period from February 20, 2001 (inception) through December 31, 2001, $16.5 million for the period from January 1, 2001 through July 20, 2001 and $49.8 million for the twelve months ended December 31, 2000.

Capital Accumulation Plan (the Cap Plan).    The Cap Plan is a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code and is the Company’s only such plan. Generally, a US employee of the Company is eligible to participate in the plan if the employee is at least 21 years old. The Cap Plan provides for participant contributions as well as discretionary employer contributions. A participant is allowed to contribute to the Cap Plan from 1% to 15%, in whole percentages of his or her compensation, subject to limits imposed by the U.S. Internal Revenue Code. Each year, the Company determines the amount of employer contributions, if any, it will contribute to the Cap Plan based on the performance and profitability of the Company’s consolidated U.S. operations. The Company’s contributions for the year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant’s pre-tax contributions for that year, up to 5% of the participant’s compensation. In connection with the Cap Plan, the Company incurred no expense for the twelve months ended December 31, 2002, $0.8 million for the period from February 20, 2001 (inception) through December 31, 2001, no expense for the period from January 1, 2001 through July 20, 2001 and $2.2 million for the twelve months ended December 31, 2000.

In connection with the 2001 Merger, each share of common stock of CBRE formerly held by the Cap Plan and credited to participant accounts was exchanged for $16.00 in cash. In addition, the Cap Plan was amended to eliminate the common stock of CBRE as an investment option within the Cap Plan after July 20, 2001. The cash received for the shares of CBRE common stock was available for reinvestment in one or more of the investment alternatives available within the Cap Plan in accordance with the terms of the plan, including a new company stock fund in which employees could invest on a one-time basis in Class A shares of common stock of the Company. Subsequent to the 2001 Merger, participants are no longer entitled to purchase additional shares of CB Richard Ellis Group Class A or Class B common stock for allocation to their account balance.

Pension Plan.    The Company, through the acquisition of Hillier Parker in the UK, maintains a contributory defined benefit pension plan to provide retirement benefits to existing and former Hillier Parker employees participating in the plan. It is the Company’s policy to fund the minimum annual contributions required by applicable regulations. Pension expense totaled $3.6 million for the twelve months ended December 31, 2002, $1.4 million for the period February 20, 2001 (inception) through December 31, 2001, $0.9 million for the period from January 1, 2001 through July 20, 2001 and $0.9 million for the twelve months ended December 31, 2000.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As a result of the plan’s under-funded status in 2002, the Company recorded a charge to accumulated other comprehensive loss, net of the related deferred tax impact, appropriately eliminating the prepaid pension asset and establishing a minimum liability for under-funding. This non-cash charge had no impact on net income or cash flow. The following sets forth a reconciliation of the benefit obligation, plan assets, plan’s funded status and amounts recognized in the accompanying consolidated balance sheets (dollars in thousands):

	Company	Company	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001
Change in benefit obligation
Benefit obligation at beginning of period	$74,418	$75,453	$71,076
Service cost	5,578	2,325	2,875
Interest cost	4,764	2,059	2,316
Plan participant contributions	1,226	234	641
Actuarial loss (gain)	3,997	(6,558)	2,990
Benefits paid	(1,939)	(408)	(1,109)
Foreign currency translation	8,690	1,313	(3,336)

Benefit obligation at end of period	$96,734	$74,418	$75,453

Change in plan assets
Fair value of plan assets at beginning of period	$80,950	$87,603	$103,688
Actual return on plan assets	(13,777)	(8,430)	(12,675)
Company contributions	2,299	438	1,740
Plan participant contributions	1,226	234	641
Benefits paid	(1,939)	(408)	(1,109)
Foreign currency translation	7,671	1,513	(4,682)

Fair value of plan assets at end of period	$76,430	$80,950	$87,603

Funded status	$(20,304)	$6,533	$12,150
Unrecognized net actuarial loss	33,350	6,566	12,106
Company contributions in the post-measurement period	530	489	—

Net amount recognized	$13,576	$13,588	$24,256

Net amount recognized in the consolidated balance sheets
Accrued benefit liability	$(10,766)	$—	$—
Prepaid benefit cost	—	13,588	24,256
Accumulated other comprehensive loss	24,342	—	—

	$13,576	$13,588	$24,256

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Weighted average assumptions used in developing the projected benefit obligation were as follows:

	Company	Company	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Twelve Months Ended December 31, 2000
Discount rate	5.60%	6.00%	6.00%
Expected return on plan assets	8.20%	8.00%	7.75%
Rate of compensation increase	4.30%	4.50%	5.00%

Net periodic pension cost consisted of the following (dollars in thousands):

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Employer service cost	$5,578	$2,325	$2,875	$5,728
Interest cost on projected benefit obligation	4,764	2,059	2,316	4,026
Expected return on plan assets	(6,767)	(2,945)	(4,257)	(8,395)
Unrecognized net gain	—	—	—	(425)

Net periodic pension cost	$3,575	$1,439	$934	$934

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

12.    Debt

Total debt consists of the following (dollars in thousands):

	December 31
	2002	2001
Long-Term Debt:
11 1/4% Senior Subordinated Notes, net of unamortized discount of $3.1 million and $3.3 million at December 31, 2002 and 2001, respectively, due in 2011	$225,943	$225,737
Senior secured term loans, with interest ranging from 5.07% to 7.50%, due from 2002 through 2008	220,975	230,325
16% Senior Notes, net of unamortized discount of $5.1 million and $5.3 million at December 31, 2002 and 2001, respectively, due in 2011	61,863	59,656
Westmark Senior Notes, with interest at 9.0% through December 31, 2004 and at variable rates depending on the Company’s credit facility rate thereafter, due from 2008 through 2010	12,129	14,863
Capital lease obligations, mainly for automobiles and telephone equipment, with interest ranging from 6.50% to 9.74%, due through 2007	763	1,438
Other	171	267

Sub-total	521,844	532,286
Less current maturities of long-term debt	10,711	10,223

Total long-term debt	511,133	522,063

Short-Term Borrowings:
Warehouse Line of Credit, with interest at 1.0% over the Residential Funding Corporation base rate with a maturity date of August 31, 2003	63,140	106,790
Non-recourse secured debt related to property held for sale with interest at one-month Yen LIBOR plus 4.95% and a maturity date of June 18, 2003	40,005	37,179
Euro cash pool loan, with interest ranging from 4.37% to 6.60% and no stated maturity date	7,904	11,162
Other	16	487

Total short-term borrowings	111,065	155,618
Add current maturities of long-term debt	10,711	10,223

Total current debt	121,776	165,841

Total debt	$632,909	$687,904

Future annual aggregate maturities of total consolidated debt at December 31, 2002 are as follows (dollars in thousands): 2003—$121,776; 2004—$10,640; 2005—$10,623; 2006—$10,619; 2007—$6,244; and $473,007 thereafter.

The Company issued $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 (the Notes), which were issued and sold by Blum CB Corp. for approximately $225.6 million, net of discount, on June 7, 2001 and assumed by CBRE in connection with the 2001 Merger. The Notes are jointly and severally guaranteed on a senior subordinated basis by the Company and its domestic subsidiaries. The Notes require semi-annual payments of interest in arrears on June 15 and December 15, having commenced on December 15, 2001, and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, the Company may redeem up to

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

35.0% of the originally issued amount of the Notes at 111 1/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, the Company is obligated to make an offer to purchase the Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest.

The Company also entered into a $325.0 million Senior Credit Facility (the Credit Facility) with CSFB and other lenders. The Credit Facility is jointly and severally guaranteed by the Company and its domestic subsidiaries and is secured by substantially all of their assets. The Credit Facility includes the Tranche A term facility of $50.0 million, maturing on July 20, 2007; the Tranche B term facility of $185.0 million, maturing on July 18, 2008; and the revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. Borrowings under the Tranche A and revolving facility bear interest at varying rates based on the Company’s option at either three-month LIBOR plus 2.50% to 3.25% or the alternate base rate plus 1.50% to 2.25% as determined by reference to the Company’s ratio of total debt less available cash to EBITDA, which is defined in the debt agreement. Borrowings under the Tranche B facility bear interest at varying rates based on the Company’s option at either three-month LIBOR plus 3.75% or the alternate base rate plus 2.75%. The alternate base rate is the higher of (1) CSFB’s prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent.

The Tranche A facility will be repaid by July 20, 2007 through quarterly principal payments over six years, which total $7.5 million each year through June 30, 2003 and $8.75 million each year thereafter through July 20, 2007. The Tranche B facility requires quarterly principal payments of approximately $0.5 million, with the remaining outstanding principal due on July 18, 2008. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by the Company. The Company repaid its revolving credit facility as of November 5, 2002 and December 1, 2001 and at December 31, 2002 and 2001, the Company had no revolving line of credit principal outstanding.

The Company issued an aggregate principal amount of $65.0 million of 16.0% Senior Notes due on July 20, 2011 (the Senior Notes). The Senior Notes are unsecured obligations, senior to all current and future unsecured indebtedness, but subordinated to all current and future secured indebtedness of the Company. Interest accrues at a rate of 16.0% per year and is payable quarterly in cash in arrears. Interest may be paid in kind to the extent CBRE’s ability to pay cash dividends is restricted by the terms of the Credit Facility. Additionally, interest in excess of 12.0% may, at the Company’s option, be paid in kind through July 2006. The Company elected to pay in kind interest in excess of 12.0%, or 4.0%, that was payable on April 20, 2002, July 20, 2002 and October 20, 2002. The Senior Notes are redeemable at the Company’s option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. As of December 31, 2002, the redemption price was 112.8% of par. In the event of a change in control, the Company is obligated to make an offer to purchase all of the outstanding Senior Notes at 101.0% of par.

The Senior Notes are solely the Company’s obligation to repay. CBRE has neither guaranteed nor pledged any of its assets as collateral for the Senior Notes and is not obligated to provide cashflow to the Company for repayment of these Senior Notes. However, the Company has no substantive assets or operations other than its investment in CBRE to meet any required principal and interest payments on the Senior Notes. The Company will depend on CBRE’s cash flows to fund principal and interest payments as they come due.

The Notes, the Credit Facility and the Senior Notes all contain numerous restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, issue subsidiary equity and enter into consolidations or mergers. The Credit Facility

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

requires the Company to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt. The Credit Facility requires the Company to pay a facility fee based on the total amount of the unused commitment.

The Company has short-term borrowings of $111.1 million and $155.6 million with related weighted average interest rates of 3.9% and 4.5% as of December 31, 2002 and 2001, respectively.

A subsidiary of the Company has a credit agreement with Residential Funding Corporation (RFC) for the purpose of funding mortgage loans that will be resold. The credit agreement in 2001 initially provided for a revolving line of credit of $150.0 million, bore interest at the greater of one-month LIBOR or 3.0% (RFC Base Rate), plus 1.0%, and expired on August 31, 2001. Through various executed amendments and extension letters in 2001, the revolving line of credit was increased to $350.0 million and the maturity date was extended to January 22, 2002.

Effective January 23, 2002, the Company entered into a Second Amended and Restated Warehousing Credit and Security Agreement. This agreement provided for a revolving line of credit in the amount of $350.0 million until February 28, 2002 and $150.0 million for the period from March 1, 2002 through August 31, 2002. Additionally, on February 1, 2002, the Company executed a Letter Agreement with RFC that redefined the RFC Base Rate to the greater of one-month LIBOR or 2.25% per annum. On April 20, 2002, the Company obtained a temporary revolving line of credit increase of $210.0 million that resulted in a total line of credit equaling $360.0 million, which expired on July 31, 2002. Upon expiration of the temporary increase and through various executed amendments and extension letter agreements, the Company established a revolving line of credit of $200.0 million, redefined the RFC Base Rate to the greater of one-month LIBOR or 2.0% and extended the maturity date of the agreement to December 20, 2002. On December 16, 2002, the Company entered into the Third Amended and Restated Warehousing Credit and Security Agreement effective December 20, 2002. The agreement provides for a revolving line of credit of $200.0 million, bears interest at the RFC Base Rate plus 1.0% and expires on August 31, 2003.

During the years ended December 31, 2002 and 2001, respectively, the Company had a maximum of $309.0 million and $164.0 million revolving line of credit principal outstanding with RFC. At December 31, 2002 and 2001, respectively, the Company had a $63.1 million and a $106.8 million warehouse line of credit outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, the Company had a $63.1 million and a $106.8 million warehouse receivable, which are also included in the accompanying consolidated balance sheets as of December 31, 2002 and 2001, respectively.

A subsidiary of the Company has a credit agreement with JP Morgan Chase. The credit agreement provides for a non-recourse revolving line of credit of up to $20.0 million, bears interest at 1.0% in excess of the bank’s cost of funds and expires on May 28, 2003. At December 31, 2002 and 2001, the Company had no revolving line of credit principal outstanding.

During 2001, the Company incurred $37.2 million of non-recourse debt through a joint venture. In September 2002, the maturity date on this non-recourse debt was extended to June 18, 2003.

13.    Commitments and Contingencies

The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Management believes that any liability that may result from disposition of these lawsuits will not have a material effect on the Company’s consolidated financial position or results of operations.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following is a schedule by year of future minimum lease payments for noncancelable leases as of December 31, 2002 (dollars in thousands):

	Capital Leases	Operating Leases
2003	$731	$66,632
2004	29	58,320
2005	9	50,966
2006	4	42,924
2007	3	35,090
Thereafter	—	233,379

Total minimum payments required	$776	$487,311

The interest portion of capital lease payments represents the amount necessary to reduce net minimum lease payments to present value calculated at the Company’s incremental borrowing rate at the inception of the leases. This totaled approximately $.01 million at December 31, 2002, resulting in a present value of net minimum lease payments of $.76 million. At December 31, 2002, $.72 million and $.04 million were included in current maturities of long-term debt and long-term debt, respectively. In addition, the total minimum payments for noncancelable operating leases were not reduced by the minimum sublease rental income of $4.3 million due in the future under noncancelable subleases.

Substantially all leases require the Company to pay maintenance costs, insurance and property taxes, and generally may be renewed for five-year periods. The composition of total rental expense under noncancelable operating leases consisted of the following (dollars in thousands):

	Company		Predecessor
	CB Richard Ellis Group, Inc.		CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Minimum rentals	$68,711	$27,203	$32,831	$56,243
Less sublease rentals	(1,157)	(500)	(551)	(1,387)

	$67,554	$26,703	$32,280	$54,856

A subsidiary of the Company has an agreement with Fannie Mae to fund the purchase of a $104.6 million loan portfolio using proceeds from its RFC line of credit. A 100% participation in the loan portfolio was sold to Fannie Mae with the Company retaining the credit risk on the first 2% of losses incurred on the underlying portfolio of commercial mortgage loans. The Company has collateralized a portion of its obligation to cover the first 1% of losses through a letter of credit in favor of Fannie Mae for a total of approximately $1.0 million.

At December 31, 2002, the Company had outstanding letters of credit totaling $7.8 million, including the Fannie Mae letter of credit discussed in the preceding paragraph. The letters of credit expire at varying dates through December 2004.

An important part of the strategy for the Company’s investment management business involves investing the Company’s own capital in certain real estate investments with its clients. These co-investments typically range from 2% to 5% of the equity in a particular fund. As of December 31, 2002, the Company had committed an additional $22.6 million to fund future co-investments.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

14.    Income Taxes

The Company’s tax provision (benefit) consisted of the following (dollars in thousands):

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Federal:
Current	$10,204	$11,747	$—	$24,924
Deferred tax	6,232	(3,252)	(911)	921
Change in valuation allowances	—	796	—	(3,000)

	16,436	9,291	(911)	22,845
State:
Current	1,824	3,173	1,600	6,895
Deferred tax	378	(494)	(658)	(1,243)

	2,202	2,679	942	5,652
Foreign:
Current	12,920	10,137	1,079	7,015
Deferred tax	(1,452)	(4,091)	—	(761)

	11,468	6,046	1,079	6,254

	$30,106	$18,016	$1,110	$34,751

The following is a reconciliation, stated as a percentage of pre-tax income, of the US statutory federal income tax rate to the Company’s effective tax rate on income from operations:

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Federal statutory tax rate	35%	35%	(35)%	35%
Permanent differences	15	5	25	11
State taxes, net of federal benefit	3	5	2	6
Foreign income taxes in excess of US rate	9	4	11	4
Change in valuation allowances	—	2	—	(5)

Effective tax rate	62%	51%	3%	51%

The domestic component of income (loss) before provision for income taxes included in the accompanying consolidated statements of operations was $31.0 million for the twelve months ended December 31, 2002, $22.5 million for the period from February 20, 2001 (inception) through December 31, 2001, $(23.0) million for the period January 1, 2001 to July 20, 2001 and $63.2 million for the twelve months ended December 31, 2000. The

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

international component of income (loss) before provision for income taxes was $17.8 million for the twelve months ended December 31, 2002, $12.9 million for the period from February 20, 2001 (inception) through December 31, 2001, $(9.9) million for the period from January 1, 2001 through July 20, 2001 and $4.9 million for the twelve months ended December 31, 2000.

Cumulative tax effects of temporary differences are shown below at December 31, 2002 and 2001 (dollars in thousands):

	December 31
	2002	2001
Asset (Liability)
Property and equipment	$10,960	$16,665
Bad debts and other reserves	12,459	10,225
Intangible amortization	(26,065)	(2,311)
Bonus, unexercised restricted stock, deferred compensation	57,780	53,418
Investment	4,189	5,045
Net operating loss (NOL) and alternative minimum tax credit carryforwards	5	3,778
Unconsolidated affiliates	5,283	7,568
Pension obligation	7,303	—
All other, net	(2,923)	3,312

Net deferred tax asset before valuation allowances	68,991	97,700
Valuation allowances	(13,892)	(11,543)

Net deferred tax asset	$55,099	$86,157

The Company had no federal income tax NOLs at December 31, 2002.

Management has determined that as of December 31, 2002, $13.9 million of deferred tax assets do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a valuation allowance has been recorded for this amount. Approximately $13.1 million of this valuation allowance relates to deferred tax assets acquired in the 2001 Merger. Accordingly, goodwill will be reduced at such time as these deferred tax assets are realized.

A deferred US tax liability has not been provided on the unremitted earnings of foreign subsidiaries because it is the intent of the Company to permanently reinvest these earnings. Undistributed earnings of foreign subsidiaries, which have been, or are intended to be, permanently invested in accordance with APB No. 23, “Accounting for Income Taxes—Special Areas,” aggregated $52.0 million at December 31, 2002. The determination of the tax liability upon repatriation is not practicable.

15.    Stockholders’ Equity

The Company is authorized to issue 100,000,000 shares of common stock, including 75,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock, both with $0.01 par value per share. The holders of Class A common stock are entitled to one vote for each share. Holders of Class B common stock are entitled to ten votes for each share. There are no differences between the two classes of common stock other than number of votes. The holders of Class A and Class B common stock shall share equally on a per-share basis all dividends and other cash, stock or property distributions.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Upon written request of any holder of Class B common stock, any shares will be automatically converted on a share-for-share basis into the same number of shares of Class A common stock. In addition, upon any transfer, sale, or other disposition of the Company, shares of Class B common stock shall be converted into shares of Class A common stock on a share-for-share basis, excluding the transfer to certain permitted Class B common stockholders. Also, upon completion of an underwritten public offering in which the Company becomes listed on a national securities exchange, all outstanding shares of Class B common stock shall automatically be converted into shares of Class A common stock on a share-for-share basis.

As long as Class B common stock is outstanding, if a holder of Class B common stock purchases any shares of Class A common stock, the holder may convert the Class A common shares on a share-for-share basis into the same number of shares of Class B common stock.

16.    Earnings (Loss) Per Share Information

The following is a calculation of earnings (loss) per share (dollars in thousands, except share data):

	Company			Company
	CB Richard Ellis Group, Inc.			CB Richard Ellis Group, Inc.
	Twelve Months Ended December 31, 2002			February 20, 2001 (inception) through December 31, 2001
	Income	Shares	Per- Share Amount	Income	Shares	Per- Share Amount
Basic earnings per share:
Net income applicable to common stockholders	$18,727	15,025,308	$1.25	$17,426	7,845,004	$2.22

Diluted earnings per share:
Net income applicable to common stockholders	$18,727	15,025,308		$17,426	7,845,004
Dilutive effect of contingently issuable shares		196,803			64,793

Net income applicable to common stockholders	$18,727	15,222,111	$1.23	$17,426	7,909,797	$2.20

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	Predecessor			Predecessor
	CB Richard Ellis Services, Inc.			CB Richard Ellis Services, Inc.
	Period from January 1, 2001 through July 20, 2001			Twelve Months Ended December 31, 2000
	Loss	Shares	Per- Share Amount	Income	Shares	Per- Share Amount
Basic (loss) earnings per share:
Net (loss) income applicable to common stockholders	$(34,020)	21,306,584	$(1.60)	$33,388	20,931,111	$1.60

Diluted (loss) earnings per share:
Net (loss) income applicable to common stockholders	$(34,020)	21,306,584		$33,388	20,931,111
Dilutive effect of exercise of options outstanding		—			35,594
Dilutive effect of stock-based compensation programs		—			130,535

Net (loss) income applicable to common stockholders	$(34,020)	21,306,584	$(1.60)	$33,388	21,097,240	$1.58

The following items were not included in the computation of diluted earnings (loss) per share because their effect, in aggregate, was anti-dilutive:

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Stock options
Outstanding	1,451,599	1,503,021	2,562,150	2,574,029
Price ranges	$16.00	$16.00	$0.38 - $36.75	$11.81 - $36.75
Expiration ranges	7/20/11 - 7/31/12	7/20/11	6/8/04 - 8/31/10	6/8/04 - 8/31/10
Stock warrants
Outstanding	255,477	255,477	597,969	598,387
Price	$30.00	$30.00	$30.00	$30.00
Expiration date	8/27/07	8/27/07	8/28/04	8/28/04

All options and warrants for the period from January 1, 2001 to July 20, 2001 were anti-dilutive as the Company reported a net loss. Any assumed exercise of options or warrants would have been anti-dilutive as they would have resulted in a lower loss per share.

17.    Fiduciary Funds

The accompanying consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which amounted to $414.6 million and $373.2 million at December 31, 2002 and 2001, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

18.    Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the accompanying consolidated balance sheets. Value is defined as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The fair value estimates of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents:    Includes cash and cash equivalents with maturities of less than three months. The carrying amount approximates fair value due to the short maturity of these instruments.

Short-Term Borrowings:    The majority of this balance represents the warehouse line of credit and non recourse debt related to a property held for sale. Due to their short-term maturities and variable interest rates, fair value approximates carrying value (See Note 12).

Senior Subordinated Notes:    Based on dealers’ quotes, the estimated fair value of the Company’s 11 1/4% Senior Subordinated Notes is $208.4 million and $199.5 million at December 31, 2002 and 2001, respectively. Their actual carrying value totaled $225.9 million and $225.7 million at December 31, 2002 and 2001, respectively (See Note 12).

16% Senior Notes:    There was no trading activity for the 16% Senior Notes, which are due in 2011. Their carrying value totaled $61.9 million and $59.7 million at December 31, 2002 and 2001, respectively (see Note 12).

Senior Secured Terms Loans & Other Long-Term Debt:    Estimated fair values approximate respective carrying values because the majority of these instruments are based on variable interest rates (see Note 12).

19.    Nonrecurring Charges

During the period from February 20, 2001 (inception) through December 31, 2001, the Company recorded nonrecurring pre-tax charges totaling $6.4 million which mainly related to the write-off of e-business investments. During the period from January 1, 2001 through July 20, 2001, CBRE recorded merger-related and other nonrecurring charges of $22.1 million, which included merger-related costs incurred of $16.4 million, severance costs incurred of $2.8 million related to CBRE’s cost reduction program implemented in May 2001, as well as the write-off of an e-investment of $2.9 million.

20.    Guarantor and Nonguarantor Financial Statements

In connection with the 2001 Merger with Blum CB and as part of the financing of the 2001 Merger, CBRE assumed an aggregate of $229.0 million in Senior Subordinated Notes (the Notes) due June 15, 2011. These Notes are unsecured and rank equally in right of payment with any of the Company’s future senior subordinated unsecured indebtedness. The Notes are effectively subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not guarantors of the Notes. The Notes are guaranteed on a full, unconditional, joint and several basis by the Company, CBRE and CBRE’s wholly owned domestic subsidiaries.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following condensed consolidating financial information includes:

(1) Condensed consolidating balance sheets as of December 31, 2002 and December 31, 2001; condensed consolidating statements of operations for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000; and condensed consolidating statements of cash flows for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000 of: (a) Holding, the Parent, (b) CBRE, which is the subsidiary issuer, (c) the guarantor subsidiaries, (d) the nonguarantor subsidiaries and (e) the Company on a consolidated basis.

(2) Elimination entries necessary to consolidate CB Richard Ellis Group, Inc., the Parent, with CBRE and its guarantor and nonguarantor subsidiaries.

Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Balance Sheet

As of December 31, 2002

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Current Assets:
Cash and cash equivalents	$127	$54	$74,173	$5,347	$—	$79,701
Receivables, less allowance for doubtful accounts	—	40	61,624	104,549	—	166,213
Warehouse receivable	—	—	63,140	—	—	63,140
Prepaid and other current assets	18,723	22,201	8,432	7,729	(20,199)	36,886

Total current assets	18,850	22,295	207,369	117,625	(20,199)	345,940
Property and equipment, net	—	—	51,419	15,215	—	66,634
Goodwill	—	—	442,965	134,172	—	577,137
Other intangible assets, net	—	—	89,075	2,007	—	91,082
Cash surrender value of insurance policies, deferred compensation plan	—	63,642	—	—	—	63,642
Investment in and advances to unconsolidated subsidiaries	—	4,782	39,205	6,221	—	50,208
Investment in consolidated subsidiaries	302,593	322,794	66,162	—	(691,549)	—
Inter-company loan receivable	—	429,396	—	—	(429,396)	—
Deferred tax assets, net	36,376	—	—	—	—	36,376
Other assets	4,896	17,464	20,453	51,044	—	93,857

Total assets	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

Current Liabilities:
Accounts payable and accrued expenses	$2,137	$4,610	$36,895	$58,773	$—	$102,415
Inter-company payable	20,199	—	—	—	(20,199)	—
Compensation and employee benefits payable	—	—	40,938	22,796	—	63,734
Accrued bonus and profit sharing	—	—	59,942	43,916	—	103,858
Income taxes payable	15,451	—	—	—	—	15,451
Short-term borrowings:
Warehouse line of credit	—	—	63,140	—	—	63,140
Other	—	—	16	47,909	—	47,925

Total short-term borrowings	—	—	63,156	47,909	—	111,065
Current maturities of long-term debt	—	9,975	—	736	—	10,711

Total current liabilities	37,787	14,585	200,931	174,130	(20,199)	407,234
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	225,943	—	—	—	225,943
Senior secured term loans	—	211,000	—	—	—	211,000
16% senior notes, net of unamortized discount	61,863	—	—	—	—	61,863
Other long-term debt	—	—	12,129	198	—	12,327
Inter-company loan payable	—	—	362,344	67,052	(429,396)	—

Total long-term debt	61,863	436,943	374,473	67,250	(429,396)	511,133
Deferred compensation liability	—	106,252	—	—	—	106,252
Other liabilities	11,724	—	18,450	13,127	—	43,301

Total liabilities	111,374	557,780	593,854	254,507	(449,595)	1,067,920
Minority interest	—	—	—	5,615	—	5,615
Commitments and contingencies
Stockholders’ equity	251,341	302,593	322,794	66,162	(691,549)	251,341

Total liabilities and stockholders’ equity	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Balance Sheet

As of December 31, 2001

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Current Assets:
Cash and cash equivalents	$3	$931	$42,204	$14,312	$—	$57,450
Receivables, less allowance for doubtful accounts	47	71	70,343	85,973	—	156,434
Warehouse receivable	—	—	106,790	—	—	106,790
Prepaid and other current assets	32,155	12,465	6,321	8,353	(10,321)	48,973

Total current assets	32,205	13,467	225,658	108,638	(10,321)	369,647
Property and equipment, net	—	—	51,314	17,137	—	68,451
Goodwill	—	197,748	208,432	203,363	—	609,543
Other intangible assets, net	—	—	31,219	6,898	—	38,117
Cash surrender value of insurance policies, deferred compensation plan	—	69,385	—	—	—	69,385
Investment in and advances to unconsolidated subsidiaries	—	4,132	34,296	4,107	—	42,535
Investment in consolidated subsidiaries	271,615	65,690	168,974	—	(506,279)	—
Inter-company loan receivable	—	465,173	—	—	(465,173)	—
Deferred tax assets, net	54,002	—	—	—	—	54,002
Prepaid pension costs	—	—	—	13,588	—	13,588
Other assets	5,266	21,600	14,739	47,639	—	89,244

Total assets	$363,088	$837,195	$734,632	$401,370	$(981,773)	$1,354,512

Current Liabilities:
Accounts payable and accrued expenses	$2,022	$4,236	$37,325	$39,399	$—	$82,982
Inter-company payable	10,321	—	—	—	(10,321)	—
Compensation and employee benefits payable	—	—	44,192	23,926	—	68,118
Accrued bonus and profit sharing	—	—	56,821	28,367	—	85,188
Income taxes payable	21,736	—	—	—	—	21,736
Short-term borrowings:
Warehouse line of credit	—	—	106,790	—	—	106,790
Other	—	178	309	48,341	—	48,828

Total short-term borrowings	—	178	107,099	48,341	—	155,618
Current maturities of long-term debt	—	9,350	129	744	—	10,223

Total current liabilities	34,079	13,764	245,566	140,777	(10,321)	423,865
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	225,737	—	—	—	225,737
Senior secured term loans	—	220,975	—	—	—	220,975
16% senior notes, net of unamortized discount	59,656	—	—	—	—	59,656
Other long-term debt	—	—	14,974	721	—	15,695
Inter-company loan payable	—	—	393,827	71,346	(465,173)	—

Total long-term debt	59,656	446,712	408,801	72,067	(465,173)	522,063
Deferred compensation liability	—	105,104	—	—	—	105,104
Other liabilities	16,830	—	14,575	15,256	—	46,661

Total liabilities	110,565	565,580	668,942	228,100	(475,494)	1,097,693
Minority interest	—	—	—	4,296	—	4,296
Commitments and contingencies
Stockholders’ equity	252,523	271,615	65,690	168,974	(506,279)	252,523

Total liabilities and stockholders’ equity	$363,088	$837,195	$734,632	$401,370	$(981,773)	$1,354,512

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Statement of Operations

For the Twelve Months Ended December 31, 2002

(Company)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Revenue	$—	$—	$849,563	$320,714	$—	$1,170,277
Costs and expenses:
Commissions, fees and other incentives	—	—	413,830	141,112	—	554,942
Operating, administrative and other	415	1,186	345,231	147,117	—	493,949
Depreciation and amortization	—	—	15,833	8,781	—	24,614
Equity income from unconsolidated subsidiaries	—	(662)	(7,449)	(1,215)	—	(9,326)
Merger-related and other nonrecurring charges	—	36	—	—	—	36

Operating (loss) income	(415)	(560)	82,118	24,919	—	106,062
Interest income	158	42,845	2,079	916	(42,726)	3,272
Interest expense	11,344	42,731	39,742	9,410	(42,726)	60,501
Equity income from consolidated subsidiaries	27,306	32,898	4,957	—	(65,161)	—

Income before (benefit) provision for income taxes	15,705	32,452	49,412	16,425	(65,161)	48,833
(Benefit) provision for income taxes	(3,022)	5,146	16,514	11,468	—	30,106

Net income	$18,727	$27,306	$32,898	$4,957	$(65,161)	$18,727

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Statement of Operations

For the Period From February 20, 2001 (inception) Through December 31, 2001

(Company)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Revenue	$—	$—	$416,446	$146,382	$—	$562,828
Costs and expenses:
Commissions, fees and other incentives	—	—	207,019	59,745	—	266,764
Operating, administrative and other	500	3,589	145,145	67,012	—	216,246
Depreciation and amortization	—	—	8,523	3,675	—	12,198
Equity income from unconsolidated subsidiaries	—	(198)	(1,290)	(66)	—	(1,554)
Merger-related and other nonrecurring charges	—	2,144	3,530	768	—	6,442

Operating (loss) income	(500)	(5,535)	53,519	15,248	—	62,732
Interest income	1,135	19,270	370	561	(18,909)	2,427
Interest expense	8,199	20,353	17,091	2,983	(18,909)	29,717
Equity income from consolidated subsidiaries	22,721	27,713	8,605	—	(59,039)	—

Income before (benefit) provision for income taxes	15,157	21,095	45,403	12,826	(59,039)	35,442
(Benefit) provision for income taxes	(2,269)	(1,626)	17,690	4,221	—	18,016

Net income	$17,426	$22,721	$27,713	$8,605	$(59,039)	$17,426

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Statement of Operations

For the Period From January 1, 2001 Through July 20, 2001

(Predecessor)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Revenue	$—	$465,280	$142,654	$—	$607,934
Costs and expenses:
Commissions, fees and other incentives	—	217,799	63,014	—	280,813
Operating, administrative and other	1,155	216,063	79,168	—	296,386
Depreciation and amortization	—	17,021	8,635	—	25,656
Equity income from unconsolidated subsidiaries	(492)	(2,141)	(241)	—	(2,874)
Merger-related and other nonrecurring charges	19,260	2,867	—	—	22,127

Operating (loss) income	(19,923)	13,671	(7,922)	—	(14,174)
Interest income	16,757	952	615	(16,757)	1,567
Interest expense	18,014	14,952	4,094	(16,757)	20,303
Equity losses from consolidated subsidiaries	(14,587)	(12,480)	—	27,067	—

Loss before (benefit) provision for income taxes	(35,767)	(12,809)	(11,401)	27,067	(32,910)
(Benefit) provision for income taxes	(1,747)	1,778	1,079	—	1,110

Net loss	$(34,020)	$(14,587)	$(12,480)	$27,067	$(34,020)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Statement of Operations

For the Twelve Months Ended December 31, 2000

(Predecessor)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Revenue	$—	$1,027,359	$296,245	$—	$1,323,604
Costs and expenses:
Commissions, fees and other incentives	—	507,061	121,036	—	628,097
Operating, administrative and other	3,375	396,027	152,126	—	551,528
Depreciation and amortization	—	26,604	16,595	—	43,199
Equity (income) losses from unconsolidated subsidiaries	(995)	(5,615)	105	—	(6,505)

Operating (loss) income	(2,380)	103,282	6,383	—	107,285
Interest income	32,969	1,389	876	(32,680)	2,554
Interest expense	37,980	29,151	7,249	(32,680)	41,700
Equity income (losses) from consolidated subsidiaries	39,157	(5,300)	—	(33,857)	—

Income before (benefit) provision for income taxes	31,766	70,220	10	(33,857)	68,139
(Benefit) provision for income taxes	(1,622)	31,063	5,310	—	34,751

Net income (loss)	$33,388	$39,157	$(5,300)	$(33,857)	$33,388

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Statement of Cash Flows

For the Twelve Months Ended December 31, 2002

(Company)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
	(Dollars in thousands)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	$509	$(7,905)	$42,090	$30,188	$64,882
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(10,049)	(4,217)	(14,266)
Proceeds from sale of properties, businesses and servicing rights	—	—	2,515	3,863	6,378
Acquisition of businesses including net assets acquired, intangibles and goodwill	—	(11,588)	(35)	(3,188)	(14,811)
Other investing activities, net	—	44	196	(1,671)	(1,431)

Net cash used in investing activities	—	(11,544)	(7,373)	(5,213)	(24,130)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	238,000	—	—	238,000
Repayment of revolver and swingline credit facility	—	(238,000)	—	—	(238,000)
Repayment of senior notes and other loans, net	—	(189)	(3,116)	(4,900)	(8,205)
Repayment of senior secured term loans	—	(9,351)	—	—	(9,351)
Decrease (increase) in intercompany receivables, net	—	28,284	462	(28,746)	—
Other financing activities, net	(385)	(172)	(94)	369	(282)

Net cash (used in) provided by financing activities	(385)	18,572	(2,748)	(33,277)	(17,838)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	124	(877)	31,969	(8,302)	22,914
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	3	931	42,204	14,312	57,450
Effect of currency exchange rate changes on cash	—	—	—	(663)	(663)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$127	$54	$74,173	$5,347	$79,701

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$8,509	$38,751	$1,635	$3,752	$52,647
Income taxes, net of refunds	$19,142	$—	$—	$—	$19,142

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Statement of Cash Flows

For the Period From February 20, 2001 (inception) Through December 31, 2001

(Company)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$310	$5,947	$56,478	$28,599	$—	$91,334
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(4,246)	(2,255)	—	(6,501)
Proceeds from sale of properties, businesses and servicing rights	—	—	1,996	112	—	2,108
Purchase of investments	—	—	(250)	(831)	—	(1,081)
Investment in property held for sale	—	—	—	(40,174)	—	(40,174)
Contribution to CBRE	(154,881)	—	—	—	154,881	—
Acquisition of businesses including net assets acquired, intangibles and goodwill	—	(212,369)	(1,850)	(483)	—	(214,702)
Other investing activities, net	—	(1)	(1,700)	658	—	(1,043)

Net cash used in investing activities	(154,881)	(212,370)	(6,050)	(42,973)	154,881	(261,393)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	113,750	—	—	—	113,750
Repayment of revolver and swingline credit facility	—	(113,750)	—	—	—	(113,750)
Proceeds from senior secured term loans	—	235,000	—	—	—	235,000
Repayment of senior secured term loans	—	(4,675)	—	—	—	(4,675)
Proceeds from non recourse debt related to property held for sale	—	—	—	37,179	—	37,179
Repayment of 8 7/8% senior subordinated notes	—	(175,000)	—	—	—	(175,000)
Proceeds from 11 1/4% senior subordinated notes	—	225,629	—	—	—	225,629
Proceeds from 16% senior notes	65,000	—	—	—	—	65,000
Repayment of revolving credit facility	—	(235,000)	—	—	—	(235,000)
Repayment of senior notes and other loans, net	—	—	(1,185)	(3)	—	(1,188)
Payment of deferred financing fees	(2,582)	(19,168)	—	—	—	(21,750)
Proceeds from issuance of stock	92,156	154,881	—	—	(154,881)	92,156
Decrease (increase) in intercompany receivables, net	—	30,263	(6,981)	(23,282)	—	—
Other financing activities, net	—	(5,535)	(103)	2,118	—	(3,520)

Net cash provided by (used in) financing activities	154,574	206,395	(8,269)	16,012	(154,881)	213,831

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3	(28)	42,159	1,638	—	43,772
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	—	959	45	12,658	—	13,662
Effect of currency exchange rate changes on cash	—	—	—	16	—	16

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$3	$931	$42,204	$14,312	$—	$57,450

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$2,600	$22,562	$874	$90	$—	$26,126
Income taxes, net of refunds	$5,061	$—	$—	$—	$—	$5,061

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Statement of Cash Flows

For the Period From January 1, 2001 Through July 20, 2001

(Predecessor)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
	(Dollars in thousands)
CASH FLOWS USED IN OPERATING ACTIVITIES	$(37,633)	$(53,363)	$(29,234)	$(120,230)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	(11,309)	(3,505)	(14,814)
Proceeds from sale of properties, businesses and servicing rights	—	9,105	439	9,544
Purchases of investments	—	(2,500)	(702)	(3,202)
Investment in property held for sale	—	—	(2,282)	(2,282)
Acquisition of businesses including net assets acquired, intangibles and goodwill	—	(31)	(1,893)	(1,924)
Other investing activities, net	251	(524)	812	539

Net cash provided by (used in) investing activities	251	(5,259)	(7,131)	(12,139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	195,000	—	—	195,000
Repayment of revolving credit facility	(70,000)	—	—	(70,000)
(Repayment of) proceeds from senior notes and other loans, net	(2,490)	(1,656)	4,592	446
Payment of deferred financing fees	(8)	—	—	(8)
(Increase) decrease in intercompany receivables, net	(85,712)	52,846	32,866	—
Other financing activities, net	1,489	(81)	(616)	792

Net cash provided by financing activities	38,279	51,109	36,842	126,230

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	897	(7,513)	477	(6,139)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	62	7,558	13,234	20,854
Effect of currency exchange rate changes on cash	—	—	(1,053)	(1,053)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$959	$45	$12,658	$13,662

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$17,194	$1,165	$98	$18,457
Income taxes, net of refunds	$19,083	$—	$—	$19,083

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CB RICHARD ELLIS GROUP, INC.

Condensed Consolidating Statement of Cash Flows

For the Twelve Months Ended December 31, 2000

(Predecessor)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
	(Dollars in thousands)
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(30,270)	$106,234	$4,895	$80,859

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	(14,575)	(9,093)	(23,668)
Proceeds from sale of properties, businesses and servicing rights	—	16,926	569	17,495
Purchases of investments	—	(20,316)	(3,097)	(23,413)
Acquisition of businesses including net assets acquired, intangibles and goodwill	—	(4,959)	(1,602)	(6,561)
Other investing activities, net	(177)	6,336	(2,481)	3,678

Net cash used in investing activities	(177)	(16,588)	(15,704)	(32,469)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	179,000	—	—	179,000
Repayment of revolving credit facility	(229,000)	—	—	(229,000)
Decrease (increase) in intercompany receivables, net	81,779	(82,424)	645	—
Other financing activities, net	(2,134)	(5,951)	4,562	(3,523)

Net cash provided by (used in) financing activities	29,645	(88,375)	5,207	(53,523)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(802)	1,271	(5,602)	(5,133)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	864	6,287	20,693	27,844
Effect of currency exchange rate changes on cash	—	—	(1,857)	(1,857)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$62	$7,558	$13,234	$20,854

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$35,464	$2,606	$282	$38,352
Income taxes, net of refunds	$27,607	$—	$—	$27,607

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

21.    Industry Segments

In the third quarter of 2001, subsequent to the 2001 Merger transaction, the Company reorganized its business segments as part of its efforts to reduce costs and streamline its operations. The Company reports its operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consists of operations located in the US, Canada, Mexico, Central and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand. The Americas results for the period from February 20, 2001 (inception) through December 31, 2001 include merger-related and other nonrecurring charges of $5.4 million. The Americas results for the period from January 1, 2001 through July 20, 2001 include $21.5 million in merger-related and other nonrecurring charges as well as a nonrecurring sale of mortgage fund contracts of $5.6 million. The Americas 2000 results include a nonrecurring sale of certain non-strategic assets of $4.7 million. The following table summarizes the revenue and operating income (loss) by operating segment (dollars in thousands):

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Revenue
Americas	$896,064	$440,349	$488,450	$1,074,080
EMEA	182,222	83,012	78,294	164,539
Asia Pacific	91,991	39,467	41,190	84,985

	$1,170,277	$562,828	$607,934	$1,323,604

Operating income (loss)
Americas	$81,341	$49,110	$(8,336)	$98,051
EMEA	17,287	11,463	(2,169)	9,339
Asia Pacific	7,434	2,159	(3,669)	(105)

	106,062	62,732	(14,174)	107,285

Interest income	3,272	2,427	1,567	2,554
Interest expense	60,501	29,717	20,303	41,700

Income (loss) before provision for income taxes	$48,833	$35,442	$(32,910)	$68,139

Depreciation and amortization
Americas	$16,958	$9,221	$18,231	$28,600
EMEA	4,579	1,763	4,729	9,837
Asia Pacific	3,077	1,214	2,696	4,762

	$24,614	$12,198	$25,656	$43,199

Capital expenditures, net of concessions received
Americas	$10,999	$4,692	$12,237	$16,158
EMEA	2,018	694	1,557	3,829
Asia Pacific	1,249	1,115	1,020	3,681

	$14,266	$6,501	$14,814	$23,668

Equity (income) losses from unconsolidated subsidiaries
Americas	$(8,425)	$(1,343)	$(2,465)	$(5,553)
EMEA	(82)	(22)	20	(3)
Asia Pacific	(819)	(189)	(429)	(949)

	$(9,326)	$(1,554)	$(2,874)	$(6,505)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	December 31
	2002	2001
	(dollars in thousands)
Identifiable assets
Americas	$868,990	$941,732
EMEA	198,027	171,621
Asia Pacific	123,059	97,552
Corporate	134,800	143,607

	$1,324,876	$1,354,512

Identifiable assets by industry segment are those assets used in the Company’s operations in each segment. Corporate identifiable assets are primarily cash and cash equivalents and net deferred tax assets.

	December 31
	2002	2001
	(dollars in thousands)
Investments in and advances to unconsolidated subsidiaries
Americas	$44,294	$37,585
EMEA	1,058	751
Asia Pacific	4,856	4,199

	$50,208	$42,535

Geographic Information:

	Company	Company	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
	(dollars in thousands)
Revenue
United States	$849,563	$416,445	$465,281	$1,027,359
All other countries	320,714	146,383	142,653	296,245

	$1,170,277	$562,828	$607,934	$1,323,604

	December 31
	2002	2001
	(dollars in thousands)
Long-lived assets
United States	$51,419	$51,314
All other countries	15,215	17,137

	$66,634	$68,451

The long-lived assets shown in the table above include property and equipment.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

22.    Related Party Transactions

Included in other current and long-term assets in the accompanying consolidated balance sheets are employee loans of $5.9 million and $1.6 million as of December 31, 2002 and 2001, respectively. The majority of these loans represent prepaid retention and recruitment awards issued to employees at varying principal amounts, bear interest at rates up to 10.0% per annum and mature on various dates through 2007. These loans and related interest are typically forgiven over time, assuming that the relevant employee is still employed by, and is in good standing with, the Company. As of December 31, 2002, the outstanding employee loan balances included a $0.3 million loan to Raymond E. Wirta, the Company’s Chief Executive Officer, and a $0.2 million loan to Brett White, the Company’s President. These non-interest bearing loans to Mr. Wirta and Mr. White were issued during 2002 and are due and payable on December 31, 2003.

The accompanying consolidated balance sheets also include $4.8 million and $5.9 million of notes receivable from sale of stock as of December 31, 2002 and 2001, respectively. These notes are primarily composed of full-recourse loans to employees, officers and certain shareholders of the Company, which are secured by the Company’s common stock that is owned by the borrowers. These full-recourse loans are at varying principal amounts, require quarterly interest payments, bear interest at rates up to 10.0% per annum and mature on various dates through 2010.

Pursuant to the Company’s 1996 Equity Incentive Plan (EIP), Mr. Wirta purchased 30,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share that was paid for by delivery of a full recourse promissory note bearing interest at 7.40%. As part of the 2001 Merger, the 30,000 shares of CBRE common stock were exchanged for 30,000 shares of Class B common stock of the Company. These shares of Class B common stock were substituted for the CBRE shares as security for the promissory note. All interest charged on the outstanding promissory note balance for any year is forgiven if Mr. Wirta’s performance warrants a high enough level of bonus (approximately $7,500 of interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. Wirta’s promissory note for 2000 and 2001 was forgiven. As of December 31, 2002 and 2001, Mr. Wirta had an outstanding loan balance of $385,950, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets.

Pursuant to the Company’s 1996 EIP, Mr. White purchased 25,000 shares of CBRE common stock in 1998 at a purchase price of $38.50 per share and 20,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share. These purchases were paid for by delivery of full recourse promissory notes bearing interest at 7.40%. As part of the 2001 Merger, Mr. White’s shares of CBRE common stock were exchanged for a like amount of shares of Class B common stock of the Company. These shares of Class B common stock were substituted for the CBRE shares as security for the notes. A First Amendment to Mr. White’s 1998 promissory note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of the Company or its subsidiaries on November 16, 2002 and the fair market value of a share of the Company’s common stock was less than $38.50 on November 16, 2002. Mr. White’s 1998 promissory note was subsequently amended, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $38.50 to $16.00. During 2002, the 25,000 shares held as security for the Second Amended Promissory Note were tendered as full payment for the remaining balance of $400,000 on the 1998 promissory note. All interest charged on the outstanding promissory note balances for any year is forgiven if Mr. White’s performance warrants a high enough level of bonus (approximately $7,500 of interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. White’s promissory notes for 2000 and 2001 was forgiven. As of December 31, 2002 and 2001, respectively, Mr. White had outstanding loan balances of $257,300 and $657,300, which are included in notes receivable from sale of common stock in the accompanying consolidated balance sheets.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As of December 31, 2002 and 2001, Mr. White had an outstanding loan of $164,832, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets. This outstanding loan relates to the acquisition of 12,500 shares of CBRE’s common stock prior to the 2001 Merger. Subsequent to the 2001 Merger, these shares were converted into shares in the Company’s common stock and the related loan amount was carried forward. This loan bears interest at 6.0% and is payable at the earlier of: (i) October 14, 2003, (ii) the date of the sale of shares held by the Company pursuant to the related security agreement or (iii) the date of the termination of Mr. White’s employment.

At the time of the 2001 Merger, Mr. Wirta delivered to the Company an $80,000 promissory note, which bore interest at 10% per year, as payment for the purchase of 5,000 shares of the Company’s Class B common stock. Mr. Wirta repaid this promissory note in full in April of 2002. Additionally, Mr. Wirta and Mr. White delivered full-recourse notes in the amounts of $512,504 and $209,734, respectively, as payment for a portion of the shares purchased in connection with the 2001 Merger. During 2002, Mr. Wirta paid down his loan amount by $40,004 and Mr. White paid off his note in its entirety. As of December 31, 2002, Mr. Wirta has an outstanding loan of $472,500, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheet.

In the event that the Company’s common stock is not freely tradable on a national securities exchange or an over-the-counter market by June 2004, the Company has agreed to loan Mr. Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by The Koll Holding Company, if Mr. Wirta is employed by the Company at the time of exercise, was terminated without cause or resigned for good reason. This loan will become repayable upon the earliest to occur of: (1) 90 days following termination of his employment, other than by the Company without cause or by him for good reason, (2) seven months following the date the Company’s common stock becomes freely tradable as described above or (3) the receipt of proceeds from the sale of the pledged shares. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by Mr. Wirta upon the sale of any shares of the Company’s common stock. Mr. Wirta will pledge the shares received upon exercise of the option as security for the loan.

23.    Subsequent Event

On February 17, 2003, the Company, CBRE, Apple Acquisition Corp. (the Merger Sub) and Insignia Financial Group, Inc. (Insignia) entered into an Agreement and Plan of Merger (the Insignia Acquisition Agreement). Pursuant to the terms and subject to the conditions of the Insignia Acquisition Agreement, the Merger Sub will merge with and into Insignia, the separate existence of the Merger Sub will cease and Insignia will continue its existence as a wholly owned subsidiary of CBRE (the Insignia Acquisition).

When the Insignia Acquisition becomes effective, each outstanding share of common stock of Insignia (other than the cancelled shares, dissenting shares and shares held by wholly owned subsidiaries of Insignia) will be converted into the right to receive $11.00 in cash, without interest, from the Merger Sub, subject to adjustments as provided in the Insignia Acquisition. At the same time, each outstanding share of common stock of the Merger Sub will be converted into one share of common stock of the surviving entity in the Insignia Acquisition.

As of February 17, 2003, the transaction was valued at approximately $415.0 million, including the repayment of net debt and the redemption of preferred stock. In addition to Insignia shareholder approval, the transaction, which is expected to close in June 2003, is subject to the receipt of financing and regulatory approvals. The sale by Insignia on March 14, 2003 of its residential real estate services subsidiaries, Insignia Douglas Elliman LLC and Insignia Residential Group LLC, to Montauk Battery Realty, LLC and Insignia’s receipt of the cash proceeds from such sale will not affect the consideration to be paid in the Insignia Acquisition.

CB RICHARD ELLIS GROUP, INC.

QUARTERLY RESULTS OF OPERATIONS

(UNAUDITED)

The following table sets forth the Company’s unaudited quarterly results of operations. The unaudited quarterly information should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Company	Company	Company	Company	Company	Company
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.
	Three Months Ended June 30, 2003	Three Months Ended March 31, 2003	Three Months Ended December 31, 2002	Three Months Ended September 30, 2002	Three Months Ended June 30, 2002	Three Months Ended March 31, 2002
	(Dollars in thousands, except share data)
Revenue	$321,717	$263,724	$376,466	$284,928	$284,893	$223,990
Operating income	$25,392	$10,842	$52,723	$21,162	$29,263	$2,914
Net income (loss)	$5,172	$(1,347)	$15,652	$1,881	$7,289	$(6,095)
Basic EPS (1)	$0.34	$(0.09)	$1.04	$0.13	$0.48	$(0.40)
Weighted average shares outstanding for basic EPS (1)	15,040,868	15,029,219	15,000,576	15,016,044	15,034,616	15,050,633
Diluted EPS (1)	$0.34	$(0.09)	$1.03	$0.12	$0.48	$(0.40)
Weighted average shares outstanding for diluted EPS (1)	15,344,038	15,029,219	15,238,038	15,225,788	15,217,186	15,050,633

(1)	EPS is defined as earnings (loss) per share

	Company	Company	Company	Company	Predecessor	Predecessor	Predecessor
	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Group, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Three Months Ended December 31, 2001	Three Months Ended September 30, 2001	Three Months Ended June 30, 2001	February 20, 2001 (inception) through March 31, 2001	Period from July 1, 2001 through July 20, 2001	Three Months Ended June 30, 2001	Three Months Ended March 31, 2001
	(Dollars in thousands, except share data)
Revenue	$337,262	$225,566	—	$—	$50,587	$284,849	$272,498
Merger-related and other nonrecurring charges	$3,166	$3,276	—	$—	$16,519	$5,608	$—
Operating income (loss)	$46,949	$15,783	—	$—	$(19,954)	$3,455	$2,325
Net income (loss)	$16,178	$1,978	$(730)	$—	$(29,653)	$(1,521)	$(2,846)
Basic EPS (1)	$1.09	$0.17	$(11.45)	$—	$(1.40)	$(0.07)	$(0.13)
Weighted average shares outstanding for basic EPS (1)	14,781,088	11,865,459	63,801	10	21,194,674	21,328,247	21,309,550
Diluted EPS (1)	$1.09	$0.17	$(11.45)	$—	$(1.40)	$(0.07)	$(0.13)
Weighted average shares outstanding for diluted EPS (1)	14,905,538	11,865,459	63,801	10	21,194,674	21,328,247	21,309,550

(1)	EPS is defined as earnings (loss) per share

CB RICHARD ELLIS GROUP, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Company
	CB Richard Ellis Group, Inc.
	Allowance for Bad Debts	Legal Reserve	Lease Reserves	Other Reserves
Balance, February 20, 2001	$—	$—	$—	$—
Acquired due to the 2001 Merger with CB Richard Ellis Services, Inc	12,074	2,943	11,111	894
Purchase accounting adjustments	—	2,000	8,823	—
Charges to expense	1,317	1,086	—	311
Write-offs, payments and other	(1,643)	(506)	(178)	(201)

Balance, December 31, 2001	11,748	5,523	19,756	1,004
Purchase accounting adjustments	—	(1,093)	5,014	—
Charges to expense	3,415	1,236	—	2,998
Write-offs, payments and other	(4,271)	(2,100)	406	(782)

Balance, December 31, 2002	$10,892	$3,566	$25,176	$3,220

	Predecessor
	CB Richard Ellis Services, Inc.
	Allowance for Bad Debts	Legal Reserve	Lease Reserves	Other Reserves
Balance, December 31, 1999	$15,560	$8,263	$13,994	$573
Charges to expense	3,061	2,015	24	25
Write-offs, payments and other	(5,990)	(5,139)	(1,988)	129

Balance, December 31, 2000	12,631	5,139	12,030	727
Charges to expense	3,387	69	—	416
Write-offs, payments and other	(3,944)	(2,265)	(919)	(249)

Balance, July 20, 2001	$12,074	$2,943	$11,111	$894

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

(Unaudited)

June 30, 2003
Assets
Cash and cash equivalents	$55,991
Receivables, net	137,566
Restricted cash	21,153
Property and equipment, net	42,140
Real estate investments, net	131,411
Goodwill	260,565
Acquired intangible assets, less accumulated amortization of $56,025	4,684
Deferred taxes	62,086
Other assets, net	18,653

Total assets	$734,249

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$8,999
Commissions payable	45,744
Accrued incentives	13,958
Accrued and sundry	92,886
Deferred taxes	23,396
Notes payable	56,785
Real estate mortgage notes	71,986

Total liabilities	313,754

Stockholders’ Equity:
Common stock, par value $.01 per share—authorized 80,000,000 shares, 24,082,121 issued and outstanding shares, net of 1,502,600 shares held in treasury	241
Preferred stock, par value $.01 per share—authorized 20,000,000 shares, Series A, 250,000 and Series B, 125,000 issued and outstanding shares	4
Additional paid-in capital	443,101
Notes receivable for common stock	(1,006)
Accumulated deficit	(24,104)
Accumulated other comprehensive income	2,259

Total stockholders’ equity	420,495

Total liabilities and stockholders’ equity	$734,249

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Revenues
Real estate services	$281,280	$255,446
Property operations	4,326	4,550
Equity (loss) earnings in unconsolidated ventures	(3,318)	3,259

	282,288	263,255

Costs and expenses
Real estate services	271,908	239,960
Property operations	3,664	3,165
Administrative	10,192	6,583
Depreciation	6,971	6,744
Property depreciation	753	1,058
Amortization of intangibles	1,222	2,735

	294,710	260,245

Operating (loss) income	(12,422)	3,010

Other income and expenses:
Interest income	1,646	2,081
Other income	29	13
Interest expense	(3,293)	(4,338)
Property interest expense	(841)	(951)

Loss from continuing operations before income taxes	(14,881)	(185)

Income tax benefit	5,208	83

Loss from continuing operations	(9,673)	(102)
Discontinued operations, net of applicable taxes:
(Loss) income from operations	(360)	2,869
Income on disposal	3,763	265

(Loss) income before cumulative effect of a change in accounting principle	(6,270)	3,032

Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)

Net loss	(6,270)	(17,603)

Preferred stock dividends	(1,594)	(573)

Net loss available to common shareholders	$(7,864)	$(18,176)

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Operating activities
Loss from continuing operations	$(9,673)	$(102)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	8,946	10,537
Equity loss (earnings) in unconsolidated ventures	3,318	(3,259)
Changes in operating assets and liabilities:
Accounts receivable	16,441	36,386
Other assets	(7,752)	3,158
Accrued incentives	(35,339)	(44,039)
Accounts payable and accrued expenses	(9,136)	(23,526)
Commissions payable	(17,543)	(33,747)

Net cash used in operating activities	(50,738)	(54,592)

Investing activities
Additions to property and equipment, net	(4,982)	(2,197)
Proceeds from real estate investments	4,154	30,940
Payments made for acquisitions of businesses	(4,071)	(6,155)
Proceeds from sale of discontinued operations	66,750	23,250
Investment in real estate	(4,732)	(4,897)
Decrease in restricted cash	365	2,941

Net cash provided by investing activities	57,484	43,882

Financing activities
Proceeds from issuance of common stock	5,488	1,127
Proceeds from issuance of preferred stock, net	—	12,325
Preferred stock dividends	(1,593)	(633)
Payment on notes payable	(70,104)	(36,722)
Payments on real estate mortgage notes	—	(20,915)
Proceeds from real estate mortgage notes	5,191	—
Debt issuance costs	—	(866)

Net cash used in financing activities	(61,018)	(45,684)

Net cash (used in) provided by discontinued operations	(3,002)	5,209
Effect of exchange rate changes on cash	1,818	1,641

Net decrease in cash and cash equivalents	(55,456)	(49,544)
Cash and cash equivalents at beginning of period	111,447	131,770

Cash and cash equivalents at end of period	$55,991	$82,226

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Business

Insignia Financial Group, Inc. (“Insignia” or the “Company”), a Delaware corporation headquartered in New York, New York, is a leading provider of international real estate and real estate financial services, with operations in the United States, United Kingdom, France, continental Europe, Asia and Latin America. Insignia’s real estate service businesses offer a diversified array of services including commercial leasing, sales brokerage, corporate real estate consulting, property management, property development, re-development and real estate oriented financial services. In addition to traditional real estate services, Insignia has historically deployed its own capital, together with the capital of third party investors, in principal real estate investments, including co-investment in existing property assets, real estate development and managed private investment funds. The Company’s real estate service operations and real estate investments are more fully described below.

Insignia’s primary real estate service businesses include the following: Insignia/ESG (United States, commercial real estate services), Insignia Richard Ellis (United Kingdom, commercial real estate services) and Insignia Bourdais (France, commercial real estate services; acquired in December 2001). Insignia also offers commercial real estate services throughout continental Europe, Asia and Latin America. Insignia’s other businesses in continental Europe include operations in Germany, Italy, Spain, Holland and Belgium. Insignia’s New York-based residential businesses—Insignia Douglas Elliman and Insignia Residential Group—were sold on March 14, 2003 (see further discussion under the caption “Discontinued Operations” in Note 6).

2.    Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

3.    Reclassifications

Certain amounts for the prior year have been reclassified to conform to the 2003 presentation. These reclassifications have no effect on reported net loss.

4.    Seasonality

The Company’s revenues are substantially derived from tenant representation, agency leasing, investment sales and consulting services. Revenues generated by these services are transactional in nature and therefore affected by seasonality, availability of space, competition in the market place and changes in business and capital market conditions. A significant portion of the expenses associated with these transactional activities are directly correlated to revenue. Also, certain conditions to revenue recognition for leasing commissions are outside of the Company’s control.

Consistent with the industry in general, the Company’s revenues and operating income have historically been lower during the first three calendar quarters than in the fourth quarter. The reasons for the concentration of earnings in the fourth quarter include a general, industry-wide focus on completing transactions by calendar year

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

end, as well as the constant nature of the Company’s non-variable expenses throughout the year versus the seasonality of its revenues. This phenomenon has generally produced a historical pattern of higher revenues and income in the last half of the year and a gradual slowdown in transactional activity and corresponding operating results during the first quarter. This tendency notwithstanding, it is possible that any fourth quarter may not be the best performing quarter of a particular year. Insignia’s quarterly earnings are also susceptible to the potential adverse effects of unforeseen market disruptions like that of the third quarter of 2001 caused by the events of September 11. Consequently, future revenue production and earnings may be difficult to predict and comparisons from period to period may be difficult to interpret.

5.    Foreign Currency

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. The British pound and euro represent the only foreign currencies of material operations, which collectively generated approximately 30% of the Company’s service revenues for the six months ended June 30, 2003. Revenues and expenses of all foreign subsidiaries have been translated into U.S. dollars at the average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation gains and losses are deferred as a separate component of stockholders’ equity in accumulated other comprehensive income (loss), unless there is a sale or complete liquidation of the underlying foreign investment. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of operations in determining net income.

For the six months ended June 30, 2003, European operations were translated to U.S. dollars at average exchange rates of $1.61 to the British pound and $1.10 to the euro. The assets and liabilities of the Company’s European operations have been translated at exchange rates of $1.65 to the British pound and $1.14 to the euro at June 30, 2003.

6.    Discontinued Operations

On March 14, 2003, Insignia completed the sale of its New York-based residential businesses, Insignia Residential Group and Insignia Douglas Elliman, to Montauk Battery Realty. Montauk Battery Realty is located on Long Island, New York and its principal owners are New Valley Corp. and Dorothy Herman, chief executive officer of Prudential Long Island Realty. The total purchase price of $71.75 million was paid or is payable as follows: (i) $66.75 million paid in cash to Insignia at the closing of the transaction; (ii) $500,000 in cash held in escrow on the closing date and up to another $500,000 held in escrow pending receipt of specified commissions; and (iii) the assumption by the buyer of up to $4.0 million in existing contingent earn-out payment obligations of Insignia Douglas Elliman. The escrowed amounts are available to secure Insignia’s indemnity obligations under the purchase and sale agreement. Any amounts remaining in escrow on March 14, 2004 and not securing previously made indemnity claims will be released to Insignia.

Insignia Douglas Elliman, acquired by Insignia in June 1999, provides sales and rental services in the New York City residential cooperative, condominium and rental apartment market and also operates in upscale suburban markets in Long Island (Manhasset, Locust Valley and Port Washington/Sands Point). Insignia Residential Group is the largest manager of cooperative, condominium and rental apartments in the New York metropolitan area, providing full service third-party fee management for more than 250 properties, comprising approximately 60,000 residential units. These residential businesses collectively produced service revenues in 2002, 2001 and 2000 of $133.7 million, $119.2 million and $134.1 million, respectively.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

During the six months ended June 30, 2003, Insignia recognized a net gain of approximately $3.8 million (net of $4.7 million of applicable income taxes) in connection with the sale of its residential businesses. These businesses also generated an operating loss of $360,000 on revenues of $20.5 million during the 2003 period. The gain on sale and operating loss are reported as discontinued operations for financial reporting purposes. During the first quarter of 2002, Insignia recognized income on disposal of $265,000 (net of applicable taxes of $1.8 million) related to the sale of Realty One, the Company’s former single-family home brokerage business.

The following tables summarize the aggregate assets and liabilities of Insignia Douglas Elliman and Insignia Residential Group at December 31, 2002 and the results of operations and income on disposal attributed to Insignia Douglas Elliman (2003), Insignia Residential Group (2003) and Realty One (2002) during the six months ended June 30, 2003 and 2002, respectively.

December 31, 2002
(In thousands)
Assets
Cash and cash equivalents	$66
Receivables	2,479
Property and equipment	11,766
Goodwill	34,117
Acquired intangible assets	11,999
Deferred taxes	3,365
Other assets	2,177

Assets of discontinued operations	65,969

Liabilities
Accounts payable	2,535
Commissions payable	564
Accrued incentives	3,027
Accrued and sundry liabilities	3,256
Deferred taxes	789

Liabilities of discontinued operations	10,171

Net assets	$55,798

	Six Months Ended June 30,
	2003	2002
	(In thousands)

Revenues	$20,517	$69,009

(Loss) income from operations, net of tax benefit of $248 (2003) and tax expense of $2,347 (2002)	(360)	2,869
Income on disposal, net of tax expense of $4,741 (2003) and $1,809 (2002)	3,763	265

Net income	$3,403	$3,134

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

7.    Goodwill and Intangible Assets

The table below reconciles the change in the carrying amount of goodwill, by operating segment, for the period from December 31, 2002 to June 30, 2003.

	Commercial	Residential	Total
	(In thousands)

Balance as of December 31, 2002	$255,444	$34,117	$289,561

Adjustment for discontinued operations	—	(34,117)	(34,117)

	255,444	—	255,444

Other adjustments to purchase consideration	(877)	—	(877)
Foreign currency translation	5,998	—	5,998

Balance as of June 30, 2003	$260,565	$—	$260,565

The following tables present certain information on the Company’s acquired intangible assets as of June 30, 2003.

Acquired Intangible Assets	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
		(In thousands)
As of June 30, 2003

Property management contracts	5 years	$52,679	$51,895	$784
Favorable premises leases	11 years	2,666	257	2,409
Other	3 years	5,364	3,873	1,491

Total		$60,709	$56,025	$4,684

All intangible assets are being amortized over their estimated useful lives with no residual value. Intangibles included in “Other” consist of customer backlog, non-compete agreements, franchise agreements and trade names. The aggregate acquired intangible amortization expense for the six months ended June 30, 2003 and 2002 totaled $1.2 million and $2.7 million, respectively. The decline in amortization expense in 2003 is attributed to property management contracts and customer backlog that were fully amortized in 2002.

8.    Real Estate Investments

Insignia has historically invested in real estate assets and real estate debt securities. Insignia has engaged in real estate investment generally through: (i) investment in operating properties through co-investments with various clients or, in limited instances, by itself; (ii) investment in and development of commercial real estate on its own behalf and through co-investments; and (iii) minority ownership in and management of private investment funds, whose investments primarily consist of securitized real estate debt.

At June 30, 2003, the Company’s real estate investments totaled $131.4 million, consisting of the following: (i) $19.3 million in minority-owned operating properties; (ii) $87.2 million of real estate carrying value attributed to three real estate investment entities consolidated by Insignia for financial reporting purposes; (iii) $8.1 million in four minority owned office development properties; (iv) $1.7 million in a land parcel held for development;

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

and (v) $15.1 million in minority-owned private investment funds owning debt securities. The properties owned by the consolidated investment entities are subject to mortgage debt of $72.0 million and Insignia’s investment in the properties totaled $22.3 million at June 30, 2003. Insignia’s investment in consolidated properties includes $19.2 million invested in a marina-based development property in the U.S. Virgin Islands. Insignia’s minority-owned investments in operating real estate assets include office, retail, industrial, apartment and hotel properties. At June 30, 2003, these real estate assets consisted of over 5.8 million square feet of commercial property and 1,967 multi-family apartment units and hotel rooms. The Company’s minority ownership interests in co-investment property range from 1% to 33%.

Gains realized from sales of real estate by minority owned entities for the six months ended June 30, 2003 and 2002 totaled $734,000 and $1.6 million, respectively. During the six months ended June 30, 2003, the Company recorded impairment against its real estate investments of $3.9 million on five property assets. The Company evaluates its real estate investments on a quarterly basis for evidence of impairment. Impairment losses are recognized whenever events or changes in circumstances indicate declines in value of such investments below carrying value and the related undiscounted cash flows are not sufficient to recover the asset’s carrying amount. The impairments were based on changes in factors including increased vacancies, lower market rental rates and decreased projections of operating cash flows which diminished prospects for recovery of the Company’s full investment upon final disposition. The gains realized from real estate sales and the losses taken on impairments are included in the caption “equity (loss) earnings in unconsolidated ventures” in the Company’s condensed consolidated statements of operations.

The Company’s only financial obligations with respect to its real estate investments, beyond its investment, are (i) partial construction financing guarantees, backed by letters of credit, totaling $8.9 million; (ii) other letters of credit and guarantees of property debt totaling $2.8 million; and (iii) future capital commitments for capital improvements and additional asset purchases totaling $2.3 million.

9.    Debt

At June 30, 2003, Insignia’s debt consisted of the following:

June 30, 2003
(In thousands)

Notes Payable
Senior revolving credit facility	$28,000
Subordinated credit facility	15,000
Acquisition loan notes	13,785

56,785

Real Estate Mortgage Notes	71,986

Total	$128,771

The Company’s debt includes borrowings under its $165.0 million senior revolving credit facility (as amended), borrowings under a $37.5 million subordinated credit facility entered into in June 2002, acquisition loan notes issued in connection with previous acquisitions in the United Kingdom and real estate mortgage notes collateralized by real estate properties.

The senior credit facility bears interest at a margin above LIBOR, which was 2.0% at June 30, 2003. In March 2003, Insignia repaid $67.0 million on the senior revolving credit facility as a result of the March 14, 2003

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

sale of its residential businesses, lowering its outstanding balance to $28.0 million. In conjunction with the pay-down, the commitment under the senior credit facility was reduced from $230.0 million to $165.0 million. The senior revolving credit facility matures in May 2004. The subordinated credit facility borrowings, which are subordinate to Insignia’s senior credit facility, bear interest at an annual rate of 11.25%, payable quarterly. Insignia may borrow the remaining $22.5 million available under this credit facility through the period ending in December 2003. The subordinated debt matures in June 2009. The acquisition loan notes are payable to sellers of the acquired U.K. businesses and are backed by restricted cash deposits in approximately the same amount. The loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. The real estate mortgage notes are secured by property assets owned by consolidated subsidiaries. Maturities on the real estate mortgage notes range from December 2004 to October 2023.

10.    Comprehensive Income (Loss)

The following table presents a calculation of comprehensive income (loss) for the periods indicated.

	Six Months Ended June 30,
	2003	2002
	(In thousands)

Net loss	$(6,270)	$(17,603)
Other comprehensive income (loss):
Foreign currency translation	7,354	5,967
Reclassification adjustment for realized gain	—	(50)
Minimum pension liability	—	(61)

Total other comprehensive income (loss)	7,354	5,856

Total comprehensive income (loss)	$1,084	$(11,747)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

11.    Industry Segment Data

In 2003, Insignia’s operating activities from continuing operations encompass only one reportable segment, commercial real estate services. The Company’s residential real estate service businesses were disposed of in the first quarter of 2003 and are reported as discontinued operations. The Company’s commercial service businesses offer similar products and services and are managed collectively because of the similarities between such services. These businesses provide services including tenant representation, property and asset management, agency leasing and brokerage, investment sales, development and re-development, consulting and other real estate financial services. Insignia’s commercial businesses include Insignia/ESG in the United States, Insignia Richard Ellis in the United Kingdom, Insignia Bourdais in France and other businesses in continental Europe, Asia and Latin America. The following table summarizes certain geographic financial information for the periods indicated.

	Six Months Ended June 30,
	2003	2002
	(In thousands)
Total Revenues
United States	$194,341	$187,644
United Kingdom	54,462	49,939
France	22,032	18,082
Other Europe	7,468	4,866
Asia and Latin America	3,985	2,724

	$282,288	$263,255

Long-Lived Assets
United States	$277,262	$261,741
United Kingdom	120,334	112,138
France	31,794	25,013
Other Europe	8,471	5,637
Asia and Latin America	939	773

	$438,800	$405,302

Long-lived assets are comprised of property and equipment, real estate investments, goodwill and acquired intangible assets.

12.    Contingencies

Insignia and certain subsidiaries are defendants in lawsuits arising in the ordinary course of business. Management does not expect that the results of any such lawsuits will have a significant adverse effect on the financial condition, results of operations or cash flows of the Company. All contingencies, including unasserted claims or assessments, which are probable and the amount of loss can be reasonably estimated are accrued in accordance with Statement of Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

13.    CB Richard Ellis Merger and Related Transactions

On February 17, 2003, Insignia entered into an Agreement and Plan of Merger with CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. (“CB”) and Apple Acquisition Corp., a wholly owned subsidiary of CB, pursuant to which, upon the terms and subject to the conditions set forth therein, including the approval of Insignia’s stockholders, Apple Acquisition Corp. would be merged with and into Insignia (the “Merger”), with Insignia being the surviving corporation in the Merger and becoming a wholly owned subsidiary of CB. The Merger closed on July 23, 2003 and Insignia’s common shareholders received cash consideration of $11.156 per share. Insignia incurred approximately $4.9 million of expenses for legal and other services in connection with the Merger during the first six months of 2003. Such expenses are included in administrative expenses in the Company’s statement of operations for the six months ended June 30, 2003.

Separately, on July 23, 2003, Insignia sold substantially all of its real estate investment assets to Island Fund I LLC prior to the closing of the Merger. The purchase price in the sale aggregated $44.8 million and included $36.9 million paid in cash to Insignia at closing and the assumption by the buyer of $7.9 million in contractual obligations to certain executive officers, including the Company’s Chairman, who are also officers of Island Fund. The Company recognized a loss of approximately $12.8 million (before income tax effects) in connection with the sale.

14.    Supplemental Information

The following supplemental information includes: (i) condensed consolidating balance sheet as of June 30, 2003; and (ii) condensed consolidating statements of operations and cash flows for the six months ended June 30, 2003 and 2002, respectively, of the Company’s domestic commercial service operations (including operations of Insignia/ESG, Inc. and unallocated administrative expenses and corporate assets of Insignia), all other operations (comprised of international service operations and real estate investment operations) and the Company on a consolidated basis. Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Balance Sheet

June 30, 2003

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Assets
Cash and cash equivalents	$38,386	$17,605	$—	$55,991
Receivables, net	98,651	38,915	—	137,566
Restricted cash	14,300	6,853	—	21,153
Intercompany receivables	43,978	—	(43,978)	—
Investment in consolidated subsidiaries	129,895	—	(129,895)	—
Property and equipment, net	32,220	9,920	—	42,140
Real estate investments, net	—	131,411	—	131,411
Goodwill	112,662	147,903	—	260,565
Acquired intangible assets, net	426	4,258	—	4,684
Deferred taxes	54,501	7,585	—	62,086
Other assets, net	8,160	10,493	—	18,653

Total assets	$533,179	$374,943	$(173,873)	$734,249

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$6,288	$2,711	$—	$8,999
Commissions payable	43,548	2,196	—	45,744
Accrued incentives	10,704	3,254	—	13,958
Accrued and sundry	44,707	48,179	—	92,886
Deferred taxes	21,182	2,214	—	23,396
Intercompany payables	—	43,978	(43,978)	—
Notes payable	56,785	—	—	56,785
Real estate mortgage notes	—	71,986	—	71,986

Total liabilities	183,214	174,518	(43,978)	313,754

Total stockholders’ equity	349,965	200,425	(129,895)	420,495

Total liabilities and stockholders’ equity	$533,179	$374,943	$(173,873)	$734,249

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2003

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Revenues	$193,333	$88,955	$—	$282,288

Costs and expenses
Real estate services	187,672	84,236	—	271,908
Property operations	—	3,664	—	3,664
Administrative	10,192	—	—	10,192
Depreciation and amortization	6,271	1,922	—	8,193
Property depreciation	—	753	—	753

	204,135	90,575	—	294,710

Operating loss	(10,802)	(1,620)	—	(12,422)
Other income and expenses:
Interest income	593	1,053	—	1,646
Other income (expense)	41	(12)	—	29
Interest expense	(3,081)	(212)	—	(3,293)
Property interest expense	—	(841)	—	(841)
Equity earnings in consolidated subsidiaries	2,211	—	(2,211)	—

Loss from continuing operations before income taxes	(11,038)	(1,632)	(2,211)	(14,881)
Income tax benefit	4,768	440	—	5,208

Loss from continuing operations	(6,270)	(1,192)	(2,211)	(9,673)
Discontinued operations, net of applicable taxes:
Loss from operations	—	(360)	—	(360)
Income on disposal	—	3,763	—	3,763

Net loss	$(6,270)	$2,211	$(2,211)	$(6,270)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2002

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Revenues	$179,835	$83,420	$—	$263,255

Costs and expenses
Real estate services	171,590	68,370	—	239,960
Property operations	—	3,165	—	3,165
Administrative	6,583	—	—	6,583
Depreciation and amortization	7,585	1,894	—	9,479
Property depreciation	—	1,058	—	1,058

	185,758	74,487	—	260,245

Operating (loss) income	(5,923)	8,933	—	3,010
Other income and expenses:
Interest income	946	1,135	—	2,081
Other income (expense)	53	(40)	—	13
Interest expense	(4,060)	(278)	—	(4,338)
Property interest expense	—	(951)	—	(951)
Equity losses in consolidated subsidiaries	(12,213)	—	12,213	—

(Loss) income from continuing operations before income taxes	(21,197)	8,799	12,213	(185)
Income tax benefit (expense)	3,594	(3,511)	—	83

(Loss) income from continuing operations	(17,603)	5,288	12,213	(102)
Discontinued operations, net of applicable taxes:
Income from operations	—	2,869	—	2,869
Income on disposal	—	265	—	265

Income (loss) before cumulative effect of a change in accounting principle	(17,603)	8,422	12,213	3,032
Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)	—	(20,635)

Net loss	$(17,603)	$(12,213)	$12,213	$(17,603)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2003

	Domestic Commercial Service Operations	Other Operations	Consolidated Total
	(In thousands)
Net cash used in operating activities	$(22,851)	$(27,887)	$(50,738)

Investing activities
Additions to property and equipment, net	(1,294)	(3,688)	(4,982)
Proceeds from real estate investments	—	4,154	4,154
Payments made for acquisitions of businesses	—	(4,071)	(4,071)
Proceeds from sale of discontinued operation	—	66,750	66,750
Investment in real estate	—	(4,732)	(4,732)
Decrease (increase) in restricted cash	2,977	(2,612)	365

Net cash provided by investing activities	1,683	55,801	57,484

Financing activities
Decrease (increase) in intercompany receivables, net	53,518	(53,518)	—
Proceeds from issuance of common stock	5,488	—	5,488
Preferred stock dividends	(1,593)	—	(1,593)
Payments on notes payable	(70,104)	—	(70,104)
Proceeds from real estate mortgage notes	—	5,191	5,191

Net cash used in financing activities	(12,691)	(48,327)	(61,018)

Net cash used in discontinued operations	—	(3,002)	(3,002)
Effect of exchange rate changes on cash	—	1,818	1,818

Net decrease in cash and cash equivalents	(33,859)	(21,597)	(55,456)
Cash and cash equivalents at beginning of period	72,245	39,202	111,447

Cash and cash equivalents at end of period	$38,386	$17,605	$55,991

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2002

	Domestic Commercial Service Operations	Other Operations	Consolidated Total
	(In thousands)
Net cash (used in) provided by operating activities	$(63,181)	$8,589	$(54,592)

Investing activities
Additions to property and equipment, net	(1,878)	(319)	(2,197)
Proceeds from real estate investments	—	30,940	30,940
Payments made for acquisitions of businesses	(804)	(5,351)	(6,155)
Proceeds from sale of discontinued operation	—	23,250	23,250
Investment in real estate	—	(4,897)	(4,897)
Decrease (increase) in restricted cash	3,932	(991)	2,941

Net cash provided by investing activities	1,250	42,632	43,882

Financing activities
Decrease (increase) in intercompany receivables, net	35,275	(35,275)	—
Proceeds from issuance of common stock	1,127	—	1,127
Proceeds from issuance of preferred stock, net	12,325	—	12,325
Preferred stock dividends	(633)	—	(633)
Payments on notes payable	(36,722)	—	(36,722)
Payments on real estate mortgage notes	—	(20,915)	(20,915)
Debt issuance costs	(866)	—	(866)

Net cash provided by (used in) financing activities	10,506	(56,190)	(45,684)

Net cash provided by discontinued operations	—	5,209	5,209
Effect of exchange rate changes on cash	—	1,641	1,641

Net (decrease) increase in cash and cash equivalents	(51,425)	1,881	(49,544)
Cash and cash equivalents at beginning of period	106,954	24,816	131,770

Cash and cash equivalents at end of period	$55,529	$26,697	$82,226

INDEPENDENT AUDITORS’ REPORT

The Stockholders

Insignia Financial Group, Inc.:

We have audited the accompanying consolidated balance sheet of Insignia Financial Group, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insignia Financial Group, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 4 to the consolidated financial statements, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, and the provisions of Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets effective January 1, 2002.

/S/ KPMG LLP

New York, New York

October 15, 2003

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Insignia Financial Group, Inc.

We have audited the accompanying consolidated balance sheet of Insignia Financial Group, Inc. as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insignia Financial Group, Inc. at December 31, 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 4 to the financial statements, in 2000 the Company changed its method of accounting for revenue recognition for leasing commissions.

/S/ ERNST & YOUNG LLP

New York, New York

February 8, 2002, except Notes 3, 4, 5, 15 and 19,

as to which the date is October 15, 2003

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2002	2001
	(In thousands)
Assets
Cash and cash equivalents	$111,513	$131,860
Receivables, net of allowance of $6,684 (2002) and $5,972 (2001)	155,321	176,120
Restricted cash	21,518	21,617
Property and equipment, net	55,614	62,198
Real estate investments, net	134,135	95,710
Goodwill, less accumulated amortization of $57,992 (2001)	289,561	288,353
Acquired intangible assets, less accumulated amortization of $65,276 (2002) and $57,145 (2001)	17,611	21,462
Deferred taxes	47,609	43,171
Other assets, net	39,957	20,069
Assets of discontinued operation	—	57,822

Total assets	$872,839	$918,382

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$13,743	$12,876
Commissions payable	63,974	86,387
Accrued incentives	52,324	63,911
Accrued and sundry	117,990	100,863
Deferred taxes	15,795	12,675
Notes payable	126,889	169,972
Real estate mortgage notes	66,795	37,269
Liabilities of discontinued operation	—	34,572

Total liabilities	457,510	518,525
Stockholders’ Equity:
Preferred stock, par value $.01 per share—authorized 20,000,000 shares, Series A, 250,000 (2002), Series B, 125,000 (2002) and 250,000 (2001) issued and outstanding shares	4	3
Common Stock, par value $.01 per share—authorized 80,000,000 shares 23,248,242 (2002) and 22,852,034 (2001) issued and outstanding shares, net of 1,502,600 (2002 and 2001) shares held in treasury	232	229
Additional paid-in capital	437,622	422,309
Notes receivable for common stock	(1,193)	(1,882)
Accumulated deficit	(16,241)	(11,912)
Accumulated other comprehensive loss	(5,095)	(8,890)

Total stockholders’ equity	415,329	399,857

Total liabilities and stockholders’ equity	$872,839	$918,382

See accompanying notes to the consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31
	2002	2001	2000
	(In thousands)
Revenues
Real estate services	$577,544	$613,253	$639,447
Property operations	9,195	3,969	5,212
Equity earnings in unconsolidated ventures	3,482	13,911	3,912
Other income, net	793	2,096	1,365

	591,014	633,229	649,936

Costs and expenses
Real estate services	526,076	554,744	559,400
Property operations	7,264	1,145	1,346
Internet-based businesses	—	—	17,168
Administrative	14,344	13,439	16,355
Depreciation	13,915	12,509	9,432
Property depreciation	1,920	990	1,623
Amortization of intangibles	4,406	20,344	19,853

	567,925	603,171	625,177

Operating income	23,089	30,058	24,759
Other income and expenses:
Interest income	3,936	4,853	7,236
Interest expense	(8,854)	(12,369)	(11,697)
Property interest expense	(2,122)	(1,744)	(2,868)
Losses from internet investments, net	—	(10,263)	(18,435)
Other expense	—	(661)	—
Life insurance proceeds, net	—	—	19,100
Minority interests	—	—	900

Income from continuing operations before income taxes	16,049	9,874	18,995
Income tax expense	(7,012)	(3,522)	(997)

Income from continuing operations	9,037	6,352	17,998
Discontinued operations, net of applicable tax
Income (loss) from operations	4,180	(2,231)	3,789
Income (loss) on disposal	4,918	(17,629)	—

	9,098	(19,860)	3,789

Income (loss) before cumulative effect of a change in accounting principle	18,135	(13,508)	21,787
Cumulative effect of a change in accounting principle, net of applicable taxes	(20,635)	—	(30,420)

Net loss	(2,500)	(13,508)	(8,633)
Preferred stock dividends	(2,173)	(1,000)	(890)

Net loss available to common shareholders	$(4,673)	$(14,508)	$(9,523)

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

	Years Ended December 31
	2002	2001	2000
	(In thousands, except per share data)
Per share amounts:
Earnings per common share—basic
Income from continuing operations	$0.30	$0.24	$0.81
Income (loss) from discontinued operations	0.39	(0.90)	0.18

Income (loss) before cumulative effect of a change in Accounting principle	0.69	(0.66)	0.99
Cumulative effect of a change in accounting principle	(0.89)	—	(1.44)

Net loss	$(0.20)	$(0.66)	$(0.45)

Earnings per common share—assuming dilution:
Income from continuing operations	$0.29	$0.23	$0.74
Income (loss) from discontinued operations	0.38	(0.85)	0.15

Income (loss) before cumulative effect of a change in accounting principle	0.67	(0.62)	0.89
Cumulative effect of a change in accounting principle	(0.87)	—	(1.24)

Net loss	$(0.20)	$(0.62)	$(0.35)

Weighted average common shares and assumed conversions:
— Basic	23,122	22,056	21,200

— Assuming dilution	23,691	23,398	24,428

See accompanying notes to the consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Preferred Stock	Additional Paid-in Capital	Notes Receivable for Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive Loss	Total
	(In thousands, except share data)
Balances at December 31, 1999	$207	$—	$382,784	$(1,758)	$11,954	$(118)		$393,069
Net loss	—	—	—	—	(8,633)	—	$(8,633)	(8,633)
Other comprehensive loss:
Foreign currency translation, net of tax benefit of $4,518	—	—	—	—	—	(4,674)	(4,674)	(4,674)
Unrealized loss on securities, net of tax benefit of $456	—	—	—	—	—	(685)	(685)	(685)
Reclassification adjustment for realized gains, net of tax of $324	—	—	—	—	—	(487)	(487)	(487)

Total comprehensive loss							$(14,479)

Exercise of stock options and warrants—446,541 shares of Common Stock issued	5	—	3,779	—	—	—		3,784
Issuance of 307,413 shares of Common Stock under Employee Stock Purchase Program	3	—	2,380	—	—	—		2,383
Issuance of 250,000 shares of Preferred Stock	—	3	24,946	—	—	—		24,949
Restricted stock awards—62,135 shares of Common Stock issued	1	—	708	—	—	—		709
Assumption of options pursuant to Brooke acquisition	—	—	479	—	—	—		479
Preferred stock dividend	—	—	475	—	(475)	—		—
Notes receivable from employees for shares of Common Stock	—	—	405	(405)	—	—		—
Payments on notes receivable for shares of Common Stock	—	—	—	112	—	—		112
Adjustment for certain amounts estimated at Spin-Off	—	—	(2,125)	—	—	—		(2,125)

Balances at December 31, 2000	216	3	413,831	(2,051)	2,846	(5,964)		408,881
Net loss	—	—	—	—	(13,508)	—	$(13,508)	(13,508)
Other comprehensive income (loss):
Foreign currency translation, net of tax benefit of $1,769	—	—	—	—	—	(2,033)	(2,033)	(2,033)
Unrealized gain on securities, net of tax of $7	—	—	—	—	—	7	7	7
Minimum pension liability, net of tax benefit of $696	—	—	—	—	—	(900)	(900)	(900)

Total comprehensive loss	—	—	—	—	—	—	$(16,434)	—

Exercise of stock options and warrants—381,241 shares of Common Stock issued	4	—	2,139	—	—	—		2,143
Issuance of 159,520 shares of Common Stock under Employee Stock Purchase Program	2	—	1,470	—	—	—		1,472
Issuance of 402,645 shares of Common Stock in connection with Insignia Bourdais acquisition	4	—	3,995	—	—	—		3,999
Restricted stock awards—30,330 shares of Common Stock issued	—	—	627	—	—	—		627
Restricted stock—279,370 shares issued	3	—	(3)	—	—	—		—
Preferred stock dividend—25,000 shares of Common Stock issued	—	—	250	—	(1,250)	—		(1,000)
Payments on notes receivable for shares of Common Stock	—	—	—	169	—	—		169

Balances at December 31, 2001	$229	$3	$422,309	$(1,882)	$(11,912)	$(8,890)		$399,857

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (CONTINUED)

	Common Stock	Preferred Stock	Additional Paid-in Capital	Notes Receivable for Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive (Loss) Income	Total
	(In thousands, except share data)
Balance at December 31, 2001 (from previous page)	$229	$3	$422,309	$(1,882)	$(11,912)	$(8,890)		$399,857
Net loss	—	—	—	—	(2,500)	—	$(2,500)	(2,500)
Other comprehensive income (loss)	—	—	—	—	—	—	—	—
Foreign currency translation, net of tax of $6,215	—	—	—	—	—	12,383	12,383	12,383
Reclassification adjustment for realized gain, net of tax of $39	—	—	—	—	—	(50)	(50)	(50)
Unrealized gain on securities, net of tax of $752	—	—	—	—	—	1,128	1,128	1,128
Minimum pension liability, net of tax benefit of $3,832	—	—	—	—	—	(9,666)	(9,666)	(9,666)

Total comprehensive income							$1,295

Exercise of stock options and warrants—113,519 shares of Common Stock issued	1	—	673	—	—	—		674
Issuance of 111,840 shares of Common Stock under Employee Stock Purchase Program	1	—	902	—	—	—		903
Issuance of 131,480 shares of Common Stock in connection with Insignia Bourdais acquisition	1	—	1,305	—	—	—		1,306
Restricted stock awards—87,155 shares of Common Stock issued	1	—	706	—	—	—		707
Preferred stock issuance—125,000 shares	—	1	12,269	—	—	—		12,270
Preferred stock dividend	—	—			(1,829)	—		(1,829)
Cancellation of notes receivable for 47,786 shares of Common Stock	(1)	—	(542)	543	—	—		—
Payments on notes receivable for shares of Common Stock	—	—	—	146	—	—		146

Balance at December 31, 2002	$232	$4	$437,622	$(1,193)	$(16,241)	$(5,095)		$415,329

See accompanying notes to consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2002	2001	2000
	(In thousands)
Operating activities
Income from continuing operations	$9,037	$6,352	$17,998
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	20,241	33,843	30,908
Other expenses	—	661	—
Equity earnings in real estate ventures	(3,482)	(10,381)	(1,455)
Gain on sale of consolidated real estate property	(1,306)	—	—
Minority interests	—	—	(900)
Foreign currency transaction gains	—	(331)	(1,365)
Losses from internet investments	—	10,263	18,435
Deferred income taxes	(644)	(2,754)	(3,618)
Changes in operating assets and liabilities, net of effects of acquired businesses:
Receivables	24,184	23,486	(78,525)
Other assets	(9,610)	5,656	5,434
Accrued incentives	(16,002)	(22,194)	46,307
Accounts payable and accrued expenses	1,157	(34,344)	18,076
Commissions payable	(21,893)	18,616	29,277

Cash provided by operating activities	1,682	28,873	80,572
Investing activities
Additions to property and equipment	(8,388)	(11,789)	(20,517)
Investment in internet-based businesses	—	(4,010)	(22,502)
Distribution proceeds from real estate investments	44,648	63,787	18,215
Proceeds from sale of discontinued operations	23,250	—	—
Payments made for acquisition of businesses, net of acquired cash	(8,918)	(18,983)	(11,970)
Investments in real estate	(46,684)	(33,905)	(37,099)
Decrease (increase) in restricted cash	3,964	(14,879)	7,130

Cash provided by (used in) investing activities	$7,872	$(19,779)	$(66,743)

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31
	2002	2001	2000
	(In thousands)
Financing activities
Proceeds from issuance of common stock	$903	$1,472	$2,383
Proceeds from issuance of preferred stock	12,270	—	24,949
Proceeds from exercise of stock options	674	2,143	3,782
Preferred stock dividends	(1,829)	(1,000)	—
Payments on notes payable	(59,785)	(138,350)	(7,659)
Proceeds from notes payable	15,000	158,999	15,652
Payments on real estate mortgage notes	(28,361)	(33,086)	—
Proceeds from real estate mortgage notes	20,000	21,987	19,914
Debt issuance costs	(1,415)	(2,130)	—

Cash (used in) provided by financing activities	(42,543)	10,035	59,021
Net cash provided by (used in) discontinued operation	8,787	(4,402)	(9,254)
Effect of exchange rate changes in cash	3,789	(1,217)	(669)

Net (decrease) increase in cash and cash equivalents	(20,413)	13,510	62,927
Cash and cash equivalents at beginning of year	131,860	124,527	61,600

	111,447	138,037	124,527
Cash of discontinued operations	66	(6,177)	(2,331)

Cash and cash equivalents at end of year	$111,513	$131,860	$122,196

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,956	$11,036	$9,342
Cash paid for income taxes	9,527	7,714	11,779

See accompanying notes to consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1.    Business

Insignia Financial Group, Inc. (“Insignia” or the “Company”), a Delaware corporation headquartered in New York, New York, is a leading provider of international real estate and real estate financial services, with operations in the United States, the United Kingdom, France, continental Europe, Asia and Latin America. Insignia’s principal executive offices are located at 200 Park Avenue in New York.

Insignia’s real estate service businesses specialize in commercial leasing, sales brokerage, corporate real estate consulting, property management, property development and re-development, apartment brokerage and leasing, condominium and cooperative apartment management, real estate-oriented financial services, equity co-investment and other services. In 2002, Insignia’s primary real estate service businesses include the following: Insignia/ESG (U.S. commercial real estate services), Insignia Richard Ellis (U.K. commercial real estate services), Insignia Bourdais (French commercial real estate services; acquired in December 2001), Insignia Douglas Elliman (New York apartment brokerage and leasing) and Insignia Residential Group (New York condominium, cooperative and rental apartment management). Insignia’s commercial real estate service operations in continental Europe, Asia and Latin America include the following locations: Madrid and Barcelona, Spain; Frankfurt, Germany; Milan and Bologna, Italy; Brussels, Belgium; Amsterdam, The Netherlands; Tokyo, Japan; Hong Kong; Beijing and Shanghai, China; Bangkok, Thailand; Mumbai, Hyderabad, Bangalore, Chennai and Delhi, India; Manila, Philippines; and Mexico City, Mexico. The Company also owns 10% of an Irish commercial services company with offices in Dublin, the Republic of Ireland and Belfast, Northern Ireland.

In addition to traditional real estate services, Insignia has historically deployed its own capital, together with the capital of third party investors, in principal real estate investments, including co-investment in existing property assets, real estate development and managed private investment funds.

2.    Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Principles of Consolidation

Insignia’s consolidated financial statements include the accounts of all majority-owned subsidiaries and all entities over which the Company exercises voting control. All significant intercompany balances and transactions have been eliminated. Entities in which the Company owns less than a majority interest and has substantial influence are recorded on the equity method of accounting (net of payments to certain employees in respect of equity grants or rights to proceeds).

In one instance, a minority-owned partnership (with additional promotional interests in profits depending on performance) is consolidated by virtue of general partner control. Since the cumulative losses of the partnership have exceeded the limited partners’ original investment, the partnership is consolidated into Insignia’s financial statements and no minority interest is reflected, even though Insignia holds a minority economic interest.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates and assumptions are used in the evaluation and financial reporting for, among other things, bad debts, self-insurance

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

liabilities, intangibles and investment valuations, deferred taxes and pension costs. Actual results could differ from those estimates under different assumptions or conditions.

Reclassifications

Certain amounts for 2001 and 2000 have been reclassified to conform to the 2002 presentation. These reclassifications had no effect on the net losses or total stockholders’ equity previously reported.

Cash and Cash Equivalents

The amount of cash on deposit in federally insured institutions generally exceeds the limit on insured deposits. The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents.

Restricted Cash

At December 31, 2002 restricted cash consisted of approximately $17.3 million in cash pledged to secure the bond guarantee of notes issued in connection with the Richard Ellis Group Limited (“REGL”) and St. Quintin Holdings Limited (“St. Quintin”) acquisitions and approximately $4.2 million related to accounts of the consolidated real estate entities. At December 31, 2001, restricted cash consisted of approximately $21.2 million in cash pledged to secure the bond guarantee of notes issued in connection with the REGL and St. Quintin acquisitions, and approximately $400,000 restricted for contingent payments related to other business acquisitions.

Real Estate Investments

Insignia has invested in real estate assets and real estate related debt securities. Generally, the Company’s investment strategy involves identifying investment opportunities and investing as a minority owner in entities formed to acquire such assets. The Company’s minority-owned investments are generally accounted for under the equity method of accounting due to the Company’s influence over the operational decisions made with respect to the real estate entities. The Company’s portion of earnings in these real estate entities is reported in equity earnings in unconsolidated ventures in its consolidated statements of operations, including gains on sales of property and net of impairments. The Company’s share of unrealized gains on marketable equity and debt securities available for sale is reported as a component of other comprehensive income (loss), net of tax. Income from dispositions of minority-owned development assets is reported in real estate services revenues in the Company’s consolidated statements of operations. The Company’s policy with respect to the timing of recognition of promoted profit participation interests in its real estate investments is to record such amounts upon collection.

Each entity in which the Company holds a real estate investment is a special purpose entity, the assets of which are subject to the obligations only of that entity. Each entity’s debt, except for limited and specific guarantees and other commitments aggregating $14.0 million, is either (i) non-recourse except to the real estate assets of the subject entity (subject to limited exceptions standard in such non-recourse financing, including the misapplication of rents or environmental liabilities), or (ii) an obligation solely of such limited liability entity and thus having no recourse to other assets of the Company.

The Company provides real estate services to and receives real estate service fees from the entities comprising its principal investment activities. Such fees are generally derived from the following services: (i) property management, (ii) asset management, (iii) development management, (iv) investment management, (v) leasing, (vi) acquisition, (vii) sales and (viii) financings. With respect to fees that are currently recorded as expense by the entities, the Company includes the fees in current income, while its share as owner of such fee is

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

reflected in the income or loss from the investment entity. If the fee is capitalized by the investment entity, the Company records as income only the portion of the fee attributable to third party ownership and defers the portion attributable to its ownership.

The Company evaluates all real estate investments on a quarterly basis for evidence of impairment. Impairment losses are recognized whenever events or changes in circumstances indicate declines in value of such investments below carrying value and the related undiscounted cash flows are not sufficient to recover the asset’s carrying amount. Generally, Insignia relies upon the expertise of its own property professionals to assess real estate values; however, in certain circumstances where Insignia considers its expertise limited with respect to a particular investment, third party valuations may also be obtained. Property valuations and estimates of related future cash flows are by nature subjective and will vary from actual results.

In October 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which provides accounting guidance for financial accounting and reporting for the impairment or disposal of long-lived assets. Insignia early adopted SFAS No. 144 as of January 1, 2001. SFAS No. 144 requires, in most cases, that gains/losses from dispositions of investment properties and all earnings from such properties be reported as “discontinued operations.” SFAS No. 144 is silent with respect to treatment of gains or losses from sales of investment property held in a joint venture. The Company has concluded that, as a matter of policy, all gains and losses realized from sales of minority owned property in its real estate co-investment program constitute earnings from a continuing line of business. Therefore, operating activity related to that investment program will continue to be included in income (loss) from continuing operations. However, SFAS No. 144 requires that gains or losses from sales of consolidated properties, if material, be reported as discontinued operations. As a result, the Company’s earnings from dispositions of consolidated properties would be excluded from reported income from continuing operations and included in discontinued operations, if material.

Consolidated Real Estate

At December 31, 2002, the Company consolidated three investment entities owning real estate property. These consolidated properties include a wholly owned retail property; a wholly owned marine development property and a minority owned residential property consolidated due to general partner control. Rental revenue attributable to the Company’s consolidated property operations are recognized when earned. Real estate is stated at depreciated cost. The cost of buildings and improvements include the purchase price of property, legal fees and acquisitions costs. Costs directly related to the development property are capitalized. Capitalized development costs include interest, property taxes, insurance, and other direct project costs incurred during the period of development.

The Company periodically reviews its properties to determine if its carrying amounts will be recovered from future operating cash flows. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements, which could differ materially from actual results in future periods.

Development Activities

At December 31, 2002, the Company held minority investments in four office properties whose development the Company has directed. A variety of costs have been incurred in the development and leasing of these properties. Capitalized development costs include interest, internal wages, property taxes, insurance, and other project costs incurred during the period of development.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The Company’s capitalization policy on its development properties is guided by SFAS No. 34, Capitalization of Interest Costs, and SFAS No. 67, Accounting for Costs and the Initial Rental Operations of Real Estate Properties. The Company ceases capitalization when a property is held available for occupancy upon substantial completion of tenant improvements.

Revenue Recognition

The Company’s real estate services revenues are generally recorded when the related services are performed or at closing in the case of real estate sales. Leasing commissions that are payable upon tenant occupancy, payment of rent or other events beyond the Company’s control are recognized upon the occurrence of such events. As certain conditions to revenue recognition for leasing commissions are outside of the Company’s control and are not clearly defined, judgment must be exercised in determining when such events have occurred. Revenues from tenant representation, agency leasing, investment sales and residential brokerage, which collectively comprise a substantial portion of Insignia’s service revenues, are transactional in nature and therefore subject to seasonality and changes in business and capital market conditions. As a consequence, the timing of transactions and resulting revenue recognition is difficult to predict.

Prior to 2000, leasing commission revenue was recorded when the related service was performed (generally at lease signing), unless significant contingencies existed. Effective January 1, 2000, the Company changed its method of accounting to comply with the Securities and Exchange Commission’s Staff Accounting Bulletin 101 (“SAB 101”), Revenue Recognition in Financial Statements. As a result, leasing commissions that are payable upon tenant occupancy, payment of rent or other specified events are now recognized upon the occurrence of such events (see Note 4).

Insignia’s revenue from property management services is generally based upon percentages of the revenue generated by the properties that it manages. In conjunction with the provision of management services, the Company customarily employs personnel (either directly or on behalf of the property owner) to provide services solely to the properties managed. In most instances, Insignia is reimbursed by the owners of managed properties for direct payroll related costs incurred in the employment of property personnel. The aggregate amount of such payroll cost reimbursements has ranged from $50.0 million to $60.0 million annually. Such payroll reimbursements are generally characterized in the Company’s consolidated statements of operations as a reduction of actual expenses incurred. This characterization is based on the following factors: (i) the property owner generally has authority over hiring practices and the approval of payroll prior to payment by the Company; (ii) Insignia is the primary obligor with respect to the property personnel, but bears little or no credit risk under the terms of the management contract; (iii) reimbursement to the Company is generally completed simultaneously with payment of payroll or soon thereafter; and (iv) the Company generally earns no margin in the arrangement, obtaining reimbursement only for actual cost incurred.

Advertising Expense

The cost of advertising is expensed as incurred. The Company incurred approximately $8,327,000, $8,926,000 and $9,972,000 in advertising costs during 2002, 2001 and 2000, respectively.

Acquired Intangible Assets

The Company’s acquired intangible assets consist of property management contracts, favorable leases, non-competitive agreements, trademarks and franchises. Acquired intangible assets are stated at cost, less accumulated amortization. These assets are amortized using the straight-line method over 3 to 20 years, and are reviewed when indicators of impairment exist. Intangible assets are reviewed for impairment when indicators of impairment exist.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets, typically ranging from 3 to 10 years.

Foreign Currency

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. The British pound and euro represent the only foreign currencies of material operations, which collectively generate approximately 25% of the Company’s annual revenues. All currencies other than the British pound, euro and dollar have comprised less than 1% of annual revenues. Revenues and expenses of all foreign subsidiaries have been translated into U.S. dollars at the average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation gains and losses are deferred as a separate component of stockholders’ equity in accumulated other comprehensive income (loss), unless there is a sale or complete liquidation of the underlying foreign investment. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of operations in determining net income. For the twelve months ended December 31, 2002, the Company’s European operations have been translated into U.S. dollars at average exchange rates of $1.51 to the pound and $0.95 to the euro. For the twelve months of 2001, European operations were translated to U.S. dollars at average exchange rates of $1.44 and $0.90 to the pound and euro, respectively.

For the twelve months of 2000, European operations were translated to U.S. dollars at average exchange rates of $1.51 and $0.92 to the pound and euro, respectively. The assets and liabilities of the Company’s European operations have been translated at exchange rates of $1.60 to the pound and $1.05 to the euro at December 31, 2002 and were translated at exchange rates of $1.45 to the pound and $0.89 to the euro at December 31, 2001.

Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of unrealized gains (losses) on marketable equity securities, foreign currency translation and minimum pension liability adjustments. At December 31, 2002, accumulated other comprehensive losses totaled $5.1 million (net of applicable taxes), comprised of unrealized gains on marketable securities of $1.1 million and foreign currency translation gains of $4.4 million and a minimum pension liability of $10.6 million. At December 31, 2001, accumulated other comprehensive losses totaled $8.9 million (net of applicable taxes), comprised of foreign currency translation losses of $8.0 million, a minimum pension liability of $900,000 and unrealized gains on marketable securities of $50,000.

Minority Interest

In 2000, minority interest consisted of minority equity in EdificeRex.com, Inc. (“EdificeRex”), the Company’s internally developed internet-based business that launched in February 2000. During the first half of 2000, Insignia consolidated EdificeRex and recorded net operating losses of approximately $9.3 million, or $3.2 million in excess of the Company’s investment. EdificeRex was de-consolidated in the third quarter of 2000, due to a restructuring that reduced the Company’s voting interest to approximately 47%. The $3.2 million excess loss was carried as a deferred credit on the Company’s balance sheet until EdificeRex disposed of all of its operating divisions and liquidated during the fourth quarter of 2001. At liquidation, the Company recognized the deferred credit of $3.2 million in earnings, which is included in losses from internet investments.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Income Taxes

Deferred income tax assets and liabilities are recorded to reflect the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases and operating loss and tax credit carry forwards. Valuation allowances are provided against deferred tax assets that are unlikely to be realized. Federal income taxes are not provided on the unremitted earnings of foreign subsidiaries because it has been the practice of the Company to reinvest those earnings in the businesses outside the United States.

Impairment

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides guidance for accounting and financial reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, it retains the fundamental provisions of that Statement. It also supersedes the accounting and reporting of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions related to the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity either disposed of or classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Insignia early adopted SFAS No. 144 as of January 1, 2001.

Impairment losses are recognized for long-lived assets held and used when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets’ carrying amount. Impairment losses are measured for assets held for sale by comparing the fair value of assets (less costs to dispose) to their respective carrying amounts.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. As described in Note 4, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.

Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally 5 to 25 years, and evaluated for potential impairment by determining whether the underlying undiscounted cash flows of the acquired business were sufficient to recover the carrying value of the asset.

Stock-Based Compensation

At December 31, 2002, the Company had four stock-based employee compensation plans that are described more fully in Note 14. Prior to 2002, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Effective January 1, 2002 the Company adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under the Company’s plans vest over five years. The cost related to stock-based employee compensation included in the determination of net income for 2002 is less than that which would

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS 123. The following table illustrates the pro forma effect on net income and earnings per share if the fair value based method had been applied to all outstanding awards in each period.

The Company’s pro forma information follows:

	2002	2001	2000
	(in thousands, except per share data)
Pro forma:
Income from continuing operations	$6,556	$4,014	$12,809
Net loss	(4,981)	(15,846)	(13,822)
Per share amounts:
Pro forma earnings per share—basic
Income from continuing operations	$0.19	$0.14	$0.56
Net loss	(0.31)	(0.76)	(0.69)
Pro forma earnings per share—assuming dilution
Income from continuing operations	0.19	0.13	0.52
Net loss	(0.30)	(0.72)	(0.57)

The pro forma information has been determined as if the Company had accounted for its employee stock options, warrants and unvested restricted stock awards granted under the fair value method with fair values estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001	2000
Risk-free interest rate	2.5%	3.7%	5.1%
Dividend yield	N/A	N/A	N/A
Volatility factors of the expected market price	0.45	0.49	0.52
Weighted-average expected life of the options	3.9	4.3	4.3

The Black-Scholes option valuation model was developed for use in estimating the fair value of transferable options and warrants with no vesting restrictions. This method requires the input of subjective assumptions including the expected stock price volatility and weighted average expected life of the options. The Company’s employee stock options have characteristics significantly different from those of transferable options and changes in the subjective input assumptions can materially affect the value estimate. The Black-Scholes model is not the only reliable measure that could be used to determine the fair value of employee stock options. The Company believes that any and all valuations of employee stock options will necessarily be estimates.

Risks and Uncertainties

The Company’s future results could be adversely affected by a number of factors, including (i) a general economic downturn in the Company’s principal markets, most notably New York, London and Paris; (ii) unfavorable foreign currency fluctuations; (iii) changes in interest rates; and (iv) fluctuations in rental rates and real estate values.

Earnings Per Share

Basic earnings per share is calculated using income available to common shareholders divided by the weighted average number of common shares outstanding during the year. Diluted earnings per share is similar to basic earnings per share except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive securities, such as preferred stock, options and warrants, had been issued or exercised.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. A public enterprise with a variable interest in a variable interest entity created before February 1, 2003, shall apply this guidance (other than the required disclosures prior to the effective date) to that entity as of the beginning of the first interim or annual reporting period beginning after December 15, 2003. The application of this Interpretation is not expected to have a material effect on the Company’s consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 provides guidance for accounting and financial reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS No. 146 requires the recognition of a liability for costs associated with an exit or disposal activity when the liability is incurred and establishes fair value as the initial measurement of a liability. Under EITF Issue No. 94-3, a liability for an exit cost is recognized at the date of a commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

3.    Discontinued Operations

Sale of Insignia Douglas Elliman and Insignia Residential Group

On March 14, 2003, Insignia completed the sale of its New York-based residential businesses, Insignia Douglas Elliman and Insignia Residential Group, to Montauk Battery Realty, LLC. Montauk Battery Realty is located on Long Island, New York and its principal owners are New Valley Corp. and Dorothy Herman, chief executive officer of Prudential Long Island Realty. Insignia Douglas Elliman, acquired by Insignia in June 1999, provides sales and rental services in the New York City residential cooperative, condominium and rental apartment market and also operates in upscale suburban markets in Long Island (Manhasset, Locust Valley and Port Washington/Sands Point). Insignia Residential Group is the largest manager of cooperative, condominium and rental apartments in the New York metropolitan area.

The financial terms of the sale included the payment of $66.75 million in cash to Insignia at closing of the transaction, $500,000 in cash held in escrow on the closing date and up to another $500,000 held in escrow pending receipt of specified commissions. In addition, the buyer acceded to existing contingent earn-out obligations of Insignia Douglas Elliman totaling up to $4.0 million, depending on the future of the business. The

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

escrowed amounts are available to secure Insignia’s indemnity obligations under the purchase and sale agreement. Any amounts remaining in escrow on March 14, 2004 and not securing previously made indemnity claims will be released to Insignia. Simultaneous with closing, Insignia paid down $67.0 million on its senior revolving credit facility, decreasing outstanding borrowings to $28.0 million. Insignia recognized a net gain of approximately $3.8 million (net of $4.7 million of applicable income taxes) during the first quarter of 2003 in connection with the sale of these residential businesses.

The operations of Insignia Douglas Elliman and Insignia Residential Group were discontinued in the first quarter of 2003. The Company’s statements of operations and statements of cash flows for the years ended December 31, 2002, 2001 and 2000 have been restated to classify the operations and cash flows of these residential businesses as discontinued operations for financial reporting purposes.

Sale of Realty One

In December 2001, Insignia entered into a contract to sell its Realty One single-family home brokerage business and affiliated companies to Real Living, Inc., effective as of December 31, 2001. Real Living, Inc. is a privately held company formed by HER Realtors of Columbus, Ohio and Huff Realty of Cincinnati, Ohio. The sale closed on January 31, 2002. Proceeds from the sale potentially total $33.0 million, including approximately $29.0 million in cash received at closing (before extinguishment of $5.5 million of Realty One debt) and additional receipts aggregating as much as $4.0 million. The additional receipts include the following: (i) a $1.0 million reimbursement, collected in February 2002, for Realty One operating losses in January 2002; (ii) a potential earn-out of as much as $2 million receivable through 2003 (depending on the performance of the Realty One business); and (iii) a $1 million operating lease receivable over four years for the use of proprietary software developed by Insignia for an internet-based residential brokerage model. The $2.0 million earnout is receivable in increments of $1.0 million each for the 2002 and 2003 fiscal years. The first $1.0 million earnout for the 2002 fiscal year was achieved in full and be received by the Company in May 2003, as required by the terms of the sale. Remaining amounts due to Insignia under the terms of the sale totaling $2.7 million were included in other assets in the Company’s consolidated balance sheet at December 31, 2002. Insignia recognized a loss in connection with the sale of Realty One of $17.6 million (net of applicable tax benefit of $4.0 million) for the year ended December 31, 2001. During the twelve months ended December 31, 2002, the Company recognized net income of $4.9 million from discontinued operations, including $265,000 (net of tax), in post-closing adjustments in the first quarter and $4.7 million in the third quarter from the reduction of a valuation allowance on the tax benefit on the capital portion of the loss on sale. This capital loss was fully reserved in 2001 because of uncertainty of its deductibility due to loss disallowance rules in the Treasury Regulations and insufficient income of the appropriate character. In the third quarter of 2002, it was determined that the loss would be fully deductible for tax purposes, resulting in the realization of a tax benefit for financial reporting purposes.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The results of operations of Insignia Douglas Elliman, Insignia Residential Group and Realty One are reported separately as discontinued operations for the years ended December 31, 2002, 2001 and 2000. Assets and liabilities of Realty One have been classified separately in the Company’s consolidated balance sheet at December 31, 2001. The following tables summarize the aggregate assets and liabilities of Insignia Douglas Elliman, Insignia Residential Group and Realty One and the results of their operations and income (loss) on disposal for the periods presented:

	Insignia Douglas Elliman and Insignia Residential Group		Realty One

	December 31 2002	December 31 2001	December 31 2001
	(In thousands)
Assets
Cash and cash equivalents	$66	$90	$6,177
Receivables	2,479	3,023	3,655
Mortgage loans held for sale	—	—	20,555
Property and equipment	11,766	13,424	9,852
Goodwill	34,117	59,386	15,711
Acquired intangible assets	11,999	13,158	—
Other assets	5,542	751	1,872

	65,969	89,832	57,822

Liabilities
Accounts payable	2,535	3,566	1,043
Commissions payable	564	1,231	—
Accrued incentives	3,027	644	3,937
Accrued and sundry liabilities	4,045	1,365	1,499
Mortgage warehouse line of credit	—	—	20,554
Notes payable	—	—	7,539

	10,171	6,806	34,572

Net assets of discontinued operations	$55,798	$83,026	$23,250

	Years ended December 31
	2002	2001	2000
	(In thousands)
Revenues	$133,691	$222,043	$233,247

Income (loss) from operations, net of tax expense of $3,707 (2002), tax benefit of $1,123 (2001) and tax expense of $2,730 (2000)	4,180	(2,231)	3,789
Income (loss) on disposal, net of applicable tax benefits of $2,844 (2002), and $4,000 (2001)	4,918	(17,629)	—

Net income (loss)	$9,098	$(19,860)	$3,789

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

4.    Changes in Accounting Principles

Stock-Based Compensation

In September 2002, the Company adopted the fair value expense recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, in accounting for employee stock options. The accounting change results in the expensing of the estimated fair value of employee stock options granted by the Company, applied on a prospective basis for all stock options granted on or after January 1, 2002. The Company previously followed Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, no compensation expense is recognized when the exercise price of an employee stock option equals or exceeds the market price at issuance.

The Company issued 290,000 employee options during 2002. The fair value of these options has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) estimated stock price volatility of 40%; (ii) risk free interest rate of 2.5%; (iii) weighted average option life of 3.9 years; and (iv) a forfeiture rate of 3%. Under these assumptions, the aggregate value of the options totaled approximately $384,000, which is amortizable to expense over the vesting periods of six years. For 2002, stock compensation expense recognized totaled approximately $102,000.

The ultimate impact of the accounting change on the Company’s future earnings will depend on the number of options issued in the future, as to which the Company has no specific plan, and the estimated value of each option. Insignia does not expense the value of outstanding options issued before January 1, 2002.

Goodwill and Intangible Assets

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS 141 replaced APB 16 and requires the use of the purchase method for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets. Under SFAS 142, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests on an annual basis, at a minimum, or whenever events or circumstances occur indicating goodwill or indefinite-lived intangibles might be impaired. Other acquired intangible assets with finite lives continue to be amortized over their estimated useful lives. The Company adopted SFAS No. 141 for all business combinations completed after June 30, 2001 and fully implemented SFAS No. 141 and SFAS No. 142 effective January 1, 2002. The Company identified its reporting units and determined the carrying value of each reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to those units as of January 1, 2002 for purposes of performing a required transitional goodwill impairment assessment within six months of adoption.

In early 2002, the Company performed internal analyses on its reporting units based on estimated industry multiples and the carrying values of tangible and intangible assets which demonstrated that the value of the Company’s U.S. commercial operation significantly exceeded its carrying value and that goodwill of the Asian operation was fully impaired.

These analyses also indicated potential impairment in the Company’s European operations and Insignia Douglas Elliman. The Company engaged Standard & Poor’s to value the European and Insignia Douglas Elliman operations and those appraisals indicated no impairment in the Company’s European operations and partial impairment in Insignia Douglas Elliman.

As a result of this evaluation, Insignia measured impairment for Insignia Douglas Elliman and the Asian business of an aggregate $30.0 million, before applicable taxes. The Company recorded a $20.6 million (net of

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

tax benefit of $9.4 million) transitional goodwill impairment charge in earnings as the cumulative effect of a change in accounting principle, effective January 1, 2002.

The Company concluded its annual impairment test as of December 31, 2002, and that test did not demonstrate further goodwill impairment. The estimation of business values for measuring goodwill impairment is highly subjective and selections of different projected income levels and valuation multiples within observed ranges can yield different results.

Amortization of goodwill (from continuing operations) totaled approximately $14.8 million and $12.2 million, for 2001 and 2000, respectively. Elimination of goodwill amortization would have improved income from continuing operations by approximately $10.3 million and $8.5 million (net of applicable taxes), respectively, for 2001 and 2000. The following table provides pro forma information to reflect the effect of adoption of SFAS No. 142 on earnings for 2001 and 2000.

	2001	2000
	(In thousands)
Reported income from continuing operations	$6,352	$17,998
Less: Preferred stock dividend	(1,000)	(890)

Income from continuing operations available to common shareholders	5,352	17,108
Add: Goodwill amortization, net of tax benefit of $4,520 (2001) and $3,703 (2000)	10,260	8,516

Adjusted income from continuing operations available to common shareholders	$15,612	$25,624

Earnings per common share—basic:
Reported income from continuing operations	$0.24	$0.81
Add: Goodwill amortization, net of tax benefit of $0.20 (2001) and $0.17 (2000)	0.47	0.40

Adjusted income from continuing operations	$0.71	$1.21

Earnings per common share—assuming dilution:
Reported income from continuing operations	$0.25	$0.74
Add: Goodwill amortization, net of tax benefit of $0.18 (2001) and $0.15 (2000)	0.41	0.35

Adjusted income from continuing operations	$0.66	$1.09

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Additional contingent purchase price of acquired businesses totaling $17.9 million was recorded as additional goodwill during 2002. Such additional purchase price included: (i) Insignia Bourdais earnout of $10.3 million (paid by issuance of 131,480 shares of Insignia common stock, a cash payment of $4.7 million and $4.3 million accrued at December 31, 2002); (ii) a $4.0 million earnout with respect to the prior Boston acquisition by Insignia/ESG; (iii) a $2.0 million earnout related to Insignia Douglas Elliman; and (iv) $1.6 million of payments related to other acquisitions. The table below reconciles the change in the carrying amount of goodwill, by operating segment, for the period from December 31, 2001 to December 31, 2002.

	Commercial	Residential	Total
	(In thousands)
Balance as of December 31, 2001	$228,967	$59,386	$288,353

Effect of adoption of SFAS 142	(3,201)	(26,822)	(30,023)

Balance as of January 1, 2002	225,766	32,564	258,330

Additional purchase consideration	15,922	2,000	17,922
Other reclassifications	(143)	—	(143)
Goodwill related to partial sale of business unit	—	(447)	(447)
Foreign currency translation	13,899	—	13,899

Balance as of December 31, 2002	$255,444	$34,117	$289,561

The following tables present certain information on the Company’s acquired intangible assets as of December 31, 2002 and December 31, 2001, respectively.

Acquired Intangible Assets	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
		(In thousands)
As of December 31, 2002
Property management contracts	7 years	$72,883	$60,081	$12,802
Favorable premises leases	8 years	4,831	1,667	3,164
Other	3 years	5,173	3,528	1,645

Total		$82,887	$65,276	$17,611

As of December 31, 2001
Property management contracts	7 years	$70,926	$54,049	$16,877
Favorable premises leases	8 years	4,453	1,099	3,354
Other	3 years	3,228	1,997	1,231

Total		$78,607	$57,145	$21,462

All intangible assets are being amortized over their estimated useful lives with no residual value. Intangibles included in “Other” consist of customer backlog, non-compete agreements, franchise agreements and trade names. The aggregate reported acquired intangible amortization expense for 2002, 2001 and 2000 totaled approximately $4.4 million, $5.6 million and $7.6 million, respectively. Amortization of favorable premises leases, totaling approximately $157,000 for 2002 is included in rental expense (included in real estate services expenses) in the Company’s consolidated statements of operations.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The estimated acquired intangible assets amortization expense, including amounts reflected in rental expense, for the subsequent five fiscal years through December 31, 2007 approximates $2.0 million, $941,000, $550,000, $523,000 and $370,000, respectively.

Revenue Recognition

At December 31, 2000, the Company changed its method of accounting for revenue recognition for leasing commissions in compliance with Staff Accounting Bulletin 101 (“SAB 101”), Revenue Recognition in Financial Statements, effective as of January 1, 2000. Prior to the accounting change, the Company generally recognized leasing commissions upon execution of the underlying lease, unless significant contingencies existed. Under the new accounting method, adopted retroactive to January 1, 2000, the Company’s leasing commissions that are payable upon certain events such as tenant occupancy or payment of rent are recognized upon the occurrence of such events.

Operating results for the 2002, 2001 and 2000 years are presented in compliance with the requirements of this accounting change. The cumulative effect of the accounting change on prior years resulted in a reduction to income of $30.4 million (net of applicable taxes of $23.3 million), which is included in net earnings for the year ended December 31, 2000. The Company recognized revenue of $1.2 million, $18.8 million and $80.4 million during 2002, 2001 and 2000, respectively, that was included in the cumulative effect adjustment at January 1, 2000. While this accounting change affects the timing of recognition of leasing revenues (and corresponding commission expense), it does not impact the Company’s cash flow from operations.

5.    Earnings Per Share

The following table sets forth the computation of the numerator and denominator used for the computation of basic and diluted earnings per share for the periods indicated.

	2002	2001	2000
	(In thousands)
Numerator:
Numerator for basic earnings per share—income available to common stockholders (before discontinued operations and cumulative effect)	$6,864	$5,352	$17,108

Effect of dilutive securities:
Preferred stock dividends	—	—	890

Numerator for diluted earnings per share—income available to common stockholders after assumed conversions (before discontinued operations and cumulative effect)	$6,864	$5,352	$17,998

Denominator:
Denominator for basic earnings per share—weighted average common shares	23,122	22,056	21,200
Effect of dilutive securities:
Stock options, warrants and unvested restricted stock	569	1,342	1,442
Convertible preferred stock	—	—	1,786

Denominator for diluted earnings per share—weighted average common shares and assumed conversions	23,691	23,398	24,428

The potential dilutive shares from the conversion of preferred stock is not assumed for the year ended December 31, 2002 or 2001, because the inclusion of such shares would be antidilutive.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

6.    Acquisitions

The Company’s significant acquisitions during the last three years are discussed below. All acquisitions were accounted for as purchases and the results of operations have been included in Insignia’s statement of operations from the respective date of acquisition. Contingent purchase consideration is generally accounted for as additional costs in excess of net assets of acquired businesses when incurred.

Groupe Bourdais

In late December 2001, Insignia completed the acquisition of Groupe Bourdais, one of France’s premier commercial real estate services companies. Groupe Bourdais now operates under the Insignia Bourdais name. The Insignia Bourdais purchase price consists of total potential consideration of approximately $50.2 million. Amounts paid and or accrued in cash or stock (534,125 common shares) at December 31, 2002 total approximately $31.7 million. Additional consideration up to approximately $18.5 million may be paid over the two years ending December 31, 2004, depending on the performance of the Insignia Bourdais operation. The acquisition consisted substantially of specifically identified intangible assets and goodwill. Identified intangible assets, included customer backlog, property management contracts, a non-compete agreement, franchise agreements, trademarks and a favorable premises lease. The results of Insignia Bourdais have been included in the Company’s financial statements since January 1, 2002.

Baker Commercial

In October 2001, Insignia acquired Baker Commercial Real Estate (“Baker”), a leading provider of commercial real estate services in the greater Dallas area. Baker provides tenant representation, land and investment property sales, and strategic real estate planning. The Baker acquisition augments Insignia’s existing regional tenant representation and investment sales capabilities in the greater Dallas area. The base purchase price was approximately $2.2 million and was paid in cash. Additional purchase consideration of up to $1.0 million payable over 2003 and 2004 is contingent on the future performance of the Dallas operations.

Brooke International

In December 2000, Insignia acquired Brooke International (“Brooke”), a commercial real estate service company based in Hong Kong with additional offices in China and Thailand. The base purchase price was approximately $1.6 million, comprised of approximately (i) $1.1 million paid in cash and (ii) $500,000 in reserved Common Stock and an assumed option plan enabling certain Brooke employees to purchase 110,000 shares of the Company’s Common Stock. Options to purchase 40,000 shares of the Company’s Common Stock at $11.81 had been granted under this plan and remain outstanding at December 31, 2002.

BDR

In March 2000, the Company entered into a definitive agreement to acquire BDR, a Dutch real estate services company headquartered in Amsterdam, the Netherlands. The base purchase price was approximately $2.4 million, all of which was paid in cash upon final closing in June 2000.

BDR provides a variety of commercial real estate services with a specialization in international advisory assignments and other corporate services. Additional purchase consideration of approximately $2.5 million, payable over three years, is contingent on the future performance of this business.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Other Information (Unaudited)

Pro forma unaudited results of operations for the years ended December 31, 2001 and 2000, assuming consummation of the Bourdais acquisition at January 1, 2001 and 2000 is as follows:

	2001	2000
	(In thousands, except per share data)
Revenues	$672,115	$695,745
Income from continuing operations	9,012	24,025
Net loss	(11,053)	(2,606)
Pro forma per share amounts:
Net loss—basic	$(0.50)	$(0.16)
Net loss—assuming dilution	(0.47)	(0.11)

These pro forma results do not purport to represent the operations of the Company nor are they necessarily indicative of the results that actually would have been realized by the Company if the purchase of these businesses had occurred at the beginning of the periods specified. Except for the Bourdais acquisition, the financial operations of the acquired businesses were not significant to those of the Company. The base purchase consideration for the Bourdais and Baker (2001) and BDR and Brooke (2000) acquisitions and other individually insignificant acquisitions (2001 and 2000) is summarized as follows:

	2001	2000
	(In thousands)
Common stock	$4,000	$479
Accrued and sundry liabilities	10,990	2,398
Cash paid at the closing dates	20,508	3,458

	$35,498	$6,335

The base purchase consideration was allocated as follows:

	2001	2000
	(In thousands)
Cash acquired	$8,856	$—
Receivables	5,469	1,600
Property and equipment	415	152
Property management contracts	1,008	—
Non-compete agreements	153	—
Goodwill	14,540	4,070
Other assets	5,057	513

	$35,498	$6,335

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

7.    Receivables

Receivables consist of the following:

	December 31
	2002	2001
	(In thousands)
Commissions and accounts receivable, net of allowance	$140,589	$161,041
Notes receivable:
Broker signing bonuses and advances	7,111	5,319
Brokerage and other employees	3,483	6,037
Executive officers, with interest at the Company’s cost of debt capital (approximately 5.25% (2002) and 4.5% (2001))	3,269	1,500
Reimbursement due from Chairman (collected on February 28, 2003)	691	—
Other	178	2,223

	14,732	15,079

	$155,321	$176,120

Accounts receivable consists primarily of property management fees and cost reimbursements. Commissions receivable consists primarily of brokerage and leasing commissions from users of the Company’s real estate services. The Company’s receivables are not collateralized; however, credit losses have been insignificant. The Company’s bad debt expense totaled approximately $5.0 million, $1.9 million and $4.1 million in 2002, 2001 and 2000, respectively.

Long-term commissions receivable totaling $8.4 million and $8.1 million at December 31, 2002 and 2001, respectively, have been discounted to their present value based on an estimated discount rates of 5.25% (2002) and 7% (2001). Broker signing bonuses and advances are generally forgiven over the terms of employment, subject to potential repayment based on certain specific conditions.

Principal collections on brokerage, employee and executive notes receivable and scheduled forgiveness of Broker signing bonuses and advances are as follows:

Amount
(In thousands)
2003	$6,369
2004	2,865
2005	3,860
2006	1,205
2007	433

$14,732

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

8.    Property and Equipment

Property and equipment consists of the following:

	December 31
	2002	2001
	(In thousands)
Data processing equipment	$32,010	$29,231
Computer software	34,291	26,870
Furniture and fixtures	17,466	15,351
Leasehold improvements	19,805	17,957
Other equipment	7,436	8,086

	111,008	97,495
Less: Accumulated depreciation	(55,394)	(35,297)

	$55,614	$62,198

The useful life of each property and equipment category is listed below: Data processing equipment, 3 years; Computer software, 2-10 years; Furniture and fixtures, 7-10 years; Leasehold improvements, generally 5-10 years; Other equipment, 3-7 years.

9.    Real Estate Investments

The Company has engaged in real estate investment generally through: (i) investment in operating properties through co-investments with various clients or, in limited instances, by itself; (ii) investment in and development of commercial real estate on its own behalf and through co-investments; and (iii) minority ownership in and management of private investment funds, whose investments primarily consist of securitized real estate debt. The Company is currently not engaged in new investments although, is continuing its investment in existing real estate entities as needed or required by current business plans.

At December 31, 2002 and 2001, the Company’s real estate investments totaled $134.1 million and $95.7 million, consisting of the following:

	2002	2001
	(In thousands)
Minority interests in operating properties	$21,109	$29,282
Consolidated properties	85,205	41,788
Minority owned development properties	10,014	10,761
Land held for future development	1,726	2,308
Minority interests in real estate debt investment funds	16,081	11,571

Total Real Estate Investments	$134,135	$95,710

The real estate carrying amounts of the three consolidated properties at December 31, 2002 were financed by real estate mortgage notes encumbering the assets totaling $66.8 million. At December 31, 2002, Insignia had equity investments of approximately $21.7 million in these consolidated properties and has no further obligations to the subsidiaries or their creditors.

Insignia maintains an incentive compensation program pursuant to which certain employees, including executive officers, participate in the profits generated by its real estate investments, through grants of either

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

equity interests (at the time investments are made) or contractual right to participate in proceeds from successful investments. Such grants generally consist of an aggregate of 50% to 63.5% of the cash proceeds paid to Insignia after Insignia has recovered its full investment plus a 10% per annum return thereon. In addition, upon disposition, the Company generally makes discretionary incentive payments of 5% to 10% to certain employees who directly contributed to the success of an investment. With respect to the private investment funds, employees are collectively entitled to share 55% to 60% of proceeds received by Insignia in respect of its promoted profits participation in those funds. Employees share only in promoted profits and are not entitled to any portion of earnings on the Company’s actual investment. Gains on sales of real estate and equity earnings for 2002, 2001 and 2000 are recorded net of employee entitlements and discretionary incentives of approximately $8.1 million, $10.8 million and $7.9 million, respectively. The Company’s principal investment programs are more fully described below.

Property Investment

The Company maintains minority investments in operating real estate assets including office, retail, industrial, apartment and hotel properties. As of December 31, 2002, Insignia held equity investments totaling $21.1 million in 30 minority owned property assets. These properties consist of approximately 6.0 million square feet of commercial property and 1,967 multi-family apartment units and hotel rooms. The Company’s minority ownership interests in co-investment property range from 1% to 33%. Gains realized from sales of real estate by minority owned ventures totaled $4.2 million in 2002, $11.0 million in 2001 and $3.9 million in 2000. Such amounts are included in the caption “equity earnings in unconsolidated ventures” in the Company’s consolidated statements of operations.

Insignia also consolidates two operating properties, a wholly-owned retail property located in Norman, Oklahoma and a New York City apartment complex owned by a limited partnership in which the Company owns a 1% controlling general partner interest. These properties contain approximately 155,000 square feet of commercial space and 420 multi-family apartment units. With respect to the New York City apartment complex, in addition to its 1% interest, Insignia is entitled to approximately $1.3 million of the first $7.3 million distributed and approximately 45% of all additional distributions. In July 2002, Insignia invested approximately $1.3 million in the limited partnership as a new limited partner pursuant to a $1.5 million equity financing and the purchase of an existing partners interest. The remaining equity financing was invested in June 2002 by existing limited partners. Certain executives and other employees of Insignia have the right to acquire from the Company, at its cost, approximately 50% of the $1.3 million limited partner investment made in July 2002. Such executives and employees have no other incentive grants or participation rights with respect to this investment.

Although Insignia’s economic interest in the New York City apartment complex at its initial investment was nominal (until the limited partners received a return of all invested capital), the Company commenced consolidating this property in its financial statements as of January 1, 2002 because (i) the partnership agreement for the property-owning partnership grants the general partner complete authority over the management and affairs of the partnership, including any sale or refinancing of its sole asset without limited partner approval, and (ii) accounting principle’s generally accepted in the United States require consolidation on the basis of voting control (regardless of the level of equity ownership).

At December 31, 2002, the carrying amounts of these two consolidated properties totaled $46.4 million, and non-recourse real estate mortgage debt totaled $46.8 million. In September 2002, a consolidated retail property was sold for a $1.3 million net gain. The gain is included under the caption “other income, net” in the Company’s consolidated statements of operations.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Development

The Company’s development program includes minority-owned office developments and a wholly-owned marina based development located in the U.S. Virgin Islands. In July 2002, a subsidiary of the Company acquired three contiguous parcels of property and related leasehold rights in St. Thomas, U.S. Virgin Islands, which comprise 32.3 acres of property, including 18 submerged acres with full water rights. The initial purchase price was approximately $35.0 million, paid with $18.5 million in cash and $20.0 million borrowed by the subsidiary under a non-recourse $40.0 million mortgage loan facility. The property is currently undergoing predevelopment activities together with operating activities of an existing marina. The property and its debt are consolidated in the Company’s consolidated financial statements. Insignia’s equity investment in the property totaled $19.3 million at December 31, 2002.

Insignia also has minority ownership in four office projects whose development is directed by the Company and owns a parcel of land in Denver, located adjacent to one of the office developments, that is held for future development. Development activities on all four office buildings have been completed other than tenant improvements associated with additional leasing. Insignia’s ownership in the four office developments ranges from 25% to 33% and all have commenced operations.

The Company’s only financial obligations with respect to the office developments, beyond its investment, are partial construction financing guarantees, backed by letters of credit, totaling $8.9 million. The Company’s investment in the office development assets and land parcel totaled $11.7 million at December 31, 2002. The Company has not initiated any new office developments since September 2000 and does not currently intend to further expand this development program.

Interest capitalized in connection with development properties totaled approximately $1,673,000, $500,000, and $1,225,000 for 2002, 2001, and 2000, respectively.

Private Investment Funds

Insignia Opportunity Trust (“IOT”) is an Insignia-sponsored private real estate investment fund formed in late 1999. IOT, through its subsidiary operating partnership, Insignia Opportunity Partners (“IOP”), invests primarily in secured real estate debt instruments and, to a lesser extent, in other real estate debt and equity instruments, with a focus on below investment grade commercial mortgage-backed securities. IOT completed its deployment of committed capital (totaling $71.0 million) in 2002, of which $10.0 million was invested by Insignia and the remainder by third-party investors. Insignia has an aggregate ownership interest of approximately 13% in IOT and IOP and also has a 10% non-subordinated promoted interest in IOP.

In September 2001, Insignia closed the capital-raising phase for a second real estate investment fund, Insignia Opportunity Partners II (“IOP II”), with $48.5 million of equity capital commitments from Insignia and third-party investors. IOP II invests primarily in secured real estate debt instruments, similar to the investment initiatives of IOT. IOP II had called $28.2 million of its total capital commitments at December 31, 2002. Insignia holds a 10% ownership in IOP II and serves as its day-to-day advisor.

Insignia realized total earnings from both funds of approximately $4.0 million (2002), $2.6 million (2001) and $911,000 (2000). Such earnings are included in equity earnings in unconsolidated ventures.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

At December 31, 2002, Insignia held investments totaling $16.1 million in IOT, IOP and IOP II and had commitments to invest an additional $2.1 million in IOP II. The following table summarizes financial information of IOT and IOP II as of December 31, 2002 and 2001:

	2002	2001
	(In thousands)
Total assets	$150,139	$125,221
Total liabilities	36,358	30,416
Total revenues	25,992	15,828

Apart from its real estate investments, Insignia had obligations totaling $14.0 million to all real estate entities at December 31, 2002, consisting of the following:

Amount
(In thousands)
Letters of credit partially backing construction loans	$8,900
Other partial guarantees of property debt	2,825
Future capital contributions for capital improvements	150
Future capital contributions for asset purchases	2,105

Total Obligations	$13,980

Outstanding letters of credit generally have one-year terms to maturity and bear standard renewal provisions. Other letters of credit and guarantees of property debt do not bear formal maturity dates and remain outstanding until certain conditions (such as final sale of property and funding of capital commitments) have been satisfied. The future capital contributions represent contractual equity commitments for specified activities of the respective real estate entities. Insignia, as a matter of policy, would consider advancing funds to real estate entities beyond its legal obligation as a new capital contribution subject to normal investment returns.

Summarized financial information of unconsolidated real estate entities is as follows:

	Year ended December 31
	2002	2001	2000
Condensed Statements of Operations Information	(In thousands)
Revenues	$197,255	$222,502	$166,101
Total operating expenses	(190,543)	(208,556)	(176,252)

Income (loss) before gains on sales of properties	6,712	13,946	(10,151)
Gains on sales of properties	41,252	107,025	24,939

Net income	$47,964	$120,971	$14,788

Company’s share of net income:
Included in equity earnings in unconsolidated ventures	$3,482	$13,911	$3,912

Equity earnings in unconsolidated ventures included pre-tax gains on dispositions of minority-owned investments totaling $4.2 million, $11.0 million and $3.9 million in 2002, 2001 and 2000, respectively.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	December 31
	2002	2001
Condensed Balance Sheet Information	(In thousands)
Cash and investments	$46,068	$29,662
Receivables and deposits	25,946	28,963
Investments in commercial mortgage backed securities	127,116	116,363
Investments in mezzanine loans	1,731	2,249
Other assets	31,573	36,837
Real estate	1,056,037	1,007,432
Less accumulated depreciation	(95,891)	(75,049)

Net real estate	960,146	932,383

Total assets	$1,192,581	$1,146,457

Mortgage notes payable	$712,601	$698,452
Other liabilities	27,435	29,187

Total liabilities	740,036	727,639
Partners’ capital	452,545	418,818

Total liabilities and partners’ capital	$1,192,581	$1,146,457

Real Estate Impairment

During 2002, the Company recorded impairment against its real estate investments of $3.5 million on eight property assets. The impairment charge includes $560,000 for a owned land parcel in Denver, held for future development, based on a third party appraisal. The Company recorded impairment charges during 2001 and 2000 of $824,000 and $1.8 million, respectively.

10.    Other Assets

Other assets consist of the following:

	December 31
	2002	2001
	(In thousands)
Loan costs, net	$2,412	$2,193
Amount receivable in connection with disposition	2,693	3,000
Federal tax refund receivable (domestic)	3,966	—
Prepaid taxes	5,246	1,234
Other prepaid expenses	12,088	6,166
Real estate sales proceeds	7,865	—
Other	5,687	7,476

	$39,957	$20,069

Real estate sales proceeds of $7.9 million represents sale proceeds from a minority owned real estate property received in December 2002 and payable to a third party investor in 2003. The corresponding payable is included in the Company’s accrued and sundry liabilities at December 31, 2002.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

11.    Accrued and Sundry Liabilities

Accrued and sundry liabilities consist of the following:

	December 31
	2002	2001
	(In thousands)
Employee compensation and benefits	$13,791	$14,501
Acquisition related lease and annuity liabilities	6,379	6,385
Amounts payable in connection with acquisitions	6,450	1,781
Deferred compensation	21,192	23,103
Deferred revenue	13,948	25,306
Current taxes payable	7,175	3,683
Value added taxes	6,312	4,178
Minimum pension liability	14,571	1,596
Real estate sales proceeds payable	7,865	—
Liabilities of consolidated real estate entities	3,136	848
Other	17,171	19,482

	$117,990	$100,863

Deferred revenue consists of lease commissions collected but deferred due to contingencies and the Company’s ownership portion of acquisition and development fees in certain real estate partnerships. Deferred acquisition and development fees are realized in income upon disposal of the Company’s ownership, generally from property sales, and deferred leasing commissions are recognized upon the fulfillment of all conditions to commission payment, such as tenant occupancy or payment of rent.

12.    Private Financing

In June 2002, Insignia executed agreements for $50.0 million of new capital through a private investment by funds affiliated with Blackacre Capital Management, LLC (“Blackacre”). The investment consists of $12.5 million in newly issued shares of Series B convertible preferred stock and a commitment to provide $37.5 million of subordinated debt. The preferred stock carries an 8.5% annual dividend, payable quarterly at Insignia’s option in cash or in kind, and is convertible into Insignia common stock at a price of $15.40 per share, subject to adjustment. The preferred stock has a perpetual term, although Insignia may call the preferred stock, at stated value, after June 7, 2005. In February 2000, Blackacre purchased $25.0 million of convertible preferred stock, which has now been exchanged for a Series A convertible preferred stock with an 8.5% annual dividend and a conversion price of $14.00 per share.

The Blackacre credit facility, which is subordinate to Insignia’s senior credit facility, bears interest at an annual rate of 11.25% to 12.25%, payable quarterly, depending on the amount borrowed. In July 2002, Insignia borrowed $15.0 million under the credit facility. The proceeds were used to finance the purchase of the development property and related leasehold rights in St. Thomas, United States Virgin Islands (discussed under “Real Estate Principal Investment Activities” above). Insignia may draw down the remaining $22.5 million of availability at any time until December 2003. Any further borrowings will bear interest at 12.25%. The subordinated debt has a final maturity of June 2009.

13.    Long Term Debt

Total long term debt consists of notes payable of the Company and real estate mortgage notes of consolidated real estate entities.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Notes Payable

Notes payable consist of the following:

	December 31
	2002	2001
	(In thousands)
Senior revolving credit facility with interest due quarterly at LIBOR plus 2.0 to 2.5% (totaling approximately 4.3% (2002) and 4.5% (2001)). Final payment due date is May 8, 2004	$95,000	$149,000
Senior subordinated credit facility with interest due quarterly at 11.25% and a final maturity of June 2009	15,000	—
Acquisition loan notes with an interest rate of approximately 3.0% and a final maturity of April 2010	16,889	20,972

	$126,889	$169,972

The Company’s debt includes outstanding borrowings under its $230.0 million senior revolving credit facility and a $37.5 million subordinated credit facility entered into in June 2002 with Blackacre. The margin above LIBOR on the senior facility was 2.50% at December 31, 2002 and 2001. The Company also had outstanding letters of credit of $11.0 million and $12.3 million at December 31, 2002 and 2001, respectively. At December 31, 2002 the unused commitment on the senior revolving credit facility was approximately $124.0 million.

The $37.5 million Blackacre credit facility is subordinate to Insignia’s senior credit facility and bears interest, payable quarterly, at an annual rate of 11.25% to 12.25%, depending on the amount borrowed. At December 31, 2002, the Company had borrowings of $15.0 million outstanding on the subordinated credit facility at an interest rate of 11.25%. Any further borrowings will bear interest at 12.25%. Insignia may draw down the remaining $22.5 million of availability at any time until December 2003. The subordinated debt has a final maturity of June 2009.

The senior credit facility provides for foreign denominated borrowings up to an aggregate $75 million. No foreign denominated borrowings were outstanding at December 31, 2002 or 2001. The senior facility is collateralized by a pledge of the stock of domestic subsidiaries and material foreign subsidiaries.

The Company also maintains a £5 million line of credit in the UK for short term working capital purposes in Europe. The Company has not borrowed on this line of credit during the past two years.

The U.K. acquisition loan notes outstanding at December 31, 2002 are guaranteed by a bank, as required by the terms of the respective purchase agreements. The bank holds restricted cash deposits sufficient to repay the notes in full when due. These loan notes are redeemable semi-annually at the discretion of the note holder.

In March 2003, the Company repaid $67.0 million on the senior credit facility as a result of the sale of its residential businesses Insignia Douglas Elliman and Insignia Residential Group. In conjunction with the pay-down, the commitment under the senior credit facility was reduced from $230.0 million to $165.0 million.

The Company’s credit agreements and other debt agreements contain various restrictive covenants requiring, among other things, minimum consolidated net worth and certain other financial ratios. The Company’s revolving credit facility restricts the payment of cash dividends to an amount not to exceed twenty-five percent of net income for the immediately preceding fiscal quarter. At December 31, 2002, Insignia had approximately $80.0 million of availability on its credit facilities under these covenants. At December 31, 2002 and 2001, the Company was in compliance with all covenants.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Real Estate Mortgage Notes

Real estate mortgage notes represent non-recourse loans collateralized by real estate properties consisting of the following:

	2002	2001
	(In thousands)
Brookhaven Village, mortgage loan bearing interest at 6.24% with a final maturity in December 2004	$8,305	$8,305
Dolphin Village, mortgage loan	—	7,608
Shinsen Place, mortgage loan	—	21,356
U.S. Virgin Islands development loan bearing interest at LIBOR plus 5.0% with a floor of 8.0% (8% at December 31, 2002). The note matures in August 2005	20,000	—
West Village, FHA loan bearing interest at 7.25%. The loan matures in October 2013	7,064	—
West Village, HPD note bearing interest at 8.5% and maturing in October 2023 (loan amount plus unpaid accrued interest)	29,897	—
West Village, non-interest bearing residual receipt note maturing in October 2023	1,529	—

	$66,795	$37,269

The mortgage note encumbering Brookhaven Village includes a participation feature whereby the lender is entitled to 35% of the net cash flow, net refinancing proceeds or net sales proceeds after the Company has achieved a 10% annual return on equity. The projected participation liability to the lender equaled approximately $715,000 and $658,000 at December 31, 2002 and 2001, respectively. This amount is substantially contingent upon a sale of the asset. Dolphin Village and Shinsen Place were sold during 2002. The U.S. Virgin Island development loan includes a one time deferred financing fee of 4.35% to 17% of the loan proceeds, depending of the length of financing. This deferred financing fee is payable at loan maturity or the early repayment of the loan.

Scheduled principal maturities on all long term debt payable after December 31, 2002 are as follows:

	Notes Payable	Real Estate Mortgage Notes	Total
	(In thousands)
2003	$16,889	$412	$17,301
2004	95,000	8,786	103,786
2005	—	20,518	20,518
2006	—	556	556
2007	—	598	598
Thereafter	15,000	35,925	50,925

	$126,889	$66,795	$193,684

14.    Stock Compensation Plans

The Company’s 1998 Stock Incentive Plan, as amended and restated (the “1998 Plan”), authorized the grant of options and restricted stock awards to management personnel totaling up to 4,500,000 shares of the Company’s common stock. The term of each option is determined by the Company’s Board of Directors but will in no event exceed ten years from the date of grant. Options granted typically have five-year terms and are granted at prices not less than 100% of the fair market value of the Company’s common stock on the date of grant. The 1998 Plan may be terminated by the Board of Directors at any time. In September 1998, the Company

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

was spun-off from its former parent, a company also named Insignia Financial Group, Inc. At the spin-off date, the Company assumed, under the 1998 Plan, approximately 1,787,000 options issued by the former parent to employees of the businesses included in the spin-off. At December 31, 2002, 1,926,583 options were outstanding under the 1998 Plan.

At December 31, 2002, approximately 96,000 unvested restricted stock awards to acquire shares of the Company’s common stock were outstanding under the 1998 Plan. These awards, which have a five-year vesting period, were granted to executive officers and other employees of the Company. Compensation expense recognized by the Company for these awards totaled approximately $706,000, $627,000 and $709,000 for 2002, 2001 and 2000, respectively.

During 2002, the Company granted 150,000 nonqualified options to the president of Insignia Douglas Elliman, pursuant to his employment agreement. These options were issued outside of the 1998 Plan and have a five-year vesting period.

The Company assumed 1,289,329 options under Non-Qualified Stock Option Agreements in connection with the acquisition of REGL. The options had five-year terms at the date of grant and the terms remained unchanged at the date of assumption. At December 31, 2002, 654,806 options remained outstanding.

The Company assumed approximately 612,000 options under Non-Qualified Stock Option Agreements in connection with the acquisition of St. Quintin. The options had five-year terms at the date of grant and the terms remained unchanged at the date of assumption. At December 31, 2002, 266,484 options remained outstanding.

The Company assumed 110,000 options under a Non-Qualified Stock Option Plan in connection with the acquisition of Brooke. At December 31, 2002, 65,000 options remained outstanding under the plan. The options had five and one half-year terms at the date of grant and the terms remained unchanged at the date of assumption.

The terms of all options assumed in connection with acquisitions remained subject to continued vesting over their original terms. These options have been accounted for as additional purchase consideration for each respective business combination.

During 2000, Insignia granted 1,493,000 warrants to purchase Insignia common stock to certain key executives, non-employee directors and other employees under Warrant Agreements. Such warrants had five-year terms at the date of grant. At December 31, 2002, 1,432,500 warrants remained outstanding.

Pursuant to the Company’s Supplemental Stock Purchase and Loan Program, Insignia has loans outstanding to seven employees, including three executive officers, of the Company. These loans were originally made in 1998 and 1999 for the purchase of 158,663 newly issued shares of Insignia’s common stock at an average share price of approximately $12.18. The loans require principal and interest payments, at a fixed rate of 7.5%, in 40 equal quarterly installments ending December 31, 2009. The notes are secured by the common shares and are non-recourse to the employee except to the extent of 25% of the outstanding amount. The outstanding principal balances of these notes totaled $1,193,000 and $1,882,000 at December 31, 2002 and 2001, respectively. The notes receivable are classified as a reduction of stockholders’ equity in the Company’s consolidated balance sheet.

The Company’s 1998 Employee Stock Purchase Plan (the “Employee Plan”) was adopted to provide employees with an opportunity to purchase common stock through payroll deductions at a price not less than 85% of the fair market value of the Company’s common stock. The Employee Plan was developed to qualify under Section 423 of the Internal Revenue Code of 1986.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In connection with the Company’s spin-off in September 1998, 1,196,000 warrants to purchase shares of common stock of the Company (at $14.50 per share) were issued to holders of the Convertible Preferred Securities of the Company’s former parent. The term of each warrant is five years. The Company’s former parent purchased the warrants from Insignia in 1998 for approximately $8.5 million. At December 31, 2002, all warrants remained outstanding and were fully exercisable.

The Company’s common stock reserved for future issuance in connection with stock compensation plans totaled 5,751,373 shares at December 31, 2002.

Summaries of the Company’s stock option, warrant and unvested restricted stock activity, and related information for the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	6,616,404	$10.32	8,304,155	$10.06	6,859,368	$10.02
Options and warrants granted	290,000	10.33	30,000	11.70	2,189,174	8.54
Options granted in connection with Brooke acquisition	—	—	20,000	10.80	40,000	11.81
Exercised	(200,674)	3.48	(690,941)	6.64	(508,676)	6.36
Forfeited/canceled	(954,357)	11.95	(1,046,810)	9.40	(275,711)	8.62

Outstanding at end of year	5,751,373	10.30	6,616,404	$10.32	8,304,155	$10.06

Exercisable at end of year	4,501,359	$10.66	4,233,299	$11.31	4,359,468	$11.24

Weighted-average fair value of grants during the year		$2.90		$5.32		$4.09

Significant option, warrant and unvested restricted stock groups outstanding at December 31, 2002 and related weighted average price and life information follows:

Outstanding				Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00 - $7.50	1,017,526	1.9 years	$5.82	560,066	$6.41
$7.51 - $11.00	2,108,000	2.5 years	$8.40	1,723,330	$8.06
$11.01 - $14.00	1,308,965	1.7 years	$12.61	901,081	$12.65
$14.01 - $15.69	1,316,882	0.8 years	$14.51	1,316,882	$14.51

	5,751,373		$10.30	4,501,359	$10.66

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

15.    Income Taxes

For financial reporting purposes, income (loss) from continuing operations before income taxes includes the following components:

	2002	2001	2000
	(In thousands)
United States	$(3,583)	$4,200	$530
Foreign	19,632	5,674	18,465

	$16,049	$9,874	$18,995

Significant components of the income tax expense from continuing operations are as follows:

	2002	2001	2000
	(In thousands)
Current:
Federal	$(324)	$1,080	$(1,431)
Foreign	8,279	4,868	6,619
State and local	(299)	328	(573)

Total current	7,656	6,276	4,615

Deferred:
Federal	2,053	(1,662)	(1,952)
Foreign	960	(944)	(804)
State and local	(3,657)	(148)	(862)

Total deferred	(644)	(2,754)	(3,618)

	$7,012	$3,522	$997

Components of income tax expense (benefit) reported other than in continuing operations are as follows:

	2002	2001	2000
	(In thousands)
Discontinued Operations:
Income (loss) from operations	$3,707	$(1,123)	$2,730
Income (loss) on disposal	(2,844)	(4,000)	—

Total	863	(5,123)	2,730

Accumulated Other Comprehensive Income:
Minimum pension liability	(3,832)	(696)	—
Unrealized investment gains (losses)	752	7	(456)
Currency translation	6,215	(1,769)	(4,518)

Total	3,135	(2,458)	(4,974)

Cumulative Change in Accounting Principles:
Goodwill impairment	(9,388)	—	—
SAB 101 adoption	—	—	(23,310)

	$(9,388)	$—	$(23,310)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The reconciliation of income tax attributable to continuing operations computed at the U.S. statutory rate to income tax expense is shown below (In thousands):

	2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
Tax at U.S. statutory rates	$5,617	35.0%	$3,456	35.0%	$6,648	35.0%
Effect of different tax rates in foreign jurisdictions	(387)	(2.4)	(424)	(4.3)	(867)	(4.6)
State income taxes, net of federal tax benefit	(2,571)	(16.0)	(1,521)	(15.4)	(1,198)	(6.3)
Effect of nondeductible meals and entertainment expenses	479	3.0	1,075	10.9	571	3.0
Effect of nondeductible goodwill amortization	—	—	1,386	14.0	824	4.3
Change in valuation allowances for continuing operations	1,913	11.9	1,468	14.9	—	—
Effect of life insurance proceeds	—	—	—	—	(7,000)	(36.8)
Effect of settlement of IRS exam	(73)	(0.4)	(1,961)	(19.9)	—	—
Effect of executive compensation limitation	1,504	9.3	351	3.6	403	2.1
Other	530	3.3	(308)	(3.1)	1,616	8.5

	$7,012	43.7%	$3,522	35.7%	$997	5.2%

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31
	2002	2001
	(In thousands)
Deferred tax liabilities:
Acquisition related intangibles	$(1,799)	$(7,323)
Tax over book depreciation	(6,149)	—
Partnership earnings differences	—	(1,841)
Compensation	(5,415)	(2,177)
Accumulated comprehensive income—unrealized gains	(752)	(39)
Other, net	(1,680)	(1,295)

Total deferred tax liabilities	(15,795)	(12,675)

Deferred tax assets:
Net operating losses	13,494	7,132
Acquisition related items	4,082	734
Book over tax depreciation	—	5,262
Commission income receivable (net)	1,499	—
Alternative minimum tax credit	1,234	4,270
Partnership earnings differences	3,897	—
Bad debt reserves	2,400	1,164
Reserve for asset impairments	2,540	10,243
Compensation and benefits	17,261	15,786
Accumulated comprehensive income—minimum pension liability	4,528	696
Accumulated comprehensive income—currency translation	—	6,215
Other, net	2,250	632

Total deferred tax assets	53,185	52,134
Valuation allowance for deferred tax assets	(5,576)	(8,963)

Deferred tax assets, net of valuation allowance	47,609	43,171

Net deferred tax assets	$31,814	$30,496

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to realize fully the deferred assets, the Company will need to generate future taxable income of approximately $58.1 million, principally for U.S. purposes.

The Company has generated losses and has created other net deferred assets in prior years. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future income during the carryforward period are reduced. Net operating losses in the U.S. were carried forward from 2001 for federal

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

income tax purposes. At December 31, 2002, approximately $12.6 million and $41.1 million of net operating losses will carry forward to 2003 for federal, state and local income tax purposes respectively. These amounts expire between 2015 and 2022.

In 2001, the Company entered into an agreement to sell Realty One and its affiliated companies. In connection with the Realty One sale, the Company incurred a pre-tax loss of approximately $21.6 million. Under the tax law existing at December 31, 2001, approximately $12.5 million of the loss could not be deducted for income tax purposes and no income tax benefit has been provided on this portion of the loss in 2001. Subsequent to 2001, the U.S. Treasury Department issued new legislative regulations that allowed for the deduction of the loss for income tax purposes. Sufficient capital gains were generated to offset the loss.

Undistributed earnings of the Company’s foreign operations amounted to approximately $39.0 million in aggregate as of December 31, 2002. Deferred income taxes are not provided at U.S. tax rates on these earnings as it is intended that the earnings will be permanently reinvested outside of the U.S. Any such taxes should not be significant, since U.S. tax rates are no more than 5% in excess of U.K. and French tax rates and goodwill, with respect to the U.K. and French operations, are amortizable for U.S. tax purposes.

During 2002, certain of the Company’s foreign operations generated operating losses in aggregate of approximately $8.1 million. All potential tax benefits pertaining to such losses have been fully reserved due to absence of profits.

In 2000, the Internal Revenue Service (“IRS”) commenced an examination of the income tax returns for the 1998 (January 1, 1998 through September 30, 1998), 1997 and 1996 tax years. In November 2001, the IRS made a final determination to which the Company has agreed. The agreed assessment paid by the Company was approximately $1.1 million, including taxes and interest. The examination will have final resolution when the U. S. Treasury Department issues a determination letter resulting from the review by the Joint Committee on Taxation. The statute of limitations expired on March 31, 2003 and the Company does not anticipate any additional assessments.

16. Employee	Benefit Plans

401(k) Retirement Plan

The Company established a 401(k) savings plan covering substantially all U.S. employees. The Company may make a contribution equal to 25% of the employees’ contribution up to a maximum of 6% of the employees’ compensation and participants fully vest in employer contributions after 5 years. All contributions to the 401(k) plan are expensed currently in earnings. The Company expensed approximately $1,026,000, $1,201,000, and $1,656,000 in contributions to the 401(k) plan during 2002, 2001, and 2000, respectively.

Defined Contribution Plan

Insignia Richard Ellis maintains a defined contribution plan that is available to all of its employees at their option after the completion of six months of service and the attainment of 25 years of age. Insignia Richard Ellis contributions are 3.5% of salary for ages 25 to 30, 4.5% of salary for ages 31 to 35 and 5.5% to 7% of salary for ages 36 and over. Insignia Richard Ellis expensed approximately $1,598,000, $1,430,000 and $1,558,000 in contributions to the plan during 2002, 2001, and 2000, respectively.

Defined Benefit Plans

Insignia Richard Ellis maintains two defined benefit plans for certain of its employees. The plans provide for benefits based upon the final salary of participating employees. The funding policy is to contribute annually an amount to fund pension cost as actuarially determined by an independent pension consulting firm.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table summarizes the accumulated benefit obligation, projected benefit obligation, funded status and net periodic pension cost of the Insignia Richard Ellis defined benefit plans:

	December 31
	2002	2001
	(In thousands)
Accumulated Benefit Obligation	$57,089	$45,727

Projected Benefit Obligation (“PBO”)
PBO—Beginning of year	$48,355	$46,230
Service cost	1,158	909
Interest cost	3,017	2,657
Benefits paid net of participant contributions	(566)	(533)
Net actuarial loss	4,023	368
Foreign currency exchange rate changes	5,593	(1,276)

PBO—End of year	61,580	48,355

Change in Plan Assets
Fair value of plan assets at beginning of year	44,131	50,114
Actual return on plan assets	(6,198)	(4,947)
Employer contributions	884	916
Benefits paid net of participant contributions	(566)	(533)
Foreign currency exchange rate changes	4,267	(1,419)

Fair value of plan assets at end of year	42,518	44,131

Funded status of the plans	(19,062)	(4,224)
Unrecognized net actuarial loss	19,585	5,002
Adjustment required to recognize minimum liability	(15,094)	(2,374)

Net pension liability recognized in the Company’s consolidated balance sheets	$(14,571)	$(1,596)

	Years Ended December 31
	2002	2001	2000
	(In thousands)
Net Periodic Pension Cost
Service cost	$1,158	$909	$1,370
Interest cost	3,017	2,657	2,545
Return on plan assets	(2,975)	(3,398)	(3,343)

	$1,200	$168	$572

Assumptions used in determining accounting:
Discount rate	5.5%	6.0%	6.0%
Weighted average increase in compensation levels	4.3%	4.5%	5.0%
Rate of return on plan assets	6.5%	6.5%	7.0%

The adjustment to accumulated other comprehensive income in 2002 pertaining to the minimum pension liability was approximately $9.7 million (net of tax benefit of $3.8 million).

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

17. Related	Party Transactions

In May 2002, Insignia made a loan in the amount of $270,000 to an Executive Vice President of the Company. The variable interest rate on the loan is the same the average cost of funds borrowed by Insignia, which was approximately 5.25% at December 31, 2002. Interest on the loan is payable to Insignia in cash on June 30 and December 31 of each year; provided, however, that until December 31, 2004 all interest accrued and payable may, at the discretion of the executive (but subject to Insignia’s right of offset as more fully described below), be added to the outstanding principal balance of the loan instead of paid in cash. The loan is repayable on the earlier of (i) June 30, 2005 or (ii) 30 days following a termination of the executive’s employment with Insignia for any reason. Pursuant to its rights under the note, beginning on August 1, 2002, Insignia began withholding 50% of any distribution payable to the executive, in respect of the executive’s equity interest in the Company’s profits interest in IOP, to be applied as a payment of accrued interest first and then outstanding principal. The outstanding balance on the loan was $269,083 at December 31, 2002.

In March 2002, Insignia made a loan in the amount of $1.5 million to its Chairman and Chief Executive Officer. The variable interest rate on the loan is the same as the average cost of funds borrowed by Insignia, which was approximately 5.25% at December 31, 2002. The loan is payable on or before March 5, 2005. The Company deducts quarterly interest payments due on the loan from certain bonuses payable to the Chairman. To the extent such bonuses are not paid, all accrued and unpaid interest is payable at maturity. The loan and any accrued interest thereon would be forgiven in limited circumstances, such as a significant transaction or change of control. The outstanding balance on the loan at December 31, 2002 was $1.5 million.

In June 2001, Insignia made a loan in the amount of $1.5 million to its President. The variable interest rate on the loan is the same as the average cost of funds borrowed by Insignia, which was approximately 5.25% at December 31, 2002. The loan becomes due upon the earliest of (i) voluntary termination of the President’s employment with Insignia, (ii) the termination of the President’s employment with Insignia for cause or (iii) March 15, 2006. Insignia will forgive $375,000 of the principal amount of the loan and accrued interest thereon on March 15 of the year following each of 2002, 2003, 2004 and 2005 to the extent that actual Net EBITDA equals or exceeds 75% of annual budgeted Net EBITDA for any such year, as approved by the Board of Directors. In addition, if aggregate actual Net EBITDA for fiscal 2002, 2003, 2004 and 2005 equals or exceeds aggregate annual budgeted EBITDA for such years, any outstanding principal amount of the loan and accrued interest thereon, will be forgiven as of March 15, 2006. The outstanding balance on the loan at December 31, 2002 was $1.5 million.

Pursuant to the Company’s Supplemental Stock Purchase and Loan Program, Insignia has loans outstanding to seven employees, including three executive officers, of the Company. These loans were originally made in 1998 and 1999 for the purchase of 158,663 newly issued shares of Insignia’s common stock at an average share price of approximately $12.18. The loans require principal and interest payments, at a fixed rate of 7.5%, in 40 equal quarterly installments ending December 31, 2009. The notes are secured by the common shares and are non-recourse to the employee except to the extent of 25% of the outstanding amount. At December 31, 2002 and 2001, the loans outstanding totaled $1,193,000 and $1,882,000, respectively, and are presented as a reduction of stockholders’ equity in the Company’s consolidated balance sheets.

A director of Insignia is a partner in a law firm that represents Insignia or certain of its affiliates from time to time. The amount of fees paid by the Company to the firm during 2002, 2001 and 2000 totaled $1,363,000, $59,000 and $589,000, respectively.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

18. Commitments,	Contingencies and Other Matters

Ordinary Course of Business Claims

Insignia and certain subsidiaries are defendants in lawsuits arising in the ordinary course of business. Management does not expect that the results of any such lawsuits will have a significant adverse effect on the financial condition, results of operations or cash flows of the Company. All contingencies including unasserted claims or assessments, which are probable and for which the amount of loss can be reasonably estimated, are accrued in accordance with SFAS No. 5, Accounting for Contingencies.

Indemnification

In 1998, the Company’s former parent entered into a Merger Agreement with Apartment Investment and Management Company (“AIMCO”), and one of AIMCO’s subsidiaries, pursuant to which the former parent was merged into AIMCO. Shortly before the merger, the former parent distributed the stock of Insignia to its shareholders in a spin-off transaction. As a requirement of the Merger Agreement, Insignia entered into an Indemnification Agreement with AIMCO. In the Indemnification Agreement, Insignia agreed generally to indemnify AIMCO against all losses exceeding $9.1 million that result from: (i) breaches by the Company or former parent of representations, warranties or covenants in the Merger Agreement; (ii) actions taken by or on behalf of former parent prior to the merger; and (iii) the spin-off.

In December 2001, the Company entered into a stock purchase agreement with Real Living, Inc., the purchaser, that provided for the sale of 100% of the stock of Realty One and its affiliated companies. Such affiliated companies included First Ohio Mortgage Corporation, Inc., First Ohio Escrow Corporation, Inc. and Insignia Relocation Management, Inc. As a part of sale, the Company agreed generally to indemnify the purchaser against all losses up to the purchase price (subject to certain deductible amounts), resulting from the following: (i) breaches by the Company of any representations, warranties or covenants in the stock purchase agreement; (ii) pre-disposition obligations for goods, services, taxes or indebtedness except for those assumed by Real Living, Inc.; (iii) change of control payments made to employees of Realty One; and (iv) any third party losses arising or related to the period prior to the disposition. In addition, the Company provided an indemnification for losses incurred by Wells Fargo Home Mortgage, Inc. (“Wells Fargo”) and/or the purchaser in respect of (i) mortgage loan files existing on the date of closing; (ii) fraud in the conduct of its home mortgage business; and (iii) the failure to follow standard industry practices in the home mortgage business. The aggregate loss for which the Company is potentially liable to Wells Fargo is limited to $10 million and the aggregate of any claims made by the purchaser and Wells Fargo shall not exceed the purchase price.

In March 2003, Insignia completed the sale of its New York-based residential real estate service businesses, Insignia Douglas Elliman and Insignia Residential Group, to Montauk Battery Realty, LLC. In connection with the sale, Insignia agreed generally to indemnify the purchaser for the amount of any loss, liability, claim, damage, cost or expense up to the aggregate purchase price (subject to certain deductible amounts) arising, directly or indirectly, from or in connection with the following: (i) breaches by the Company of any representations, warranties, covenants or obligations in the purchase and sale agreement; (ii) claims pending or threatened on the date of sale; (iii) any conduct, action or inaction or circumstances related to the operation, management or ownership of the businesses arising or related to the period prior to the sale; and (iv) any liabilities or obligations arising or related to the period prior to the sale.

As of December 31, 2002, the Company was not aware of any matters that would give rise to a material claim under any indemnities and warranties.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Environmental

Under various federal and state environmental laws and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate certain hazardous or toxic substances or petroleum-product releases at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from or at the site, including the presence of asbestos containing materials. Insurance for such matters may not be available.

The presence of contamination or the failure to remediate contamination may adversely affect the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral. There can be no assurance that Insignia, or any assets owned or controlled by Insignia (as on-site property manager), currently are in compliance with all of such laws and regulations or that Insignia will not become subject to liabilities that arise in whole or in part out of any such laws, rules or regulations. The liability may be imposed even if the original actions were legal and Insignia did not know of, or was not responsible for, the presence of such hazardous or toxic substances. Insignia may also be solely responsible for the entire payment of any liability if it is subject to joint and several liability with other responsible parties who are unable to pay. Insignia may be subject to additional liability if it fails to disclose environmental issues to a buyer or lessee of property. Management is not currently aware of any environmental liabilities that are expected to have a material adverse effect upon the operations or financial condition of the Company.

Operating Leases

The Company leases office space and equipment under noncancelable operating leases. Minimum annual rentals under operating leases for the five years ending after December 31, 2002 and thereafter are as follows:

Amount
(In thousands)
2003	$27,276
2004	25,878
2005	24,105
2006	22,306
2007	20,829
Thereafter	64,638

Total minimum payments	$185,032

Rental expense, which is recorded on a straight-line basis, was approximately $29,705,000 (2002) $24,496,000 (2001) and $21,871,000 (2000). Certain of the leases are subject to renewal options and annual escalation based on the Consumer Price Index or annual increases in operating expenses.

Convertible Preferred Stock

Insignia has 375,000 shares, or $37.5 million, of convertible preferred stock outstanding to investment funds affiliated with Blackacre Capital Management. The convertible preferred stock includes 250,000 shares, or $25.0 million, of Series A, initially purchased in February 2000, and 125,000 shares, or $12.5 million, of Series B purchased in June 2002. The initial preferred originally carried a 4% annual dividend and was exchanged in June 2002 for Series A convertible preferred stock. The convertible preferred stock carries an 8.5% annual dividend (totaling approximately $3.2 million), payable quarterly at Insignia’s option in cash or in kind. The Company paid cash dividends of approximately $1.8 million in 2002.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The convertible preferred stock has a perpetual term, although Insignia may call the preferred stock, at stated value, after June 7, 2005. Upon the dissolution, liquidation or winding up of the Company, the holders of Series A and Series B convertible preferred stock are entitled to receive the stated value of $100.00 per share (totaling $37.5 million (2002) and $25.0 million (2001)) plus accrued and unpaid dividends.

Stock Repurchase

At December 31, 2002 and 2001, Insignia held in treasury 1,502,600 repurchased shares of its Common Stock. Such shares were repurchased at an aggregate cost of approximately $16.2 million and are reserved for issuance upon the exercise of warrants granted in 2001 to certain executive officers, non-employee directors and other employees of the Company.

In July 2002, the Company authorized a stock repurchase program of up to $5.0 million, subject to compliance with all covenants contained within the Company’s existing debt agreements. As of December 31, 2002, the Company had not initiated any stock repurchases under this authorization.

Life Insurance Proceeds

In October 2000, Insignia collected $20 million in life insurance proceeds from a “key man” insurance policy on the life of Edward S. Gordon, a member of the Company’s Office of the Chairman. The policy was purchased in connection with Insignia’s acquisition of Edward S. Gordon Incorporated in June 1996. Insignia incurred approximately $900,000 in obligations payable to Mr. Gordon’s estate at the time of his death. The Company recognized the resulting income of $19.1 million in the third quarter of 2000.

19. Industry	Segments

As of December 31 2002, Insignia’s operating activities encompassed two segments that include (i) commercial real estate services, including principal investment activities, and (ii) residential real estate services. The Company’s New York-based residential real estate service businesses were sold in March 2003; therefore, operating activities from continuing operations exclude the operations of these businesses. Residential operations are reported as discontinued operations in the Company’s consolidated statements of operations. In 2001 and 2000, the Company’s operating activities included internet-based initiatives as a segment. The Company’s segments include businesses that offer similar products and services and are managed separately because of the distinction between such services. The accounting policies of the segments are the same as those used in the preparation of the consolidated financial statements.

The commercial segment provides services including tenant representation, property and asset management, agency leasing and brokerage, investment sales, development and re-development, consulting and other services. The commercial segment also includes the Company’s principal real estate investment activities and fund management. Insignia’s commercial segment is comprised of the operations of Insignia/ESG in the U.S., Insignia Richard Ellis in the U.K., Insignia Bourdais in France and other businesses in continental Europe, Asia and Latin America. The Company’s unallocated administrative expenses and corporate assets, consisting primarily of cash and property and equipment, are included in “Other” in the segment reporting. The Company’s internet-based initiatives launched in 1999 were terminated in 2001.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following tables summarize certain financial information by industry segment.

Year ended December 31, 2002	Commercial	Residential	Other	Total
	(In thousands)
Revenues
Real estate services	$577,544	$—	$—	$577,544
Property operations	9,195	—	—	9,195
Equity earnings in unconsolidated ventures	3,482	—	—	3,482
Other income, net	589	—	204	793

	590,810	—	204	591,014

Operating income (loss)	37,318	—	(14,229)	23,089

Other income and expense:
Interest income	2,300	—	1,636	3,936
Interest expense	(474)	—	(8,380)	(8,854)
Property interest expense	(2,122)	—	—	(2,122)

Income (loss) from continuing operations before income taxes	$37,022	$—	$(20,973)	$16,049

Total assets	$724,330	$62,604	$85,905	$872,839
Real estate investments, net	134,135	—	—	134,135
Capital expenditures, net	8,388	—	—	8,388

Year ended December 31, 2001	Commercial	Residential	Internet	Other	Total
Revenues
Real estate services	$613,253	$—	$—	$—	$613,253
Property operations	3,969	—	—	—	3,969
Equity earnings in unconsolidated ventures	13,911	—	—	—	13,911
Other income, net	1,765	—	—	331	2,096

	632,898	—	—	331	633,229

Operating income (loss)	43,244	—	—	(13,186)	30,058

Other income and expenses:
Interest income	2,084	—	—	2,769	4,853
Interest expense	(639)	—	—	(11,730)	(12,369)
Property interest expense	(1,744)	—	—	—	(1,744)
Losses from internet investments	—	—	(10,263)	—	(10,263)
Other expenses	(661)	—	—	—	(661)

Income (loss) from continuing operations before income taxes	$42,284	$—	$(10,263)	$(22,147)	$9,874

Total assets	$678,091	$147,654	$1,007	$91,630	$918,382
Real estate investments, net	95,710	—	—	—	95,710
Capital expenditures, net	11,704	—	—	85	11,789

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Year ended December 31, 2000	Commercial	Residential	Internet	Other	Total
	(In thousands)
Revenues
Real estate services	$639,447	$—	$—	$—	$639,447
Property operations	5,212	—	—	—	5,212
Equity earnings in unconsolidated ventures	3,912	—	—	—	3,912
Other income	—	—	—	1,365	1,365

	$648,571	$—	$—	$1,365	$649,936

Operating income (loss)	58,265	—	(18,456)	(15,050)	24,759

Other income and expenses:
Interest income	2,316	—	464	4,456	7,236
Interest expense	(1,032)	—	—	(10,665)	(11,697)
Property interest expense	(2,868)	—	—	—	(2,868)
Losses from internet investments	—	—	(18,435)	—	(18,435)
Life insurance proceeds	—	—	—	19,100	19,100
Minority interest	—	—	900	—	900

Income (loss) from continuing operations before income taxes	$56,681	$—	$(35,527)	$(2,159)	$18,995

Total assets	$645,989	$162,213	$10,963	$106,460	$925,625
Real estate investments, net	102,170	—	—	—	102,170
Capital expenditures, net	20,444	—	—	73	20,517

Certain geographic information is as follows:

	Year ended December 31, 2002		Year ended December 31, 2001		Year ended December 31, 2000
	Revenues	Long-Lived Assets	Revenues	Long-Lived Assets	Revenues	Long-Lived Assets
United States	$406,198	$343,072	$512,754	$339,619	$502,972	$274,652
United Kingdom	121,746	115,029	105,896	106,701	133,809	90,781
France	43,058	30,189	—	12,800	—	—
Other countries	20,012	8,631	14,579	8,603	13,155	3,639

	$591,014	$496,921	$633,229	$467,723	$649,936	$369,072

Long-lived assets are comprised of property and equipment, real estate investments, goodwill and acquired intangibles.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

20. Fair	Values of Financial Instruments

The fair value estimates of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. The carrying amount reported on the balance sheet for cash and cash equivalents approximates its fair value. Receivables reported on the balance sheet generally consist of property and lease commission receivables and various note receivables. The property and note receivables approximate their fair values. Lease commission receivables are carried at their discounted present value; therefore the carrying amount and fair value amount are the same. The carrying amounts for notes payable and real estate mortgage notes payable approximate their respective fair value because the interest rates generally approximate current market interest rates for similar instruments.

21. Quarterly	Financial Data (unaudited)

	2002
	Total	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Revenues	$591,014	$172,332	$155,414	$139,225	$124,043
Income (loss) from continuing operations	9,037	6,254	2,779	905	(901)
Discontinued operations	9,098	80	5,990	2,270	758

Income (loss) before cumulative effect of a change in accounting principle	18,135	6,334	8,769	3,175	(143)
Cumulative effect of a change in accounting principle	(20,635)	—	—	—	(20,635)

Net (loss) income	$(2,500)	$6,334	$8,769	$3,175	$(20,778)

Per share amounts:
Earnings per share—basic
Income (loss) from continuing operations	$0.30	$0.23	$0.09	$0.03	$(0.05)
Discontinued operations	0.39	0.01	0.25	0.09	0.03

Income (loss) before cumulative effect of a change in accounting principle	0.69	0.24	0.34	0.12	(0.02)
Cumulative effect of a change in accounting change in accounting principle	(0.89)	—	—	—	(0.90)

Net (loss) income	(0.20)	$0.24	0.34	0.12	(0.92)

Earnings per share—assuming dilution
Income (loss) from continuing operations	0.29	0.23	0.09	0.03	(0.05)
Discontinued operations	0.38	0.01	0.25	0.09	0.03

Income (loss) before cumulative effect of a change in accounting principle	0.67	0.24	0.34	0.12	(0.02)
Cumulative effect of a change in accounting principle	(0.87)	—	—	—	(0.90)

Net (loss) income	$(0.20)	$0.24	$0.34	$0.12	$(0.92)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	2001
	Total	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Revenues	$633,229	$228,981	$115,949	$140,747	$147,552
Income (loss) from continuing operations	6,352	13,534	(5,561)	(1,821)	200
Discontinued operations	(19,860)	(18,593)	1,091	376	(2,734)

Net loss	$(13,508)	$(5,059)	$(4,470)	$(1,445)	$(2,534)

Per share amounts:
Earnings per share—basic
Income (loss) from continuing operations	$0.24	$0.59	$(0.26)	$(0.09)	$0.00
Discontinued operations	(0.90)	(0.83)	0.05	0.01	(0.13)

Net loss	(0.66)	(0.24)	(0.21)	(0.08)	(0.13)

Earnings per share—assuming dilution
Income (loss) from continuing operations	0.23	0.50	(0.26)	(0.09)	0.00
Discontinued operations	(0.85)	(0.70)	0.05	0.01	(0.13)

Net loss	$(0.62)	$(0.20)	$(0.21)	$(0.08)	$(0.13)

Fourth quarter earnings included a gain of approximately $10.4 million from the sale of a real estate property in which the Company held a 17.5% profits interest. In addition, the fourth quarter included impairment write-downs of $4.6 million in remaining internet investments and income of $3.2 million in connection with the liquidation of EdificeRex.

22. Subsequent	Events

CB Richard Ellis Merger

On February 17, 2003, Insignia entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. (“CB”) and Apple Acquisition Corp., a wholly owned subsidiary of CB, pursuant to which, upon the terms and subject to the conditions set forth therein, Apple Acquisition Corp. will be merged with and into Insignia (the “Merger”), with Insignia being the surviving corporation in the Merger and becoming a wholly owned subsidiary of CB. The Merger Agreement provides that Insignia’s Certificate of Incorporation and the Bylaws of Apple Acquisition Corp. will be the Certificate of Incorporation and the Bylaws, respectively, of the surviving corporation. Under the Merger Agreement, at closing each share of common stock, par value $0.01 per share, of Insignia (the “Common Stock”) will be converted into the right to receive $11.00 per share in cash (the “Common Merger Consideration”), subject to adjustment based on the potential sale of certain real estate assets (excluding assets of the service businesses) prior to the closing of the Merger. The Merger Agreement provides that if Insignia receives more than a specified amount of cash net proceeds for these assets, the excess net cash proceeds will be paid to holders of Common Stock, options, warrants and unvested restricted stock as additional Common Merger Consideration, up to an additional $1.00 per share of Common Stock. The Merger closed on July 23, 2003 and Insignia’s common shareholders received cash consideration of $11.156 per share.

Separately, on July 23, 2003, Insignia sold substantially all of its real estate investment assets to Island Fund I LLC prior to the closing of the Merger. The purchase price in the sale aggregated $44.8 million and included $36.9 million paid in cash to Insignia at closing and the assumption by the buyer of $7.9 million in contractual

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

obligations to certain executive officers, including the Company’s Chairman, who are also officers of Island Fund. The Company recognized a loss of approximately $12.8 million (before applicable income taxes) in connection with the sale.

When Insignia entered into the Merger Agreement it considered whether the right to sell certain of its real estate investment assets had any effect on the evaluation of such investments for purposes of determining impairment and discontinuance for financial reporting purposes. Insignia concluded that the investment assets did not qualify for classification as assets held for sale based on the following factors: (i) management had not committed to a formal plan to sell the asset (or disposal group); (ii) an active program to locate a buyer and other actions required to complete the sell the assets had not been initiated; (ii) the sale of any investment assets below book value was not considered probable; and (iv) the Company would not sell assets below book value unless the merger closed and such sales produced additional incremental share consideration above $11.00 per share.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

23.    Supplemental Information

The following supplemental information includes: (i) condensed consolidating balance sheet as of December 31, 2002; (ii) condensed consolidating statement of operations for the year ended December 31, 2002 and (iii) condensed consolidating statement of cash flows for the year ended December 31, 2002 of the Company’s domestic commercial service operations (including operations of Insignia/ESG, Inc. and unallocated administrative expenses and corporate assets of Insignia), all other operations (comprised of residential service operations, international service operations and real estate investment operations) and the Company on a consolidated basis. Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions.

Condensed Consolidating Balance Sheet

As of December 31, 2002

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Assets
Cash and cash equivalents	$72,245	$39,268	$—	$111,513
Receivables, net of allowance	103,780	51,541	—	155,321
Restricted cash	17,277	4,241	—	21,518
Intercompany receivables	44,196	—	(44,196)	—
Investment in consolidated subsidiaries	246,184	—	(246,184)	—
Property and equipment, net	36,271	19,343	—	55,614
Real estate investments, net	—	134,135	—	134,135
Goodwill, net	112,662	176,899	—	289,561
Acquired intangible assets, net	1,345	16,266	—	17,611
Deferred taxes	42,805	4,804	—	47,609
Other assets, net	26,922	13,035	—	39,957

Total assets	$703,687	$459,532	$(290,380)	$872,839

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$5,510	$8,233	$—	$13,743
Commissions payable	63,380	594	—	63,974
Accrued incentives	23,720	28,604	—	52,324
Accrued and sundry	54,560	63,430	—	117,990
Deferred taxes	14,299	1,496	—	15,795
Intercompany payables	—	44,196	(44,196)	—
Notes payable	126,889	—	—	126,889
Real estate mortgage notes	—	66,795	—	66,795

Total liabilities	288,358	213,348	(44,196)	457,510

Total stockholders’ equity	415,329	246,184	(246,184)	415,329

Total liabilities and stockholders’ equity	$703,687	$459,532	$(290,380)	$872,839

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2002

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Revenues	$392,935	$198,079	$—	$591,014

Costs and expenses
Real estate services	366,904	159,172	—	526,076
Property operations	—	7,264	—	7,264
Administrative	14,344	—	—	14,344
Depreciation and amortization	14,292	4,029	—	18,321
Property depreciation	—	1,920	—	1,920

	395,540	172,385	—	567,925

Operating income (loss)	(2,605)	25,694	—	23,089

Other income and expenses:
Interest income	1,678	2,258	—	3,936
Interest expense	(8,380)	(474)	—	(8,854)
Property interest expense	—	(2,122)	—	(2,122)
Equity earnings in consolidated subsidiaries	2,438	—	(2,438)	—

Income (loss) from continuing operations before income taxes	(6,869)	25,356	(2,438)	16,049
Income tax (expense) benefit	4,369	(11,381)	—	(7,012)

Income (loss) from continuing operations	(2,500)	13,975	(2,438)	9,037
Discontinued operations, net of applicable tax
Income from operations	—	4,180	—	4,180
Income on disposal	—	4,918	—	4,918

Income (loss) before cumulative effect of a change in accounting principle	(2,500)	23,073	(2,438)	18,135
Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)	—	(20,635)

Net loss	$(2,500)	$2,438	$(2,438)	$(2,500)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002

	Domestic Commercial Service Operations	Other Operations	Consolidated Total
	(In thousands)
Cash (used in) provided by operating activities	$(52,231)	$53,913	$1,682

Investing activities
Additions to property and equipment, net	(6,315)	(2,073)	(8,388)
Proceeds from real estate investments	—	44,648	44,648
Proceeds from sale of discontinued operation	—	23,250	23,250
Payments made for acquisition of businesses	(3,650)	(5,268)	(8,918)
Investment in real estate	—	(46,684)	(46,684)
Decrease (increase) in restricted cash	5,496	(1,532)	3,964

Cash (used in) provided by investing activities	(4,469)	12,341	7,872

Financing activities
Decrease (increase) in intercompany receivables	56,173	(56,173)	—
Proceeds from issuance of common stock	903	—	903
Proceeds from issuance of preferred stock	12,270	—	12,270
Proceeds from exercise of stock options	674	—	674
Preferred stock dividends	(1,829)	—	(1,829)
Payments on notes payable	(59,785)	—	(59,785)
Proceeds from notes payable	15,000	—	15,000
Payments on real estate mortgage notes	—	(28,361)	(28,361)
Proceeds from real estate mortgage notes	—	20,000	20,000
Debt issuance costs	(1,415)	—	(1,415)

Cash provided by (used in) financing activities	21,991	(64,534)	(42,543)

Net cash provided by discontinued operations	—	8,787	8,787
Effect of exchange rate changes in cash	—	3,789	3,789

Net (decrease) increase in cash and cash equivalents	(34,709)	14,296	(20,413)
Cash and cash equivalents at beginning of year	106,954	24,906	131,860

	72,245	39,202	111,447
Cash of discontinued operations	—	66	66

Cash and cash equivalents at end of year	$72,245	$39,268	$111,513

Supplemental Information:
Cash paid for interest	$7,238	$1,718	$8,956
Cash paid for income taxes	2,784	6,743	9,527

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution for the securities being registered hereunder, which fees and expenses will be borne solely by the registrant. Except for the Securities and Exchange Commission registration fee and the NASD fee, all amounts are estimates.

Description	Amount
Securities and Exchange Commission registration fee	$19,005
NASD filing fee	15,500
The New York Stock Exchange listing fee	150,000
Legal fees and expenses	900,000
Accounting fees and expenses	500,000
Printing and engraving fees and expenses	500,000
Blue Sky fees and expenses	5,000
Transfer agent fees and expenses	25,000
Miscellaneous expenses	185,495

Total	$2,300,000

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damage for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of such corporation) by reason of the fact that the person is or was a director, officer, agent or employee of such corporation or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (1) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding or (2) if the person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Delaware corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Delaware corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Delaware corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our restated certificate of incorporation includes a provision that limits the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such limitation is not permitted under the Delaware General Corporation Law.

Our restated certificate of incorporation and/or bylaws provide that we must indemnify our current or former directors and officers to the fullest extent permitted by Delaware law. Our restated certificate of incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding (brought in the right of CB Richard Ellis Group or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director, officer, employee or agent of CB Richard Ellis Group or is or was serving at the request of CB Richard Ellis Group as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, must be indemnified and held harmless by CB Richard Ellis Group to the fullest extent permitted by Delaware law.

Our restated certificate of incorporation provides that we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

We must indemnify and hold harmless (1) each holder of our common stock and the warrants to acquire our common stock (and the shares of common stock received upon exercise of the warrants) acquired by the persons defined as “Securityholders” pursuant to the Securityholders’ Agreement, dated as of July 20, 2001, by and among, CB Richard Ellis Group, CB Richard Ellis Services, Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, FS Equity Partners III, L.P., FS Equity Partners International, L.P., Credit Suisse First Boston Corporation, DLJ Investment Funding, Inc., The Koll Holding Company, Frederic V. Malek and the management investors named therein, and each of their respective affiliates and any controlling person of any of such holders and (2) each of such holder’s respective directors, officers, employees and agents from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including all reasonable attorneys’ fees and expenses), but excluding special or consequential damages, arising from, relating to or otherwise in respect of, any governmental or other third party claim against such indemnified person that arises from, relates to or is otherwise in respect of (i) the business, operations, liabilities or obligations of CB Richard Ellis Group or its subsidiaries or (ii) the ownership by such holder or any of their respective affiliates of any equity securities of CB Richard Ellis Group (except to the extent such losses and expenses (x) arise from any claim that such indemnified person’s investment decision relating to the purchase or sale of such securities violated a duty or other obligation of the indemnified person to the claimant or (y) are finally determined in a judicial action by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such holder or its affiliates). The indemnification provided by CB Richard Ellis Group is separate from and in addition to any other indemnification by CB Richard Ellis Group to which the indemnified person may be entitled.

Item 15.	Recent Sales of Unregistered Securities.

In the three years prior to the filing of this registration statement, the registrant issued the following unregistered securities in private placements conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving public offerings:

(1)	On February 22, 2001, the registrant issued and sold 10 shares of its Class B common stock to Blum Strategic Partners, L.P. (formerly known as RCBA Strategic Partners, L.P.) for aggregate cash consideration of $160.00.

(2)	On June 7, 2001, the registrant issued and sold 241,875 shares of Class B common stock to Blum Strategic Partners, L.P. for aggregate cash consideration of $3,870,000.

(3)	On June 7, 2001, Blum CB Corp., a wholly owned subsidiary of registrant, issued and sold to Credit Suisse First Boston Corporation, Credit Lyonnais Securities (USA) Inc., HSBC Securities (USA) Inc. and Scotia Capital (USA) Inc. $229.0 million in aggregate principal amount of its 11¾% senior subordinated notes due June 15, 2011 at a cash price equal to 98.528% of the aggregate principal amount of such notes and the registrant guaranteed such securities on a senior subordinated basis. On November 21, 2001, CB Richard Ellis Services, Inc. (which assumed the obligations of Blum CB Corp. with respect to the 11¾% senior subordinated notes due June 15, 2011 in connection with the merger of Blum CB Corp. with and into CB Richard Ellis Services on July 20, 2001), the registrant and the other guarantors of such unregistered securities exchanged such securities for 11¾% senior subordinated notes due June 15, 2011 and related guarantees that had been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 (No. 333-70972) that had been declared effective by the Securities and Exchange Commission on October 23, 2001.

(4)	On July 20, 2001, the registrant issued and sold to Credit Suisse First Boston Corporation 65,000 units consisting of $65.0 million in aggregate principal amount of its 16% senior notes due June 15, 2011 and 339,820 shares of its Class A common stock for a cash price of $1,000 per unit. On November 21, 2001, the registrant exchanged the unregistered 16% senior notes due June 15, 2011 for 16% senior notes due June 15, 2011 that had been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 (No. 333-70980) that had been declared effective by the Securities and Exchange Commission on October 23, 2001.

(5)	On July 20, 2001, the registrant issued and sold the following unregistered securities:

•	an aggregate of 7,967,774 shares of its Class B common stock to Blum Strategic Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., The Koll Holding Company, Frederic V. Malek, Ray Wirta and Brett White in consideration for their contribution to the registrant of 7,967,774 shares of the common stock of CB Richard Ellis Services, Inc.;

•	an aggregate of 4,435,154 shares of its Class B common stock to Blum Strategic Partners, L.P. and Blum Strategic Partners II, L.P. for a cash price of $16.00 per share;

•	5,000 shares of its Class B common stock to Ray Wirta in consideration for his delivery to the registrant of a full recourse note in the aggregate principal amount of $80,000;

•	625,000 shares of its Class A common stock to California Public Employees’ Retirement System for a cash price of $16.00 per share; and

•	warrants to acquire an aggregate of 255,477 shares of its Class B common stock to FS Equity Partners III, L.P. and FS Equity Partners International, L.P. in consideration for the cancellation of warrants previously held by them to acquire an aggregate of 364,884 shares of common stock of CB Richard Ellis Services.

(6)	The registrant has, in recruiting various key employees, offered such employees the right to purchase shares of its Class A common stock, in each case at $16.00 per share:

Number of Shares	Date of Purchase	Consideration
2,500	January 13, 2002	$20,000 cash
$20,000 note
10,000	January 14, 2003	$80,000 cash
$80,000 note
25,000	January 15, 2003	$400,000 cash
3,125	January 27, 2003	$50,000 cash
3,125	January 27, 2003	$50,000 cash
25,000	October 3, 2003	$400,000 cash

Such stock was issued pursuant to the registrant’s 2001 Stock Incentive Plan in transactions exempt from registration under Rule 701 promulgated pursuant to the Securities Act of 1933, as amended.

(7)	On May 22, 2003, CBRE Escrow, Inc., an indirect wholly owned subsidiary of registrant, issued and sold to Credit Suisse First Boston LLC, Credit Lyonnais Securities (USA) Inc. and HSBC Securities (USA) Inc. $200.0 million in aggregate principal amount of its 9 3/4% senior notes due May 15, 2010 at a cash price equal to 100% of the aggregate principal amount of such notes. In connection with the merger of CBRE Escrow with and into the registrant’s wholly owned subsidiary, CB Richard Ellis Services, Inc., on July 23, 2003, CB Richard Ellis Services assumed the obligations of CBRE Escrow with respect to its 9 3/4% senior notes due May 15, 2010 and the registrant guaranteed such securities on a senior basis. On January 7, 2004, CB Richard Ellis Services, Inc., the registrant and the other guarantors of such unregistered securities exchanged such securities for 9 3/4% senior notes due May 15, 2010 and related guarantees that had been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 (No. 333-109841) that had been declared effective by the Securities and Exchange Commission on December 5, 2003.

(8)	On July 23, 2003, the registrant issued and the following unregistered securities:

•	an aggregate of 6,647,135 shares of its Class B common stock to Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG and Frederic V. Malek for a cash price of $16.00 per share; and

•	an aggregate of 852,865 shares of its Class A common stock to DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., DLJIP II Holdings, L.P. and California Public Employees’ Retirement System for a cash price of $16.00 per share.

(9)	Prior to January 31, 2004, the registrant issued an aggregate of 25,337 shares of its Class A common stock in connection with distributions related to stock fund units under the deferred compensation plan of its wholly owned subsidiary, CB Richard Ellis Services, Inc. The plan participants receiving such shares previously had made aggregate deferrals of $335,296 under the plan with respect to such stock fund units. The issuances of such shares in connection with distributions under such plan were pursuant to Rule 701 promulgated by the Securities and Exchange Commission under Section 3(b) of the Securities Act of 1933, as amended, with respect to transactions pursuant to compensation benefit plans and contracts relating to compensation.

(10)	As of January 31, 2004, 1,129,236 shares of the registrant’s Class A common stock were underlying stock fund units with respect to $5.4 million of deferrals made under the deferred compensation plan of CB Richard Ellis Services, Inc. Prior to the completion of the offering by the registrant, the issuance of any shares in connection with distributions under the plan related to such stock fund units would be pursuant to Rule 701 promulgated by the Securities and Exchange Commission under Section 3(b) of the Securities Act of 1933, as amended, with respect to transactions pursuant to compensation benefit plans and contracts relating to compensation. The registrant intends to file a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register shares of its Class A common stock issuable in connection with distributions under such plan.

(11)	As of January 31, 2004, 2,493,561 shares of the registrant’s Class A common stock are subject to outstanding options granted under the registrant’s 2001 stock incentive plan. Prior to the completion of the offering by the registrant, the issuance of any such shares in connection with the exercise of such options would be pursuant to Rule 701 promulgated by the Securities and Exchange Commission under Section 3(b) of the Securities Act of 1933, as amended, with respect to transactions pursuant to compensation benefit plans and contracts relating to compensation. The registrant intends to file a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register shares of its Class A common stock issuable under its 2001 stock incentive plan. This registration statement is expected to be filed following the effective date of this registration statement.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit		Description
1		Form of Underwriting Agreement**

2.1		Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. and Apple Acquisition Corp. (incorporated by reference to Exhibit 2.2 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC on October 20, 2003)

2.2		Purchase Agreement, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc., Apple Acquisition Corp. and Island Fund I LLC (incorporated by reference to Exhibit 2.3 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on October 20, 2003)

3.1		Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-1 (No. 333-59440) filed with the SEC on July 5, 2001)

3.2		Amendment to Certificate of Incorporation*

3.3		Form of Amended and Restated Certificate of Incorporation of CB Richard Ellis Group, Inc. to be filed immediately after the closing of the offering.**

3.4		Restated Bylaws (incorporated by reference to Exhibit 3.4 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-1 (No. 333-59440) filed with the SEC on July 5, 2001)

3.5		Form of Amended and Restated Bylaws of CB Richard Ellis Group, Inc. to be filed immediately after the closing of the offering.**

4.1		Form of Class A common stock certificate of CB Richard Ellis Group, Inc.**

4.2		Securityholders’ Agreement, dated as of July 20, 2001, by and among, CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc., Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, FS Equity Partners III, L.P., FS Equity Partners International, L.P., Credit Suisse First Boston Corporation, DLJ Investment Funding, Inc., The Koll Holding Company, Frederic V. Malek and the management investors named (incorporated by reference to Exhibit 25 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.3		Anti-Dilution Agreement, dated as of July 20, 2001, by and between CB Richard Ellis Group, Inc. and Credit Suisse First Boston Corporation (incorporated by reference to Exhibit 20 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.4		Warrant Agreement, dated as of July 20, 2001, by and between CB Richard Ellis Group, Inc., and FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (incorporated by reference to Exhibit 26 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.5	(a)	Indenture, dated as of May 22, 2003, between CBRE Escrow, Inc., and U.S. Bank National Association, as Trustee, for 9¾% Senior Notes Due May 15, 2010 (incorporated by reference to Exhibit 4.1 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on October 20, 2003)

4.5	(b)	First Supplemental Indenture, dated as of July 23, 2003, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Subsidiary Guarantors and U.S. Bank National Association (incorporated by reference to Exhibit 4.1(b) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.5	(c)	Second Supplemental Indenture, dated as of December 4, 2003, among CB Richard Ellis Services, Inc., Investors 1031, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 4.1(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

Exhibit		Description
4.6	(a)	Indenture, dated as of June 7, 2001, among CB Richard Ellis Services, Inc., BLUM CB Corp., CB Richard Ellis Group, Inc., the Subsidiary Guarantors named therein and State Street Bank and Trust Company of California, N.A., as Trustee, for 11¼% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.1(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(b)	First Supplemental Indenture, dated as of July 20, 2001, among CB Richard Ellis Services, Inc., the Subsidiary Guarantors and State Street Bank and Trust Company of California, N.A. (incorporated by reference to Exhibit 10.17(b) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(c)	Second Supplemental Indenture, dated as of July 23, 2003, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Subsidiary Guarantors and U.S. Bank National Association as successor to Street Bank and Trust Company of California, N.A (incorporated by reference to Exhibit 10.17(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(d)	Third Supplemental Indenture, dated as of December 4, 2003 among CB Richard Ellis Services, Inc., Investors 1031, LLC, and U.S. Bank National Association (incorporated by reference to Exhibit 10.17(d) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.7		Indenture, dated as of July 20, 2001, among CB Richard Ellis Group, Inc., and State Street Bank and Trust Company, N.A., as Trustee, for 16% Senior Notes due 2011 (incorporated by reference to Exhibit 21 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

5		Opinion of Simpson Thacher & Bartlett LLP**

10.1		Amended and Restated Credit Agreement, dated as of October 14, 2003, by and among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Lenders named therein and Credit Suisse First Boston, as Administrative Agent (incorporated by reference to Exhibit 10.1 of the CB Richard Ellis Group, Inc. Quarterly Report on Form 10-Q filed with the SEC on November 14, 2003)

10.2		CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.3		CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.11 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.4		CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended (incorporated by reference to Exhibit 10.12 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.5		Employment Agreement, dated as of July 20, 2001, between CB Richard Ellis Services, Inc. and Ray Wirta (incorporated by reference to Exhibit 10.13 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-4 (No. 333-70980) filed with the SEC on October 4, 2001)

10.6		Termination of Employment Agreement, effective as of February 15, 2004, between CB Richard Ellis Services, Inc. and Ray Wirta**

10.7		Employment Agreement dated June 13, 2002 between CB Richard Ellis Services, Inc. and Kenneth J. Kay (incorporated by reference to Exhibit 10.1 of the CB Richard Ellis Group, Inc. Quarterly Report on Form 10-Q filed with the SEC on August 13, 2002)

21		Subsidiaries of CB Richard Ellis Group, Inc.*

23.1		Consent of Deloitte & Touche LLP*

23.2		Consent of KPMG LLP*

Exhibit	Description
23.3	Consent of Ernst & Young LLP*

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page to the Registration Statement)

*	Filed herewith.
**	To be filed by amendment.

Item 17.	Undertakings.

(a)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by the director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 17, 2004.

CB RICHARD ELLIS GROUP, INC.

By:	/s/ KENNETH J. KAY

Name: Kenneth J. Kay Title: Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth J. Kay and Ray Wirta, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, including post-effective amendments, and registrations filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does grant unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on February 17, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ RAY WIRTA Ray Wirta	Director and Chief Executive Officer (Principal Executive Officer)

/s/ KENNETH J. KAY Kenneth J. Kay	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ BRETT WHITE Brett White	Director and President

/s/ RICHARD C. BLUM Richard C. Blum	Chairman of the Board

/s/ JEFFREY A. COZAD Jeffrey A. Cozad	Director

/s/ PATRICE MARIE DANIELS Patrice Marie Daniels	Director

/s/ BRADFORD M. FREEMAN Bradford M. Freeman	Director

/s/ MICHAEL KANTOR Michael Kantor	Director

/s/ FREDERIC V. MALEK Frederic V. Malek	Director

/s/ JEFFREY S. PION Jeffrey S. Pion	Director

/s/ GARY L. WILSON Gary L. Wilson	Director

EXHIBIT INDEX

Exhibit		Description
1		Form of Underwriting Agreement**

2.1		Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. and Apple Acquisition Corp. (incorporated by reference to Exhibit 2.2 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC on October 20, 2003)

2.2		Purchase Agreement, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc., Apple Acquisition Corp. and Island Fund I LLC (incorporated by reference to Exhibit 2.3 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on October 20, 2003)

3.1		Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-1 (No. 333-59440) filed with the SEC on July 5, 2001)

3.2		Amendment to Certificate of Incorporation*

3.3		Form of Amended and Restated Certificate of Incorporation of CB Richard Ellis Group, Inc. to be filed immediately after the closing of the offering.**

3.4		Restated Bylaws (incorporated by reference to Exhibit 3.4 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-1 (No. 333-59440) filed with the SEC on July 5, 2001)

3.5		Form of Amended and Restated Bylaws of CB Richard Ellis Group, Inc. to be filed immediately after the closing of the offering.**

4.1		Form of Class A common stock certificate of CB Richard Ellis Group, Inc.**

4.2		Securityholders’ Agreement, dated as of July 20, 2001, by and among, CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc., Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, FS Equity Partners III, L.P., FS Equity Partners International, L.P., Credit Suisse First Boston Corporation, DLJ Investment Funding, Inc., The Koll Holding Company, Frederic V. Malek and the management investors named (incorporated by reference to Exhibit 25 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.3		Anti-Dilution Agreement, dated as of July 20, 2001, by and between CB Richard Ellis Group, Inc. and Credit Suisse First Boston Corporation (incorporated by reference to Exhibit 20 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.4		Warrant Agreement, dated as of July 20, 2001, by and between CB Richard Ellis Group, Inc., and FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (incorporated by reference to Exhibit 26 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.5	(a)	Indenture, dated as of May 22, 2003, between CBRE Escrow, Inc., and U.S. Bank National Association, as Trustee, for 9¾% Senior Notes Due May 15, 2010 (incorporated by reference to Exhibit 4.1 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on October 20, 2003)

4.5	(b)	First Supplemental Indenture, dated as of July 23, 2003, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Subsidiary Guarantors and U.S. Bank National Association (incorporated by reference to Exhibit 4.1(b) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.5	(c)	Second Supplemental Indenture, dated as of December 4, 2003, among CB Richard Ellis Services, Inc., Investors 1031, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 4.1(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

Exhibit		Description

4.6	(a)	Indenture, dated as of June 7, 2001, among CB Richard Ellis Services, Inc., BLUM CB Corp., CB Richard Ellis Group, Inc., the Subsidiary Guarantors named therein and State Street Bank and Trust Company of California, N.A., as Trustee, for 11¼% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.1(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(b)	First Supplemental Indenture, dated as of July 20, 2001, among CB Richard Ellis Services, Inc., the Subsidiary Guarantors and State Street Bank and Trust Company of California, N.A. (incorporated by reference to Exhibit 10.17(b) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(c)	Second Supplemental Indenture, dated as of July 23, 2003, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Subsidiary Guarantors and U.S. Bank National Association as successor to Street Bank and Trust Company of California, N.A (incorporated by reference to Exhibit 10.17(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(d)	Third Supplemental Indenture, dated as of December 4, 2003 among CB Richard Ellis Services, Inc., Investors 1031, LLC, and U.S. Bank National Association (incorporated by reference to Exhibit 10.17(d) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.7		Indenture, dated as of July 20, 2001, among CB Richard Ellis Group, Inc., and State Street Bank and Trust Company, N.A., as Trustee, for 16% Senior Notes due 2011 (incorporated by reference to Exhibit 21 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

5		Opinion of Simpson Thacher & Bartlett LLP**

10.1		Amended and Restated Credit Agreement, dated as of October 14, 2003, by and among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Lenders named therein and Credit Suisse First Boston, as Administrative Agent (incorporated by reference to Exhibit 10.1 of the CB Richard Ellis Group, Inc. Quarterly Report on Form 10-Q filed with the SEC on November 14, 2003)

10.2		CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.3		CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.11 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.4		CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended (incorporated by reference to Exhibit 10.12 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.5		Employment Agreement, dated as of July 20, 2001, between CB Richard Ellis Services, Inc. and Ray Wirta (incorporated by reference to Exhibit 10.13 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-4 (No. 333-70980) filed with the SEC on October 4, 2001)

10.6		Termination of Employment Agreement, effective as of February 15, 2004, between CB Richard Ellis Services, Inc. and Ray Wirta**

10.7		Employment Agreement dated June 13, 2002 between CB Richard Ellis Services, Inc. and Kenneth J. Kay (incorporated by reference to Exhibit 10.1 of the CB Richard Ellis Group, Inc. Quarterly Report on Form 10-Q filed with the SEC on August 13, 2002)

21		Subsidiaries of CB Richard Ellis Group, Inc.*

23.1		Consent of Deloitte & Touche LLP*

2

Exhibit	Description

23.2	Consent of KPMG LLP*

23.3	Consent of Ernst & Young LLP*

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page to the Registration Statement)

*	Filed herewith.
**	To be filed by amendment.

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